    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 16, 2003
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ----------------

                            CONSUMERS ENERGY COMPANY
             (Exact name of registrant as specified in its charter)

            MICHIGAN                        4939                 38-0442310
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                                ONE ENERGY PLAZA
                             JACKSON, MICHIGAN 49201
                                  517-788-0351
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ---------------
                                 THOMAS J. WEBB
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            CONSUMERS ENERGY COMPANY

                                One Energy Plaza
                             Jackson, Michigan 49201
                                  517-788-0351
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                With copies to:

                            ROBERT C. SHROSBREE, ESQ.
                            ASSISTANT GENERAL COUNSEL
                             CMS ENERGY CORPORATION
                                One Energy Plaza
                             Jackson, Michigan 49201
                                  517-768-7323

                                 ---------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                               -------------------
If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

                                ----------------

                         CALCULATION OF REGISTRATION FEE


                                                              PROPOSED MAXIMUM    PROPOSED MAXIMUM    AMOUNT OF
           TITLE OF EACH CLASS OF             AMOUNT TO BE   OFFERING PRICE PER  AGGREGATE OFFERING  REGISTRATION
         SECURITIES TO BE REGISTERED           REGISTERED         UNIT(1)             PRICE(1)           FEE
----------------------------------------------------------------------------------------------------------------
4.25% First Mortgage Bonds due 2008, Series
  C........................................  $  250,000,000         100%         $     250,000,000   $ 20,225.00
5.375% First Mortgage Bonds  due 2013,
  Series D.................................     375,000,000         100%               375,000,000     30,337.50
4.00% First Mortgage Bonds due 2010, Series
  F........................................     250,000,000         100%               250,000,000     20,225.00
4.80% First Mortgage Bonds due 2009, Series
  H........................................     200,000,000         100%               200,000,000     16,180.00
6.00% First Mortgage Bonds due 2014, Series
  J........................................     200,000,000         100%               200,000,000     16,180.00
Total......................................  $1,275,000,000         100%         $   1,275,000,000   $103,147.50

(1) Estimated pursuant to Rule 457(f) solely for the purpose of calculating the registration fee.

WE HERE BY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT CONSUMMATE THE EXCHANGE OFFER UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 16, 2003

                             Preliminary Prospectus

                                 $1,275,000,000

                            CONSUMERS ENERGY COMPANY

                       Exchange Offer for all Outstanding

                  4.25% First Mortgage Bonds due 2008, Series A
                 5.375% First Mortgage Bonds due 2013, Series B
                  4.00% First Mortgage Bonds due 2010, Series E
                  4.80% First Mortgage Bonds due 2009, Series G
                                       and
                  6.00% First Mortgage Bonds due 2014, Series I

       The Exchange Offer will expire at 5:00 p.m., New York City time, on
                     ____________, 2004 unless we extend it.

                           Terms of the Exchange Offer

                           ---------------------------

We are offering to exchange new registered 4.25% First Mortgage Bonds due 2008, Series C for all of our old unregistered 4.25% First Mortgage Bonds due 2008, Series A; new registered 5.375% First Mortgage Bonds due 2013, Series D, for all of our old unregistered 5.375% First Mortgage Bonds due 2013, Series B; new registered 4.00% First Mortgage Bonds due 2010, Series F for all old unregistered 4.00% First Mortgage Bonds due 2010, Series E; new registered 4.80% First Mortgage Bonds due 2009, Series H for all old unregistered 4.80% First Mortgage Bonds due 2009 Series G; and new registered 6.00% First Mortgage Bonds due 2014, Series J for all old unregistered 6.00% First Mortgage Bonds due 2014 Series, I.

The terms of the new bonds will be identical in all material respects to the terms of the old bonds, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the old bonds will not be applicable to the new bonds. The new bonds will have the same financial terms and covenants as the old bonds, and will be subject to the same business and financial risks. Any outstanding old bonds not validly tendered will remain subject to existing transfer restrictions.

Subject to the satisfaction or waiver of specified conditions, we will exchange the new bonds for all old bonds that are validly tendered and not withdrawn by you at any time prior to the expiration of the Exchange Offer as described in this prospectus.

The new bonds will not be listed on any securities exchange or included in any automatic quotation system.

We will not receive any proceeds for the exchange.

We are not asking you for a proxy and you are requested not to send us a proxy.

    THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is _______, 2004

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Important Notice about Information in this Prospectus..................     1
Where You Can Find More Information....................................     1
Forward-Looking Statements and Information.............................     2
Summary................................................................     5
Risk Factors...........................................................    17
Use of Proceeds........................................................    25
Ratio of Earnings to Fixed Charges.....................................    25
Description of the New Bonds...........................................    26
Ratings................................................................    34
The Exchange Offer ....................................................    34
Management's Discussion and Analysis of Financial Condition and
  Results of Operations for the Nine Months Ended September 30, 2003...    45
Management's Discussion and Analysis of Financial Condition and
  Results of Operations for the Fiscal Year Ended December 31, 2002....    76
Our Business...........................................................   104
Legal Proceedings......................................................   114
Our Management.........................................................   116
Affiliate Relationships and Transactions...............................   125
Certain United States Federal Income Tax Consequences..................   125
Plan of Distribution...................................................   128
Legal Opinions.........................................................   128
Experts................................................................   128
Glossary...............................................................   130
Index to Consolidated Financial Statements.............................   F-1

              IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

         You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different or to make any representations about us or the transactions we discuss in the prospectus. If you receive information about these matters that is not included in this prospectus, you must not rely on that information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission ("SEC") under File No. 1-5611. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can find additional information about us, including our Annual Report on Form 10-K for the year ended December 31, 2002, our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2003, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, on the Web site of our parent company at http://www.cmsenergy.com. The information on this Web site is not a part of this prospectus.

         We have filed with the SEC a registration statement on Form S-4 under the Securities Act, and the rules and regulations promulgated under the Securities Act of 1933 (the "SECURITIES ACT"), with respect to the new bonds offered for exchange under this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement and the attached exhibits and schedules. The statements contained in this prospectus as to the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete. Accordingly, each of those statements is qualified in all respects by reference to the full text of the contract, agreement or document filed as an exhibit to the registration statement or otherwise filed with the SEC.

                   FORWARD-LOOKING STATEMENTS AND INFORMATION

         This prospectus includes forward-looking statements. From time to time, we may make statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements have been and will be made in this prospectus and in our other written documents (such as press releases, visual presentations, and securities disclosure documents) and oral presentations (such as analyst conference calls). Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used in our documents or oral presentations, we intend the words "anticipate", "believe", "estimate", "expect", "forecast", "intend", "objective", "plan", "possible", "potential", "project", "projection" and variations of such words and similar expressions to target forward-looking statements that involve risk and uncertainty.

         Any or all of our forward-looking statements in oral or written statements or in other publications may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, we cannot guarantee any forward-looking statement.

         In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, there are numerous factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements. Such factors include our inability to predict and/or control:

         - Achievement of capital expenditure reductions and cost savings;

         - Capital and financial market conditions, including the current price of the common stock of CMS Energy Corporation ("CMS ENERGY"), our parent company, and the effect of such conditions on our pension plan, interest rates and availability of financing to us or CMS Energy or any of its affiliates and the energy industry;

         - Market perception of the energy industry, us or CMS Energy or any of its affiliates;

         - Our or CMS Energy's or any of its affiliate's ability to successfully access the capital markets;

         - Our or CMS Energy's or any of its affiliates' securities ratings;

         - Factors affecting utility and diversified energy operations such as unusual weather conditions, catastrophic weather-related damage, unscheduled generation outages, maintenance or repairs, or environmental incidents;

         -        Electric transmission or gas pipeline system constraints;

         - National, regional and local economic, competitive and regulatory conditions and developments;

         - Adverse regulatory or legal decisions, including environmental laws and regulations;

         - Federal regulation of electric sales and transmission of electricity including re-examination by federal regulators of the market-based sales authorizations by which our affiliates participate in wholesale power markets without price restrictions and proposals by the Federal Energy Regulatory Commission ("FERC") to change the way it currently lets us and other public utilities and natural gas companies interact with each other;

         - Energy markets, including the timing, volatility and extent of unanticipated changes in commodity prices for oil, coal, natural gas, natural gas liquids, electricity and certain related products due to lower or higher demand, shortages, transportation problems or other developments;

         - Nuclear power plant performance, decommissioning, policies, procedures, incidents, and regulation, including the availability of spent nuclear fuel storage;

         - Technological developments in energy production, delivery and usage;

         - Changes in financial or regulatory accounting principles or policies;

         - Outcome, cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

         - Disruptions in the normal commercial insurance and surety bond markets that may increase costs or reduce traditional insurance coverage, particularly terrorism and sabotage insurance and performance bonds;

         - Other business or investment considerations that may be disclosed from time to time in CMS Energy's or our SEC filings or in other publicly disseminated written documents; and

         - Other uncertainties, which are difficult to predict and many of which are beyond our control.

         Except to the extent required by the federal securities laws, we and our affiliates undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors pursuant to the Private Securities Litigation Reform Act of 1995 should not be construed as exhaustive or as any admission regarding the adequacy of our disclosures. Certain risk factors are detailed from time to time in our various public filings. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the SEC. In particular, you should read the discussion in the section entitled "Consumers Forward-Looking Statements Cautionary Factors and Uncertainties" in our most recent reports to the SEC on Form 10-K or Form 8-K filed subsequent to such Form 10-K. See "Where You Can Find More Information".

         The factors identified under "Risk Factors" beginning on page 17 are also important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, us or our subsidiaries.

                                     SUMMARY

         This summary may not contain all the information that may be important to you. You should read this prospectus and the documents to which we refer you to in their entirety before making an investment decision. The terms "Consumers", "Company", "our", "us", and "we" as used in this prospectus refer to Consumers Energy Company and its subsidiaries and predecessors as a combined entity, except where it is made clear that such term means only Consumers Energy Company.

         In this document, "bcf" means billion cubic feet, "kWh" means kilowatt-hour, "mcf" means thousand cubic feet and "MW" means megawatts.

                            CONSUMERS ENERGY COMPANY

         Consumers is a public utility that provides natural gas and/or electricity to almost 6.0 million of the approximately 10 million residents in Michigan's lower peninsula. Consumers' electric operations include the generation, purchase, distribution and sale of electricity. It provides electric services in 61 of the 68 counties of Michigan's lower peninsula. In 2002, Consumers' electric utility owned and operated 30 electric generating plants with an aggregate of 6,444 MW of capacity and served 1.73 million customers in Michigan's lower peninsula. Consumers' gas utility operation purchases, transports, stores, distributes and sells natural gas. It renders gas sales and delivery service in 54 of the 68 counties in Michigan's lower peninsula. In 2002, Consumers' gas utility owned and operated over 25,218 miles of distribution mains and 1,624 miles of transmission lines throughout the lower peninsula of Michigan, providing natural gas to 1.65 million customers.

                               RECENT DEVELOPMENTS

THIRD QUARTER 2003 RESULTS OF OPERATIONS

                                            THREE MONTHS ENDED       NINE MONTHS ENDED
                                               SEPTEMBER 30,           SEPTEMBER 30,
                                          ----------------------   ---------------------
                                           2003    2002   CHANGE   2003    2002   CHANGE
                                          -----   ------  ------   -----   -----  ------
                                                            (UNAUDITED)
                                                           (IN MILLIONS)
Consumers Net Income...................   $  44   $   85  $ (41)   $ 206   $ 301  $ (95)

         For the three months ended September 30, 2003, Consumers' net income totaled $44 million, a decrease of $41 million from the previous year.

         A decrease in electric delivery revenues reduced earnings by $22 million after-tax. This decrease was primarily due to reduced deliveries to the higher margin residential sector resulting from milder summer weather compared to the same period in 2002, which included record setting monthly sendout and monthly hourly peak demand volumes. Commercial and industrial customers switching to alternative electric suppliers as allowed by the Customer Choice Act further reduced electric delivery revenues. Lower gas deliveries reduced after-tax earnings by $9 million. Earnings were also reduced $10 million after-tax due to a decrease in the fair value of certain long-term gas contracts held by the Midland Cogeneration Venture Limited Partnership (the "MCV PARTNERSHIP"). The earnings decrease also reflects increased costs of borrowing that reduced earnings by $4 million after-tax, and increased general tax expense of $3 million after-tax. Offsetting the earnings decrease is an after-tax benefit of $3 million due to the final gas rate order issued in 2002 authorizing Consumers to increase its gas tariff rates.

         For the nine months ended September 30, 2003, Consumers' net income totaled $206 million, a decrease of $95 million from the previous year.

         This decrease in earnings reflects the absence of the nonrecurring benefits from 2002, including the $31 million after-tax gain on asset sales, and the $18 million of after-tax earnings related to an adjustment to the fair value of certain long-term gas contracts held by the MCV Partnership. Reduced earnings also reflect a $12 million charge to non-utility expense in order to recognize a decline in market value of CMS Energy common stock held by Consumers.

         Decreased electric deliveries reduced after tax earnings by $25 million. This decrease can be attributed to the continuing switch by commercial and industrial customers to alternative electric suppliers allowed by the Customer Choice Act. A reduction in residential consumption also contributed to the decrease in electric deliveries. This decrease was due to milder summer temperatures in 2003 compared to the same period in 2002, which included record setting monthly send out and monthly hourly peak demand volumes.

         Increased electric and gas operating expenses reduced after-tax earnings by $32 million. Increased costs of borrowings reduced after-tax earnings by $16 million, and a $7 million after-tax charge at CMS Midland Holdings Company reflecting the loss of certain tax credits also contributed to the earnings decrease.

         Offsetting these decreases is an after-tax benefit of $9 million due to increased gas deliveries reflecting colder winter weather in early 2003, a $23 million after-tax benefit due to the final gas rate order issued in 2002 authorizing Consumers to increase its gas tariff rates, and the $13 million after-tax benefit relating to the reduction in Michigan single business tax expenses relating to years 2000 and 2001. The reduction in Michigan single business tax expense is a result of CMS Energy receiving approval to file consolidated tax returns for years 2000 and 2001. These returns were filed in the second quarter of 2003.

         Finally, earnings for the three and nine month period ended September 30, 2003, were reduced by $1 million after-tax as a result of the Northeast United States blackout that commenced August 14, 2003.

MICHIGAN'S CUSTOMER CHOICE AND ELECTRIC RELIABILITY ACT

         Michigan's Customer Choice and Electric Reliability Act (the "CUSTOMER CHOICE ACT") allows for the securitization of certain costs that fit the definition of qualified costs for securitization purposes. In March 2003, Consumers filed an application with the Michigan Public Service Commission ("MPSC") pursuant to the Customer Choice Act seeking approval to issue additional securitization bonds in the amount of approximately $1.084 billion. In June 2003, the MPSC issued a financing order authorizing the issuance of the securitization bonds in the amount of approximately $554 million. This amount relates to Clean Air Act expenditures and an associated return on those expenditures through December 31, 2002, retail open access implementation costs and previously authorized return on those expenditures through December 31, 2000, and the "up front" other qualified costs related to issuance of the securitization bonds. Consumers believes unsecuritized Palisades nuclear power plant expenditures should be included as a component of "net" Stranded Costs. In the June 2003 financing order, the MPSC also adopted a rate design that would allow retail open access customers to pay a securitization charge (and related tax charge) that are a small fraction of the amounts paid by full service bundled sales customers and special contract customers of Consumers. The financing order provides that the securitization charges (and related tax charges) for the full service bundled sales customers are increased under the rate design ordered by the MPSC in order to be sufficient to repay the principal, interest and all other "ongoing" qualified costs related to servicing the securitization bonds. The financing order also restricts the amount of common dividends payable by Consumers to its "earnings". In July 2003, Consumers filed for rehearing and clarification on a number of features in the financing order, including the rate design, accounting treatment of unsecuritized qualified costs and dividend restriction. Also in July 2003, the Michigan Attorney General filed a claim of appeal related to the financing order and the Michigan Attorney General indicated it would challenge the lawfulness of the rate design. In October 2003, the Michigan Court of Appeals dismissed the appeal and indicated that the Michigan Attorney General could resubmit the appeal after the MPSC acted on Consumers' rehearing request. Subsequently, the Michigan Attorney General filed a motion for rehearing asking for reconsideration of the Michigan Court of Appeals' dismissal. The financing order will become effective after rehearing, resolution of appeals and upon acceptance by Consumers. Depending upon the results and timing of the rehearing and if there are no further court appeals and no delays in the offering process, Consumers anticipates, but cannot assure, that securitization bonds could be issued during the first quarter of 2004.

GAS RATE CASE

         In March 2003, Consumers filed an application with the MPSC seeking a $156 million increase in its gas delivery and transportation rates, which amount includes a 13.5% authorized return on equity, based on a 2004 test year. Contemporaneously with this filing, Consumers has requested interim relief in the same amount. In August 2003, the MPSC staff recommended interim rate relief of $80 million be granted in this proceeding, subject to Consumers voluntarily agreeing to limit its dividends to its parent, CMS Energy, to a maximum of $190 million in any calendar year. In September 2003, Consumers filed an update to its gas rate case that lowered the requested revenue increase from $156 million to $139 million and revised the return on common equity from 13.5 percent to
12.75 percent. The MPSC staff and the Association of Businesses Advocating Tariff Equity ("ABATE") filed their cases in early October 2003. The MPSC staff made no change to its interim position of $80 million and continued to propose the same dividend limitation. ABATE opposes rate relief. On December 8, 2003, Consumers reduced its interim rate request to $33 million subject to approval by the MPSC of revised depreciation expense for accounting and rate making purposes. The administrative law judge is scheduled to issue a proposal for decision in January 2004.

GAS COST RECOVERY

         As part of the ongoing gas cost recovery ("GCR") process, which includes an annual reconciliation process with the MPSC, Consumers expects to collect all of its incurred gas costs. In June 2003, Consumers filed a reconciliation of GCR costs and revenues for the 12-month period April 2002 through March 2003. In the filing, Consumers proposed to recover from customers a net under-recovery of approximately $6 million according to a "roll-in" methodology, which incorporates the under-recovery in rates charged in the succeeding GCR year. The "roll-in" tariff provision was approved by the MPSC in a November 2002 order.

         Under an order issued by the MPSC in July 2003, the MPSC approved a settlement agreement authorizing Consumers to increase its GCR factor for the remainder of the current GCR plan year (August 2003 through March 2004) and to implement a quarterly ceiling price adjustment mechanism, based on a formula that tracks changes in New York Mercantile Exchange natural gas prices. Consistent with the terms of the settlement, the ceiling price is $6.11 per mcf. However, Consumers as of the December 2003 billing month will use a GCR factor of $5.41 mcf to bill its customers.

RECENT FINANCINGS

         Consumers has met its liquidity and capital requirements to date in 2003 through a combination of cash from operations and new debt along with reduced capital expenditures, cost reductions and other measures. Consumers has initiated several transactions with various financial institutions, regulators, banks, lenders, and others that are designed to provide liquidity:

         - On March 26, 2003, Consumers entered into a six-year $140 million term loan secured by first mortgage bonds with a private investor bank. Proceeds from this loan were used for general corporate purposes.

         - On March 27, 2003, Consumers obtained a replacement revolving credit facility in the amount of $250 million secured by first mortgage bonds. This new credit facility matures in March 2004 with two annual extensions at Consumers' option, which would extend the maturity to March 2006. The prior facility was due to expire in July 2003.

         - On March 28, 2003, Consumers entered into a three-year $150 million term loan secured by first mortgage bonds. Proceeds from this loan were used for general corporate purposes.

         - On April 30, 2003, Consumers sold $625 million principal amount of first mortgage bonds in a private offering to institutional investors; $250 million were issued at 4.25%, maturing on April 15, 2008, and net proceeds were approximately $248 million, $375 million were issued at 5.375%, maturing on April 15, 2013, and net proceeds were approximately $371 million. Consumers used the net proceeds to replace a $250 million senior reset put bond that matured in May 2003, to pay an associated $32 million option call payment, and for general corporate purposes.

         - On May 23, 2003, Consumers sold $250 million principal amount of first mortgage bonds in a private offering to institutional investors; the first mortgage bonds were issued at 4.00%, maturing on May 15, 2010, and net proceeds were approximately $247 million. Consumers used the net proceeds to prepay a portion of a $300 million term loan that matures on July 11, 2004.

         - On August 26, 2003, Consumers sold $400 million principal amount of first mortgage bonds in a private offering to institutional investors; $200 million were issued at 4.80%, maturing on February 17, 2009, and net proceeds were approximately $198 million, $200 million were issued at 6.00%, maturing on February 15, 2014, and net proceeds were approximately $198 million. Consumers used the net proceeds to prepay the remaining $50 million of a term loan that matures on July 11, 2004 that had a variable interest rate at 5.92%, to prepay a $150 million term loan maturing March 28, 2006 that had a variable interest rate at 5.62%, and for general corporate purposes including the financing of natural gas inventory to be held in storage.

         - On September 19, 2003, Consumers increased its revolving credit facility from $250 million to $400 million. Consumers holds annual extension options through March 2006.

         - On November 7, 2003, Consumers closed a three-year $60 million term loan at an interest rate of LIBOR plus 135 points. The term loan is secured by first mortgage bonds. The proceeds of the loan were used to purchase Consumers' headquarters building lease from the lessor, resulting in cost savings to Consumers.

AUGUST 14, 2003 ELECTRICAL BLACKOUT

         On August 14, 2003, the electric transmission grid serving parts of the Midwest and the Northeast experienced a significant disturbance, which impacted electric service to millions of homes and businesses throughout a vast region. In Michigan, more than 2 million electric customers were without electricity. Consumers had five fossil-fueled generating unit outages and, of Consumers' 1.7 million electric customers, approximately 100,000 were without power for approximately 24 hours as a result of the disturbance. The impact was felt most heavily in the southeastern part of Consumers' service territory.

         Consumers sold its transmission system in May 2002 to Michigan Transco Holdings, Limited Partnership ("MTH"), with Consumers providing transmission system maintenance under a five-year contract with MTH. MTH now owns, controls, and plans for the transmission system that serves Consumers. Consumers incurred approximately $1 million of immediate financial impact as a result of the blackout. Consumers continues to cooperate with investigations of the blackout by several federal and state agencies. Consumers cannot predict the outcome of these investigations.

         In November 2003, the MPSC released its report on the August 14th blackout, which found no evidence to suggest that the events in Michigan or actions taken by the Michigan utilities or transmission operators were factors contributing to the cause of the blackout. As a result of its investigation, the MPSC is recommending that Congress pass legislation that would empower the FERC, where necessary, to order membership into a regional transmission organization and that Congress should provide the FERC with the authority to develop and enforce mandatory transmission reliability standards with penalties for noncompliance.

         Also in November 2003, the U.S.- Canada Power System Outage Task Force released an interim report on its investigation of the August 14th blackout stating that transmission line contact with trees in First Energy Corp's Ohio service territory was among the most important causes of the blackout. In December, 2003, the MPSC issued an order requiring that all Michigan investor-owned utilities file reports with the MPSC regarding the status of the transmission and distribution lines used to serve their customers in Michigan, including details of vegetation trimming practices in calendar year 2003 by April 1, 2004. Consumers intends to fully and timely comply with the MPSC's request.

         SETTLEMENT WITH THE COMMODITY FUTURES TRADING COMMISSION

On November 25, 2003, the Commodity Futures Trading Commission (the "CFTC") issued a settlement order regarding the inaccurate reporting of natural gas trading information to energy industry publications. CMS Marketing, Services and Trading Company ("CMS MST") and CMS Field Services, Inc. were the CMS Energy subsidiaries that were being investigated by the CFTC. The affected subsidiaries will pay a fine to the CFTC totaling $16 million in the settlement. CMS Energy neither admits nor denies the findings of the CFTC in the CFTC's settlement order.

                                  THE OLD BONDS

The Old Bonds              On April 30, 2003, we sold $250 million principal
                           amount of our 4.25% First Mortgage Bonds due 2008,
                           Series A and $375 million principal amount of our 5.375% First Mortgage Bonds due 2013, Series B; on
                           May 23, 2003, we sold $250 million principal amount of our 4.00% First Mortgage Bonds due May 15, 2010,
                           Series E; and on August 26, 2003, we sold $200 million principal amount of our 4.80% First Mortgage
                           Bonds due 2009, Series G and $200 million principal amount of our 6.00% First Mortgage Bonds due 2014,
                           Series I (each series collectively referred to as the "OLD BONDS"). The old bonds were offered to qualified institutional buyers under Rule 144A.

Registration Rights
Agreement                  For each issuance of the old bonds, we executed a
                           Registration Rights Agreement that provides that we would grant certain registration and exchange rights to old bond holders (the "REGISTRATION RIGHTS
                           AGREEMENTS"). As a result, we have filed a registration statement with the SEC which will permit you to exchange the old bonds for new bonds which are registered under the Securities Act. The transfer restrictions and liquidated damages provisions will be removed from the new bonds. We are conducting the Exchange Offer to satisfy our obligations with respect to certain exchange and registration rights.
                           Except for a few limited circumstances, these rights will terminate when the Exchange Offer ends.

                               THE EXCHANGE OFFER

Securities Offered         -   $250 million principal amount of our 4.25% First
                               Mortgage Bonds due 2008, Series C;

                           - $375 million principal amount of our 5.375% First Mortgage Bonds due 2013, Series D;

                           - $250 million principal amount of our 4.00% First Mortgage Bonds due May 15, 2010, Series F;

                           - $200 million principal amount of our 4.80% First Mortgage Bonds due 2009, Series H; and

                           - $200 million principal amount of our 6.00% First Mortgage Bonds due 2014, Series J (each series collectively referred to as the "NEW BONDS").

Exchange Offer             We are offering to exchange (the "EXCHANGE OFFER") up
                           to:

                           - $250 million principal amount of our 4.25% First Mortgage Bonds due 2008, Series C that have been registered under the Securities Act for a like principal amount of our 4.25% First Mortgage Bonds due 2008, Series A;

                           - $375 million principal amount of our 5.375% First Mortgage Bonds due 2013, Series D that have been registered under the Securities Act for a like principal amount of our $375 million principal amount of our 5.375% First Mortgage Bonds due 2013, Series B;

                           - $250 million principal amount of our 4.00% First Mortgage Bonds due 2010, Series F that have been registered under the Securities Act for a like principal amount of our 4.00% First Mortgage Bonds due 2010, Series E;

                           - $200 million principal amount of our 4.80% First Mortgage Bonds due 2009, Series H that have been registered under the Securities Act for a like principal amount of our 4.80% First Mortgage Bonds due 2009, Series G; and

                           - $200 million principal amount of our 6.00% First Mortgage Bonds due 2014, Series J that have been registered under the Securities Act for a like principal amount of our 6.00% First Mortgage Bonds due 2014, Series I.

                           The new bonds will be offered for all of the outstanding old bonds. The terms of the new bonds will be identical to the terms of the old bonds, except that the registration rights and related liquidated damages provisions and the transfer restrictions are not applicable to the new bonds. The old bonds may be tendered only in integral amounts of $1,000.

Resale of New Bonds        Based on SEC no action letters, we believe that after
                           the Exchange Offer you may offer and sell the new bonds without registration under the Securities Act so long as:

                           - You acquire the new bonds in the ordinary course of business.

                           - When the Exchange Offer begins you do not have an arrangement with another person to participate in a distribution of the new bonds.

                           - You are not distributing and do not intend to distribute the new bonds.

                           When you tender the old bonds we will ask you to represent to us that:

                           -   You are not our affiliate.

                           - You will acquire the new bonds in the ordinary course of business.

                           - When the Exchange Offer begins you are not distributing and you do not plan to distribute with anyone else the new bonds.

                           If you are unable to make these representations, you will be required to comply with the registration and prospectus delivery requirements under the Securities Act in connection with any secondary resale transaction.

                           If you are a broker-dealer and receive new bonds for your own account, you must acknowledge that you will deliver a prospectus if you resell the new bonds. By acknowledging your intent and delivering a prospectus you will not be deemed to admit that you are an "underwriter" under the Securities Act. You may use this prospectus as it is amended from time to time when you resell new bonds which were acquired from market-making or trading activities. For a year after the Expiration Date we will make this prospectus available to any broker-dealer in connection with such a resale. See "Plan of Distribution."

                           If necessary, we will cooperate with you to register and qualify the new bonds for offer or sale without any restrictions or limitations under state "blue sky" laws.

Consequences of Failure
to Exchange Old Bonds      If you do not exchange your old bonds during the
                           Exchange Offer you will no longer be entitled to registration rights. You will not be able to offer or sell the old bonds unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the Securities
                           Act or state securities laws. See "The Exchange
                           Offer--Consequences of Failure to Exchange."

Expiration Date            5:00 p.m., EST on _________ __, 2004 (the "EXPIRATION
                           DATE"). We may extend the exchange offer.

Conditions to the
Exchange Offer             No minimum principal amount of old bonds must be
                           tendered to complete the Exchange Offer. However, the Exchange Offer is subject to certain customary conditions which we may waive. See "The Exchange
                           Offer--Conditions." Other than United States federal and state securities laws we do not need to satisfy any regulatory requirements or obtain any regulatory approval to conduct the Exchange Offer.

Procedures for Tendering
Old Bonds                  If you wish to participate in the Exchange Offer you
                           must complete, sign and date the letter of Transmittal (the "LETTER OF TRANSMITTAL") or a facsimile copy and mail it or deliver it to the Exchange Agent along with any necessary documentation. Instructions and the address of the Exchange Agent will be on the Letter of Transmittal and can be found in this prospectus. See "The
                           Exchange Offer--Procedures for Tendering" and;
                           "--Exchange Agent." You must also effect a tender of old bonds pursuant to the procedures for book-entry transfer as described in this prospectus. See "The
                           Exchange Offer--Procedures for Tendering."

Guaranteed Delivery
Procedures                 If you cannot tender the old bonds, complete the
                           Letter of Transmittal or provide the necessary documentation prior to the termination of the Exchange Offer, you may tender your old bonds according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                           Procedures."

Withdrawal Rights          You may withdraw tendered old bonds at any time prior
                           to the 5:00 p.m. EST on the Expiration Date. You must send a written or facsimile withdrawal notice to the Exchange Agent prior to 5:00 p.m. EST on the Expiration Date.

Acceptance of Old Bonds
and Delivery of New
Bonds All old bonds properly tendered to the Exchange Agent by 5:00 p.m. EST on the Expiration Date will be accepted for exchange. The new bonds will be delivered promptly after the Expiration Date. See "The Exchange Offer - Acceptance of Old Bonds for Exchange; Delivery of New Bonds."

Certain United States
Tax Consequences           Exchanging old bonds for the new bonds will not be a
                           taxable exchange for United States federal income tax purposes. See "Certain United States Federal Income
                           Tax Consequences."

Exchange Agent             JP Morgan Chase Bank is the exchange agent (the
                           "EXCHANGE AGENT") for the Exchange Offer.

Fees and Expenses          We will pay all fees and expenses associated with the
                           Exchange Offer and compliance with the Registration
                           Rights Agreements.

Use of Proceeds            We will receive no cash proceeds in connection with
                           the issuance of the new bonds pursuant to the Exchange Offer. See "Use of Proceeds."

                                  THE NEW BONDS

Issuer                     Consumers Energy Company.

Securities Offered         -   $250 million aggregate principal amount of 4.25%
                               First Mortgage Bonds due 2008, Series C (the
                               "SERIES C BONDS");

                           - $375 million aggregate principal amount of 5.375% First Mortgage Bonds due 2013, Series D (the "SERIES D BONDS");

                           - $250 million aggregate principal amount of 4.00% First Mortgage Bonds due 2010, Series F (the "SERIES F BONDS");

                           - $200 million aggregate principal amount of 4.80% First Mortgage Bonds due 2009, Series H (the "SERIES H BONDS"); and

                           - $200 million aggregate principal amount of 6.00% First Mortgage Bonds due 2014, Series J (the "SERIES J BONDS")

                           to be issued under the indenture dated as of September 1, 1945 between us and JPMorgan Chase Bank (ultimate successor to City Bank Farmers Trust Company), as Trustee, and as amended and supplemented from time to time (the "INDENTURE").

Maturity The Series C Bonds will mature on April 15, 2008. The Series D Bonds will mature on April 15, 2013. The Series F Bonds will mature on May 15, 2010. The Series H Bonds will mature on February 17, 2009. The Series J Bonds will mature on February 15, 2014.

Interest Rate              The Series C Bonds will bear interest at 4.25% per
                           annum. The Series D Bonds will bear interest at 5.375% per annum. The Series F Bonds will bear interest at 4.00% per annum. The Series H bonds will bear interest at 4.80% per annum. The Series J Bonds will bear interest at 6.00% per annum.

Interest Payment Dates     We will pay interest on the Series C Bonds and Series
                           D Bonds on April 15 and October 15 of each year, beginning April 15, 2004, and at maturity. We will pay interest on the Series F Bonds on May 15 and November 15 of each year, beginning May 15, 2004, and at maturity. We will pay interest on the Series H
                           Bonds and the Series J Bonds on February 15 and
                           August 15 of each year, beginning on February 15, 2004, and at maturity.

Record Date for Interest
Payments The first calendar day of the month in which an Interest Payment Date occurs.

Ratings BBB- by Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc. ("S&P"), Baa3 by Moody's Investors Service, Inc. ("MOODY'S") and BB+ by Fitch, Inc. ("FITCH").

Ranking The new bonds will rank equally in right of payment with our other existing or future first mortgage bonds issued either independently or as collateral for outstanding or future securities or loans. See "Rankings."

Mandatory Redemption       None.

Optional Redemption        Each series of new bonds will be redeemable at our
                           option, in whole or in part, at any time, on not less than 30 days' notice at the applicable redemption prices described herein, plus any accrued interest to the date fixed for redemption. See "Description of the New Bonds - Optional Redemption."

Form of New Bonds          One or more global securities held in the name of DTC
                           in a minimum denomination of $1,000 and any integral multiple thereof for each series of new bonds.

Settlement and Payment     Same-day immediately available funds.

Trustee and Paying
Agent                      JPMorgan Chase Bank.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected financial data for the fiscal years ended December 31, 1998 through December 31, 2002 have been derived from our audited consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors, except for the consolidated financial statements of the MCV Partnership, an equity method investee, which were audited by other independent auditors, PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2002, and Arthur Andersen LLP, independent accountants (who have ceased operations), for the fiscal years ended December 31, 2001 and 2000, and by Arthur Andersen LLP (who have ceased operations)for the fiscal years ended December 31, 1999 and 1998. The following selected financial data for the nine months ended September 30, 2003 and 2002 have been derived from our unaudited consolidated financial statements. Please refer to our consolidated financial statements for the quarter ended September 30, 2003 that are found on pages F-2 through F-8 of this prospectus. Please refer to our financial statements for the fiscal year ended December 31, 2002 that are found on pages F-35 through F-41 of this prospectus. The financial information set forth below should be read in conjunction with our consolidated financial statements, related notes and other financial information that can be found on pages F-2 through F-86 of this prospectus. Operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003. See "Where You Can Find More Information."

                                             NINE MONTHS ENDED
                                                SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                             ------------------      ----------------------------------------
                                               2003        2002       2002     2001    2000     1999    1998
-------------------------------------------------------------------------------------------------------------
                                                (IN MILLIONS)                     (IN MILLIONS)
Operating revenue                            ($) 3,223    3,020      4,169    3,976   3,878    3,824    3,659

Income before cumulative effect of change
  in accounting principle                    ($)   206      283        363      199     284      340      306

Net income                                   ($)   206      301        381      188     284      340      349

Net income available to common
 stockholder                                 ($)   172      267        335      145     248      313      312

Total assets                                 ($) 9,269    8,206      8,700    8,321   7,776    7,170    7,163

Long-term debt, excluding current
 maturities                                  ($) 3,531    2,701      2,442    2,472   2,110    2,006    2,007

Non-current portion of capital leases        ($)   116      110        116       72      49       85      100

Total preferred stock                        ($)    44       44         44       44      44       44      238

Total preferred securities                   ($)   490      490        490      520     395      395      220

                                  RISK FACTORS

         In considering whether to exchange the old bonds for new bonds, you should carefully consider all the information we have included in this prospectus. In particular, you should carefully consider the risk factors described below. In addition, please read the information in "Forward-Looking Statements and Information" beginning on page 2 of this prospectus and see "Managements Discussion and Analysis of Financial Condition and Results of Operations for the Nine Months Ended September 30, 2003" and "Managements Discussion and Analysis of Financial Condition and Results of Operations for the Fiscal Year Ended December 31, 2002." Also see "Condensed Notes to Consolidated Financial Statements For the Nine Months Ended September 30, 2003 (Unaudited ) -- Note 2 Uncertainties" and "Notes to Consolidated Financial Statements For the Fiscal Year Ended December 31, 2002 -- Note 2 Uncertainties" where we describe additional uncertainties associated with our business and the forward-looking statements in this prospectus.

IF YOU FAIL TO EXCHANGE YOUR OLD BONDS, YOU MAY BE UNABLE TO SELL THEM.

         Because we did not register the old bonds under the Securities Act or any state securities laws, and we do not intend to do so after the Exchange Offer, the old bonds may only be transferred in limited circumstances under applicable securities laws. If the holders of the old bonds do not exchange their old bonds in the Exchange Offer, they may lose their right to have their old bonds registered under the Securities Act, subject to some limitations. As a holder of old bonds after the Exchange Offer, you may be unable to sell your old bonds.

THERE IS NO PUBLIC MARKET FOR THE NEW BONDS, SO YOU MAY BE UNABLE TO SELL THEM.

         The new bonds are new securities for which there is currently no market. Consequently, the new bonds will be relatively illiquid, and you may be unable to sell them. We do not intend to apply for listing of the new bonds on any securities exchange or for the inclusion of the new bonds in any automated quotation system. Accordingly, we cannot assure you that a liquid market for the new bonds will develop.

REGULATORY CHANGES AND OTHER DEVELOPMENTS HAVE RESULTED AND WILL CONTINUE TO RESULT IN INCREASED COMPETITION IN OUR DOMESTIC ENERGY BUSINESS. GENERALLY, INCREASED COMPETITION THREATENS OUR MARKET SHARE IN CERTAIN SEGMENTS OF OUR BUSINESS AND CAN REDUCE OUR PROFITABILITY.

         Consumers has in the last several years experienced, and expects to continue to experience, a significant increase in competition for generation services with the introduction of retail open access in the State of Michigan. Pursuant to the Customer Choice Act, as of January 1, 2002, all electric customers have the choice of buying electric generation service from an alternative electric supplier. We have noticed an upward trend over the last 18 months in the total volume of electric supply load lost to competitor suppliers. However, we cannot predict the total amount of electric supply load that we may lose to competitor suppliers in the future.

ELECTRIC INDUSTRY REGULATION COULD ADVERSELY AFFECT OUR BUSINESS INCLUDING OUR ABILITY TO RECOVER OUR EXPENSES FROM OUR CUSTOMERS.

         Federal and state regulation of electric utilities has changed dramatically in the last two decades and could continue to change over the next several years. These changes could adversely affect our business, financial condition and profitability.

         In June 2000, the Michigan Legislature enacted the Customer Choice Act that became effective June 5, 2000. Pursuant to the Customer Choice Act:

         -        all electric rates were frozen through December 31, 2003;

         - residential rates were reduced by five percent and then capped through at least December 31, 2005; and

         - small commercial and industrial customer rates were capped through at least December 31, 2004.

         Ultimately, the rate caps could extend until December 31, 2013 depending upon whether or not Consumers exceeds the market power supply test established by the legislation (a requirement with which Consumers believes itself to be in compliance with at this time). Under circumstances specified in the Customer Choice Act, certain costs can be deferred for future recovery after the expiration of the rate cap period. The rate caps could, however, result in Consumers being unable to collect customer rates sufficient to fully recover its cost of conducting business. Some of these costs may be beyond Consumers' ability to control. In particular, if Consumers needs to purchase power supply from wholesale suppliers during the period when retail rates are frozen or capped, the rate restrictions imposed by the Customer Choice Act may make it impossible for Consumers to fully recover the cost of purchased power and associated transmission costs through the rates it charges its customers. As a result, it is not certain that Consumers can maintain its profit margins in its electric utility business during the period of the rate freeze or rate caps.

         There are multiple proceedings pending before FERC involving transmission rates, regional transmission organizations and standard market design for electric bulk power markets and transmission. We cannot predict the impact of these electric industry-restructuring proceedings on our financial position, liquidity or results of operations.

OUR ABILITY TO RECOVER OUR "NET" STRANDED COSTS IS UNCERTAIN AND MAY AFFECT OUR FINANCIAL RESULTS.

         The Customer Choice Act allows for the recovery, by an electric utility, of the cost of implementing that act's requirements and "net" Stranded Costs, without defining the term. According to the MPSC, "net" Stranded Costs are to be recovered from retail open access customers through a Stranded Cost transition charge.

         In March 2003, Consumers filed an application with the MPSC seeking approval of "net" Stranded Costs incurred in 2002, and for approval of a "net" Stranded Cost recovery charge. In the application, Consumers indicated that if Consumers' proposal to securitize Clean Air Act expenditures and previously unsecuritized Palisades nuclear power plant expenditures were approved as proposed in its securitization case as discussed above in "Summary -- Recent Developments -- Michigan's Customer Choice and Electric Reliability Act," then Consumers' "net" Stranded Costs incurred in 2002 would be approximately $35 million. If the proposal to securitize those costs is not approved, then Consumers indicated that the costs would be properly included in the 2002 "net" Stranded Cost calculation, which would increase Consumers' 2002 "net" Stranded Costs to approximately $103 million. In June 2003, the MPSC issued a financing order in the securitization case authorizing the issuance of securitization bonds in the amount of approximately $554 million. Included in this amount were Clean Air expenditures. However, the MPSC rejected previously unsecuritized Palisades nuclear power plant expenditures as eligible securitized costs. As a result, the previously unsecuritized Palisades nuclear power plant expenditures should be included as a component of "net" Stranded Costs and will be included as a component of a future electric rate case proceeding with the MPSC. With the inclusion of the previously unsecuritized Palisades nuclear power plant expenditures, Consumers' "net" Stranded Costs in 2002 are estimated to be approximately $50 million. In July 2003, Consumers filed a petition for rehearing and clarification on a number of features in the MPSC financing order on securitization. Once a final financing order by the MPSC is issued, the amount of Consumers' request for "net" Stranded Costs will be known. We cannot predict the outcome of Consumers' rehearing request or our ability to recover our "net" Stranded Costs, including our costs related to electric utility restructuring. The MPSC staff has scheduled a collaborative process to discuss "net" Stranded Costs and related issues and to identify and make recommendations to the MPSC. Consumers has participated in this collaborative process. In July 2003, the MPSC staff suspended further discussion while it considers possible conclusions and recommendations.

WE COULD INCUR SIGNIFICANT CAPITAL EXPENDITURES TO COMPLY WITH ENVIRONMENTAL STANDARDS AND FACE DIFFICULTY IN RECOVERING THESE COSTS ON A CURRENT BASIS.

         Consumers is subject to costly and increasingly stringent environmental regulations. Consumers expects that the cost of future environmental compliance, especially compliance with clean air laws, will be significant.

         In 1998, the Environmental Protection Agency ("EPA") issued regulations requiring the State of Michigan to further limit nitrogen oxide emissions. The Michigan Department of Environmental Quality finalized rules to comply with the EPA regulations in December 2002 and submitted these rules for approval to the EPA in the first quarter of 2003. In addition, the EPA has also issued additional regulations regarding nitrogen oxide emissions that require certain generators, including some of Consumers' electric generating facilities, to achieve the same emissions rate as that required by the 1998 regulations. The EPA and the State of Michigan regulations will require Consumers to make significant capital expenditures estimated to be $770 million. As of September 30, 2003, Consumers has incurred $437 million in capital expenditures to comply with the EPA regulations and anticipates that the remaining capital expenditures will be incurred between the remainder of 2003 and 2009. Additionally, Consumers currently expects it will supplement its compliance plan with the purchase of nitrogen oxide emissions credits in the years 2005 through 2008. The cost of these credits based on the current market is estimated to average $6 million per year, however, the market for nitrogen oxide emissions credits and their price could change substantially. At some point, if new environmental standards become effective, Consumers will need to make additional capital expenditures to comply with the standards.

         Based on the Customer Choice Act, beginning January 2004, an annual return of and on these types of capital expenditures, including deferred amounts, to the extent they are above depreciation levels, is expected to be recoverable from customers, subject to an MPSC prudency hearing.

         These and other required environmental expenditures, if not recovered from customers in Consumers' rates, may require us to seek significant additional financing to fund such expenditures and could strain our cash resources.

OUR REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO RISKS THAT ARE BEYOND OUR CONTROL, INCLUDING BUT NOT LIMITED TO FUTURE TERRORIST ATTACKS OR RELATED ACTS OF WAR.

         The cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, may adversely impact our results of operations, financial condition and cash flows. The occurrence or risk of occurrence of future terrorist activity and the high cost or potential unavailability of insurance to cover such terrorist activity may impact our results of operations and financial condition in unpredictable ways. These actions could also result in disruptions of power and fuel markets. In addition, our natural gas distribution system and pipelines could be directly or indirectly harmed by future terrorist activity.

WE HAVE FINANCING NEEDS IN 2004 AND WE MAY BE UNABLE TO SUCCESSFULLY ACCESS BANK FINANCING OR THE CAPITAL MARKETS.

         We rely on access to bank financing and the capital markets as a source of liquidity for capital requirements not satisfied by the cash flow from our operations. We may seek new financing in 2004 as required for our ongoing operations and construction program, including construction expenditures for federal Clean Air Act compliance. See "We could incur significant capital expenditures to comply with environmental standards and face difficulty in recovering these costs on a current basis" above. In addition, the amount we pay for natural gas stored as inventory will require additional financing due to timing of cost recoveries. We also plan to contribute approximately $280 million in 2004 to our pension funds. We currently plan to seek funds through one or more of the capital markets, commercial lenders, gas inventory financing and securitization bonds issued pursuant to the Customer Choice Act. Entering into new financings is subject in part to capital market receptivity to utility industry securities in general and to Consumers' securities issuances in particular. We are partially addressing our near-to-mid-term liquidity and capital requirements through reduced capital expenditures and cost reduction. We believe, but can make no assurances, that our current level of cash and borrowing capacity, along with anticipated cash flows from operating and investing activities, will be sufficient to meet our liquidity needs through 2005. We also have a pending request before the MPSC for authorization to issue securitization bonds. See "Our ability to recover our "net" Stranded Costs is uncertain and may affect our financial results" above. The proceeds from securitization bonds will be used to refinance existing debt. We cannot predict whether, or to what extent, the MPSC will approve this request. Consumers cannot guarantee the capital markets' acceptance of its securities or predict the impact of factors beyond its control, such as actions of rating agencies and regulators, on such acceptance. If we are unable to access bank financing or the capital markets to incur or refinance indebtedness, there could be a material adverse effect upon our liquidity and operations.

         Our current credit ratings are discussed in "Ratings." We cannot assure you that these credit ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms. We cannot assure you that any of our current ratings or those of our affiliates, including CMS Energy, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency. Further, any adverse developments relating to CMS Energy that resulted in a lowering of CMS Energy's credit ratings could have an adverse effect on our credit ratings. Any lowering of the ratings of our first mortgage bonds would likely reduce the market value of the new bonds.

WE ARE SUBJECT TO COVENANTS IN OUR FINANCING AGREEMENTS THAT COULD LIMIT OUR ABILITY TO INCUR ADDITIONAL INDEBTEDNESS.

         We have agreed in several of our financing agreements to maintain specified levels of cash coverage of our interest requirements and to not allow indebtedness to exceed specified levels of our consolidated capitalization (the "DEBT PERCENTAGE TESTS"). We are in compliance with these requirements as of the most recent measurement date, September 30, 2003. These covenants make use of both generally accepted accounting principles and defined contractual terms in specifying how the relevant calculations are made. However, it is possible that if we fail to be in compliance with some of the Debt Percentage Tests such failure could constrain our ability to access our revolving credit or accounts receivable sales facilities, or to incur additional indebtedness, and could also result in defaults under one or more of these agreements.

THE UNDERFUNDING OF OUR RETIREMENT PLANS MAY REQUIRE ADDITIONAL SIGNIFICANT CONTRIBUTIONS AND WE MAY BE NEGATIVELY IMPACTED BY THE RESULTS OF AN EMPLOYEE BENEFIT PLAN LAWSUIT.

         Consumers, along with CMS Energy, participate in a defined pension plan ("PENSION PLAN") for their employees. In addition, Consumers, along with CMS Energy, participate in postretirement plans for retired employees other than pensions. The recent significant downturn in the equities markets has affected the value of the Pension Plan assets. The Pension Plan's liabilities based on service and pay to date ("ACCUMULATED BENEFIT OBLIGATION") exceeded the value of these assets at December 31, 2002, and as a result, Consumers and the other participants were required to recognize an additional minimum liability for this excess. The fair value of the Pension Plan assets at December 31, 2002 was $607 million. As of December 31, 2002, the Accumulated Benefit Obligation was estimated at $1.055 billion and the additional minimum liability was $426 million. Consumers was allocated $325 million of the additional minimum liability.

         During 2002, Consumers' portion of contributions made to the plans' trust accounts was $120 million. This amount represents $47 million of pension related benefits and $73 million of postretirement health care and life insurance benefits. Consumers expects similar contributions for postretirement health care and life insurance benefits will be made in 2003, 2004, and 2005. The investment performance returns and declining discount rates have increased the underfunding of the Pension Plan, net of benefit obligations, from $350 million at December 31, 2001 to $649 million at December 31, 2002. Because of the recent rise in the underfunded status of the Pension Plan, Consumers contributed $172 million to the Pension Plan in August 2003. Based on actuarial assumptions, Consumers also expects to make cash contributions to the Pension Plan that approximate $280 million and $42 million in 2004 and 2005, respectively.

         Consumers is a defendant, along with CMS Energy, CMS MST, a subsidiary of CMS Energy, and certain named and unnamed officers and directors, in two lawsuits brought as purported class actions on behalf of participants and beneficiaries of our 401(k) plan. The two cases, filed in July 2002 in the United States District Court for the Eastern District of Michigan, were consolidated by the trial judge and an amended and consolidated complaint has been filed. Plaintiffs allege breaches of fiduciary duties under the Employee Retirement Income Security Act ("ERISA") and seek restitution on behalf of the plan with respect to a decline in value of the shares of CMS Energy common stock held in the plan.

         In 2003, a large majority of retiring employees elected the lump sum payment option instead of receiving pension benefits as an annuity over time. As a result, Consumers may be required to record a settlement loss in accordance with SFAS No. 88 Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and Termination Benefits, which requires a settlement loss to be recognized when the cost of all settlements paid during the year exceeds the sum of the service and interest costs for the same year. Consumers cannot yet determine if the amount of lump sum payments for 2003 will exceed the threshold, but estimates that, if the threshold is exceeded, between $55 million and $65 million could be recognized as a loss in the fourth quarter of 2003.

         Consumers cannot predict the future performance of the equity markets. A continued downturn in the equity markets could have a material negative impact on the net asset value of the plans' trust accounts and increase the underfunding of the Pension Plan, net of benefit obligations. This may necessitate significant cash contributions to the Pension Plan that could negatively affect our liquidity.

         Consumers also cannot predict the outcome of the ERISA litigation and it is possible that an adverse outcome in this lawsuit could adversely affect our financial condition and results of operations.

THE FINANCIAL DIFFICULTIES OF OUR PARENT COMPANY, CMS ENERGY, COULD ADVERSELY AFFECT OUR ABILITY TO OBTAIN COMMON EQUITY CAPITAL, OUR CREDIT RATINGS AND OUR ABILITY TO ACCESS THE CAPITAL MARKETS.

         CMS Energy is subject to uncertainties in accessing the capital markets that are similar to, if not more pronounced than, those discussed above in respect of Consumers, and faces additional uncertainties associated with successfully completing its planned asset sales. As the sole holder of our common stock, CMS Energy is currently our only source of common equity capital. We engage in transactions with other subsidiaries and affiliates of CMS Energy in the ordinary course of business, including the MCV Partnership, and paid overhead costs to CMS Energy that totaled $18 million in 2002. Any inability of CMS Energy to successfully execute its strategy for liquidity improvement and stabilization could have an adverse effect on our credit ratings or our ability to access the capital markets. Dividends from Consumers are a major contribution to CMS Energy's cash resources and significantly affect the ability of CMS Energy to service its debt.

WE MAY BE ADVERSELY AFFECTED BY REGULATORY INVESTIGATIONS AND LAWSUITS REGARDING "ROUND TRIP" TRADING BY OUR AFFILIATE AS WELL AS CIVIL LAWSUITS REGARDING PRICING INFORMATION THAT TWO OF OUR AFFILIATES PROVIDED TO MARKET PUBLICATIONS.

         We are a direct subsidiary of CMS Energy. As a result of round trip trading transactions at CMS MST, CMS Energy is under investigation by the SEC and the United States Department of Justice. CMS Energy has also received subpoenas from U.S. Attorneys Offices regarding investigations of those trades. CMS Energy and Consumers have also been named in numerous class action lawsuits by individuals who allege that they purchased CMS Energy securities during a purported class period. The cases were consolidated into a single lawsuit and an amended and consolidated class action complaint was filed on May 1, 2003. The consolidated complaint contains a purported class period beginning on May 1, 2000 and running through March 31, 2003. It generally seeks unspecified damages based on allegations that the defendants violated United States securities laws and regulations by making allegedly false and misleading statements about the company's business and financial condition.

         In May of 2002, the Board of Directors of CMS Energy received a demand from a shareholder to commence civil actions (i) to remedy alleged breaches of fiduciary duties by CMS Energy officers and directors in connection with round trip trading at CMS MST, and (ii) to recover damages sustained by CMS Energy as a result of alleged insider trades alleged to have been made by certain current and former officers of CMS Energy and its subsidiaries. In December 2002, two new directors were appointed to the CMS Energy Board of Directors. A special litigation committee was formed by the Board in January 2003 to determine whether it is in the best interest of CMS Energy to bring the action demanded by the shareholder. The disinterested members of the Board appointed the two new directors to serve on the committee.

         On December 2, 2003, during the continuing review by the special litigation committee, CMS Energy was served with a derivative complaint filed by the shareholder in the Circuit Court of Jackson County, Michigan in furtherance of his demands. CMS Energy intends to seek an extension of time to answer or otherwise respond to the complaint in order for the special litigation committee to complete its review.

         CMS Energy notified appropriate regulatory and governmental agencies that some employees at CMS MST and CMS Field Services, Inc., a former indirect subsidiary of CMS Energy, appeared to have provided inaccurate information regarding natural gas trades to various energy industry publications which compile and report index prices. CMS Energy is cooperating with investigations by the United States Department of Justice and the FERC regarding this matter. The FERC issued an order on April 30, 2003 directing eight companies, including CMS MST, to submit written demonstrations within forty-five days that they have taken certain specified remedial measures with respect to the reporting of natural gas trading data to publications that compile and publish price indices. CMS MST made a written submission to the FERC in compliance with the FERC's directive. On July 29, 2003, the FERC issued an order stating that CMS MST met the requirements of the FERC's April 2003 order. On November 25, 2003, the CFTC issued a settlement order regarding this matter. CMS MST and CMS Field Services, Inc. agreed to pay a fine to the CFTC totaling $16 million. In the settlement, CMS Energy neither admits nor denies the findings of the CFTC in the settlement order.

         CMS Energy has also been named as a defendant in several gas industry civil lawsuits regarding inaccurate gas trade reporting that include a lawsuit alleging violation of the Commodities Exchange Act and certain antitrust laws.

         Other than as described above concerning the FERC and CFTC investigations, Consumers cannot predict the outcome of these investigations and lawsuits. It is possible that an adverse outcome in one or more of these investigations or lawsuits could adversely affect CMS Energy's and our financial condition and results of operations.

OUR OWNERSHIP OF A NUCLEAR GENERATING FACILITY CREATES RISKS RELATING TO NUCLEAR ENERGY.

         We own the Palisades nuclear power plant and are, therefore, subject to the risks of nuclear generation and the storage and disposal of spent fuel and other radioactive waste. The Nuclear Regulatory Commission ("NRC") has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, although we have no reason to anticipate a serious nuclear incident at our plant, if an incident did occur, it could harm our results of operations or financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

THE RECENT ADOPTION OF FINANCIAL ACCOUNTING STANDARDS BOARD INTERPRETATION NO. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, REQUIRES US TO CONSOLIDATE CERTAIN VARIABLE INTEREST ENTITIES IN OUR FINANCIAL STATEMENTS WHEN WE ARE THE PRIMARY BENEFICIARY, AS DEFINED; THIS COULD AFFECT NEGATIVELY CERTAIN FINANCIAL COVENANT RATIOS WE HAVE IN OUR FINANCING AGREEMENTS IF THE CONSOLIDATION RESULTS IN ADDITIONAL DEBT ON OUR BALANCE SHEET.

         Issued by the Financial Accounting Standards Board ("FASB") in January 2003, FASB Interpretation No. 46 requires the primary beneficiary of a variable interest entity's activities to consolidate the variable interest entity. The primary beneficiary is the party that absorbs a majority of the expected losses and/or receives a majority of the expected residual returns of the variable interest entity's activities. The consolidation requirements of FASB Interpretation No. 46 apply immediately to variable interest entities created after January 31, 2003. We have not created any variable interest entities in 2003. Therefore, this portion of FASB Interpretation No.

46 has no impact on our consolidated financial statements. Public companies, whose fiscal year is a calendar year, were required originally to implement the guidance in this FASB Interpretation No. 46 by the third quarter of 2003. However, on October 9, 2003 the FASB issued FASB Staff Position No. 46-6, Effective Date of FASB Interpretation No. 46, which defers implementation of FASB Interpretation No. 46 until the fourth quarter of 2003 for variable interest entities and potential variable interest entities created before February 1, 2003.

         We are evaluating all of our interests in entities that are not currently consolidated. If the completed analysis were to require us to disclose information about or consolidate in our financial statements, the assets, liabilities and activities of the MCV Partnership and the First Midland Partnership, including the recognition of approximately $700 million of debt of the MCV Limited Partnership and the First Midland Limited Partnership on our financial statements, this could impact negatively our various financial covenants under our financing agreements. As a result, we may have to seek amendments to the relevant financing agreements to modify the terms of certain of these covenants in order to remove the effect of this potential consolidation or refinance the relevant debt. As of September 30, 2003, our investments in the MCV Partnership and in the First Midland Limited Partnership were $404 million and $222 million, respectively.

WE CURRENTLY UNDERRECOVER IN OUR RATES OUR PAYMENTS TO THE MCV PARTNERSHIP FOR CAPACITY AND ENERGY, AND ARE ALSO EXPOSED TO FUTURE CHANGES IN THE MCV PARTNERSHIP'S FINANCIAL CONDITION THROUGH OUR EQUITY AND LESSOR INVESTMENTS.

         Our power purchase agreement with the MCV Partnership, which expires in 2025, provided 15.1% of our owned and contracted electric generating capacity in 2002. We estimate that we will incur estimated cash underrecoveries of payments under the MCV Partnership power purchase agreement aggregating $263 million through 2007. For availability payments billed by the MCV Partnership after September 15, 2007, and not recovered from customers, we would expect to claim a "regulatory out" under the MCV Partnership power purchase agreement. The effect of any such action would be to reduce cash flow to the MCV Partnership, which could in turn have an adverse effect on our equity and lessor interests in the MCV Partnership facility. The book value of our investments in the MCV Partnership and facility aggregated $626 million at September 30, 2003.

         Further, under the MCV Partnership power purchase agreement, energy payments to the MCV Partnership are based on the cost of coal burned at Consumers' coal plants and costs associated with fuel inventory, operations and maintenance, and administrative and general expenses associated with Consumers' coal plants. However, the MCV Partnership's costs of producing electricity are tied, in large part, to the cost of natural gas. Because natural gas prices have increased substantially in recent years, while energy charge payments to the MCV Partnership have not, the MCV Partnership's financial performance has been impacted negatively.

         We cannot estimate, at this time, the impact of these issues on our future earnings or cash flow from our interest in the MCV Partnership. The forward price of natural gas for the next 22 years and the MPSC decision in 2007 or later related to our recovery of capacity payments are the two most significant variables in the analysis of the MCV Partnership's future financial performance. Natural gas prices have historically been volatile and presently there is no consensus in the marketplace on the price or range of prices of natural gas beyond the next few years. Further, it is not presently possible for us to predict the actions of the MPSC in 2007 or later. For reasons, at this time we cannot predict the impact of these issues on our future earnings, cash flows, or on the value of our equity interest in the MCV Partnership.

                                 USE OF PROCEEDS

         The Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreements. We will not receive any cash proceeds from the issuance of the new bonds. The old bonds that are surrendered in exchange for the new bonds will be retired and canceled and cannot be reissued. As a result, the issuance of the new bonds will not result in any increase or decrease in our indebtedness. We have agreed to bear the expenses of the Exchange Offer to the extent indicated in the Registration Rights Agreements. No underwriter is being used in connection with the Exchange Offer. We used the net proceeds from the sale of the old bonds of approximately $1,262 billion, after deducting offering discounts and expenses, as follows:

         - $260.5 million to redeem the aggregate outstanding balance of $250 million of our Senior Notes, 6.20% Reset Put Securities due 2008, plus proceeds necessary to pay accrued interest to the redemption date;

         - approximately $32 million to pay an associated option call payment regarding our Senior Notes, 6.20% Reset Put Securities due 2008;

         - approximately $300 million to prepay a $300 million term loan that would have matured on July 11, 2004 with a then current interest rate of between 5.85% and 5.92%;

         - $150 million to prepay a $150 million term loan that would have matured on March 28, 2006 with a then current interest rate of 5.62%; and

         - the remaining proceeds for general corporate purposes including the financing of natural gas inventory to be held in storage.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The ratios of earnings to fixed charges for the nine months ended September 30, 2003 and for each of the years ended December 31, 1998 through 2002 are as follows:

                                                                  NINE MONTHS
                                                                     ENDED                     YEAR ENDED DECEMBER 31,
                                                                  SEPTEMBER 30,  PRO FORMA   ----------------------------
                                                                      2003          2002     2002  2001  2000  1999  1998
                                                                  -------------  ---------   ----  ----  ----  ----  ---
Ratio of earnings to fixed charges(a)......................           2.57         2.57(b)   2.88  1.87  2.44  2.99  2.52

----------

(a) For purposes of computing the ratios of earnings to fixed charges, earnings represent income before income taxes and cumulative effect of change-in-accounting principle, net interest charges and the estimated interest portions of lease rentals, plus distributed income of equity investees less earnings from minority interests of equity investees.

(b) The pro forma calculation assumes the new bonds were all issued on January 1, 2002 and the related net proceeds were applied as described under "Use of Proceeds".

                          DESCRIPTION OF THE NEW BONDS

GENERAL

         The new bonds are to be issued under an Indenture dated as of September 1, 1945, between Consumers and JPMorgan Chase Bank (ultimate successor to City Bank Farmers Trust Company), as trustee (the "TRUSTEE"), as amended and supplemented by various supplemental indentures. In connection with the change of the state of incorporation from Maine to Michigan in 1968, Consumers succeeded to, and was substituted for, the Maine corporation under the Indenture. At September 30, 2003, six series of first mortgage bonds in an aggregate principal amount of approximately $1,482 million were outstanding under the Indenture, excluding eight series of first mortgage bonds in an approximate aggregate principal amount of $1,794 million to secure outstanding senior notes and credit facilities and three series of first mortgage bonds in an approximate aggregate principal amount of $126 million to secure outstanding pollution control revenue bonds.

         The statements herein concerning the new bonds and the Indenture are a summary and do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the Indenture, which is incorporated herein by this reference. They make use of defined terms and are qualified in their entirety by express reference to the Indenture, including the supplements thereto, copy of which will be available upon request to the Trustee.

PRINCIPAL, MATURITY AND INTEREST

         The Indenture permits us to "re-open" this offering of each series of new bonds without the consent of the holders of the new bonds of such series. Accordingly, the principal amount of each series of new bonds may be increased in the future on the same terms and conditions and with the same CUSIP numbers as the new bonds of such series being offered by this prospectus. The Series C Bonds will mature on April 15, 2008 and the Series D Bonds will mature on April 15, 2013. The Series F Bonds will mature on May 15, 2010. The Series H Bonds will mature on February 17, 2009 and the Series J Bonds will mature on February 15, 2014, unless earlier redeemed or otherwise repaid. The Series C Bonds will bear interest at 4.25% per year and the Series D Bonds will bear interest at a rate of 5.375% per year, payable semi-annually in arrears on April 15 and October 15 of each year, beginning April 15, 2004 and at maturity. The Series F Bonds will bear interest at 4.00% per year, payable semi-annually in arrears on May 15 and November 15 of each year, beginning May 15, 2004 and at maturity. The Series H Bonds will bear interest at a rate of 4.80% per year and the Series J Bonds will bear interest at a rate of 6.00% per year, payable semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2004 and at maturity. Interest will be paid to the person in whose name the new bonds are registered at the close of business on the first calendar day of the month in which the interest payment date occurs. Interest payable on any interest payment date or on the date of maturity will be the amount of interest accrued from and including the date of original issuance or from and including the most recent interest payment date on which interest has been paid or duly made available for payment to but excluding such interest payment date or the date of maturity, as the case may be. So long as the new bonds are in book-entry form, principal of and interest on the new bonds will be payable, and the new bonds may be transferred, only through the facilities of DTC. If any interest payment date falls on a day that is not a business day, the interest payment date will be the next succeeding business day (and without any interest or other payment in respect of any such delay). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

REGISTRATION, TRANSFER AND EXCHANGE

         Each series of new bonds will be initially issued in the form of one or more global new bonds, in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof as described under "Book-Entry Only Issuance -- The Depository Trust Company." The global new bonds will be registered in the name of the nominee of DTC. Except as described under "Book-Entry Only Issuance -- The Depository Trust Company," owners of beneficial interests in a global new bond will not be entitled to have new bonds registered in their names, will not receive or be entitled to receive physical delivery of any such new bond and will not be considered the registered holder thereof under the Indenture.

OPTIONAL REDEMPTION

         Each series of new bonds will be redeemable as a whole or in part, at our option, at any time upon at least 30 days' notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such new bonds and
(2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on such new bonds discounted to the redemption date semi-annually (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 20 basis point for the Series C Bonds and the Series F Bonds and plus 25 basis points for the Series D Bonds, the Series H Bonds and the Series J Bonds, plus in any case accrued interest on the new bonds to the date of redemption.

"TREASURY RATE" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date.

"COMPARABLE TREASURY ISSUE" means the United States Treasury security selected by an Independent Investment Banker (as defined below) as having a maturity comparable to the remaining term of the applicable new bonds to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such new bonds.

"INDEPENDENT INVESTMENT BANKER" means either Banc One Capital Markets, Inc., Barclays Capital Inc., J.P. Morgan Securities Inc., or Wachovia Securities, Inc. for the Series C Bonds and the Series D Bonds, and either Banc One Capital Markets, Inc., Barclays Capital Inc., or J.P. Morgan Securities Inc. for the Series F Bonds, the Series H Bonds, and the Series J Bonds or, if such firms are unwilling or unable to select the Comparable Treasury Issues, an independent banking institution of national standing selected by us.

"COMPARABLE TREASURY PRICE" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "H.15(519)" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

"REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to each Reference Treasury Dealer (as defined below) and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

"REFERENCE TREASURY DEALER" means (1) each of Banc One Capital Markets, Inc., Barclays Capital Inc., J.P. Morgan Securities Inc. and Wachovia Securities, Inc. for the Series C Bonds, and the Series D Bonds and either Banc One Capital Markets, Inc., Barclays Capital Inc., or J.P. Morgan Securities Inc. for the Series F Bonds, the Series H Bonds and the Series J Bonds and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "PRIMARY TREASURY DEALER"), we shall replace that former dealer with another Primary Treasury Dealer and (2) up to four other Primary Treasury Dealers selected by us.

"REMAINING SCHEDULED PAYMENTS" means, with respect to each new bond to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if that redemption date is prior to an interest payment date with respect to such new bond, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

         We will mail notice of any redemption between 30 days and 60 days before the redemption date to each holder of the debt securities to be redeemed.

SINKING FUND REQUIREMENT

         The new bonds will not have the benefit of any sinking fund.

ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS

         Additional first mortgage bonds may be issued under the Indenture for up to 60% of unfunded net property additions or against the deposit of an equal amount of cash, if, for any period of twelve consecutive months within the fifteen preceding calendar months, the net earnings of Consumers (before income or excess profit taxes) shall have been at least twice the interest requirement for one year on all first mortgage bonds outstanding and to be issued and on indebtedness of prior or equal rank. Additional first mortgage bonds may also be issued to refund first mortgage bonds outstanding under the Indenture. Deposited cash may be applied to the retirement of first mortgage bonds or be withdrawn in an amount equal to the principal amount of first mortgage bonds which may be issued on the basis of unfunded net property additions. As of October 31, 2003, unfunded net property additions were $2.592 billion. Consumers could issue $1.555 billion of additional first mortgage bonds on the basis of such property additions. In addition, as of December 1, 2003, Consumers could issue $260.7 million of additional first mortgage bonds on the basis of first mortgage bonds previously retired.

LIMITATIONS ON DIVIDENDS

         The Indenture does not restrict Consumers' ability to pay dividends on its common stock.

CONCERNING THE TRUSTEE

         JPMorgan Chase Bank is the Trustee and Paying Agent. Consumers and its affiliates maintain lending, depository and other normal banking relationships with JPMorgan Chase Bank. JPMorgan Chase Bank is also a lender to Consumers and its affiliates.

         The Indenture provides that Consumers' obligations to compensate the Trustee and reimburse the Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the first mortgage bonds upon all property and funds held or collected by the Trustee as such.

         The Trustee or the holders of 20% in total principal amount of the first mortgage bonds may declare the principal due on default, but the holders of a majority in total principal amount may rescind such declaration and waive the default if the default has been cured. Subject to certain limitations, the holders of a majority in total principal amount of the first mortgage bonds may generally direct the time, method and place of conducting any proceeding for the enforcement of the Indenture. No first mortgage bondholder has the right to institute any proceedings for the enforcement of the Indenture unless that holder has given the Trustee written notice of a default, the holders of 20% of total principal amount of outstanding first mortgage bonds shall have tendered to the Trustee reasonable security or indemnity against costs, expenses and liabilities and requested the Trustee to take action, the Trustee shall have declined to take action or failed to do so within 60 days and no inconsistent directions shall have been given by the holders of a majority in total principal amount of the first mortgage bonds.

PRIORITY AND SECURITY

         The new bonds are ranked equally with all other series of first mortgage bonds now outstanding or issued later under the Indenture. The Indenture is a direct first lien on substantially all of Consumers' property and franchises (other than certain property expressly excluded from the lien (such as cash, bonds, stock and certain other securities, contracts, accounts and bills receivables, judgments and other evidences of indebtedness, stock in trade, materials or supplies manufactured or acquired for the purpose of sale and/or resale in the usual course of business or consumable in the operation of any of the properties of Consumers, natural gas, oil and minerals, motor vehicles and certain real property listed in Schedule A to the Indenture)). This lien is subject to excepted encumbrances (and certain other limitations) as defined and described in the Indenture. The new bonds are also subject to certain provisions of Michigan law which provide that, under certain circumstances, the State of Michigan's lien against property on which it has incurred costs related to any environmental response activity that is subordinate to prior recorded liens can become superior to such prior liens pursuant to court order. The Indenture permits, with certain limitations, the acquisition of property subject to prior liens and, under certain conditions, permits the issuance of additional indebtedness under such prior liens to the extent of 60% of net property additions made by Consumers to the property subject to such prior liens.

RELEASE AND SUBSTITUTION OF PROPERTY

         The Indenture provides that, subject to various limitations, property may be released from the lien thereof when sold or exchanged, or contracted to be sold or exchanged, upon the basis of:

         -        cash deposited with the Trustee;

         -        bonds or purchase money obligations delivered to the Trustee;

         - prior lien bonds delivered to the Trustee or reduced or assumed by the purchaser;

         - property additions acquired in exchange for the property released; or

         -        a showing that unfunded net property additions exist.

The Indenture also permits the withdrawal of cash upon a showing that unfunded net property additions exist or against the deposit of bonds or the application thereof to the retirement of bonds.

MODIFICATION OF INDENTURE

         The Indenture, the rights and obligations of Consumers and the rights of the holders of first mortgage bonds may be modified by Consumers with the consent of the holders of 75% in principal amount of the first mortgage bonds and of not less than 60% of the principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any first mortgage bonds without the first mortgage bondholders' consent. Consumers has reserved the right without any consent or other action by the holders of first mortgage bonds of any series created after September 15, 1993 or by the holder of any senior note or exchange note that is secured by first mortgage bonds to amend the Indenture in order to substitute a majority in principal amount of first mortgage bonds outstanding under the Indenture for the 75% requirement set forth above (and then only in respect of such series of outstanding bonds as shall be affected by the proposed action) and to eliminate the requirement for a series-by-series consent requirement.

DEFAULTS

         The Indenture defines the following as "defaults":

         -        failure to pay principal when due;

         -        failure to pay interest for sixty days;

         - failure to pay any installment of any sinking or other purchase fund for ninety days;

         -        certain events in bankruptcy, insolvency or reorganization;
                  and

         - failure to perform any other covenant for ninety days following written demand by the Trustee for Consumers to cure such failure.

         Consumers has covenanted to pay interest on any overdue principal and (to the extent permitted by law) on overdue installments of interest, if any, on the first mortgage bonds under the Indenture at the rate of 6% per year. The Indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof. However, Consumers is required by law to furnish annually to the Trustee a certificate as to compliance with all conditions and covenants under the Indenture.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

         The new bonds that are exchanged for old bonds that were sold to QIBs will be in the form of one or more bonds in registered, global form without interest coupons (the "GLOBAL NEW BONDS").

Upon issuance, the global new bonds will be deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct Participants and Indirect Participants (each as defined below).

         Beneficial interests in all global new bonds and all new bonds in certificated form ("CERTIFICATED NEW BONDS"), if any, will be subject to the applicable rules and procedures of DTC and its Direct Participants or Indirect Participants, which may change from time to time.

         The global new bonds may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the global new bonds may be exchanged for certificated new bonds in certain limited circumstances. See "-- Exchange of Interests in Global New Bonds for Certificated New Bonds."

DEPOSITARY PROCEDURES

         DTC has advised Consumers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "DIRECT PARTICIPANTS") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "INDIRECT PARTICIPANTS"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants, and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the appropriate Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

         DTC has also advised Consumers that, pursuant to DTC's procedures, (1) upon deposit of the global new bonds, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the global new bonds allocated by the Initial Purchasers to such Direct Participants and (2) DTC will maintain records of the ownership interests of such Direct Participants in the global new bonds and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the global new bonds. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the global new bonds. Investors in the global new bonds may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. All ownership interests in any global new bonds will be subject to the procedures and requirements of DTC.

         The laws of some states require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global new bond to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a global new bond to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the new bonds, see "-- Exchange of Interests in Global New Bonds for Certificated New Bonds."

         EXCEPT AS DESCRIBED IN "-- EXCHANGE OF INTERESTS IN GLOBAL NEW BONDS FOR CERTIFICATED NEW BONDS", OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NEW BONDS WILL NOT HAVE NEW BONDS REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF CERTIFICATED NEW BONDS IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

         Under the terms of the Indenture, Consumers and the Trustee will treat the persons in whose names the new bonds are registered (including new bonds represented by global new bonds) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, liquidated damages, if any, and interest on global new bonds registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither Consumers, the Trustee nor any agent of Consumers or the Trustee has or will have any responsibility or liability for (1) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the global new bonds or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any global new bond or (2) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

         DTC has advised Consumers that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the new bonds is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the applicable global new bonds as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the new bonds will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or Consumers. Neither Consumers nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the new bonds, and Consumers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the new bonds for all purposes.

         The global new bonds will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

         DTC has advised Consumers that it will take any action permitted to be taken by a holder of new bonds of a series only at the direction of one or more Direct Participants to whose account interests in the related global new bonds are credited and only in respect of such portion of the aggregate principal amount of such new bonds as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an event of default with respect to the new bonds, DTC reserves the right to exchange the related global new bonds (without the direction of one or more of its Direct Participants) for legended certificated new bonds, and to distribute such certificated new bonds to its Direct Participants. See "-- Exchange of Interests in Global New Bonds for Certificated New Bonds."

         Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global new bonds among Direct Participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Consumers, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC, or its respective Direct Participants and Indirect Participants, of their respective obligations under the rules and procedures governing any of their operations.

         The information in this section concerning DTC and its book-entry system has been obtained from DTC, and Consumers takes no responsibility for the accuracy thereof.

EXCHANGE OF INTERESTS IN GLOBAL NEW BONDS FOR CERTIFICATED NEW BONDS

         Global new bonds may be exchanged for certificated new bonds if (1) (a) DTC notifies Consumers that it is unwilling or unable to continue as depositary for the global new bonds or Consumers determines that DTC is unable to act as such depositary and Consumers thereupon fails to appoint a successor depositary within 90 days or (b) DTC has ceased to be a clearing agency registered under the Exchange Act, (2) Consumers, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated new bonds or (3) there shall have occurred and be continuing a default or an event of default with respect to the new bonds. In any such case, Consumers will notify the Trustee in writing that, upon surrender by the Direct Participants and Indirect Participants of their interest in such global new bond, certificated new bonds will be issued to each person that such Direct Participants and Indirect Participants and DTC identify as being the beneficial owner of the related new bonds.

         Beneficial interests in global new bonds held by any Direct Participant or Indirect Participant may be exchanged for certificated new bonds upon request to DTC, or by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated new bonds delivered in exchange for any beneficial interest in any global new bond will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct Participants or Indirect Participants (in accordance with DTC's customary procedures).

         Neither Consumers nor the Trustee will be liable for any delay by the holder of global new bonds or DTC in identifying the beneficial owners of the related new bonds, and Consumers and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the global new bond or DTC for all purposes.

CERTIFICATED NEW BONDS

         Certificated new bonds may be exchangeable for other certificated new bonds of any authorized denominations and of a like aggregate principal amount and tenor. Certificated new bonds may be presented for exchange, and may be presented for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the designated office of the Trustee in Detroit, Michigan (the "SECURITY REGISTRAR"). The Security Registrar will not charge a service charge for any registration of transfer or exchange of new bonds; however, Consumers may require payment by a holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith, as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar being satisfied with the documents of title and identity of the person making the request. Consumers may at any time designate additional transfer agents with respect to the new bonds.

         Consumers shall not be required to (a) issue, exchange or register the transfer of any certificated new bond for a period of 15 days next preceding the mailing of notice of redemption of such new bond or (b) exchange or register the transfer of any certificated new bond or portion thereof selected, called or being called for redemption, except, in the case of any certificated new bond to be redeemed in part, the portion thereof not so to be redeemed.

         If a certificated new bond is mutilated, destroyed, lost or stolen, it may be replaced at the office of the Security Registrar upon payment by the holder of such expenses as may be incurred by Consumers and the Security Registrar in connection therewith and the furnishing of such evidence and indemnity as Consumers and the Security Registrar may require. Mutilated new bonds must be surrendered before substitute new bonds will be issued.

SAME DAY SETTLEMENT

         Payments in respect of the new bonds represented by the global new bonds (including principal, premium, if any, and interest) will be made by wire transfer of immediately available same day funds to the accounts specified by DTC as the holder of the global new bonds. Principal, premium, if any, and interest and liquidated damages, if any, on all certificated new bonds in registered form will be payable at the office or agency of the Trustee in The City of New York, except that, at the option of Consumers, payment of any interest and liquidated damages, if any, may be made except for DTC (1) by check mailed to the address of the person entitled thereto as such address shall appear in the security register or (2) by wire transfer to an account maintained by the person entitled thereto as specified in the security register.

                                     RATINGS

         S&P has assigned each series of old bonds a rating of BBB-, Moody's has assigned each series of old bonds a rating of Baa3 and Fitch has assigned each series of old bonds a rating of BB+. The terms of the new bonds will be identical in all material respects to the terms of the old bonds, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the old bonds will not be applicable to the new bonds. The new bonds will have the same financial terms and covenants as the old bonds, and will be subject to the same business and financial risks. The ratings mentioned above reflect only the views of such ratings agencies, and do not constitute a recommendation to buy, sell or hold securities. In general, ratings address credit risk. Each rating should be evaluated independently of any other rating. An explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses: Standard & Poor's, 25 Broadway, New York, New York 10004; Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; and Fitch, Inc., 1 State Street Plaza, New York, New York 10004. The security rating may be subject to revision or withdrawal at any time by the assigning rating organization, and, accordingly, there can be no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agencies if, in their judgment, circumstances warrant. Neither Consumers nor the Initial Purchasers have undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the old bonds. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the new bonds.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

         We initially sold the old bonds in private offerings to Banc One Capital Markets, Inc., Barclays Capital Inc., J.P. Morgan Securities Inc., Comerica Securities, Inc., Wachovia Securities, Inc., ABN AMRO Incorporated, Huntington Capital Corp., Tokyo-Mitsubishi International plc, and Fifth Third Securities, Inc. (the "INITIAL PURCHASERS") pursuant to various purchase agreements between us and them. The Initial Purchasers resold the old bonds to qualified institutional buyers in reliance on, and subject to the restrictions imposed under, Rule 144A under the Securities Act. As of the date of this prospectus, $1.275 billion of the old bonds are outstanding.

EXCHANGE OFFER REGISTRATION

         In connection with the private offering of the old bonds, we entered into various Registration Rights Agreements with the Initial Purchasers pursuant to which we agreed, for the benefit of the holders of the old bonds, at our cost to:

         - within either 217 days for the Series F Bonds or 240 days for the Series C Bonds, the Series D Bonds, the Series H Bonds and the Series J Bonds following the original issue date of such old bonds, prepare and file with the SEC an exchange offer registration statement with respect to a proposed Exchange Offer and the issuance and delivery to the holders, in exchange for the old bonds of each series, of new bonds, which will have terms identical in all material respects to the old bonds of such series, except that the new bonds will not contain terms with respect to transfer restrictions and will not provide for the payment of additional interest under the circumstances described below;

         - use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within either 307 days for the Series F Bonds or 330 days for the Series C Bonds, the Series D Bonds, the Series H Bonds, and the Series J Bonds after the original issue date of such old bonds;

         - use our reasonable best efforts to keep the exchange offer registration statement effective until the closing of the Exchange Offer; and

         - use our reasonable best efforts to cause the Exchange Offer to be consummated not later than 30 days following the effectiveness of the exchange offer registration statement.

         The new bonds will be issued under the Indenture. Upon the effectiveness of the exchange offer registration statement, we will offer the new bonds in exchange for surrender of the old bonds of the related series. We will keep the Exchange Offer open for not less than 20 business days after the date notice of the Exchange Offer is mailed to the holders of the old bonds of the related series, or longer if required by applicable law.

         For each old bond surrendered to us pursuant to the Exchange Offer and not withdrawn by the holder, the holder of the old bond will receive a new bond having a principal amount equal to that of the surrendered old bond. Interest on each new bond will accrue from the last date on which interest was paid on the old bond surrendered in exchange or, if no interest has been paid on that old bond, from the original issue date of the new bonds.

ADDITIONAL INTEREST

         We are making this Exchange Offer to satisfy our obligations and your registration rights under the Registration Rights Agreements. If a registration default occurs, which means one of the following events occurs:

         - the exchange offer registration statement is not filed with the SEC on or prior to the either the 217th calendar day for the Series F Bonds or the 240th calendar day for the Series C Bonds, the Series D Bonds, the Series H Bonds and the Series J Bonds following the original issue date of such old bonds;

         - the exchange offer registration statement is not declared effective on or prior to the either the 307th calendar day for the Series F Bonds or the 330th calendar day for the Series C Bonds, the Series D Bonds, the Series H Bonds and the Series J Bonds following the original issue date of such old bonds;

         - the Exchange Offer is not consummated on or prior to the 30th calendar day following effectiveness of the exchange offer registration statement;

         - if required, a shelf registration statement with respect to the old bonds is not filed with the SEC on or prior to the date specified above;

         - if required, a shelf registration statement with respect to the old bonds is not declared effective on or prior to such date specified above; or

         - either the exchange offer registration statement or a shelf registration statement has been filed and declared effective but after its effective date ceases to be effective or is unusable for its intended purpose without being succeeded within 15 business days by a post-effective amendment to such registration statement that cures such failure and that is itself declared effective by the SEC within five business days;

         then additional interest will accrue on the old bonds, from and including the date on which any such registration default shall occur to, but excluding, the date on which the registration default has been cured, at the rate of 0.50% per year. We will have no other liabilities for monetary damages with respect to our registration obligations. The receipt of additional interest will be the sole monetary remedy available to a holder if we fail to meet these obligations.

SEC INTERPRETATIONS

         Based on existing interpretations of the Securities Act by the staff of the SEC in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new bonds issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by the holders, other than holders who are broker-dealers, without further compliance with the registration and prospectus delivery provisions of the Securities Act. Any purchaser of the old bonds, however, who is our affiliate or who intends to participate in the Exchange Offer for the purpose of distributing the new bonds, or any participating broker-dealer who purchased the old bonds for its own account, other than as a result of market-making activities or other trading activities, to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

         - will not be able to rely on the interpretations by the staff of the SEC;

         -        will not be able to tender its old bonds in the Exchange
                  Offer; and

         - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new bonds, unless the sale or transfer is made under an exemption from those requirements.

         We do not intend to seek our own interpretation regarding the Exchange Offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the new bonds as it has in other interpretations to third parties.

         Each holder of the old bonds of a series, other than specified holders, who wishes to exchange such old bonds for the related new bonds in the Exchange Offer will be required to make representations that:

         -        it is not our affiliate;

         - the old bonds being exchanged, and any new bonds to be received by it, have been or will be acquired in the ordinary course of its business; and

         - it has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the new bonds.

         In addition, in connection with resales of the new bonds, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new bonds, other than a resale of an unsold allotment from the original sale of the old bonds, with the prospectus contained in the exchange offer registration statement. Under the Registration Rights Agreements, we have agreed, for a period of one year following the consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any new bonds acquired in the Exchange Offer.

SHELF REGISTRATION

         If:

         (1) we are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

         (2) upon notice to us by any holder in specified circumstances, and

         (3)      we are eligible to use Securities Act Form S-3

we will, in addition to or instead of effecting the registration of the new bonds pursuant to the exchange offer registration statement, as the case may be,

         (1) on or prior to 90 days for the Series H Bonds and the Series J Bonds and 180 days for the Series C Bonds, the Series D Bonds and the Series F Bonds after the earlier of any event in (1) or (2) above, file with the SEC a shelf registration statement covering resales of the old bonds;

         (2) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act not later than 180 days for the Series H Bonds and the Series J Bonds and 270 days for the Series C Bonds, the Series D Bonds and the Series F Bonds after the date of any event in (1) or (2) above;

         (3) use our reasonable best efforts to keep the shelf registration statement effective for two years; and

         (4) use our reasonable best efforts to ensure that the shelf registration statement and any amendment to the shelf registration statement and any prospectus included in the shelf registration statement conforms with the requirements of the Securities Act.

         We will, in the event of the filing of a shelf registration statement, provide to each holder of the old bonds that are covered by the shelf registration statement copies of the prospectus that is a part of the shelf registration statement and notify each holder when the shelf registration statement has become effective. A holder of the old bonds that sells the old bonds pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus, to deliver information to be used in connection with the shelf registration, and to deliver a prospectus to purchasers, will be subject to the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the Registration Rights Agreements that are applicable to the holder, including indemnification obligations.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

         The term "EXPIRATION DATE" shall mean ________ __, 2004 unless we, in our sole discretion, extend the Exchange Offer, in which case the term "EXPIRATION DATE" shall mean the latest date to which the Exchange Offer is extended.

         To extend the Expiration Date, we will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the old bonds by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that we are extending the Exchange Offer for a specified period of time.

         We reserve the right:

         - to delay acceptance of any old bonds, extend the Exchange Offer or terminate the Exchange Offer and not permit acceptance of the old bonds not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by us, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or

         - to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the old bonds.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old bonds of such amendment.

         Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, we shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW BONDS

         Interest on the new bonds will accrue from the last date on which interest was paid on the old bonds, or, if no interest has been paid on a series of old bonds, from the date of issuance of each series of old bonds for which the Exchange Offer is being made. Relevant interest information for each series of the new bonds is as follows:

                                                                   Interest               Date of
                                       Semiannual                Commencement            Issuance
   Issuance           Rate            Dates Payable            Date of New Bonds       of Old Bonds
   --------           ----            -------------            -----------------       ------------
Series C Bonds        4.25%      April 15 and October 15        April 15, 2004        April 30, 2003
Series D Bonds       5.375%      April 15 and October 15        April 15, 2004        April 30, 2003
Series F Bonds        4.00%      May 15 and November 15          May 15, 2004          May 23, 2003
Series H Bonds        4.80%     February 15 and August 15      February 15, 2004      August 26, 2003
Series J Bonds        6.00%     February 15 and August 15      February 15, 2004      August 26, 2003

PROCEDURES FOR TENDERING

         To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon medallion guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) a timely confirmation of a book-entry transfer (a "BOOK-ENTRY CONFIRMATION") of such old bonds into the Exchange Agent's account at The Depositary (the "BOOK-ENTRY TRANSFER FACILITY") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (ii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO CONSUMERS. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

         The tender by a holder of old bonds will constitute an agreement between such holder and Consumers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose old bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be medallion guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "ELIGIBLE INSTITUTION") unless the old bonds tendered pursuant thereto are tendered for the account of an Eligible Institution.

         If the Letter of Transmittal is signed by trustees, executors, administrators, guardians,attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by Consumers, evidence satisfactory to Consumers of their authority to so act must be submitted with the Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered old bonds will be determined by Consumers, in its sole discretion, which determination will be final and binding. Consumers reserves the absolute right to reject any and all old bonds not properly tendered or any old bonds which, if accepted, would, in the opinion of counsel for Consumers, be unlawful. Consumers also reserves the absolute right to waive any irregularities or conditions of tender as to particular old bonds. Consumers' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old bonds must be cured within such time as Consumers shall determine. Neither Consumers, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old bonds, nor shall any of them incur any liability for failure to give such notification. Tenders of old bonds will not be deemed to have been made until such irregularities have been cured or waived. Any old bonds received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

         In addition, Consumers reserves the right, in its sole discretion, subject to the provisions of the Indenture, to purchase or make offers for any old bonds that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreements, and to the extent permitted by applicable law, purchase old bonds in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF OLD BONDS FOR EXCHANGE; DELIVERY OF NEW BONDS

         Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all old bonds properly tendered will be accepted promptly after the Expiration Date, and the new bonds will be issued promptly after acceptance of the old bonds. See "--Conditions." For purposes of the Exchange Offer, the old bonds shall be deemed to have been accepted as validly tendered for exchange when Consumers gives oral or written notice to the Exchange Agent.

         In all cases, issuance of new bonds for old bonds that are accepted for exchange pursuant to the Exchange Offer will be made only after the Exchange Agent has timely received a Book-Entry Confirmation of such old bonds into its account at the Book-Entry Transfer Facility and a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered old bonds are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or such nonexchanged old bonds will be credited to an account maintained with such Book- Entry Transfer Facility as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

         The Exchange Agent will make a request to establish an account with respect to the old bonds at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of old bonds by causing the Book-Entry Transfer Facility to transfer such old bonds into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, the Letter of Transmittal (or facsimile) thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

         If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

         -        the tender is made through an Eligible Institution,

         - prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by Consumers (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old bonds and the amount of old bonds tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, a Book-Entry Confirmation and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and

         - a Book-Entry Confirmation and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

         Tenders of old bonds may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date at one of the addresses set forth under "--Exchange Agent." Any such notice of withdrawal must:

         - specify the name and number of the account at the Book-Entry Transfer Facility from which the old bonds were tendered,

         - identify the principal amount of the old bonds to be withdrawn, and

         - specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn old bonds and otherwise comply with the procedures of such Book-Entry Transfer Facility.

All questions as to the validity, form and eligibility (including time of receipt) of such notice will be determined by Consumers, whose determination shall be final and binding on all parties. Any old bonds so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any old bonds which have been tendered for exchange but which are not exchanged for any reason will be credited to an account maintained with such Book-Entry Transfer Facility for the old bonds as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn old bonds may be retendered by following one of the procedures described under "--Procedures for Tendering" and "--Book-Entry Transfer" at any time on or prior to the Expiration Date.

CONDITIONS

         Notwithstanding any other term of the Exchange Offer, old bonds will not be required to be accepted for exchange, nor will new bonds be issued in exchange for any old bonds, and Consumers may terminate or amend the Exchange Offer as provided herein before the acceptance of such old bonds, if, because of any change in law, or applicable interpretations thereof by the SEC, Consumers determines that it is not permitted to effect the Exchange Offer. Consumers has no obligation to, and will not knowingly, permit acceptance of tenders of old bonds from affiliates of Consumers or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the staff of the SEC, or if the new bonds to be received by such holder or holders of old bonds in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States. Other than the United States federal and state securities laws we do not need to satisfy any regulatory requirements or obtain any regulatory approvals to conduct the Exchange Offer.

EXCHANGE AGENT

         JPMorgan Chase Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

  By Certified or Registered Mail:                 By Overnight Courier or Hand:
        JPMorgan Chase Bank                            JPMorgan Chase Bank
   Institutional Trust Services                    Institutional Trust Services
           P.O. Box 2320                           2001 Bryan Street, 9th Floor
     Dallas, Texas 75221-2320                           Dallas, Texas 75201
      Attention: Beth Mullin                          Attention: Beth Mullin

                         Facsimile Transmission Number:
                                 (214)468-6494
                          (Eligible Institutions Only)

                              Confirm By Telephone:
                                 (214)468-6464

FEES AND EXPENSES

         The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by Consumers. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telephone, facsimile or in person by officers and regular employees of Consumers.

         Consumers will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. Consumers, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith.

         The expenses to be incurred in connection with the Exchange Offer will be paid by Consumers, including fees and expenses of the Exchange Agent and the Trustee, and accounting, legal, printing and related fees and expenses.

         Consumers will pay all transfer taxes, if any, applicable to the exchange of old bonds pursuant to the Exchange Offer. If, however, new bonds or old bonds for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old bonds tendered, or if tendered old bonds are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of old bonds pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

RESALE OF NEW BONDS

         Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, Consumers believes that new bonds issued pursuant to the Exchange Offer in exchange for old bonds may be offered for resale, resold and otherwise transferred by any owner of such new bonds (other than any such owner which is an "affiliate" of Consumers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new bonds are acquired in the ordinary course of such owner's business and such owner does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such new bonds. Any owner of old bonds who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the new bonds may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988, as interpreted in the SEC's letter to Shearman & Sterling dated July 2, 1993), Morgan Stanley & Co., Incorporated(available June 5, 1991), Warnaco, Inc. (available June 5,
1991), and Epic Properties, Inc. (available October 21, 1991) or similar no-action letters (collectively the "NO-ACTION LETTERS") but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives new bonds for its own account in exchange for old bonds, where such old bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new bonds.

         By tendering in the Exchange Offer, each holder (or DTC participant, in the case of tenders of interests in the global old bonds s held by DTC) will represent to Consumers (which representation may be contained the Letter of Transmittal) to the effect that:

         -        it is not an affiliate of Consumers,

         - it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new bonds to be issued in the Exchange Offer and

         - it is acquiring the new bonds in its ordinary course of business.

Each holder will acknowledge and agree that any broker-dealer and any such holder using the Exchange Offer to participate in a distribution of the new bonds acquired in the Exchange Offer:

         - could not under SEC policy as in effect on the date of the Registration Rights Agreements rely on the position of the SEC enunciated in the No-Action Letters, and

         - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of new bonds obtained by such holder in exchange for old bonds acquired by such holder directly from Consumers or an affiliate thereof.

         To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or to register the new bonds prior to offering or selling such new bonds. Consumers has agreed, pursuant to the Registration Rights Agreements and subject to certain specified limitations therein, to cooperate with selling holders or underwriters in connection with the registration and qualification of the new bonds for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit the holders of new bonds to trade the new bonds without any restrictions or limitations under the securities laws of the several states of the United States.

CONSEQUENCES OF FAILURE TO EXCHANGE

         Holders of old bonds who do not exchange their old bonds for new bonds pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such old bonds as set forth in the legend thereon as a consequence of the issuance of the old bonds pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old bonds may not be registered under the Securities Act, except pursuant a transaction not subject to, the Securities Act and applicable state securities laws. Consumers does not currently anticipate that it will register the old bonds under the Securities Act. To the extent that old bonds are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted old bonds could be adversely affected.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

         This Management's Discussion and Analysis of Financial Condition and Results of Operations for the Nine Months Ended September 30, 2003 (the "10-Q MD&A") refers to Consumers' Condensed Notes to Consolidated Financial Statements for the nine months ended September 30, 2003 and should be read in conjunction with such September 30, 2003 Financial Statements (the "SEPTEMBER 30, 2003 FINANCIAL STATEMENTS") beginning on page F-2. They contain detailed information that should be referred to in conjunction with the following 10-Q MD&A. The 10-Q MD&A also describes material contingencies in Consumers' Condensed Notes to the September 30, 2003 Financial Statements, and Consumers encourages readers to review these Notes. All Note references within the 10-Q MD&A refer to Consumers' Condensed Notes to the September 30, 2003 Financial Statements. Please refer to the Glossary beginning on page 130 of this prospectus for definitions of certain capitalized terms used in the 10-Q MD&A.

CRITICAL ACCOUNTING POLICIES

         Consumers' consolidated financial statements are based on the application of accounting principles generally accepted in the United States. The application of these principles often requires management to make certain judgments, assumptions and estimates that may result in different financial presentations. Consumers believes that certain accounting principles are critical in terms of understanding its consolidated financial statements. These principles include the use of estimates in accounting for contingencies and long-lived assets, accounting for derivatives and financial instruments, regulatory accounting, and pension and postretirement benefits.

USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Certain accounting principles require subjective and complex judgments used in the preparation of financial statements. Accordingly, a different financial presentation could result depending on the judgment, estimates or assumptions that are used. Such estimates and assumptions include, but are not specifically limited to: depreciation, amortization, interest rates, discount rates, future commodity prices, mark-to-market valuations, investment returns, impact of new accounting standards, future costs associated with long-term contractual obligations, future compliance costs associated with environmental regulations and continuing creditworthiness of counterparties. Actual results could differ materially from those estimates.

         The recording of estimated liabilities for contingencies within the financial statements is guided by the principles in SFAS No. 5. SFAS No. 5 requires a company to record estimated liabilities in the financial statements when it is probable that a loss payment will be made in the future as a result of a current event, and when that amount can be reasonably estimated. Consumers has used this accounting principle to record estimated liabilities for the following significant events.

         ELECTRIC ENVIRONMENTAL ESTIMATES: Consumers is subject to costly and increasingly stringent environmental regulations. Consumers expects to incur significant costs for future environmental compliance, especially compliance with clean air laws.

         The EPA has issued regulations regarding nitrogen oxide emissions from certain generators, including some of Consumers' electric generating facilities. These regulations require Consumers to make significant capital expenditures estimated to be $770 million. As of September 30, 2003, Consumers has incurred $437 million in capital expenditures to comply with these regulations and anticipates that the remaining capital expenditures will be incurred between 2003 and 2009. Additionally, Consumers expects to supplement its compliance plan with the purchase of nitrogen oxide emissions credits in the years 2005 through 2008. The cost of these credits based on the current market is estimated to average $6 million per year; however, the market for nitrogen oxide emissions credits and their cost can change substantially. As new environmental standards become effective, Consumers will need additional capital expenditures to comply with the standards. Capital expenditures will depend upon the composition of the final regulations.

         The EPA has proposed changes to the rules that govern generating plant cooling water intake systems. The proposed rules will require significant abatement of fish mortality. The proposed rules are scheduled to become final in the first quarter of 2004 and some of Consumers' facilities would be required to comply by 2006. Consumers is studying the proposed rules to determine the most cost-effective solutions for compliance. Until the method of compliance is determined, Consumers is unable to estimate the cost of compliance with the proposed rules.

         The EPA has alleged that some utilities have incorrectly classified plant modifications as "routine maintenance" rather than seek permits from the EPA. Consumers has received and responded to information requests from the EPA on this subject. Consumers believes that it has properly interpreted the requirements of "routine maintenance". If Consumers' interpretation is eventually found to be incorrect, it may be required to install additional pollution controls at some or all of its coal-fired plants and could call into question the viability of certain plants remaining in operation.

         For further information on electric environmental matters see Note 2, Uncertainties, "Electric Contingencies - Electric Environmental Matters."

         GAS ENVIRONMENTAL ESTIMATES: Under the Michigan Natural Resources and Environmental Protection Act, Consumers expects that it will incur investigation and remedial action costs at a number of sites. Consumers estimates the costs for 23 former manufactured gas plant sites using the Gas Research Institute-Manufactured Gas Plant Probabilistic Cost Model. A revised cost estimate, completed in September 2003, estimated remaining costs to be between $37 million and $90 million. The range reflects multiple alternatives with various assumptions for resolving the environmental issues at each site. The estimates are based on discounted 2003 costs using a discount rate of three percent. The discount rate represents a ten-year average of U.S. Treasury bond rates reduced for increases in the consumer price index. Any significant change in assumptions, such as remediation techniques, nature and extent of contamination, and legal and regulatory requirements, could change the remedial action costs for the sites. For further information see Note 2, Uncertainties, "Gas Contingencies - Gas Environmental Matters."

         MCV UNDERRECOVERIES: The MCV Partnership, which leases and operates the MCV Facility, contracted to sell electricity to Consumers for a 35-year period beginning in 1990 and to supply electricity and steam to Dow. Consumers, through two wholly owned subsidiaries, holds a 49 percent partnership interest in the MCV Partnership, and a 35 percent lessor interest in the MCV Facility.

         Consumers' annual obligation to purchase capacity from the MCV Partnership is 1,240 MW through the term of the PPA ending in 2025. The PPA requires Consumers to pay, based on the MCV Facility's availability, a levelized average capacity charge of 3.77 cents per kWh and a fixed energy charge, and also to pay a variable energy charge based primarily on Consumers' average cost of coal consumed for all kWh delivered. Consumers has not been allowed full recovery of the capacity and fixed energy charges in rates. After September 2007, the PPA's regulatory out terms obligate Consumers to pay the MCV Partnership only those capacity and energy charges that the MPSC has authorized for recovery from electric customers.

         In 1992, Consumers recognized a loss and established a PPA liability for the present value of the estimated future underrecoveries of power supply costs under the PPA based on MPSC cost recovery orders. Primarily as a result of the MCV Facility's actual availability being greater than management's original estimates, the PPA liability has been reduced at a faster rate than originally anticipated. The remaining estimated future PPA liability associated with the loss totaled $34 million at September 30, 2003 and $59 million at September 30, 2002. The PPA liability is expected to be depleted in late 2004.

         In March 1999, Consumers and the MCV Partnership reached a settlement agreement effective January 1, 1999, that addressed, among other things, the ability of the MCV Partnership to count modifications increasing the capacity of the existing MCV Facility for purposes of computing the availability of contract capacity under the PPA for billing purposes. That settlement agreement capped payments made on the basis of availability that may be billed by the MCV Partnership at a maximum 98.5 percent availability level.

         Under Michigan's electric restructuring law, Consumers will return to unfrozen rates for large industrial customers beginning January 1, 2004, including the resumption of the PSCR process. Under the PSCR process, Consumers will recover from customers capacity and fixed energy charges on the basis of availability, to the extent that availability does not exceed 88.7 percent availability established in previous MPSC orders. Recovery of capacity and fixed energy charges will be subject to certain rate caps as discussed in Note 2, Uncertainties, "Electric Rate Matters - Electric Restructuring." For capacity and energy payments billed by the MCV Partnership after September 15, 2007, and not recovered from customers, Consumers would expect to claim a regulatory out under the PPA. The regulatory out provision relieves Consumers of the obligation to pay more for capacity and energy payments than the MPSC allows Consumers to collect from its customers. Consumers estimates that 51 percent of the actual cash underrecoveries for the years 2003 and 2004 will be charged to the PPA liability, with the remaining portion charged to operating expense as a result of Consumers' 49 percent ownership in the MCV Partnership. All cash underrecoveries will be expensed directly to income once the PPA liability is depleted. If the MCV Facility's generating availability remains at the maximum
98.5 percent level, Consumers' cash underrecoveries associated with the PPA could be as follows:

                                                                                 In Millions
--------------------------------------------------------------------------------------------
                                                2003      2004     2005      2006      2007
--------------------------------------------------------------------------------------------
Estimated cash underrecoveries at 98.5% (a)      $57       $56      $56       $55       $39

Amount to be charged to operating expense        $28       $27      $56       $55       $39
Amount to be charged to PPA liability            $29       $29      $ -       $ -       $ -
============================================================================================

         (a) For the nine months ended September 30, 2003, Consumers' cash underrecoveries associated with the PPA were $43 million.

         As previously noted, until September 2007, the PPA and settlement require Consumers to pay capacity costs based on the MCV Facility's actual availability up to the 98.5 percent cap. After September 2007, Consumers expects to exercise the "regulatory out" clause in the PPA, limiting its capacity payments to the MCV Partnership to the amount collected from its customers. Depending on the MPSC's future actions with respect to the capacity payments recoverable from its customers subsequent to September 2007, the earnings of the MCV Partnership and the value of Consumers' equity interest in the MCV Partnership, may be affected negatively.

         Further, under the PPA, energy payments to the MCV Partnership are based on the cost of coal burned in Consumers' coal plants and costs associated with fuel inventory, operations and maintenance, and administrative and general expenses associated with Consumers' coal plants. However, the MCV Partnership's costs of producing electricity are tied, in large part, to the cost of natural gas. Because natural gas prices have increased substantially in recent years, while energy charge payments to the MCV Partnership have not, the MCV Partnership's financial performance has been impacted negatively.

         As of January 1, 2004, Consumers intends to return to forced (uneconomic) dispatch of the MCV Facility in order to maximize recovery of its capacity payments. As such, if the spread between MCV Facility's variable electricity production costs and its energy payment revenues stays constant or widens, the negative impacts on MCV Partnership's financial performance, and on the value of Consumers' equity interest in the MCV Partnership, will be worse.

         Consumers cannot estimate, at this time, the impact of these issues on its future earnings or cash flow from its interest in the MCV Partnership. The forward price of natural gas for the next 22 years and the MPSC decision in 2007 or later related to Consumers' recovery of capacity payments are the two most significant variables in the analysis of MCV Partnership's future financial performance. Natural gas prices have historically been volatile and presently there is no consensus in the marketplace on the price or range of prices of natural gas beyond the next five years. Further, it is not presently possible for Consumers to predict the actions of the MPSC in 2007 or later. For these reasons, at this time Consumers cannot predict the impact of these issues on its future earnings, cash flows, or on the value of its $404 million equity interest in the MCV Partnership.

         Consumers is exploring possible alternatives for utilizing the MCV Facility without increasing costs to customers. Any changes regarding the recovery of MCV capacity costs would require MPSC approval. Consumers cannot predict the outcome of this matter.

         For further information see Note 2, Uncertainties, "Other Electric Uncertainties - The Midland Cogeneration Venture."

ACCOUNTING FOR DERIVATIVE AND FINANCIAL INSTRUMENTS AND MARKET RISK INFORMATION

         DERIVATIVE INSTRUMENTS: Consumers uses the criteria in SFAS No. 133, as amended and interpreted, to determine if certain contracts must be accounted for as derivative instruments. The rules for determining whether a contract meets the criteria for derivative accounting are numerous and complex. As a result, significant judgment is required to determine whether a contract requires derivative accounting, and similar contracts can sometimes be accounted for differently.

         The types of contracts Consumers typically classifies as derivative instruments are interest rate swaps, certain electric call options, gas fuel options, fixed priced weather-based gas supply call options and fixed price gas supply call and put options. Consumers does not account for electric capacity and energy contracts, gas supply contracts, coal and nuclear fuel supply contracts, or purchase orders for numerous supply items as derivatives.

         Certain of Consumers' electric capacity and energy contracts are not derivatives due to the lack of an active energy market in the state of Michigan, as defined by SFAS No. 133, and the transportation cost to deliver the power under the contracts to the closest active energy market at the Cinergy hub in Ohio. If a market develops in the future, Consumers may be required to account for these contracts as derivatives. The mark-to-market impact on earnings related to these contracts, particularly related to the PPA, could be material to the financial statements.

         If a contract is accounted for as a derivative instrument, it is recorded in the financial statements as an asset or a liability, at the fair value of the contract. Any difference between the recorded book value and the fair value is reported either in earnings or accumulated other comprehensive income, depending on certain qualifying criteria. The recorded fair value of the contract is then adjusted quarterly to reflect any change in the market value of the contract.

         In order to determine the fair value of contracts that are accounted for as derivative instruments, Consumers uses a combination of quoted market prices and mathematical valuation models. Valuation models require various inputs, including forward prices, volatilities, interest rates and exercise periods. Changes in forward prices or volatilities could significantly change the calculated fair value of certain contracts. At September 30, 2003, Consumers assumed a market-based interest rate of one percent (six-month U.S. Treasury) and an average volatility rate of 55 percent to calculate the fair value of its gas call options.

         In order for derivative instruments to qualify for hedge accounting under SFAS No. 133, the hedging relationship must be formally documented at inception and be highly effective in achieving offsetting cash flows or offsetting changes in fair value, attributable to the risk being hedged. If hedging a forecasted transaction, the forecasted transaction must be probable. If a derivative instrument, used as a cash flow hedge, is terminated early because it is probable that a forecasted transaction will not occur, any gain or loss as of such date is immediately recognized in earnings. If a derivative instrument, used as a cash flow hedge, is terminated early for other economic reasons, any gain or loss as of the termination date is deferred and recorded when the forecasted transaction affects earnings.

         FINANCIAL INSTRUMENTS: Consumers accounts for its investments in debt and equity securities in accordance with SFAS No. 115. As such, debt and equity securities can be classified into one of three categories: held-to-maturity, trading, or available-for-sale securities. Consumers' investments in equity securities, including its investment in CMS Energy Common Stock, are classified as available-for-sale securities. They are reported at fair value, with any unrealized gains or losses resulting from changes in fair value reported in equity as part of accumulated other comprehensive income and are excluded from earnings unless such changes in fair value are other than temporary. In 2002, Consumers determined that the decline in value related to its investment in CMS Energy Common Stock was other than temporary as the fair value was below the cost basis for a period greater than six months. As a result, Consumers recognized a loss on its investment in CMS Energy Common Stock through earnings of $12 million in the fourth quarter of 2002, and an additional $12 million in the first quarter of 2003. As of September 30, 2003, Consumers held 2.4 million shares of CMS Energy Common Stock with a fair value of $17 million. Consumers believes that any further adverse change in the market price of this investment would not have a material effect on its consolidated financial position, results of operation or cash flows. Unrealized gains or losses resulting from changes in the fair value of Consumers' nuclear decommissioning investments are reported as regulatory liabilities. The fair value of these investments is determined from quoted market prices.

         MARKET RISK INFORMATION: Consumers is exposed to market risks including, but not limited to, changes in interest rates, commodity prices, and equity security prices. Consumers' market risk, and activities designed to minimize this risk, are subject to the direction of an executive oversight committee consisting of designated members of senior management and a risk committee, consisting of certain business unit managers. Established policies and procedures are used to manage the risks associated with market fluctuations.

         Consumers may use various contracts, including swaps, options, and forward contracts to manage its risks associated with the variability in expected future cash flows attributable to fluctuations in interest rates and commodity prices. When management uses these instruments, it intends that an opposite movement in the value of the at-risk item would offset any losses incurred on the contracts. Contracts used to manage interest rate and commodity price risk may be considered derivative instruments that are subject to derivative and hedge accounting pursuant to SFAS No. 133. Consumers enters into all risk management contracts for purposes other than trading.

         These instruments contain credit risk if the counterparties, including financial institutions and energy marketers, fail to perform under the agreements. Consumers minimizes such risk by performing financial credit reviews using, among other things, publicly available credit ratings of such counterparties.

         In accordance with SEC disclosure requirements, Consumers performs sensitivity analyses to assess the potential loss in fair value, cash flows and earnings based upon a hypothetical 10 percent adverse change in market rates or prices. Management does not believe that sensitivity analyses alone provide an accurate or reliable method for monitoring and controlling risks. Therefore, Consumers relies on the experience and judgment of its senior management to revise strategies and adjust positions, as they deem necessary. Changes in excess of the amounts determined in sensitivity analyses could occur if market rates or prices exceed the 10 percent shift used for the analyses.

         INTEREST RATE RISK: Consumers is exposed to interest rate risk resulting from the issuance of fixed-rate and variable-rate financing, and from interest rate swap agreements. Consumers uses a combination of these instruments to manage and mitigate interest rate risk exposure when deemed appropriate, based upon market conditions. These strategies are designed to provide and maintain a balance between risk and the lowest cost of capital.

         As of September 30, 2003, Consumers had no outstanding interest rate swap agreements. As of September 30, 2003, Consumers had outstanding variable-rate financing of $628 million, a $640 million decrease (50 percent) from the December 31, 2002 balance of $1.268 billion. The decline in variable-rate financing is primarily due to a shift toward fixed-rate financing. As of September 30, 2003, assuming a hypothetical 10 percent adverse change in market interest rates, Consumers' before tax annual earnings exposure on its variable-rate financing would be $1 million.

         As of September 30, 2003, Consumers had outstanding fixed-rate financing of $3.694 billion, a $934 million increase (34 percent) over the December 31, 2002 balance of $2.760 billion. As of September 30, 2003, the fair value of Consumers' fixed-rate financing was $3.804 billion, a $1.127 billion increase (42 percent) over the December 31, 2002 fair value of $2.677 billion. The change in the fair value of the fixed-rate financing is due to both an increase in outstanding fixed-rate debt obligations as well as a decline in market interest rates. As of September 30, 2003, assuming a hypothetical 10 percent adverse change in market interest rates, the fair value of Consumers' fixed-rate financing would increase by $155 million.

         As discussed below in Electric Business Outlook - Securitization, Consumers has filed an application with the MPSC to securitize certain costs. Upon final approval, Consumers intends to use the proceeds from the securitization to retire higher cost debt, which could include a portion of its current fixed-rate debt. Consumers does not believe that any adverse change in debt price and interest rates would have a material adverse effect on either its consolidated financial position, results of operation or cash flows.

         COMMODITY MARKET RISK: For purposes other than trading, Consumers entered into electric call options, fixed priced weather-based gas supply call options and fixed priced gas supply call and put options. The electric call options are used to protect against risk due to fluctuations in the market price of electricity and to ensure a reliable source of capacity to meet customers' electric needs. The weather-based gas supply call options, and the gas supply call and put options are used to purchase reasonably priced gas supply. Call options allow Consumers the right but not the obligation to purchase gas supply at predetermined fixed prices. Put options allow third-party suppliers the right but not the obligation to sell Consumers gas supply at predetermined fixed prices.

         As of September 30, 2003 and December 31, 2002, the fair value of electricity-related call option contracts, based on quoted market prices and mathematical valuation models using current and historical pricing data, was $3 million and $9 million, respectively. As of September 30, 2003 assuming a hypothetical 10 percent adverse change in market prices, the potential reduction in fair value associated with these contracts would be $1 million. As of September 30, 2003 and December 31, 2002, Consumers had an asset of $21 million and $30 million, respectively, related to premiums incurred for electric call option contracts. Consumers' maximum exposure associated with the call option contracts is limited to the premiums incurred. As of September 30, 2003, the fair value of the fixed priced weather-based gas supply call options and fixed priced gas supply call and put options, based on quoted market prices and mathematical valuation models, was less than $1 million. As of September 30, 2003, assuming a hypothetical 10 percent adverse change in market prices, the potential reduction in fair value associated with these contracts would be $1 million.

         For further information on market risk and derivative activities, see
Note 4, Financial and Derivative Instruments.

ACCOUNTING FOR THE EFFECTS OF INDUSTRY REGULATION

         Because Consumers is involved in a regulated industry, regulatory decisions affect the timing and recognition of revenues and expenses. Consumers uses SFAS No. 71 to account for the effects of these regulatory decisions. As a result, Consumers may defer or recognize revenues and expenses differently than a non-regulated entity.

         For example, items that a non-regulated entity normally would expense, Consumers may capitalize as regulatory assets if the actions of the regulator indicate such expenses will be recovered in future rates. Conversely, items that non-regulated entities may normally recognize as revenues, Consumers may record as regulatory liabilities if the actions of the regulator indicate they will require such revenues to be refunded to customers. Judgment is required to discern the recoverability of items recorded as regulatory assets and liabilities. As of September 30, 2003, Consumers had $1.113 billion recorded as regulatory assets and $461 million recorded as regulatory liabilities.

         In 1999, Consumers received MPSC electric restructuring orders, which, among other things, identified the terms and timing for implementing electric restructuring in Michigan. Consistent with these orders and EITF No. 97-4, Consumers discontinued the application of SFAS No. 71 for the energy supply portion of its business because Consumers expected to implement retail open access at competitive market-based rates for its electric customers. However, since 1999, there has been a significant legislative and regulatory change in Michigan that has resulted in: 1) electric supply customers of utilities remaining on cost-based rates and 2) utilities being given the ability to recover Stranded Costs associated with electric restructuring, from customers who choose an alternative electric supplier. During 2002, Consumers re-evaluated the criteria used to determine if an entity or a segment of an entity meets the requirements to apply regulated utility accounting, and determined that the energy supply portion of its business could meet the criteria if certain regulatory events occurred. In December 2002, Consumers received a MPSC Stranded Cost order that allowed Consumers to re-apply regulatory accounting standard SFAS No. 71 to the energy supply portion of its business. Re-application of SFAS No. 71 had no effect on the prior discontinuation accounting, but allowed Consumers to apply regulatory accounting treatment to the energy supply portion of its business beginning in the fourth quarter of 2002, including regulatory accounting treatment of costs required to be recognized in accordance with SFAS No. 143. See Note 5, Implementation of New Accounting Standards, "SFAS No. 143, Accounting for Asset Retirement Obligations."

         For further information on industry regulation, see Note 1, Corporate Structure and Summary of Significant Accounting Policies, "Utility Regulation".

ACCOUNTING FOR PENSION AND OPEB

         Consumers provides postretirement benefits under its Pension Plan, and postretirement health and life benefits under its OPEB plans to substantially all its retired employees. Consumers uses SFAS No. 87 to account for pension costs and uses SFAS No. 106 to account for other postretirement benefit costs. These statements require liabilities to be recorded on the balance sheet at the present value of these future obligations to employees net of any plan assets. The calculation of these liabilities and associated expenses requires the expertise of actuaries and is subject to many assumptions including life expectancies, present value discount rates, expected long-term rate of return on plan assets, rate of compensation increase and anticipated health care costs. Any change in these assumptions can significantly change the liability and associated expenses recognized in any given year.

         The Pension Plan includes amounts for employees of CMS Energy and non-utility affiliates, including Panhandle, which are not distinguishable from the Pension Plan's total assets. In June 2003, CMS Energy completed the sale of Panhandle to Southern Union Panhandle Corp. No portion of the Pension Plan was transferred with the sale. Panhandle employees are no longer eligible to accrue additional benefits. The Pension Plan retained pension payment obligations for Panhandle employees that were vested under the Pension Plan. Because of the significant change in the makeup of the plan, SFAS No. 87 required a remeasurement of the obligation at the date of sale. The estimated remeasurement resulted in an increase in pension expense of approximately $3 million and OPEB expense of approximately $5 million for 2003, as well as an additional charge to accumulated other comprehensive income of approximately $27 million ($17 million after tax) as a result of the increase in the additional minimum pension liability. The actuary is in the process of finalizing the effects of the mid-year remeasurement. Although actual results may differ from the estimates recorded, Consumers does not expect those differences to be material.

         Consumers estimates OPEB expense will approximate $54 million in 2003, $62 million in 2004, and $60 million in 2005. Consumers estimates pension expense will approximate $38 million in 2003, $46 million in 2004, and $47 million in 2005. Future actual pension expense will depend on future investment performance, changes in future discount rates and various other factors related to the populations participating in the Pension Plan. In August 2003, Consumers made its planned contribution of $172 million to the Pension Plan.

         Consumers has announced amendments to the Pension Plan for salaried employees, whereby, the method used to convert an employee's benefit to a lump sum payment is being changed. Employees who elect the lump sum payment option will not earn an additional early retirement subsidy. As a result, employees who choose the lump sum payment option, and retire before age 65, will receive lower lump sum payments. In addition, Consumers has implemented a cash balance plan for employees hired on or after July 1, 2003. Under a cash balance plan, an employees' retirement account is credited annually with a percentage of their base pay. Accounts will be valued at the end of each year, using an annual variable interest rate to determine growth. Employees who leave the company and are vested in the cash balance version of the pension plan can either start receiving their benefit immediately, postpone receiving benefits until a future date while receiving an earnings credit on their account (payment cannot be deferred beyond age 70-1/2), or roll 100 percent of the cash balance account into an IRA or another qualified plan. If a participant is not vested (less than five years of service under the terms of the plan), the cash balance account is forfeited.

         In 2003, a large majority of retiring employees elected the lump sum payment option instead of receiving pension benefits as an annuity over time. As a result, Consumers may be required to record a settlement loss in accordance with SFAS No. 88, which requires a settlement loss to be recognized when the cost of all settlements paid during the year exceeds the sum of the service and interest costs for the same year. Consumers cannot yet determine if the amount of lump sum payments for 2003 will exceed the threshold, but estimates that if the threshold is exceeded, between $55 million and $65 million could be recognized as a loss in the fourth quarter of 2003.

ACCOUNTING FOR NUCLEAR DECOMMISSIONING COSTS

         Consumers' decommissioning cost estimates for the Big Rock and Palisades plants assume that each plant site will eventually be restored to conform to the adjacent landscape with all contaminated equipment and material removed and disposed of in a licensed burial facility and the site released for unrestricted use. The MPSC orders received in March and December of 1999 for Big Rock and Palisades plants, respectively, provided for fully funding the decommissioning trust funds for both sites. The December 1999 order set the annual decommissioning surcharge for the Palisades decommissioning at $6 million. Consumers estimates that at the time of the decommissioning of Palisades, its decommissioning trust fund will be fully funded. This conclusion assumes that the trust funds are invested in equities and fixed income investments, equities will be converted to fixed income investments during decommissioning and fixed income investments are converted to cash as needed. Decommissioning costs have been developed, in part, by independent contractors with expertise in decommissioning. These cost estimates use various inflation rates for labor, non-labor, and contaminated equipment disposal costs.

         In December 2000, funding of the Big Rock trust fund was stopped since it was considered fully funded, subject to further review. A portion of future decommissioning cost will result from the failure of the DOE to remove fuel from the site. These costs, and similar costs incurred at Palisades, would not be necessary if the DOE took possession of the spent fuel as required by the Nuclear Waste Policy Act of 1982. A number of utilities, including Consumers, which filed its complaint in December 2002, have commenced litigation in the Court of Claims. The Chief Judge of the Court of Claims identified six lead cases to be used as vehicles for resolving dispositive motions. Consumers' case is not a lead case. It is unclear what impact this decision by the Chief Judge will have on the outcome of Consumers' litigation. If the litigation that was commenced in the fourth quarter of 2002 against the DOE is successful, Consumers anticipates future recoveries from the DOE to defray the significant costs it will incur for the storage of spent fuel until the DOE takes possession as required by law. However, there is no assurance that the litigation against the DOE will be successful.

         The funds provided by the trusts and additional potential funds from DOE litigation are expected to fully fund the decommissioning costs. Variance from trust earnings, a lesser recovery of costs from the DOE, changes in decommissioning technology, regulations, estimates or assumptions could affect the cost of decommissioning these sites and the adequacy of the decommissioning trust funds. For further information see Note 2, Uncertainties, "Other Electric Uncertainties - Nuclear Matters."

         In March 2003, the Michigan Environmental Council, the Public Interest Research Group in Michigan, and the Michigan Consumer Federation submitted a complaint to the MPSC, which was served on Consumers by the MPSC in April 2003. The complaint asks the MPSC to commence a generic investigation and contested case to review all facts and issues concerning costs associated with spent nuclear fuel storage and disposal. The complaint seeks a variety of relief with respect to Consumers, Detroit Edison, Indiana & Michigan Electric Company, Wisconsin Electric Power Company and Wisconsin Public Service Corporation, including establishing external trusts to which amounts collected in electric rates for spent nuclear fuel storage and disposal should be transferred, and the adoption of additional measures related to the storage and disposal of spent nuclear fuel. In May 2003, Consumers and the other named utilities each filed a motion to dismiss the complaint. Consumers is unable to predict the outcome of this matter.

RELATED PARTY TRANSACTIONS

         Consumers enters into a number of significant transactions with related parties. These transactions include the purchase of capacity and energy from the MCV Partnership and from affiliates of Enterprises, the purchase of electricity and gas for generation from CMS MST, the sale of electricity to CMS MST, the purchase of gas transportation from CMS Bay Area Pipeline, L.L.C., the payment of parent company overhead costs to CMS Energy, the sale of storage and transportation of natural gas and other services to the MCV Partnership, and an investment in CMS Energy Common Stock.

         Transactions involving CMS Energy and its affiliates and the sale of storage and transportation of natural gas and other services to the MCV Partnership are generally based on regulated prices, market prices or competitive bidding. Transactions involving the power supply purchases from the MCV Partnership, and certain affiliates of Enterprises, are based upon avoided costs under PURPA and competitive bidding; and the payment of parent company overhead costs to CMS Energy are based upon use or accepted industry allocation methodologies.

         In 2002, Consumers sold its transmission facilities to MTH, a non-affiliated limited partnership whose general partner is a subsidiary of Trans-Elect, Inc., an independent company, whose management includes former executive employees of Consumers. The transaction was based on competitive bidding. Consumers continues to use the transmission facilities now owned by MTH, and a director of Consumers is currently a stockholder of Trans-Elect, Inc.

         For detailed information about related party transactions see Note 2, Uncertainties, "Electric Rate Matters - Transmission", and "Other Electric Uncertainties - The Midland Cogeneration Venture".

RESULTS OF OPERATIONS

CONSUMERS' NET INCOME AVAILABLE TO COMMON STOCKHOLDER

                                                                                             In Millions
--------------------------------------------------------------------------------------------------------
   September 30                                                              2003       2002      Change
--------------------------------------------------------------------------------------------------------
Three months ended                                                           $ 33       $ 74       $(41)
Nine months ended                                                            $172       $267       $(95)
========================================================================================================

         2003 COMPARED TO 2002: For the three months ended September 30, 2003, Consumers' net income available to common stockholder totaled $33 million, a decrease of $41 million from the previous year.

         A decrease in electric delivery revenues reduced earnings by $22 million after-tax. This decrease was primarily due to reduced deliveries to the higher margin residential sector resulting from milder summer weather compared to the same period in 2002, which included record setting monthly sendout and monthly hourly peak demand volumes. Commercial and industrial customers switching to alternative electric suppliers as allowed by the Customer Choice Act further reduced electric delivery revenues. Lower gas deliveries reduced after-tax earnings by $9 million. Earnings were also reduced $10 million after-tax due to a decrease in the fair value of certain long-term gas contracts held by the MCV Partnership. The earnings decrease also reflects increased costs of borrowing that reduced earnings by $4 million after-tax, and increased general tax expense of $3 million after-tax. Offsetting the earnings decrease is an after-tax benefit of $3 million due to the final gas rate order issued in 2002 authorizing Consumers to increase its gas tariff rates.

         For the nine months ended September 30, 2003, Consumers' net income available to common stockholder totaled $172 million, a decrease of $95 million from the previous year.

         This decrease in earnings reflects the absence of the nonrecurring benefits from 2002, including the $31 million after-tax gain on asset sales, and the $18 million of after-tax earnings related to an adjustment to the fair value of certain long-term gas contracts held by the MCV Partnership. Reduced earnings also reflect a $12 million charge to non-utility expense in order to recognize a decline in market value of CMS Energy Common Stock held by Consumers.

         Decreased electric deliveries reduced after tax earnings by $25 million. This decrease can be attributed to the continuing switch by commercial and industrial customers to alternative electric suppliers allowed by the Customer Choice Act. A reduction in residential consumption also contributed to the decrease in electric deliveries. This decrease was due to milder summer temperatures in 2003 compared to the same period in 2002, which included record setting monthly send out and monthly hourly peak demand volumes.

         Increased electric and gas operating expenses reduced after-tax earnings by $32 million. Increased costs of borrowings reduced after-tax earnings by $16 million, and a $7 million after-tax charge at CMS Midland Holdings reflecting the loss of certain tax credits also contributed to the earnings decrease.

         Offsetting these decreases is an after-tax benefit of $9 million due to increased gas deliveries reflecting colder winter weather in early 2003, a $23 million after-tax benefit due to the final gas rate order issued in 2002 authorizing Consumers to increase its gas tariff rates, and the $13 million after-tax benefit relating to the reduction in MSBT expenses relating to years 2000 and

2001. The reduction in MSBT expense is a result of CMS Energy receiving approval to file consolidated tax returns for years 2000 and 2001. These returns were filed in the second quarter of 2003.

         Finally, earnings for the three and nine month period ended September 30, 2003, were reduced by $1 million after-tax as a result of the Northeast United States blackout that commenced August 14, 2003.

         For further information, see the Electric and Gas Utility Results of Operations sections and Note 2, Uncertainties.

ELECTRIC UTILITY RESULTS OF OPERATIONS

                                                                                               In Millions
----------------------------------------------------------------------------------------------------------
   September 30                                                      2003           2002            Change
----------------------------------------------------------------------------------------------------------
Three months ended                                                   $ 59           $ 88             $(29)
Nine months ended                                                    $145           $222             $(77)
==========================================================================================================

                                                   Three Months Ended                Nine Months Ended
          Reasons for change                   September 30, 2003 vs. 2002      September 30, 2003 vs. 2002
-----------------------------------------------------------------------------------------------------------
Electric deliveries                                       $ (34)                            $ (38)
Power supply costs and related revenue                        2                                14
Other operating expenses and
   non-commodity revenue                                     (5)                              (43)
Asset sales                                                   -                               (38)
General taxes                                                (3)                               12
Fixed charges                                                (5)                              (18)
Income taxes                                                 16                                34
                                                          ------------------------------------------------

Total change                                              $ (29)                            $ (77)
==========================================================================================================

         ELECTRIC DELIVERIES: For the three months ended September 30, 2003, electric delivery revenues decreased by $34 million from the previous year. Electric deliveries, including transactions with other wholesale market participants and other electric utilities, were 10.3 billion kWh, a decrease of
0.6 billion kWh or 4.9 percent from 2002. The decrease in revenue is primarily the result of decreased deliveries to the higher margin residential sector due to milder summer temperatures in 2003 compared to the same period in 2002, which included record setting monthly sendout and monthly hourly peak demand volumes. Commercial and industrial customers switching to alternative electric suppliers as allowed by the Customer Choice Act further reduced electric delivery revenues.

         For the nine months ended September 30, 2003, electric delivery revenues decreased by $38 million from the previous year. Electric deliveries, including transactions with other wholesale market participants and other electric utilities, were 29.3 billion kWh, a decrease of 0.2 billion kWh or 0.6 percent from 2002. The decrease in delivery revenues can be attributed to the continuing switch by commercial and industrial customers to alternative electric suppliers allowed by the Customer Choice Act. Also contributing to decreased electric deliveries was a reduction in residential consumption due to milder summer temperatures in 2003 compared to the same period in 2002, which included record setting monthly send out and monthly hourly peak demand volumes.

         POWER SUPPLY COSTS AND RELATED REVENUE: For the three months ended September 30, 2003, power supply costs and related revenues increased electric net income by $2 million from 2002.

         For the nine months ended September 30, 2003, power supply costs and related revenues increased electric net income by $14 million from 2002. This increase is primarily the result of increased intersystem revenues due to higher market prices and sales made from additional surplus capacity.

         OTHER OPERATING EXPENSES AND NON-COMMODITY REVENUE: For the three months ended September 30, 2003, net operating expenses and non-commodity revenue decreased operating income by $5 million compared to 2002. This decrease relates primarily to increased amortization expense from securitized assets and reduced miscellaneous electric service revenues.

         For the nine months ended September 30, 2003, operating expenses increased compared to 2002. This increase can be attributed to storm restoration expenses, a scheduled refueling outage at Palisades, which began on March 16, 2003 and ended on April 20, 2003, and higher transmission costs due to the loss of a financial return on the Consumers' transmission system asset sold in May 2002. Slightly offsetting these increased operating expenses were increased non-commodity revenues associated with miscellaneous service revenues.

         ASSET SALES: For the nine months ended September 30, 2003, pretax income from asset sales decreased $38 million from the comparable period in 2002. This is the result of the $31 million pretax gain associated with the May 2002 sale of Consumers' electric transmission system and the $7 million pretax gain associated with the June 2002 sale of nuclear equipment from the cancelled Midland project.

         GENERAL TAXES: For the three months ended September 30, 2003, general taxes increased $3 million compared to 2002 primarily due to larger property tax expense from increased investment.

         For the nine months ended September 30, 2003, general taxes decreased $12 million from the comparable period in 2002. This decrease is due to reduced MSBT expenses related to the years 2000 and 2001. This is the result of CMS Energy receiving approval to file consolidated tax returns for the years 2000 and 2001. These returns were filed during the second quarter of 2003.

         FIXED CHARGES: For the three and nine months ended September 30, 2003, fixed charges increased $5 million and $18 million, respectively, from the comparable period in 2002. These increases can be attributed to increased financing activities.

         INCOME TAXES: For the three and nine months ended September 30, 2003, income tax expense decreased $16 million and $34 million, primarily due to a decrease in earnings by the electric utility compared to 2002.

GAS UTILITY RESULTS OF OPERATIONS

                                                                                               In Millions
----------------------------------------------------------------------------------------------------------
   September 30                                                    2003             2002            Change
----------------------------------------------------------------------------------------------------------
Three months ended                                                 $(19)            $(18)            $(1)
Nine months ended                                                  $ 40             $ 13             $27
==========================================================================================================

                                                            Three Months Ended            Nine Months Ended
              Reasons for change                      September 30, 2003 vs. 2002    September 30, 2003 vs. 2002
----------------------------------------------------------------------------------------------------------------
Gas deliveries                                                   $(14)                           $ 14
Gas rate increase                                                   5                              35
Gas wholesales and retail services                                  1                               4
Operation and maintenance                                           8                              (6)
General taxes, depreciation, and other income                      (1)                             (2)
Fixed charges                                                      (1)                             (4)
Income taxes                                                        1                             (14)
                                                                 -----------------------------------------------

Total change                                                     $ (1)                           $ 27
================================================================================================================

         GAS DELIVERIES: For the three months ended September 30, 2003, gas delivery revenues decreased by $14 million from the previous year. The decrease primarily reflects $7 million of increased expense associated with Consumers' annual analysis of gas losses related to the gas transmission and distribution system. The adjustment is recorded as a reduction to accrued gas revenues. System deliveries, including miscellaneous transportation, totaled 38.2 bcf, a decrease of 1.9 bcf or 4.8 percent compared with 2002.

         For the nine months ended September 30, 2003, gas delivery revenues increased by $14 million from the previous year. System deliveries, including miscellaneous transportation, totaled 272.7 bcf, an increase of 18 bcf or 7.1 percent compared with 2002. This increase is primarily due to colder weather during the first quarter that resulted in increased deliveries to the residential and commercial sectors in 2003.

         GAS RATE INCREASE: In November 2002, the MPSC issued a final gas rate order authorizing a $56 million annual increase in Consumers' gas tariff rates. As a result of this order, for the three and nine months ended September 30, 2003, Consumers recognized increased gas revenues of $5 million and $35 million, respectively.

         OPERATION AND MAINTENANCE: For the three months ended September 30, 2003, operation and maintenance expenses decreased $8 million when compared to 2002. This decrease reflects the absence of gas storage inventory losses recorded in 2002.

         For the nine months ended September 30, 2003, operation and maintenance expenses increased $6 million when compared to 2002. This increase reflects the recognition of additional expenditures on safety, reliability and customer service.

         INCOME TAXES: For the three months ended September 30, 2003, income tax expense decreased primarily due to decreased earnings of the gas utility compared to 2002.

         For the nine months ended September 30, 2003, income tax expense increased primarily due to improved earnings of the gas utility.

CAPITAL RESOURCES AND LIQUIDITY

CASH POSITION, INVESTING, AND FINANCING

         The following discussion of operating, investing and financing activities summarizes Consumers' consolidated statements of cash flows found in Consumers' consolidated financial statements.

         Operating Activities: Consumers' principal source of liquidity is cash from the sale and transportation of natural gas and the generation, delivery and sale of electricity. For the nine months ended September 30, cash from operations totaled $130 million in 2003 and $420 million in 2002. The $290 million decrease in cash from operations resulted primarily from an increase in a depleted natural gas inventory due to colder weather and higher gas prices, an increase in the pension contribution for 2003, and an increase in accounts receivable and accrued revenues. Consumers primarily uses cash derived from operating activities to operate, maintain, expand and construct its electric and gas systems, to retire portions of long-term debt, and to pay dividends. A decrease in cash from operations could reduce the availability of funds and result in additional short-term financings, see Note 3, Financings and Capitalization for additional details about this source of funds.

         Investing Activities: For the nine months ended September 30, cash used for investing activities totaled $326 million in 2003 and $144 million in 2002. The change of $182 million is primarily due to the absence of $283 million of proceeds from the sale of METC and other asset sales, partially offset by a $94 million decrease in capital expenditures.

         Financing Activities: For the nine months ended September 30, cash provided by financing activities totaled $103 million in 2003 and cash used for financing activities totaled $182 million in 2002. The change of $285 million is primarily due to an increase of $941 million in proceeds from senior notes and bank loans, offset partially by $371 million of payments for retirement of bonds and other long-term debt and a $271 million additional payment of notes payable. Refer below to discussion of Consumers' refinancing.

         Contractual Obligations and Commercial Commitments: The following schedule of material contractual obligations and commercial commitments is provided to aggregate information in a single location so that a picture of liquidity and capital resources is readily available. For further information see Note 2, Uncertainties, and Note 3, Financings and Capitalization.

Contractual Obligations                                                                        In Millions
----------------------------------------------------------------------------------------------------------
                                                                         Payments Due
                                                      ----------------------------------------------------
                                                                                                  2008 and
        September 30                     Total       2003    2004     2005     2006     2007       beyond
----------------------------------------------------------------------------------------------------------
On-balance sheet:
   Long-term debt                       $ 3,531       $  -  $    8   $  329     $361     $ 31      $ 2,802
   Current portion of long-
      term debt                              28          8      20        -        -        -            -
   Notes payable                              4          1       3        -        -        -            -
   Capital lease obligations                127          4      15       14       13       12           69
----------------------------------------------------------------------------------------------------------
      Total on-balance sheet            $ 3,690       $ 13  $   46   $  343     $374     $ 43      $ 2,871
----------------------------------------------------------------------------------------------------------
Off-balance sheet:
   Operating leases                     $    76       $  6  $   11   $    9     $  9     $  8      $    33
   Non-recourse debt of FMLP                194          -      57       41       26       13           57
   Sale of accounts receivable              254        254       -        -        -        -            -
   Unconditional purchase
      obligations                        17,897        601   1,577    1,197      905      743       12,874
----------------------------------------------------------------------------------------------------------
Total off-balance sheet                 $18,421       $861  $1,645   $1,247     $940     $764      $12,964
==========================================================================================================

LONG-TERM FINANCINGS:

         The following is a summary of Consumers' Long-Term debt issuances during 2003:

-----------------------------------------------------------------------------------------------------------------
    Facility         Principal                                                           Use of
      Type           (millions)   Issue Rate     Issue Date       Maturity Date         Proceeds       Collateral
-----------------------------------------------------------------------------------------------------------------
Term Loan             $    140      LIBOR +      March 2003       March 2009               GCP           FMB (f)
                                    475 bps
Term Loan                  150      LIBOR +      March 2003       March 2006 (c)           GCP           FMB (f)
                                    450 bps
FMB (a)                    375      5.375%       April 2003       April 2013               (c)              -
FMB (a)                    250      4.250%       April 2003       April 2008               (c)              -
FMB (a)                    250      4.000%       May 2003         May 2010                 (d)              -
FMB (b)                    200      4.800%       August 2003      February 2009            (e)              -
FMB (b)                    200      6.000%       August 2003      February 2014            (e)              -
                      --------
Total                 $  1,565
=================================================================================================================

(GCP - General Corporate Purposes)                          (bps - basis points)
(FMB - First Mortgage Bonds)

         (a) Consumers has agreed to file a registration statement with the SEC by December 26, 2003 to permit holders of these first mortgage bonds to exchange the bonds for new bonds that will be registered under the Securities Act of 1933.

         (b) Consumers has agreed to file a registration statement with the SEC by April 14, 2004 to permit holders of these first mortgage bonds to exchange the bonds for new bonds that will be registered under the Securities Act of 1933.

         (c) Consumers used the net proceeds to replace a $250 million senior reset put bond that matured in May 2003, to pay an associated $32 million option call payment and for general corporate purposes that included paying down additional debt.

         (d) Consumers used the net proceeds to prepay a portion of a term loan that was due to mature in July 2004.

         (e) Consumers used the net proceeds to pay off the $150 million term loan negotiated in March 2003 that was due to mature in March 2006 as well as the remaining $50 million balance on a term loan that was due to mature in March 2004, and for general corporate purposes.

         (f) Refer to "Regulatory Authorization for Financings" below for information about Consumers' remaining FERC debt authorization.

         As part of Consumers' ongoing cost reduction measures in an attempt to reduce its financing costs, Consumers will continue to monitor financial markets

         REGULATORY AUTHORIZATION FOR FINANCINGS: At September 30, 2003, Consumers had FERC authorization, through June 2004, to issue or guarantee up to $1.1 billion of short-term securities outstanding at any one time. As of September 30, 2003, Consumers had $400 million outstanding as collateral for the revolving credit facility (discussed below) and had an additional $700 million available for future issuances of short-term securities. At September 30, 2003, Consumers also had remaining FERC authorization, through June 2004, to issue up to $800 million of long-term securities for refinancing or refunding purposes, $560.3 million of long-term securities for general corporate purposes, and $2.06 billion of long-term first mortgage bonds to be issued solely as collateral for other long-term securities. Also, FERC has granted waivers of its competitive bid/negotiated placement requirements applicable to the long-term securities authorization indicated above.

         SHORT-TERM FINANCINGS: In March 2003, Consumers obtained a replacement revolving credit facility in the amount of $250 million secured by first mortgage bonds. In September 2003, this facility was amended and restated as a $400 million revolving credit facility. The interest rate of the facility was reduced from LIBOR plus 350 to LIBOR plus 175 basis points. The new credit facility matures in March 2004 with two annual extensions at Consumers' option, which would extend the maturity to March 2006. At September 30, 2003, all of the $400 million is available for general corporate purposes.

         The revolving credit facility mentioned above has contractual restrictions that require Consumers to maintain, as of the last day of each fiscal quarter, the following:

                                                       Limitation              Ratio at September 30, 2003
----------------------------------------------------------------------------------------------------------
Debt to Capital Ratio (a)(b)                   Not more than 0.65 to 1.00              0.58 to 1.00
Interest Coverage Ratio - Revolver (a)         Not less than 2.00 to 1.00              3.34 to 1.00
==========================================================================================================

         (a) Violation of this ratio would constitute an event of default under the facility that provides the lender, among other remedies, the right to declare the principal and interest immediately due and payable.

         (b) The terms of the credit facility provide for the exclusion of securitization bonds in the calculation of the debt to capital ratio.

         Consumers is subject to covenants in its financing agreements that could limit its ability to incur additional indebtedness. Consumers has agreed in several of its financing agreements to maintain specified levels of cash coverage of its interest requirements and to not allow its indebtedness to exceed specified levels of its consolidated capitalization (the "Debt Percentage Tests"). Consumers is in compliance with these requirements as of the most recent measurement date, September 30, 2003. These covenants make use of both generally accepted accounting principles and defined contractual terms in specifying how the relevant calculations are made. Consumers sought and received amendments to certain of its financing agreements to modify the terms of the Debt Percentage Tests in order to, among other things, remove the effect of the adoption of SFAS No. 150, portions of which have now been deferred indefinitely, regarding Trust Preferred Securities on the calculations.

         Under the provisions of its articles of incorporation, Consumers had $412 million of unrestricted retained earnings available to pay common dividends at September 30, 2003. However, covenants in Consumers' debt facilities cap common stock dividend payments at $300 million in a calendar year. Through September 30, 2003, Consumers paid $162 million in common dividends. In October 2003, Consumers declared a $57 million common dividend payable in November 2003.

         For information on the potential cap on common dividends payable included in the MPSC Securitization order see Electric Business Outlook, "Competition and Regulatory Restructuring - Securitization." Also, for information on the potential cap on common dividends payable included in the MPSC Staff's recommendation in Consumers' 2003 gas rate case see Gas Business Outlook, "2003 Gas Rate Case."

         LEASES: Consumers' capital leases are predominately for leased service vehicles and the new headquarters building. On November 7, 2003, Consumers closed a three-year $60 million term loan at an interest rate of LIBOR plus 135 basis points. The term loan is secured by first mortgage bonds. The proceeds of the loan were used to purchase Consumers' headquarters building lease from the lessor, resulting in cost savings to Consumers. Operating leases are predominately for railroad coal cars.

         OFF-BALANCE SHEET ARRANGEMENTS: Consumers' use of long-term contracts for the purchase of commodities and services, the sale of its accounts receivable, and operating leases are considered to be off-balance sheet arrangements. Consumers has responsibility for the collectability of the accounts receivable sold, and the full obligation of its leases become due in case of lease payment default. Consumers uses these off-balance sheet arrangements in its normal business operations.

         SALE OF ACCOUNTS RECEIVABLE: Under a revolving accounts receivable sales program, Consumers currently sells certain accounts receivable to a wholly owned, consolidated, bankruptcy remote special purpose entity, Consumers Receivables Funding II. In turn, Consumers Receivables Funding II may sell an undivided interest in up to $325 million of the receivables to a bank-sponsored commercial paper conduit. The amount sold to the conduit was $254 million at September 30, 2003 and $325 million at September 30, 2002. These amounts are excluded from accounts receivable in Consumers' consolidated balance sheets. Consumers continues to service the receivables sold; however, the purchaser of the receivables has no recourse against Consumers' other assets for failure of a debtor to pay when due and the purchaser has no right to any receivables not sold. No gain or loss has been recorded on the receivables sold and Consumers retains no interest in the receivables sold.

         UNCONDITIONAL PURCHASE OBLIGATIONS: Unconditional purchase obligations include natural gas, electricity, and coal purchase contracts and their associated cost of transportation. These obligations represent normal business operating contracts used to assure adequate supply and to minimize exposure to market price fluctuations.

         Included in unconditional purchase obligations are long-term power purchase agreements with various generating plants including the MCV Facility. These contracts require monthly capacity payments based on the plants' availability or deliverability. These payments are approximately $47 million per month for the remaining three months of 2003, including $34 million related to the MCV Facility. For the period that a plant is not available to deliver electricity to Consumers, Consumers is not obligated to make the capacity payments to the plant. See Electric Utility Results of Operations above and Note 2, Uncertainties, "Electric Rate Matters - Power Supply Costs" and "Other Electric Uncertainties - The Midland Cogeneration Venture" for further information concerning power supply costs.

         COMMERCIAL COMMITMENTS: Indemnities are agreements by Consumers to reimburse other companies, such as an insurance company, if those companies have to complete Consumers' performance involving a third party contract. Letters of credit are issued by a bank on behalf of Consumers, guaranteeing payment to a third party. Letters of credit substitute the bank's credit for Consumers' and reduce credit risk for the third party beneficiary. The amount and time period for drawing on a letter of credit is limited.

Commercial Commitments                                                                         In Millions
----------------------------------------------------------------------------------------------------------
                                                                  Commitment Expiration
                                             -------------------------------------------------------------
                                                                                                  2008 and
    September 30                 Total       2003       2004       2005       2006       2007       beyond
----------------------------------------------------------------------------------------------------------
Off-balance sheet:
   Indemnities                      $8         $-         $-         $-         $-         $-           $8
   Letters of credit                 7          -          7          -          -          -            -
==========================================================================================================

OUTLOOK

LIQUIDITY AND CAPITAL RESOURCES

         Consumers' liquidity and capital requirements generally are a function of its results of operations, capital expenditures, contractual obligations, debt maturities, working capital needs and collateral requirements. During the summer months, Consumers purchases natural gas and stores it for resale primarily during the winter heating season. Recently, the market price for natural gas has increased. Although Consumers' natural gas purchases are recoverable from its customers, the amount paid for natural gas stored as inventory could require additional liquidity due to the timing of the cost recoveries. In addition, certain commodity suppliers to Consumers have requested advance payments or other forms of assurances, including margin calls, in connection with maintenance of ongoing deliveries of gas and electricity. This will also affect Consumers' liquidity position.

         Historically, Consumers has met its consolidated cash needs through its operating and financing activities and access to bank financing and the capital markets. In 2003, Consumers has contractual obligations and planned capital expenditures that would require substantial amounts of cash. Consumers may also become subject to liquidity demands pursuant to commercial commitments under guarantees, indemnities and letters of credit as indicated above. Consumers plans to meet its liquidity and capital requirements in 2003 through a combination of borrowings, reduced capital expenditures, cash flow generated from operations, and other measures. Refer to "Capital Resources and Liquidity-"Long Term Financings" above for information about Consumers' 2003 debt financings.

         Consumers believes that its present level of cash and borrowing capacity (assuming access to capital markets), along with anticipated cash flows from operating and investing activities, will be sufficient to meet its liquidity needs through 2004.

ELECTRIC BUSINESS OUTLOOK

         GROWTH: Over the next five years, Consumers expects electric kWh volume deliveries (including both full service sales and delivery service to customers who choose to buy generation service from an alternative electric supplier, but excluding transactions with other wholesale market participants including other electric utilities) to grow at an average rate of approximately two percent per year based primarily on a steadily growing customer base. This growth rate reflects a long-range expected trend of growth. Growth from year to year may vary from this trend due to customer response to abnormal weather conditions and changes in economic conditions including utilization and expansion of manufacturing facilities. Consumers experienced higher electric deliveries in 2002 as a result of warmer than normal summer weather. For 2003, a slight decline in electric deliveries from 2002 is anticipated. This short-term outlook for 2003 assumes higher levels of manufacturing activity than in 2002 and normal weather conditions in the last three months of the year.

         COMPETITION AND REGULATORY RESTRUCTURING: The enactment in 2000 of Michigan's Customer Choice Act and other developments will continue to result in increased competition in the electric business. Generally, increased competition can reduce profitability and threatens Consumers' market share for generation services. The Customer Choice Act allowed all of Consumers' electric customers to buy electric generation service from Consumers or from an alternative electric supplier as of January 1, 2002. As a result, alternative electric suppliers for generation services have entered Consumers' market. As of October 2003, alternative electric suppliers are providing 603 MW of generation supply to retail open access customers. To the extent Consumers experiences "net" Stranded Costs as determined by the MPSC, the Customer Choice Act allows for the company to recover such "net" Stranded Costs by collecting a transition surcharge from those customers who switch to an alternative electric supplier. Consumers cannot predict the total amount of electric supply load that may be lost to competitor suppliers, nor whether the stranded cost recovery method adopted by the MPSC will be applied in a manner that will fully offset any associated margin loss.

         STRANDED COSTS: The Customer Choice Act allows electric utilities to recover the act's implementation costs and "net" Stranded Costs (without defining the term). The act directs the MPSC to establish a method of calculating "net" Stranded Costs and of conducting related true-up adjustments. In December 2001, the MPSC adopted a methodology which calculated "net" Stranded Costs as the shortfall between: (a) the revenue required to cover the costs associated with fixed generation assets, generation-related regulatory assets, and capacity payments associated with purchase power agreements, and (b) the revenues received from customers under existing rates available to cover the revenue requirement. The MPSC authorized Consumers to use deferred accounting to recognize the future recovery of costs determined to be stranded. According to the MPSC, "net" Stranded Costs are to be recovered from retail open access customers through a Stranded Cost transition charge.

         In April 2002, Consumers made "net" Stranded Cost filings with the MPSC for $22 million for 2000 and $43 million for 2001. Consumers in its hearing brief, filed in August 2002, revised its request for Stranded Costs to $7 million for 2000 and $4 million for 2001. The single largest reason for the difference in the filing was the exclusion, as ordered by the MPSC, of all costs associated with expenditures required by the Clean Air Act. As discussed below in "Securitization", Consumers filed a request with the MPSC for authority to issue Securitization bonds that would allow recovery of the Clean Air Act expenditures that were excluded from the Stranded Cost calculation.

         In December 2002, the MPSC issued an order finding that Consumers experienced zero "net" Stranded Costs in 2000 and 2001, but declined to resolve numerous issues regarding the "net" Stranded Cost methodology in a way that would allow a reliable prediction of the level of Stranded Costs for 2002 and future years. In January 2003, Consumers filed a petition for rehearing of the December 2002 Stranded Cost order in which it asked the MPSC to grant a rehearing and revise certain features of the order. Several other parties have also filed rehearing petitions with the MPSC. Consumers has also initiated an appeal at the Michigan Court of Appeals related to the MPSC's December 2001 "net" Stranded Cost order.

         In March 2003, Consumers filed an application with the MPSC seeking approval of "net" Stranded Costs incurred in 2002, and for approval of a "net" Stranded Cost recovery charge. In the application, Consumers indicated that if Consumers' proposal to securitize Clean Air Act expenditures and Palisades expenditures previously not securitized were approved as proposed in its securitization case as discussed below in "Securitization", then Consumers' "net" Stranded Costs incurred in 2002 would be approximately $35 million. If the proposal to securitize those costs is not approved, then Consumers indicated that the costs would be properly included in the 2002 "net" Stranded Cost calculation, which would increase Consumers' 2002 "net" Stranded Costs to approximately $103 million.

         In June 2003, the MPSC issued a financing order in the securitization case, authorizing the issuance of Securitization bonds in the amount of approximately $554 million. Included in this amount were Clean Air Act expenditures. However, the MPSC rejected Palisades expenditures previously not securitized as eligible securitized costs. As a result, the Palisades expenditures previously not securitized should be included as a component of "net" Stranded Costs and will be included as a component of a future electric rate case proceeding with the MPSC. With the inclusion of the Palisades expenditures previously not securitized, Consumers' "net" Stranded Costs incurred in 2002 are estimated to be approximately $50 million.

         In July 2003, Consumers filed a petition for rehearing and clarification on a number of features in the MPSC's financing order on securitization. Once a final financing order by the MPSC on securitization is issued, the amount of Consumers' request for "net" Stranded Cost recovery for 2002 will be known. Consumers cannot predict how the MPSC will rule on its request for the recoverability of Stranded Costs, and therefore Consumers has not recorded any regulatory assets to recognize the future recovery of such costs.

         The MPSC staff has scheduled a collaborative process to discuss Stranded Costs and related issues and to identify and make recommendations to the MPSC. Consumers has participated in this collaborative process. In July 2003, the staff suspended formal discussion while it considers possible conclusions and recommendations.

         IMPLEMENTATION COSTS: Since 1997, Consumers has incurred significant electric utility restructuring implementation costs. The following table outlines the applications filed by Consumers with the MPSC and the status of recovery for these costs.

                                                                                               In Millions
----------------------------------------------------------------------------------------------------------
Year Filed              Year Incurred          Requested          Pending          Allowed      Disallowed
----------------------------------------------------------------------------------------------------------
1999                     1997 & 1998              $20               $ -                $15             $5
2000                            1999               30                 -                 25              5
2001                            2000               25                 -                 20              5
2002                            2001                8                 -                  8              -
2003                            2002                2                 2            Pending        Pending
==========================================================================================================

         The MPSC disallowed certain costs based upon a conclusion that these amounts did not represent costs incremental to costs already reflected in electric rates. In the order received for the year 2001, the MPSC also reserved the right to review again the implementation costs depending upon the progress and success of the retail open access program, and ruled that due to the rate freeze imposed by the Customer Choice Act, it was premature to establish a cost recovery method for the allowable implementation costs. In addition to the amounts shown above, as of September 30, 2003, Consumers incurred and deferred as a regulatory asset, $2 million of additional implementation costs and has also recorded a regulatory asset of $16 million for the cost of money associated with total implementation costs. Consumers believes the implementation costs and the associated cost of money are fully recoverable in accordance with the Customer Choice Act. Cash recovery from customers is expected to begin after the rate freeze or rate cap period has expired. As discussed below, Consumers has asked to include implementation costs through December 31, 2000 in the pending securitization case. If approved, the sale of Securitization bonds will allow for the recovery of these costs. Consumers cannot predict the amounts the MPSC will approve as allowable costs.

         Also, Consumers is pursuing authorization at the FERC for MISO to reimburse Consumers for approximately $8 million in certain electric utility restructuring implementation costs related to its former participation in the development of the Alliance RTO, a portion of which has been expensed. In May 2003, the FERC issued an order denying MISO's request for authorization to reimburse Consumers. In June 2003, Consumers and MISO filed a joint petition for rehearing with the FERC. In September 2003, the FERC denied Consumers' and MISO's joint request. Consumers plans to appeal the FERC ruling at the United States Court of Appeals for the District of Columbia and pursue other potential means of recovery. In November 2003, in conjunction with Consumers' appeal of the September Order denying recovery, Consumers persuaded MISO to file a request with the FERC seeking authority to reimburse METC, the legal successor in interest to the Alliance RTO start-up costs. As part of the contract for sale of Consumers' former transmission system, should the Commission approve the new MISO filing, METC is contractually obligated to flow-through to Consumers the full amount of any Alliance RTO start-up costs that it is authorized to recover through FERC. Consumers cannot predict the outcome of the appeal process, the MISO request, or the amount of implementation costs, if any; the FERC ultimately will allow to be collected.

         SECURITIZATION: In March 2003, Consumers filed an application with the MPSC seeking approval to issue Securitization bonds in the amount of approximately $1.084 billion. The application sought recovery of costs associated with Clean Air Act expenditures, Palisades expenditures previously not securitized, retail open access implementation costs through December 31, 2003, certain pension fund costs, and expenses associated with the issuance of the bonds. In June 2003, the MPSC issued a financing order authorizing the issuance of Securitization bonds in the amount of approximately $554 million. This amount relates to Clean Air Act expenditures and associated return on those expenditures through December 31, 2002, retail open access implementation costs and previously authorized return on those expenditures through December 31, 2000, and the "up front" other qualified costs related to issuance of the Securitization bonds. The MPSC rejected Palisades expenditures previously not securitized as eligible securitized costs. Therefore, Palisades expenditures previously not securitized should be included as a component of "net" Stranded Costs and will be included as a component of a future electric rate case proceeding with the MPSC.

         In the June 2003 financing order, the MPSC also adopted a rate design that would allow retail open access customers to pay a securitization charge (and related tax charge) that are a small fraction of the amounts paid by full service bundled sales customers and special contract customers of the utility. The financing order provides that the securitization charges (and related tax charges) for the full service and bundled sales customers are increased under the rate design in the financing order in order to be sufficient to repay the principal, interest and all other "ongoing" qualified costs related to servicing the Securitization bonds. The financing order also restricts the amount of common dividends payable by Consumers to its "earnings." In July 2003, Consumers filed for rehearing and clarification on a number of features in the financing order, including the rate design, accounting treatment of unsecuritized qualified costs and dividend restriction. Also in July 2003, the Attorney General filed a claim of appeal related to the financing order and the Attorney General indicated it would challenge the lawfulness of the rate design. In October 2003, the Court of Appeals dismissed the appeal and indicated that the Attorney General could resubmit the appeal after the MPSC acted on Consumers' rehearing request. Subsequently, the Attorney General filed a motion of rehearing asking for reconsideration of the Court of Appeals' dismissal. The financing order will become effective after rehearing, resolution of appeals and upon acceptance by Consumers.

         RATE CAPS: The Customer Choice Act imposes certain limitations on electric rates that could result in Consumers being unable to collect from electric customers its full cost of conducting business. Some of these costs are beyond Consumers' control. In particular, if Consumers needs to purchase power supply from wholesale suppliers while retail rates are frozen or capped, the rate restrictions may make it impossible for Consumers to fully recover purchased power and associated transmission costs from its customers. As a result, Consumers may be unable to maintain its profit margins in its electric utility business during the rate freeze or rate cap periods. The rate freeze is in effect through December 31, 2003. The rate caps are in effect through at least December 31, 2004 for small commercial and industrial customers, and at least through December 31, 2005 for residential customers. After December 31, 2003, the statute would allow customers to petition the MPSC for rate reductions below the cap. Consumers would have the opportunity to respond to such a petition before rates could be reduced.

         As a result of Consumers meeting the transmission capability expansion requirements and the market power test, as discussed in Note 2, Uncertainties, "Electric Rate Matters - Electric Restructuring", Consumers has met the requirements under Public Act 141 to return to the PSCR process. On September 30, 2003, Consumers submitted a PSCR filing to the MPSC that would reinstate the PSCR process for customers whose rates will no longer be frozen or capped as of January 1, 2004. The proposed PSCR charge allows Consumers to recover a portion of its increased power supply costs from large commercial and industrial customers effective January 1, 2004. This is the first customer class for which the rate freeze and cap expire. Consumers will, pursuant to its right under applicable law, self-implement the proposed PSCR charge on January 1, 2004, unless the MPSC issues an order before that date establishing a different charge. The charge is subject to subsequent change by the MPSC during the PSCR period (calendar-year 2004). The revenues received pursuant to the PSCR charge by statute are also subject to subsequent reconciliation when the year is finished and actual costs have been reviewed for reasonableness and prudence. Consumers cannot predict the outcome of this filing.

         Included in Consumers' retail electric customers' frozen rates is a nuclear decommissioning surcharge related to the decommissioning of Big Rock. The MPSC authorized collection of the surcharge through December 2000. Consumers has continued to collect the Big Rock nuclear decommissioning surcharge consistent with the provisions of the Customer Choice Act rate freeze in effect through December 31, 2003. Beginning in January 2004, the Big Rock decommissioning surcharge will be eliminated, reducing Consumers' annual electric revenues by approximately $35 million in 2004. A portion of this reduction is expected to be offset by the collection of increased PSCR revenues.

         INDUSTRIAL CONTRACTS: In response to industry restructuring efforts, in 1995 and 1996, Consumers entered into multi-year electric supply contracts with certain large industrial customers to provide electricity at specially negotiated prices, usually at a discount from tariff prices. The MPSC approved these special contracts, totaling a maximum of approximately 685 MW of load, as part of its phased introduction to competition. Unless terminated or restructured, the majority of these contracts are in effect through 2005. As of September 30, 2003, contracts for 200 MW of load have terminated. Of the contracts that have terminated, contracts for 64 MW have gone to an alternative electric supplier, and contracts for 136 MW have returned to bundled tariff rates. Consumers cannot predict the ultimate financial impact of changes related to these power supply contracts, or whether additional special contracts will be necessary or advisable.

         CODE OF CONDUCT: In December 2000, as a result of the passage of the Customer Choice Act, the MPSC issued a new code of conduct that applies to electric utilities and alternative electric suppliers. The code of conduct seeks to prevent cross-subsidization, information sharing, and preferential treatment between a utility's regulated and unregulated services. The new code of conduct is broadly written, and as a result, could affect Consumers' retail gas business, the marketing of unregulated services and equipment to Michigan customers, and transfer pricing between Consumers' departments and affiliates. In October 2001, the new code of conduct was reaffirmed by the MPSC without substantial modification. Consumers appealed the MPSC orders related to the code of conduct and sought a stay of the orders until the appeal was complete; however, the request for a stay was denied. Consumers filed a compliance plan in accordance with the code of conduct. It also sought waivers to the code of conduct in order to continue utility activities that provide approximately $50 million in annual electric and gas revenues. In October 2002, the MPSC denied waivers for three programs that provided approximately $32 million in gas revenues in 2001, of which $30 million relates to the appliance service plan. The waivers denied included all waivers associated with the appliance service plan program that has been offered by Consumers for many years. Consumers filed a renewed motion for a stay of the

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effectiveness of the code of conduct and an appeal of the waiver denials with the Michigan Court of Appeals. In November 2002, the Michigan Court of Appeals denied Consumers' request for a stay. Consumers filed an application for leave to appeal with the Michigan Supreme Court with respect to the Michigan Court of Appeals' November ruling denying the stay. In February 2003, the Michigan Supreme Court denied the application. In December 2002, Consumers filed a renewed request with the MPSC for a temporary waiver until April 2004 for the appliance service plan, which generated $33 million in gas revenues in 2002. In February 2003, the MPSC granted an extension of the temporary waiver until December 31, 2003. The full impact of the new code of conduct on Consumers' business will remain uncertain until the appellate courts issue definitive rulings. Recently, in an appeal involving affiliate pricing guidelines, the Michigan Court of Appeals struck down the guidelines because of a procedurally defective manner of enactment by the MPSC. A similar procedure was used by the MPSC in enacting the new code of conduct. In July 2003, legislation was introduced in the Michigan legislature that, if enacted, would clarify the application of the code of conduct in a manner that would allow Consumers to continue to offer the appliance service plan. In October 2003, the Michigan Senate passed legislation to preserve the appliance service plan. The House of Representatives of Michigan is scheduled to review the legislation in early 2004; however, in the interim they passed a bill to extend the MPSC's waiver for the program to July 1, 2004.

         ENERGY POLICY: Uncertainty exists regarding the enactment of a national comprehensive energy policy, specifically federal electric industry restructuring legislation. A variety of bills that have been introduced in the United States Congress in recent years were designed to change existing federal regulation of the industry. If the federal government enacts a comprehensive energy policy, then that legislation could potentially affect company operations and financial requirements.

         TRANSMISSION: In May 2002, Consumers sold its electric transmission system for approximately $290 million to MTH, a non-affiliated limited partnership whose general partner is a subsidiary of Trans-Elect, Inc. The pretax gain was $31 million ($26 million, net of tax). Remaining open issues are not expected to substantially impact the amount of the gain.

         As a result of the sale, Consumers anticipates its after-tax earnings will decrease by $15 million in 2003, and decrease by approximately $14 million annually for the next three years due to a loss of revenue from wholesale and retail open access customers who will buy services directly from MTH and the loss of a return on the sold electric transmission system.

         Under an agreement with MTH, and subject to certain additional RTO surcharges, transmission rates charged to Consumers are fixed by contract at current levels through December 31, 2005, and subject to FERC ratemaking thereafter. MTH has completed the capital program to expand the transmission system's capability to import electricity into Michigan, as required by the Customer Choice Act, and Consumers will continue to maintain the system until May 1, 2007 under a contract with MTH.

         There are multiple proceedings and a proposed rulemaking pending before the FERC regarding transmission pricing mechanisms and standard market design for electric bulk power markets and transmission. The results of these proceedings and proposed rulemaking could significantly affect the trend of transmission costs and increase the delivered power costs to Consumers and the retail electric customers it serves. The specific financial impact on Consumers of such proceedings, rulemaking and trends are not currently quantifiable.

         In addition, Consumers is evaluating whether or not there may be impacts on electric reliability associated with the outcomes of these various transmission related proceedings. Consumers cannot assure that all risks to reliability can be avoided.

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         AUGUST 14, 2003 BLACKOUT: On August 14, 2003, the electric transmission grid serving parts of the Midwest and the Northeast experienced a significant disturbance, which impacted electric service to millions of homes and businesses throughout a vast region. In Michigan, more than 2 million electric customers were without electricity. Consumers had five fossil-fueled generating unit outages and, of Consumers' 1.7 million electric customers, approximately 100,000 were without power for approximately 24 hours as a result of the disturbance.
The impact was felt most heavily in the southeastern part of Consumers' service territory.

         As discussed above in "Transmission", Consumers sold its electric transmission system in May 2002 to MTH, with Consumers providing transmission system maintenance under a five-year contract with MTH. MTH now owns, controls, and plans for the transmission system that serves Consumers. Consumers incurred approximately $1 million of immediate financial impact as a result of the blackout. Consumers continues to cooperate with investigations of the blackout by several federal and state agencies. Consumers cannot predict the outcome of these investigations.

         In November 2003, the MPSC released its report on the August 14, 2003 blackout, which found no evidence to suggest that the events in Michigan or actions taken by the Michigan utilities or transmission operators were factors contributing to the cause of the blackout. As a result of its investigation, the MPSC is recommending that Congress pass legislation that would empower the FERC, where necessary, to order membership into a RTO and that Congress should provide the FERC with the authority to develop and enforce mandatory transmission reliability standards with penalties for noncompliance.

         Consumers cannot predict the impact of these electric industry-restructuring issues on its financial position, liquidity, or results of operations.

         PERFORMANCE STANDARDS: In July 2001, the MPSC proposed electric distribution performance standards for Consumers and other Michigan electric distribution utilities. The proposal would establish standards related to restoration after an outage, safety, and customer relations. Failure to meet the standards would result in customer bill credits. Consumers submitted comments to the MPSC. In December 2001, the MPSC issued an order stating its intent to initiate a formal rulemaking proceeding to develop and adopt performance standards. In November 2002, the MPSC issued an order initiating the formal rulemaking proceeding. Consumers has filed comments on the proposed rules and will continue to participate in this process. Consumers cannot predict the nature of the proposed standards or the likely effect, if any, on Consumers.

         For further information and material changes relating to the rate matters and restructuring of the electric utility industry, see Note 1, Corporate Structure and Summary of Significant Accounting Policies, and Note 2, Uncertainties, "Electric Rate Matters - Electric Restructuring" and "Electric Rate Matters - Electric Proceedings."

         UNCERTAINTIES: Several electric business trends or uncertainties may affect Consumers' financial results and condition. These trends or uncertainties have, or Consumers reasonably expects could have, a material impact on net sales, revenues, or income from continuing electric operations. Such trends and uncertainties include: 1) pending litigation and government investigations; 2) the need to make additional capital expenditures and increase operating expenses for Clean Air Act compliance; 3) environmental liabilities arising from various federal, state and local environmental laws and regulations, including potential liability or expenses relating to the Michigan Natural Resources and Environmental Protection Acts and Superfund; 4) pending litigation filed by PURPA qualifying facilities; 5) uncertainties relating to the storage and ultimate disposal of spent nuclear fuel; 6) electric industry restructuring issues, including

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those described above; 7) Consumers' ability to meet peak electric demand requirements at a reasonable cost, without market disruption, and successfully implement initiatives to reduce exposure to purchased power price increases; 8) the recovery of electric restructuring implementation costs; 9) Consumers' status as an electric transmission customer and not as an electric transmission owner/operator; 10) sufficient reserves for transmission rate refunds; 11) the effects of derivative accounting and potential earnings volatility; 12) increased costs for safety and homeland security initiatives that are not recoverable on a timely basis from customers; 13) potentially rising pension costs due to market losses and lump sum payments (as discussed above in Accounting for Pension and OPEB); 14) Consumers' ability to recover any of its "net" Stranded costs under the regulatory policies being followed by the MPSC;
15) the effects of lost electric supply load from retail open access and the recovery of associated margin loss; 16) the uncertain effects, including exposure to liability, increased regulatory requirement and new legislation, due to the future conclusions about the causes of the August 14, 2003 blackout. For further information about these trends or uncertainties, see Note 2, Uncertainties.

GAS BUSINESS OUTLOOK

         GROWTH: Over the next five years, Consumers expects gas bcf volume deliveries, including gas full service and customer choice deliveries (excluding transportation to the MCV Facility and off-system deliveries), to grow at an average rate of less than one percent per year based primarily on a steadily growing customer base. Actual gas deliveries in future periods may be affected by abnormal weather, use of gas by independent power producers, changes in competitive and economic conditions, the level of natural gas consumption per customer, and the recent significant increases in gas commodity prices.

         GAS COST RECOVERY: As part of the on-going GCR process, which includes an annual reconciliation case with the MPSC, Consumers expects to recover all of its gas costs. In June 2003, Consumers filed a reconciliation of GCR costs and revenues for the 12-months ended March 2003. Consumers proposes to recover from its customers a net under-recovery of approximately $6 million using a roll-in methodology. The roll-in methodology incorporates the under-recovery in the GCR factor charged in the next GCR year. The roll-in tariff provision was approved by the MPSC in a November 2002 order.

         In July 2003, the MPSC approved a settlement agreement authorizing Consumers to increase its gas cost recovery factor for the remainder of the current GCR plan year (August 2003 through March 2004) and to implement a quarterly ceiling price adjustment mechanism, based on a formula that tracks changes in NYMEX natural gas prices. Consistent with the terms of the settlement, the ceiling price is $6.11 per mcf. However, Consumers will utilize a GCR factor of $5.41 per mcf commencing in November 2003 bills. All recoveries pursuant to such factors are subject to final reconciliation by the MPSC.

         2001 GAS RATE CASE: In June 2001, Consumers filed an application with the MPSC seeking a distribution service rate increase. In November 2002, the MPSC issued a final order approving a $56 million annual distribution service rate increase, which includes the $15 million interim increase, with an 11.4 percent authorized return on equity, for service effective November 2002. As part of this order, the MPSC approved Consumers' proposal to absorb the assets and liabilities of Michigan Gas Storage Company into Consumers' rate base and rates. This has occurred through a statutory merger of Michigan Gas Storage Company into Consumers and this is not expected to have an impact on Consumers' consolidated financial statements.

         2003 GAS RATE CASE: In March 2003, Consumers filed an application with the MPSC seeking a $156 million increase in its gas delivery and transportation rates, which includes a 13.5 percent

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return on equity, based on a 2004 test year. Contemporaneously with this filing,
Consumers has requested interim rate relief in the same amount. In August 2003, the MPSC Staff recommended interim rate relief of $80 million be granted in this proceeding, subject to Consumers voluntarily agreeing to limit its dividends to its parent, CMS Energy, to a maximum of $190 million in any calendar year.

         In September 2003, Consumers filed an update to its gas rate case that lowered the requested revenue increase from $156 million to $139 million and revised the return on common equity from 13.5 percent to 12.75 percent. The majority of the reduction is related to lower debt costs and changes in the projected capital structure. The MPSC Staff and ABATE filed their cases in early October. The Staff made no change to its interim position of $80 million and continued to propose the same dividend limitation. ABATE did not make a specific recommendation for a final rate increase, but did discuss the rate design used to recover any rate increase granted. A proposal for decision is expected from the administrative law judge in January 2004.

         ENERGY-RELATED SERVICES: Consumers offers a variety of energy-related services to retail customers that focus on appliance maintenance, home safety, commodity choice, and assistance to customers purchasing heating, ventilation and air conditioning equipment. Consumers continues to look for additional growth opportunities in providing energy-related services to its customers. The ability to offer all or some of these services and other utility related revenue-generating services, which provide approximately $36 million in annual gas revenues, may be restricted by the new code of conduct issued by the MPSC, as discussed above in Electric Business Outlook, "Competition and Regulatory Restructuring - Code of Conduct."

         UNCERTAINTIES: Several gas business trends or uncertainties may affect Consumers' financial results and conditions. These trends or uncertainties have, or Consumers reasonably expects could have, a material impact on net sales, revenues, or income from continuing gas operations. Such trends and uncertainties include: 1) pending litigation and government investigations; 2) potential environmental costs at a number of sites, including sites formerly housing manufactured gas plant facilities; 3) future gas industry restructuring initiatives; 4) an inadequate regulatory response to applications for requested rate increases; 5) market and regulatory responses to increases in gas costs, including a reduced average consumption per residential customer; 6) increase in costs for pipeline integrity, safety, and homeland security initiatives that are not recoverable on a timely basis from customers; 7) potentially rising pension costs due to market losses and lump sum payments (as discussed above in Accounting for Pension and OPEB); and 8) potential adverse appliance service plan ruling or related legislation. For further information about these uncertainties, see Note 2, Uncertainties.

OTHER OUTLOOK

         SECURITY COSTS: Since the September 11, 2001 terrorist attacks in the United States, Consumers has increased security at all critical facilities and over its critical infrastructure, and will continue to evaluate security on an ongoing basis. Consumers may be required to comply with federal and state regulatory security measures promulgated in the future. Through September 30, 2003, Consumers has incurred approximately $7 million in incremental security costs, including operating, capital, and decommissioning and removal costs, mainly relating to its nuclear facilities. Consumers estimates it may incur additional incremental security costs for the last three months of 2003 of approximately $3 million, of which $2 million relates to nuclear security costs. Consumers will attempt to seek recovery of these costs from its customers. In December 2002, the Michigan legislature passed, and the governor signed, a bill that would allow Consumers to seek recovery of additional nuclear electric division security costs incurred during the rate freeze and cap periods imposed by the Customer Choice Act. In February 2003, the

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MPSC adopted filing requirements for the recovery of enhanced security costs.

LITIGATION AND REGULATORY INVESTIGATIONS

         SEC AND OTHER INVESTIGATIONS: As a result of round-trip trading transactions by CMS MST, CMS Energy's Board of Directors established a Special Committee to investigate matters surrounding the transactions and retained outside counsel to assist in the investigation. The Special Committee completed its investigation and reported its findings to the Board of Directors in October 2002. The Special Committee concluded, based on an extensive investigation, that the round-trip trades were undertaken to raise CMS MST's profile as an energy marketer with the goal of enhancing its ability to promote its services to new customers. The Special Committee found no effort to manipulate the price of CMS Energy Common Stock or affect energy prices. The Special Committee also made recommendations designed to prevent any reoccurrence of this practice. Previously, CMS Energy terminated its speculative trading business and revised its risk management policy. The Board of Directors adopted, and CMS Energy has implemented the recommendations of the Special Committee.

         CMS Energy is cooperating with other investigations concerning round-trip trading, including an investigation by the SEC regarding round-trip trades and CMS Energy's financial statements, accounting policies and controls, and investigations by the United States Department of Justice, the Commodity Futures Trading Commission and the FERC. The FERC issued an order on April 30, 2003 directing eight companies, including CMS MST, to submit written demonstrations within 45 days that they have taken certain specified remedial measures with respect to the reporting of natural gas trading data to publications that compile and publish price indices. CMS MST made a written submission to the FERC on June 11, 2003 in compliance with the FERC's directives. On July 29, 2003, the FERC issued an order stating that CMS MST met the requirements of the FERC's April 30, 2003 order. Other than the FERC investigation, CMS Energy is unable to predict the outcome of these matters, and Consumers is unable to predict what effect, if any, these investigations will have on its business.

         SECURITIES CLASS ACTION LAWSUITS: Beginning on May 17, 2002, a number of securities class action complaints were filed against CMS Energy, Consumers, and certain officers and directors of CMS Energy and its affiliates. The complaints were filed as purported class actions in the United States District Court for the Eastern District of Michigan by shareholders who allege that they purchased CMS Energy's securities during a purported class period. The cases were consolidated into a single lawsuit and an amended and a consolidated class action complaint was filed on May 1, 2003. The consolidated complaint contains a purported class period beginning on May 1, 2000 and running through March 31, 2003. It generally seeks unspecified damages based on allegations that the defendants violated United States securities laws and regulations by making allegedly false and misleading statements about CMS Energy's business and financial condition, particularly with respect to revenues and expenses recorded in connection with round-trip trading by CMS MST. The companies intend to defend vigorously against this action but cannot predict the outcome of this litigation.

         ERISA LAWSUITS: Consumers is a named defendant, along with CMS Energy, CMS MST and certain named and unnamed officers and directors, in two lawsuits brought as purported class actions on behalf of participants and beneficiaries of the 401(k) Plan. The two cases, filed in July 2002 in the United States District Court for the Eastern District of Michigan, were consolidated by the trial judge and an amended and consolidated complaint was filed. Plaintiffs allege breaches of fiduciary duties under ERISA and seek restitution on behalf of the plan with respect to a decline in value of the shares of CMS Energy Common Stock held in the plan. Plaintiffs also

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seek other equitable relief and legal fees. These cases will be defended vigorously. Consumers cannot predict the outcome of this litigation.

OTHER MATTERS

CASH MANAGEMENT

         In August 2002, FERC issued a NOPR concerning the management of funds by certain FERC-regulated companies. The proposed rule could establish limits on the amount of funds that may be swept from a regulated subsidiary to a non-regulated parent under cash management programs. The proposed rule would require written cash management arrangements that would specify the duties and restrictions of the participants, the methods of calculating interest and allocating interest income and expenses, and the restrictions on deposits or borrowings by money pool members. These cash management agreements also may require participants to provide documentation of certain transactions. In the NOPR, FERC proposed that to participate in a cash management or money pool arrangement, FERC-regulated entities would be required to maintain a minimum proprietary capital balance (stockholder's equity) of 30 percent and both the FERC-regulated entity and its parent would be required to maintain investment grade credit ratings. In October 2003, a final rule was issued by FERC. The rule will require Consumers, as a FERC-regulated company, to file its cash management agreements with the FERC and to notify the FERC within 45 days after the end of each calendar quarter when their proprietary capital ratio drops below 30 percent, and when it subsequently returns to or exceeds 30 percent. The rule also requires certain information about cash management agreements and transactions to be maintained. The rule becomes effective in late November 2003. Consumers operates its cash management program independent of CMS Energy and, therefore, does not anticipate additional reporting requirements as a result of this final rule.

IMPLEMENTATION OF NEW ACCOUNTING STANDARDS

         SFAS NO. 149, AMENDMENT OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES: Issued by the FASB in April 2003, this statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement is effective for contracts entered into or modified after June 30, 2003. Implementation of this statement has not had an impact on Consumers' consolidated financial statements.

         SFAS NO. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY: Issued by the FASB in May 2003, this statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires an issuer to classify financial instruments within its scope as liabilities. Those instruments were previously classified as mezzanine equity. SFAS No. 150 became effective July 1, 2003.

         Consumers has four trust preferred securities outstanding as of September 30, 2003. The trust preferred securities are issued by consolidated subsidiaries of Consumers. Each trust holds a subordinated debenture from Consumers. The terms of the debentures are identical to those of the trust preferred securities, except that the debenture has an explicit maturity date. The trust documents, in turn, require that the trust be liquidated upon the repayment of the debenture. The trust preferred securities are redeemable upon the liquidation of the subsidiary; and therefore, are considered equity in the financial statements of the subsidiary.

         At their October 29, 2003 Board meeting, the FASB deferred the implementation of the

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portion of SFAS No. 150 relating to mandatorily redeemable noncontrolling interests in subsidiaries when the noncontrolling interests are classified as equity in the financial statements of the subsidiary. Consumers' trust preferred securities are included under the deferral. As such, the Consumers trust preferred securities continue to be accounted for under existing accounting guidance and are included in mezzanine equity. Consumers continues to study the FASB developments regarding the SFAS No. 150 deferral.

         EITF ISSUE NO. 01-08, DETERMINING WHETHER AN ARRANGEMENT CONTAINS A
LEASE: In May 2003, the EITF reached consensus in EITF Issue No. 01-08 to clarify the requirements of identifying whether an arrangement should be accounted for as a lease at its inception. The guidance in the consensus is designed to mandate reporting revenue as rental or leasing income that otherwise would be reported as part of product sales or service revenue. EITF Issue No. 01-08 requires both parties to an arrangement to determine whether a service contract or similar arrangement is or includes a lease within the scope of SFAS No. 13, Accounting for Leases.

         Historically, Consumers has entered into power purchase and similar service arrangements. Prospective accounting under EITF Issue No. 01-08, could affect the timing and classification of revenue and expense recognition. Certain product sales and service revenue and expenses may be required to be reported as rental or leasing income and/or expenses. The consensus is to be applied prospectively to arrangements agreed to, modified, or acquired in business combinations in fiscal periods beginning July 1, 2003. The adoption of EITF Issue No. 01-08 has not impacted Consumers' results of operations, cash flows, or financial position. Consumers will evaluate new or modified contracts under EITF Issue No. 01-08 prospectively.

ACCOUNTING STANDARDS NOT YET EFFECTIVE

         FASB INTERPRETATION NO. 46, CONSOLIDATION OF VARIABLE INTEREST
ENTITIES: Issued by the FASB in January 2003, this Interpretation requires the primary beneficiary of a variable interest entity's activities to consolidate the variable interest entity. The primary beneficiary is the party that absorbs a majority of the expected losses and/or receives a majority of the expected residual returns of the variable interest entity's activities. The consolidation requirements of the interpretation apply immediately to variable interest entities created after January 31, 2003. Consumers has not created any variable interest entities in 2003. Therefore, this portion of the interpretation has no impact on its consolidated financial statements. Public companies, whose fiscal year is a calendar year, were originally required to implement the guidance in this interpretation by the third quarter of 2003. However, on October 9, 2003, the FASB issued FASB Staff Position No. 46-6, Effective Date of FASB Interpretation No. 46, which defers implementation of FIN 46 until the fourth quarter of 2003, for variable interest entities and potential variable interest entities created before February 1, 2003.

         If the completed analysis were to require Consumers to disclose information about or consolidate in its financial statements, the assets, liabilities and activities of the MCV Partnership and the First Midland Limited Partnership, including the recognition of the debt of the MCV Partnership on Consumers' financial statements, this could impact negatively Consumers' various financial covenants under its financing agreements. As a result, Consumers may have to seek amendments to the relevant financing agreements to modify the terms of certain of these covenants in order to remove the effect of this potential consolidation or refinance the relevant debt. As of September 30, 2003, Consumers' investments in the MCV Partnership and in the FMLP were $404 million and $222 million, respectively. For a further description of the nature, purpose, size and activities of the MCV Partnership, see Note 2, Uncertainties, Other Electric Uncertainties, "The Midland Cogeneration Venture." Consumers is continuing to study the implementation of this interpretation and has yet to determine the effects, if any, on its

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consolidated financial statements.

         EITF ISSUE 03-04, ACCOUNTING FOR CASH BALANCE PENSION PLANS: In May 2003, the EITF reached consensus in EITF Issue No. 03-04 to specifically address the accounting for certain cash balance pension plans. EITF Issue No. 03-04 concluded that certain cash balance plans be accounted for as defined benefit plans under SFAS No. 87, Employers' Accounting for Pensions. EITF No. 03-04 requires the use of the traditional unit credit method for the purposes of measuring the benefit obligation and annual cost of benefits earned as opposed to the projected unit credit method. The EITF concluded that the requirements of this Issue be applied as of the next plan measurement date, which is December 31, 2003 for Consumers. Consumers commenced a cash balance pension plan that covers employees hired after June 30, 2003. Consumers does account for this plan as a defined benefit plan under SFAS No. 87. Consumers continues to evaluate the impact, if any, this Issue will have upon adoption.

         STATEMENT OF POSITION, ACCOUNTING FOR CERTAIN COSTS AND ACTIVITIES RELATED TO PROPERTY, PLANT, AND EQUIPMENT: At its September 9, 2003 meeting, the Accounting Standards Executive Committee voted to approve the Statement of Position, Accounting for Certain Costs and Activities Related to Property, Plant, and Equipment. The Statement of Position is expected to be presented for FASB clearance late in the fourth quarter of 2003 and would be applicable for fiscal years beginning after December 15, 2004. The Accounting Standards Executive Committee concluded that at transition, a company would have the flexibility to adopt a property, plant and equipment component accounting policy for transition-date property, plant and equipment accounts. The property, plant and equipment component policy may differ from the componentization policy, if any, previously used by the enterprise. Selecting a policy that differs from the company's prior level of componentization at the date of adoption of the Statement of Position would not result in any cumulative effect difference for adopting such a policy. A company would not have to restate its pre-adoption assets to conform with its post-adoption componentization policy. The Accounting Standards Executive Committee concluded that companies would be required to disclose meaningful ranges with respect to property, plant and equipment depreciable lives. Consumers continues to evaluate the impact, if any, this Issue will have upon adoption.

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           MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS FOR THE FISCAL
                          YEAR ENDED DECEMBER 31, 2002

         This Management, Discussion and Analysis of Financial Condition and Results of Operations for the Fiscal Year Ended December 31, 2002 (the "10-K MD&A") refers to, and in some sections specifically incorporates by reference, Consumers' Notes to Consolidated Financial Statements and Notes for the fiscal year ended December 31, 2002 (the "DECEMBER 31, 2002 FINANCIAL STATEMENTS") beginning on page F-34. They contain detailed information that should be referred to in conjunction with the following 10-K MD&A. The 10-K MD&A also describes material contingencies in Consumers' Notes to the December 31, 2002 Financial Statements, and Consumers encourages readers to review these Notes. All note references within the 10-K MD&A refer to Consumers' Notes to the December 31, 2002 Financial Statements. Please refer to the Glossary beginning on page 130 of this prospectus for definitions of certain capitalized terms used in the 10-K MD&A.

CRITICAL ACCOUNTING POLICIES

         Presenting financial statements in accordance with accounting principles generally accepted in the United States requires using estimates, assumptions, and accounting methods that are often subject to judgment. Presented below, are the accounting policies and assumptions that Consumers believes are most critical to both the presentation and understanding of its financial statements. Applying these accounting policies to financial statements can involve very complex judgments. Accordingly, applying different judgments, estimates or assumptions could result in a different financial presentation.

USE OF ESTIMATES IN ACCOUNTING FOR CONTINGENCIES

         The principles in SFAS No. 5 guide the recording of estimated liabilities for contingencies within the financial statements. SFAS No. 5 requires a company to record estimated liabilities in the financial statements when a current event has caused a probable future loss payment of an amount that can be reasonably estimated. Consumers has used this accounting principle to record estimated liabilities for the following significant events.

         ELECTRIC ENVIRONMENTAL ESTIMATES: Consumers is subject to costly and increasingly stringent environmental regulations. Consumers expects to incur significant costs for future environmental compliance, especially compliance with clean air laws.

         The EPA has issued final regulations regarding nitrogen oxide emissions from certain generators, including some of Consumers' electric generating facilities. These regulations will require Consumers to make significant capital expenditures estimated to be $770 million. As of December 31, 2002, Consumers has incurred $405 million in capital expenditures to comply with these regulations and anticipates that the remaining capital expenditures will be incurred between 2003 and 2009. Additionally, Consumers expects to supplement its compliance plan with the purchase of nitrogen oxide emissions credits in the years 2005 through 2008. The cost of these credits based on the current market is estimated to average $6 million per year; however, the market for nitrogen oxide emissions credits is volatile and the price could change significantly. At some point, if new environmental standards become effective, Consumers may need additional capital expenditures to comply with the standards. These and other required environmental expenditures, if not recovered in Consumers' rates, may have a material adverse effect upon Consumers' financial condition and results of operations. For further information see Note 2, Uncertainties, "Electric Contingencies - Electric Environmental Matters."

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         GAS ENVIRONMENTAL ESTIMATES: Under the Michigan Natural Resources and
Environmental Protection Act, Consumers expects that it will incur investigation and remedial action costs at a number of sites. Consumers estimates the costs for 23 former manufactured gas plant sites will be between $82 million and $113 million, using the Gas Research Institute-Manufactured Gas Plant Probabilistic Cost Model. These estimates are based on discounted 2001 costs and follow EPA recommended use of discount rates between three and seven percent. Consumers expects to recover a significant portion of these costs through MPSC-approved rates charged to its customers. Any significant change in assumptions, such as remediation techniques, nature and extent of contamination, and legal and regulatory requirements, could change the remedial action costs for the sites. For further information see Note 2, Uncertainties, "Gas Contingencies - Gas Environmental Matters."

         MCV UNDERRECOVERIES: The MCV Partnership, which leases and operates the MCV Facility, contracted to sell electricity to Consumers for a 35-year period beginning in 1990 and to supply electricity and steam to Dow. Consumers, through two wholly owned subsidiaries, holds a 49 percent partnership interest in the MCV Partnership, and a 35 percent lessor interest in the MCV Facility.

         Consumers' annual obligation to purchase capacity from the MCV Partnership is 1,240 MW through 2025. The PPA requires Consumers to pay, based on the MCV Facility's availability, a levelized average capacity charge of 3.77 cents per kWh, a fixed energy charge, and a variable energy charge based primarily on Consumers' average cost of coal consumed for all kWh delivered. Consumers has not been allowed full recovery of the capacity charges in rates. After September 2007, the PPA's terms obligate Consumers to pay the MCV Partnership only those capacity and energy charges that the MPSC has authorized for recovery from electric customers.

         In 1992, Consumers recognized a loss and established a PPA liability for the present value of the estimated future underrecoveries of power supply costs under the PPA based on MPSC cost recovery orders. Primarily as a result of the MCV Facility's actual availability being greater than management's original estimates, the PPA liability has been reduced at a faster rate than originally anticipated. At December 31, 2002, 2001 and 2000, the remaining after-tax present value of the estimated future PPA liability associated with the loss totaled $34 million, $50 million and $64 million, respectively. The PPA liability is expected to be depleted in late 2004.

         In March 1999, Consumers and the MCV Partnership reached a settlement agreement effective January 1, 1999, that addressed, among other things, the ability of the MCV Partnership to count modifications increasing the capacity of the existing MCV Facility for purposes of computing the availability of contract capacity under the PPA for billing purposes. That settlement agreement capped availability payments that may be billed by the MCV Partnership at a 98.5 percent level.

         When Consumers returns, as expected, to unfrozen rates beginning in 2004, Consumers will recover from customers, on-peak and off-peak capacity, so long as availability does not exceed an average 88.7 percent established in previous MPSC orders. For availability payments billed by the MCV Partnership after September 15, 2007, and not recovered from customers, Consumers would expect to claim a regulatory out under the PPA. If the MCV Facility's generating availability remains at the maximum 98.5 percent level during the next five years, Consumers' after-tax cash underrecoveries associated with the PPA could be as follows:

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
                                                                                              In Millions
----------------------------------------------------------------------------------------------------------
                                                                  2003     2004    2005     2006     2007
----------------------------------------------------------------------------------------------------------
Estimated cash underrecoveries at 98.5%, net of tax               $37       $36     $36      $36      $25
==========================================================================================================

         It is currently estimated that 51 percent of the actual cash underrecoveries for the years 2003 and 2004 will be charged to the PPA liability, with the remaining portion charged to operating expense as a result of Consumers' 49 percent ownership in the MCV Partnership. All cash underrecoveries will be expensed directly to income once the PPA liability is depleted.

         For further information see Note 2, Uncertainties, "Other Electric Uncertainties - The Midland Cogeneration Venture."

ACCOUNTING FOR DERIVATIVE AND FINANCIAL INSTRUMENTS AND MARKET RISK INFORMATION

         DERIVATIVE INSTRUMENTS: Consumers uses SFAS No. 133 criteria to determine which contracts must be accounted for as derivative instruments. These rules, however, are numerous and complex. As a result, significant judgment is required, and similar contracts can sometimes be accounted for differently.

         Consumers currently accounts for the following contracts as derivative instruments: interest rate swaps, certain electric call options, fixed priced weather-based gas supply call options and fixed price gas supply put options. Consumers does not account for the following contracts as derivative instruments: electric capacity and energy contracts, gas supply contracts without embedded options, coal and nuclear fuel supply contracts, and purchase orders for numerous supply items.

         Consumers believes that certain of its electric capacity and energy contracts are not derivatives due to the lack of an active energy market in the state of Michigan, as defined by SFAS No. 133, and the transportation cost to deliver the power under the contracts to the closest active energy market at the Cinergy hub in Ohio. If a market develops in the future, Consumers may be required to account for these contracts as derivatives. The mark-to-market impact on earnings related to these contracts, particularly related to the PPA, could be material to the financial statements.

         If a contract is accounted for as a derivative instrument, it is recorded in the financial statements as an asset or a liability, at the fair value of the contract. Any difference between the recorded book value and the fair value is reported either in earnings or other comprehensive income, depending on certain qualifying criteria. The recorded fair value of the contract is then adjusted quarterly to reflect any change in the market value of the contract.

         In order to fair value the contracts that are accounted for as derivative instruments, Consumers uses a combination of market quoted prices and mathematical models. Option models require various inputs, including forward prices, volatilities, interest rates and exercise periods. Changes in forward prices or volatilities could significantly change the calculated fair value of the call option contracts. At December 31, 2002, Consumers assumed a market-based interest rate of 4.5 percent and a volatility rate of 70 percent in calculating the fair value of its electric call options.

         In order for derivative instruments to qualify for hedge accounting under SFAS No. 133, the hedging relationship must be formally documented at inception and be highly effective in achieving offsetting cash flows or offsetting changes in fair value, attributable to the risk being hedged. If hedging a forecasted transaction, the forecasted transaction must be probable. If a derivative instrument, used as a cash flow hedge, is terminated early because it is probable that a

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

forecasted transaction will not occur, any gain or loss as of such date is immediately recognized in earnings. If a derivative instrument, used as a cash flow hedge, is terminated early for other economic reasons, any gain or loss as of the termination date is deferred and recorded when the forecasted transaction affects earnings.

         FINANCIAL INSTRUMENTS: Consumers accounts for its debt and equity investment securities in accordance with SFAS No. 115. As such, debt and equity securities can be classified into one of three categories: held-to-maturity, trading, or available-for-sale securities. Consumers' investments in equity securities, including its investment in CMS Energy Common Stock, are classified as available-for-sale securities. They are reported at fair value, with any unrealized gains or losses from changes in fair value reported in equity as part of other comprehensive income and excluded from earnings unless such changes in fair value are other than temporary. In 2002, Consumers determined that the decline in value related to its investment in CMS Energy Common Stock was other than temporary as the fair value was below the cost basis for a period greater than six months. As a result, Consumers recognized a loss on its investment in CMS Energy Common Stock through earnings of $12 million in the fourth quarter of 2002. As of December 31, 2002, Consumers held 2.4 million shares of CMS Energy Common Stock with a fair value of $22 million; as of March 14, 2003 the fair value was $8 million. Unrealized gains or losses from changes in the fair value of Consumers' nuclear decommissioning investments are reported in accumulated depreciation. The fair value of these investments is determined from quoted market prices.

         MARKET RISK INFORMATION: Consumers is exposed to market risks including, but not limited to, changes in interest rates, commodity prices, and equity security prices. Consumers' market risk, and activities designed to minimize this risk, are subject to the direction of an executive oversight committee consisting of designated members of senior management and a risk committee, consisting of certain business unit managers. The role of the risk committee is to review the corporate commodity position and ensure that net corporate exposures are within the economic risk tolerance levels established by Consumers' Board of Directors. Established policies and procedures are used to manage the risks associated with market fluctuations.

         Consumers uses various contracts, including swaps, options, and forward contracts to manage its risks associated with the variability in expected future cash flows attributable to fluctuations in interest rates and commodity prices. When management uses these instruments, it intends that an opposite movement in the value of the at-risk item would offset any losses incurred on the contracts. Contracts used to manage interest rate and commodity price risk may be considered derivative instruments that are subject to derivative and hedge accounting pursuant to SFAS No. 133. Consumers enters into all risk management contracts for purposes other than trading.

         These instruments contain credit risk if the counterparties, including financial institutions and energy marketers, fail to perform under the agreements. Consumers minimizes such risk by performing financial credit reviews using, among other things, publicly available credit ratings of such counterparties.

         In accordance with SEC disclosure requirements, Consumers performs sensitivity analyses to assess the potential loss in fair value, cash flows and earnings based upon a hypothetical 10 percent adverse change in market rates or prices. Management does not believe that sensitivity analyses alone provide an accurate or reliable method for monitoring and controlling risks. Therefore, Consumers relies on the experience and judgment of its senior management to revise strategies and adjust positions, as it deems necessary. Losses in excess of the amounts determined in sensitivity analyses could occur if market rates or prices exceed the 10 percent shift used for the analyses.

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

         INTEREST RATE RISK: Consumers is exposed to interest rate risk resulting from the issuance of fixed-rate financing and variable-rate financing, and from interest rate swap agreements. Consumers uses a combination of these instruments to manage and mitigate interest rate risk exposure when it deems it appropriate, based upon market conditions. These strategies attempt to provide and maintain the lowest cost of capital. As of December 31, 2002, Consumers had outstanding $1.268 billion of variable-rate financing, including variable-rate swaps. At December 31, 2002, assuming a hypothetical 10 percent adverse change in market interest rates, Consumers' before tax earnings exposure on its variable-rate financing would be $2 million. As of December 31, 2002, Consumers had entered into floating-to-fixed interest rate swap agreements for a notional amount of $75 million. These swaps exchange variable-rate interest payment obligations for fixed-rate interest payment obligations in order to minimize the impact of potential adverse interest rate changes. As of December 31, 2002, Consumers had outstanding fixed-rate financing, including fixed-rate swaps, of $2.760 billion, with a fair value of $2.677 billion. As of December 31, 2002, assuming a hypothetical 10 percent adverse change in market rates, Consumers would have an exposure of $137 million to the fair value of these instruments if it had to refinance all of its fixed-rate financing. As discussed below in Electric Business Outlook - Securitization, Consumers has filed an application with the MPSC to securitize certain costs. If approved, Consumers will use the proceeds from the securitization for refinancing or retirement of debt, which could include a portion of its current fixed-rate debt. Consumers does not believe that any adverse change in debt price and interest rates would have a material adverse effect on either its consolidated financial position, results of operation or cash flows.

         COMMODITY MARKET RISK: For purposes other than trading, Consumers enters into electric call options, fixed price gas supply contracts containing embedded put options, fixed priced weather-based gas supply call options and fixed priced gas supply put options. The electric call options are used to protect against risk due to fluctuations in the market price of electricity and to ensure a reliable source of capacity to meet customers' electric needs. The gas supply contracts containing embedded put options, the weather-based gas supply call options, and the gas supply put options are used to purchase reasonably priced gas supply.

         As of December 31, 2002, the fair value based on quoted future market prices of electricity-related call option contracts was $9 million. At December 31, 2002, assuming a hypothetical 10 percent adverse change in market prices, the potential reduction in fair value associated with these contracts would be $2 million. As of December 31, 2002, Consumers had an asset of $37 million, related to premiums incurred for electric call option contracts. Consumers' maximum exposure associated with the call option contracts is limited to the premiums incurred. As of December 31, 2002, the fair value based on quoted future market prices of gas supply-related call and put option contracts was $1 million. At December 31, 2002, a hypothetical 10 percent adverse change in market prices would be immaterial.

         EQUITY SECURITY PRICE RISK: Consumers owns less than 20 percent of the outstanding shares of CMS Energy Common Stock. Consumers recognized a loss on this investment through earnings of $12 million in the fourth quarter of 2002, because the loss was other than temporary as the fair value was below the cost basis for a period greater than six months. As of December 31, 2002, Consumers held 2.4 million shares of CMS Energy Common stock at a fair value of $22 million, as of March 14, 2003 the fair value was $8 million. Consumers believes that any further adverse change in the market price of this investment would not have a material effect on its consolidated financial position, results of operation or cash flows.

         For further information on market risk and derivative activities, see
Note 5, Financial and Derivative Instruments.

ACCOUNTING FOR THE EFFECTS OF INDUSTRY REGULATION

         Because Consumers is involved in a regulated industry, regulatory decisions affect the timing and recognition of revenues and expenses. Consumers uses SFAS No. 71 to account for the effects of these regulatory decisions. As a result, Consumers may defer or recognize revenues and expenses differently than a non-regulated entity.

         For example, items that a non-regulated entity would normally expense, Consumers may capitalize as regulatory assets if the actions of the regulator indicate such expenses will be recovered in future rates. Conversely, items that non-regulated entities may normally recognize as revenues, Consumers may record as regulatory liabilities if the actions of the regulator indicate they will require such revenues to later be refunded to customers. Judgment is required to discern the recoverability of items recorded as regulatory assets and liabilities. As of December 31, 2002, Consumers had $1.072 billion recorded as regulatory assets and $313 million recorded as regulatory liabilities.

         In March 1999, Consumers received MPSC electric restructuring orders, which, among other things, identified the terms and timing for implementing electric restructuring in Michigan. Consistent with these orders and EITF No. 97-4, Consumers discontinued the application of SFAS No. 71 for the energy supply portion of its business because Consumers expected to implement retail open access at competitive market-based rates for its electric customers. Since 1999, there has been a significant legislative and regulatory change in Michigan that has resulted in: 1) electric supply customers of utilities remaining on cost-based rates and 2) utilities being given the ability to recover Stranded Costs associated with electric restructuring, from customers who choose an alternative electric supplier. During 2002, Consumers re-evaluated the criteria used to determine if an entity or a segment of an entity meets the requirements to apply regulated utility accounting, and determined that the energy supply portion of its business could meet the criteria if certain regulatory events occurred. In December 2002, Consumers received a MPSC Stranded Cost order that allowed Consumers to re-apply regulatory accounting standard SFAS No. 71 to the energy supply portion of its business. Re-application of SFAS No. 71 had no effect on the prior discontinuation accounting, but will allow Consumers to apply regulatory accounting treatment to the energy supply portion of its business on a prospective basis, including regulatory accounting treatment of costs required to be recognized in accordance with SFAS No. 143.

ACCOUNTING FOR PENSION AND OPEB

         Consumers provides postretirement benefits under its Pension Plan, and postretirement health and life benefits under its OPEB plans to substantially all its retired employees. Consumers uses SFAS No. 87 to account for pension costs and uses SFAS No. 106 to account for other postretirement benefit costs. These statements require liabilities to be recorded on the balance sheet at the present value of these future obligations to employees net of any plan assets. The calculation of these liabilities and associated expenses require the expertise of actuaries and are subject to many assumptions including life expectancies, present value discount rates, expected long-term rate of return on plan assets, rate of compensation increase and anticipated health care costs. Any change in these assumptions can significantly change the liability and associated expenses recognized in any given year. The Pension Plan includes amounts for employees of CMS Energy and non-utility affiliates, including Panhandle, which were not distinguishable from the Pension Plan's total assets. On December 21, 2002, a definitive agreement was executed to sell Panhandle. The sale is expected to close in 2003. No portion of the Pension Plan will be transferred with the sale of Panhandle. At the closing of the sale, none of the employees of Panhandle will be eligible to accrue additional benefits. The Pension Plan will retain pension payment obligations for Panhandle employees that are vested under the Pension Plan. Consumers does not expect the impact to be material.

         Pension and OPEB plan assets, net of contributions, have been reduced in value from the previous year due to the downturn in the equities market, and a decrease in the price of CMS Energy Common Stock. As a result, Consumers expects to see an increase in pension and OPEB expense levels over the next several years unless investment performance of plan assets improves. Consumers anticipates its allocated share of pension expense to rise in 2003 by approximately $11 million over 2002 expenses. OPEB expenses in 2003 are anticipated to stay the same as 2002 expenses. For pension expense, this increase is due to a downturn in value of pension assets during the past two years, forecasted increases in pay and added service, and a decline in the interest rate used to value the liability of the plan. Estimated 2003 OPEB expenses remained the same as 2002 due to additional required contributions from retirees and increases in mail-order prescription copays. Under the OPEB plans' assumptions, health care costs increase at a slower rate from current levels through 2010; however, Consumers cannot predict the impact that future health care costs and interest rates or market returns will have on pension and OPEB expense in the future. As of January 2002, OPEB plan claims are paid from the VEBA Trusts.

         The recent significant downturn in the equities markets has affected the value of the Pension Plan assets. The Pension Plan's Accumulated Benefit Obligation exceeded the value of these assets at December 31, 2002, and as a result, Consumers and the other participants were required to recognize an additional minimum liability for this excess in accordance with SFAS No. 87. The fair value of the Pension Plan assets at December 31, 2002 was $607 million, including CMS Energy Common Stock which had a market value of $49 million based on a market price of $9.44. As of March 14, 2003, the market value of CMS Energy Common Stock in the Pension Plan was $18 million based on a share price of $3.52. As of December 31, 2002, the Accumulated Benefit Obligation was estimated at $1.055 billion and the additional minimum liability was $426 million. Consumers was allocated $325 million of the additional minimum liability, of which $40 million was recorded as an intangible asset, and $285 million was charged to other comprehensive income ($185 million after-tax).

         At December 31, 2002, the balance of the OPEB plans' assets was $465 million. This amount consists primarily of stocks and bonds, including CMS Energy Common Stock of $1.3 million, based on a share price of $9.44. As of March 14, 2003, the market value of CMS Energy Common Stock in the OPEB plans' assets was $0.5 million, based on a share price of $3.52.

         During 2002, Consumers' portion of contributions made to the plans' trust accounts was $120 million. This amount represents $47 million of pension related benefits and $73 million of postretirement health care and life insurance benefits. Consumers expects similar contributions for postretirement health care and life insurance benefits will be made in 2003, 2004, and 2005. The investment performance returns and declining discount rates have increased the underfunding of the Pension Plan, net of benefit obligations, from $350 million at December 31, 2001 to $649 million at December 31, 2002. Because of the recent rise in the underfunded status of the Pension Plan, based on actuarial assumptions, Consumers expects to make cash contributions to the Pension Plan which approximates $158 million, $209 million, and $24 million in 2003, 2004, and 2005, respectively. However, if necessary to increase liquidity, Consumers would postpone the 2003 contribution.

         Consumers' expense for the Pension Plan approximated $25 million and $17 million for the years ended December 31, 2002 and December 31, 2001, respectively, and is calculated based upon a number of actuarial assumptions, including an expected long-term rate of return on the Pension Plan assets of
8.75 percent in 2002 and 9.75 percent in 2001.

         Lowering the expected long-term rate of return on the Pension Plan assets by 0.25 percent (from 8.75 percent to 8.5 percent) would have increased pension expense for fiscal 2002 by

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

approximately $3 million. Lowering the discount rate by 0.25 percent would have increased pension expense for fiscal 2002 by approximately $2 million.

         Consumers estimates pension expense will approximate $36 million, $42 million and $48 million in fiscal 2003, fiscal 2004 and fiscal 2005, respectively. Future actual pension expense will depend on future investment performance, changes in future discount rates and various other factors related to the populations participating in the Pension Plan.

         Consumers bases the determination of pension expense on a market-related valuation of assets, which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a 5-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a 5-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.

         Due to the unfavorable performance of the equity markets, as of December 31, 2002, Consumers had cumulative losses of approximately $205 million that remain to be recognized in the calculation of the market-related value of assets. These unrecognized net actuarial losses result in increases in future pension expense depending on several factors, including whether such losses at each measurement date exceed the corridor in accordance with SFAS No. 87.

         Consumers has announced changes to the Pension Plan. Employees hired on or after July 1, 2003 will be covered by the cash balance plan section of the plan currently being used. Under the cash balance plan, an employee's retirement account is credited annually with a percentage of their salary and any amounts that are vested are portable when an employee leaves the company. In addition, the method used to convert an employee's benefit to a lump sum payment is being changed. Employees who elect the lump sum payment option will no longer receive an early retirement subsidy. As a result, employees who choose the lump sum payment option, and retire before age 65, will receive lower lump sum payments.

         Consumers also provides retirement benefits under a defined contribution 401(k) plan. Consumers previously offered an employer's contribution match of 50 percent of the employee's contribution up to six percent (three percent maximum), as well as an incentive match in years when Consumers' financial performance exceeded targeted levels. Effective September 1, 2002, the employer's match was suspended until January 1, 2005, and the incentive match was permanently eliminated. The amount charged to expense for the employer's match for 2002 was $8 million. Amounts charged to expense for the employer's match and incentive match during 2001 were $12 million and $8 million, respectively.

         In order to keep health care benefits and costs competitive, Consumers has announced several changes to the Health Care Plan. These changes were effective January 1, 2003. The most significant change is that Consumers' future increases in health care costs will be shared with salaried employees. The salaried retirees health care plan has also been amended. Pre-Medicare retirees now elect coverage from four different levels of coverage, with the two best coverage options requiring premium contributions. These plans also coordinate benefits under a maintenance of benefits provision to reduce claim costs for Consumers. Mail-order prescription copays have also been increased for all salaried retirees.

         For detailed information on postretirement benefits see Note 7, Retirement Benefits.

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

ACCOUNTING FOR NUCLEAR DECOMMISSIONING COSTS

         Consumers' decommissioning cost estimates for the Big Rock and Palisades plants assume that each plant site will eventually be restored to conform to the adjacent landscape with all contaminated equipment and material removed and disposed of in a licensed burial facility and the site released for unrestricted use. A March 1999 MPSC order provided for fully funding the decommissioning trust funds for both sites. The order set the annual decommissioning surcharge for the Palisades decommissioning at $6 million a year. Consumers estimates that at the time of the decommissioning of Palisades, its decommissioning trust fund will be fully funded. Earnings assumptions are that the trust funds are invested in equities and fixed income investments, equities will be converted to fixed income investments during decommissioning and fixed income investments are converted to cash as needed. Decommissioning costs have been developed, in part, by independent contractors with expertise in decommissioning. These costs estimates use various inflation rates for labor, non-labor, and contaminated equipment disposal costs.

         On December 31, 2000, the Big Rock trust fund was considered fully funded. A portion of its current decommissioning cost is due to the failure of the DOE to remove fuel from the site. These costs, and similar costs incurred at Palisades, would not be necessary but for the failure of the DOE to take possession of the spent fuel as required by the Nuclear Waste Policy Act of 1982. If the litigation that was commenced in the fourth quarter of 2002, against the DOE is successful, Consumers anticipates future recoveries from the DOE to defray the significant costs it will incur for the storage of spent fuel until the DOE takes possession as required by law.

         On March 26, 2003, the Michigan Environmental Council, the Public Interest Research Group in Michigan, and the Michigan Consumer Federation filed a complaint with the MPSC that asks the MPSC to commence a generic investigation and contested case to review all facts and issues concerning the recovery of costs associated with spent nuclear fuel storage and disposal. The complaint alleges that the rates of Consumers Energy, The Detroit Edison Company, Indiana & Michigan Electric Company, Wisconsin Electric Power Company and Wisconsin Public Service Corporation are unjust and unreasonable with respect to the recovery of costs associated with spent nuclear fuel storage and disposal. The complaint seeks a variety of relief, including the establishing of external trusts to which amounts collected in electric rates for spent nuclear fuel storage and disposal should be transferred, and the adoption of additional measures to assure that adequate funds are available for the storage and disposal of spent nuclear fuel. Consumers has not had an opportunity to review the complaint in detail.

         The funds provided by the trusts and additional funds from DOE litigation are expected to fully fund the decommissioning costs. Variance from trust earnings, a lesser recovery of costs from the DOE, changes in decommissioning technology, regulations, estimates or assumptions could affect the cost of decommissioning these sites.

RELATED PARTY TRANSACTIONS

         Consumers enters into a number of significant transactions with related parties. These transactions include the purchase of capacity and energy from the MCV Partnership and from affiliates of Enterprises, the purchase of electricity and gas supply from CMS MST, the sale of electricity to CMS MST, the purchase of gas transportation from CMS Bay Area Pipeline, L.L.C., the purchase of gas transportation from Trunkline, a subsidiary of Panhandle, the payment of parent company overhead costs to CMS Energy, the sale, storage and transportation of natural gas and other services to the MCV Partnership, and an investment in CMS Energy Common Stock.

         Transactions involving CMS Energy and its affiliates and the sale, storage and transportation of natural gas and other services to the MCV Partnership are based on regulated prices, market prices or competitive bidding. Transactions involving the power supply purchases from the MCV Partnership, and certain affiliates of Enterprises, are based upon avoided costs under PURPA and competitive bidding; and the payment of parent company overhead costs to CMS Energy are based upon use or accepted industry allocation methodologies.

         In 2002, Consumers also sold its transmission facilities to MTH, a non-affiliated limited partnership whose general partner is a subsidiary of Trans-Elect, Inc., an independent company, whose management includes former executive employees of Consumers. The transaction was based on competitive bidding.

         For detailed information about related party transactions see Note 2, Uncertainties, "Electric Rate Matters - Transmission", and "Other Electric Uncertainties - The Midland Cogeneration Venture".

RESULTS OF OPERATIONS

CONSUMERS CONSOLIDATED EARNINGS

                                                                                               In Millions
----------------------------------------------------------------------------------------------------------
          Years Ended December 31                     2002    2001     Change     2001     2000     Change
----------------------------------------------------------------------------------------------------------
Net income available to common stockholder            $335    $145       $190     $145     $248     $(103)
==========================================================================================================

         2002 COMPARED TO 2001: For 2002, Consumers' net income available to the common stockholder totaled $335 million, an increase of $190 million from the previous year. The earnings increase reflects the after-tax benefit of decreased electric power costs of $85 million from 2001. This reduction in power costs was primarily due to the need to purchase higher replacement power resulting from a refueling outage and an unscheduled forced outage at Palisades in 2001. This reduction in power costs also can be attributed to the lower price of power options and dispatchable capacity contracts purchased for 2002. The increase in earnings also reflects the after-tax $26 million gain from the May 2002 sale of Consumers' electric transmission system to MTH, an after-tax $5 million gain from the sale of an unused nuclear plant reactor head, along with a $25 million benefit, which includes an after-tax cumulative effect of accounting change of $18 million, associated with the fair value of certain long-term gas contracts held by the MCV Partnership. The fair value of these contracts is adjusted, through earnings, on a quarterly basis in accordance with SFAS No. 133. Earnings also increased as a result of an after-tax $11 million adjustment to its electric call option and option like contracts that was booked in 2001, as a result of the implementation of SFAS No. 133. For further information on SFAS No. 133, see Note 5, Financial and Derivative Instruments. Increased electric deliveries to the higher margin residential and commercial sectors contributed an additional after-tax benefit of $27 million. Also, contributing to the earnings increase is an after-tax benefit of $16 million due to the interim and final gas rate orders issued in 2001 and 2002. Offsetting these increases is a $9 million decrease resulting from the recognition of a historic, cumulative 4 bcf loss of natural gas from inventory.

         2001 COMPARED TO 2000: For 2001, Consumers' net income available to the common stockholder totaled $145 million, a decrease of $103 million from the previous year. The earnings decrease reflects significantly increased operating expense in 2001, primarily $59 million of after-tax costs for replacement power supply costs due to a six month unscheduled outage at the Palisades Plant. Net income in 2001 was also adversely impacted by $11 million to reflect a change in accounting for certain electric call option contracts under SFAS No. 133. In addition, 2001 earnings decreased due to the impact of reduced gas deliveries resulting from milder temperatures during both the first quarter and fourth quarter heating seasons. Gas delivery revenues were also adversely impacted as a result of warmer temperatures compared to the 2000 heating season and a reduction due to the year-long impact of an economic slowdown in 2001, throughout Michigan. Also contributing to this earnings decrease is the fact that 2001 reflects a full year impact of a five percent electric residential rate decrease that was implemented to comply with the Customer Choice Act.

         For further information, see the Electric and Gas Utility Results of Operations sections and Note 2, Uncertainties.

ELECTRIC UTILITY RESULTS OF OPERATIONS

                                                                                               In Millions
----------------------------------------------------------------------------------------------------------
          Years Ended December 31                  2002       2001     Change     2001     2000     Change
----------------------------------------------------------------------------------------------------------
Net income available to common stockholder         $264       $109       $155     $109     $199     $ (90)
==========================================================================================================
Reasons for the change:

Electric deliveries                                                      $ 41                       $  19
Power supply costs and related revenue                                    120                        (109)
Rate decrease                                                               -                         (35)
Other operating expenses and non-commodity revenue                          5                          17
Implementation of accounting standard (SFAS No. 133)                       17                         (17)
Gain on asset sales                                                        38                           -
Fixed charges                                                               9                          (6)
Income taxes                                                              (75)                         41
                                                                         --------------------------------

Total change                                                             $155                       $ (90)
==========================================================================================================

         ELECTRIC DELIVERIES: For the year 2002, electric delivery revenues increased by $41 million from the previous year. Electric deliveries, including transactions with other wholesale market participants and other electric utilities, were 39.3 billion kWh, a decrease of 0.3 billion kWh or 0.7 percent from 2001. This reduction in electric deliveries is primarily due to reduced transactions with other utilities and the expiration of wholesale power sales contracts with certain Michigan municipal utilities. Although total deliveries were below the 2001 level, increased deliveries to the higher margin residential and commercial sectors, along with the growth in retail deliveries, more than offset the impact of reduced deliveries to lower margin customers. For the year, Consumers set an all-time monthly sendout record during the month of July, and new monthly hourly peak demand records were set on April 16, 2002, June 25, 2002, September 9, 2002, and October 1, 2002. For the year 2001, electric delivery revenues increased by $19 million from the previous year. Electric deliveries, including transactions with other wholesale market participants and other electric utilities, were 39.6 billion kWh, a decrease of 1.4 billion kWh or 3.5 percent from 2000.

         POWER SUPPLY COSTS AND RELATED REVENUE: For the year 2002, power supply costs and related revenues provided a net increase of $120 million from 2001. This net increase was primarily due to reduced purchased power costs resulting from the Palisades plant being returned to service in 2002. In 2001, Consumers purchased higher cost replacement power during the refueling outage that began in March and ended in May and the unscheduled forced outage at Palisades that began in June and ended in January 2002. Also contributing to this decrease in power costs is lower priced power options and dispatchable capacity contracts that were purchased for 2002. For the year 2001, power supply costs and related revenues resulted in a net decrease of $109 million from 2000. This net decrease was primarily due to the need to purchase greater quantities of higher-priced electricity to offset the loss of generation resulting from the Palisades outages mentioned above.

         For the years 2002 and 2001 respectively, Consumers purchased and expensed $23 million and $65 million of electric call options to ensure a reliable source of power supply during the summer months. As a result of periodic excess daily capacity, certain call options were sold and the remaining call options were either exercised or expired. Consumers accounted for the costs relating to the expired call options and the income received from the sale of call options, as purchased power supply costs.

         OTHER OPERATING EXPENSES AND NON-COMMODITY REVENUE: For the year 2002, non-commodity revenues increased primarily resulting from increased miscellaneous service revenues. Partially offsetting this increase in revenues, are increased other operating expenses compared to 2001. This increase can be attributed to higher depreciation expense resulting from higher plant in service along with increased operating costs resulting from higher health care expenses, storm restoration expenses, and increased contracted maintenance expenses. For the year 2001, other operating expenses and non-commodity revenues provided a net benefit when compared to 2000. This benefit is primarily due to reduced amortization expense, as permitted by MPSC orders resulting from the Customer Choice Act. Consumers temporarily suspended amortization of the securitized assets pending the issuance of Securitization bonds in November 2001.

         IMPLEMENTATION OF ACCOUNTING STANDARD (SFAS NO. 133): In 2001, Consumers implemented SFAS No. 133 which provides for derivative and hedge accounting for certain utility industry contracts, particularly electric call option contracts and option-like contracts. After receiving guidance from the FASB, Consumers re-evaluated its electric call option and option-like contracts and determined that these contracts require derivative accounting, and therefore recorded a $17 million pre-tax cumulative effect adjustment as a decrease to earnings. This adjustment relates to the difference between the fair value and the recorded book value of these electric call option contracts.

         GAIN ON ASSET SALES: For the year 2002, asset sales resulted in a $31 million pretax gain associated with the sale of Consumers' electric transmission system and a $7 million pretax gain on the sale of nuclear equipment from the cancelled Midland project.

         INCOME TAXES: For the year 2002, income tax expense increased primarily due to an increase in earnings by the electric utility. Income taxes associated with the transmission system sale reflect a $5 million benefit due to the recognition of the remaining unutilized investment tax credit related to the assets sold.

GAS UTILITY RESULTS OF OPERATIONS

                                                                                               In Millions
----------------------------------------------------------------------------------------------------------
         Years Ended December 31                      2002    2001     Change     2001     2000     Change
----------------------------------------------------------------------------------------------------------
Net income available to common stockholder            $46     $21      $ 25       $21      $18       $  3
==========================================================================================================
Reasons for the change:

Gas deliveries                                                         $ 21                          $(21)
Gas commodity and related revenue                                         -                            44
Gas rate increase                                                        25                             -
Gas wholesales and retail services                                        1                             8
Operation and maintenance                                               (14)                          (30)
General taxes and depreciation                                           (3)                            -
Fixed charges                                                             3                             1
Income taxes                                                             (8)                            1
                                                                       ----------------------------------

Total change                                                           $ 25                          $  3
==========================================================================================================

         GAS DELIVERIES: For the year 2002, gas delivery revenues increased by $21 million from the previous year. System deliveries, including miscellaneous transportation, totaled 376.4 bcf, an increase of 9.4 bcf or 2.6 percent compared with 2001. This increase is primarily due to colder weather that resulted in increased deliveries to the residential and commercial sectors in 2002. For the year 2001, gas delivery revenues decreased by $21 million from the previous year. System deliveries, including miscellaneous transportation, totaled 367 bcf, a decrease of 43 bcf or 10 percent compared with 2000. This decrease is primarily due to warmer temperatures compared to the 2000 heating season and a reduction due to the economic slowdown in 2001.

         GAS RATE INCREASE: In 2001, the MPSC issued an interim order in Consumers' gas rate filing. In November 2002, the MPSC issued a final gas rate order authorizing a $56 million annual increase in Consumers gas tariff rates. As a result of these orders, Consumers recognized increased gas revenues of $25 million.

         OPERATION AND MAINTENANCE: For the year 2002, operation and maintenance expenses increased $14 million compared to 2001. This increase reflects the recognition of gas storage inventory losses, and additional expenditures on customer reliability and service.

         INCOME TAXES: For the year 2002, income tax expense increased, primarily due to improved earnings of the gas utility.

CAPITAL RESOURCES AND LIQUIDITY

CASH POSITION, INVESTING AND FINANCING

         OPERATING ACTIVITIES: Consumers' principal source of liquidity is from cash derived from operating activities involving the sale and transportation of natural gas and the generation, delivery and sale of electricity. For 2002 and 2001, cash from operations totaled $769 million and $518 million, respectively. The $251 million increase resulted primarily from an increase in cash due to lower expenditures for natural gas and increased tax refunds provided by the Job Creation and Worker Assistance Act of 2002, a gas rate increase and lower electric power purchase costs as discussed in the results of operations also contributed to the increase. Partially offsetting the cash increase was a decrease in cash collected from customers and related parties.

Consumers primarily uses cash derived from operating activities to operate, maintain, expand and construct its electric and gas systems, to retire portions of long-term debt, and to pay dividends. A decrease in cash from operations could reduce the availability of funds and result in additional short-term financings, see Note 3, Financings and Capitalization for additional details about this source of funds.

         INVESTING ACTIVITIES: For 2002 and 2001, cash used for investing activities totaled $311 million and $803 million, respectively. The change of $492 million is primarily the result of $298 million cash proceeds from the sale of METC and other assets, and lower capital expenditures to comply with the Clean Air Act.

         FINANCING ACTIVITIES: Cash used for financing activities totaled $204 million for 2002 compared to $281 million provided in 2001. The change of $485 million is primarily due to $173 million additional retirement of bonds and other long-term debt, and a net reduction in proceeds from new borrowings of $334 million for 2002 compared to 2001.

         CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS: The following schedule of material contractual obligations and commercial commitments is provided to aggregate information in a single location so that a picture of liquidity and capital resources is readily available. For further information see Note 2, Uncertainties, and Note 3, Financings and Capitalization.

Contractual Obligation                                                                         In Millions
----------------------------------------------------------------------------------------------------------
                                                                       Payments Due
                                               -----------------------------------------------------------
                                                                                                  2008 and
December 31                         Total       2003        2004       2005     2006     2007      beyond
----------------------------------------------------------------------------------------------------------
On-balance sheet:
   Long-term debt                  $ 2,442     $    -       $328       $470     $362     $ 31     $  1,251
   Current portion of long-
      term debt                        305        305          -          -        -        -            -
   Notes payable                       457        457          -          -        -        -            -
   Capital lease obligations (a)       157         21         20         18       17       16           65
Off-balance sheet:
   Headquarters building lease (a)       6          -          -          -        -        -            6
   Operating leases                     78         13         10          8        8        6           33
   Non-recourse debt of FMLP           208          8         54         41       26       13           66
   Sale of accounts receivable         325        325          -          -        -        -            -
   Unconditional purchase
     obligations                    17,344      1,368        975        877      727      727       12,670
==========================================================================================================

(a) The headquarters building capital lease is estimated to be $60 million of which a $54 million construction obligation has been incurred and recorded on Consumers' balance sheet as of December 31, 2002.

         REGULATORY AUTHORIZATION FOR FINANCINGS: At December 31, 2002, Consumers had FERC authorization to issue or guarantee through June 2004, up to $1.1 billion of short-term securities outstanding at any one time. Consumers also had remaining FERC authorization to issue through June 2004 up to $500 million of long-term securities for refinancing or refunding purposes, $677 million for general corporate purposes, and $900 million of first mortgage bonds to be issued solely as security for the long-term securities. On October 10, 2002, FERC granted a waiver of its competitive bid/negotiated placement requirements applicable to the remaining long-term securities authorization indicated above.

         LONG TERM DEBT: Consumers' current portion of long-term debt maturing in 2003 is $305 million. Refer to Outlook, "Liquidity and Capital Resources" below for information about Consumers strategic measures addressing its future liquidity and capital requirements.

         SHORT TERM FINANCINGS: On July 12, 2002, Consumers entered into two credit facilities as follows: a $250 million revolving credit facility maturing July 11, 2003 and a $300 million term loan maturing July 11, 2003. In March 2003, Consumers obtained a replacement revolving credit facility in the amount of $250 million. The new credit facility matures in March 2004 with two annual extensions at Consumers' option, which would extend the maturity to March 2006. In September 2002, the term loan maturity was extended by one year at Consumers' option and now has a maturity date of July 11, 2004. These two facilities aggregating $550 million replaced a $300 million revolving credit facility that matured July 14, 2002, as well as various credit lines aggregating $200 million. At December 31, 2002, a total of $550 million was outstanding under the revolver and term loan, of which $250 million was included in notes payable and $300 million was included in long-term debt maturing in 2004. The prior credit facilities and lines were unsecured. The two new credit facilities are secured with Consumers' first mortgage bonds and are available to finance seasonal working capital requirements and to pay for capital expenditures between long-term financings.

         Consumers' $250 million revolving credit facility had, as of December 31, 2002, an effective interest rate of 5.9 percent, although the rate may fluctuate depending on the rating of Consumers' first mortgage bonds or changes in the base LIBOR rate. The effective interest rate on the $300 million term loan was 8.9 percent as of December 31, 2002. The rate may fluctuate depending on the rating of Consumers' first mortgage bonds or changes in the base LIBOR rate. Consumers' bank and legal fees associated with arranging the facilities in July 2002 were $6 million.

         The two credit facilities have contractual restrictions that require Consumers to maintain, as of the last day of each fiscal quarter, the following:

                                                     Limitation                 Ratio at December 31, 2002
----------------------------------------------------------------------------------------------------------
Debt to Capital Ratio (a)(b)                 Not more than 0.65 to 1.00                0.55 to 1.00
Interest Coverage Ratio (a)(b)                 Not less than 2.0 to 1.0                4.00  to 1.0
==========================================================================================================

(a) Violation of this ratio would constitute an event of default under the facility which provides the lender, among other remedies, the right to declare the principal and interest immediately due and payable.

(b) The terms of the credit facilities provide for the exclusion of securitization bonds in the calculation of the debt to capital ratio.

         Also, pursuant to restrictive covenants in the new facilities, Consumers is limited to common stock dividend payments that will not exceed $300 million in any calendar year. Consumers paid $231 million and $190 million in common stock dividends to CMS Energy in 2002 and 2001, respectively. In January 2003, Consumers declared and paid a $78 million common dividend.

         In October 2002, Consumers simultaneously entered into a new term loan agreement collateralized by first mortgage bonds and a new gas inventory term loan agreement collateralized by Consumers' natural gas in storage. These agreements contain complementary collateral packages that provide Consumers, as additional first mortgage bonds become available, borrowing capacity of up to $225 million, of which $207 million was outstanding at December 31, 2002 with an effective interest rate of 6.3 percent. The bank and legal fees associated with the agreements were $2 million. The first amortization payment under these agreements occurred in December 2002 with monthly amortization payments scheduled until full repayment is completed in mid-April of 2003. The loan amortization also reduces the bank's loan commitment to the amount of loan outstanding, which was $207 million as of December 31, 2002.

         LEASES: Consumers' capital leases are predominately for leased service vehicles and the new headquarters building. Operating leases are predominately railroad coal car leases.

         OFF-BALANCE SHEET ARRANGEMENTS: Consumers' use of long-term contracts for the purchase of commodities and services, the sale of its accounts receivable, and operating leases are considered to be off-balance sheet arrangements. Consumers has responsibility for the collectability of the accounts receivable sold, and the full obligation of its leases become due in case of lease payment default. Consumers uses these off-balance sheet arrangements in its normal business operations.

         SALE OF ACCOUNTS RECEIVABLE: Consumers had, through its wholly owned subsidiary Consumers Receivables Funding, a $325 million trade receivable sale program in place as an anticipated source of funds for general corporate purposes and currently expected capital expenditures at December 31, 2002. At December 31, 2001, prior to the establishment of its new subsidiary, Consumers Receivables Funding, Consumers had a $450 million trade receivables sale program in place as an anticipated source of funds for general corporate purposes and currently expected capital expenditures. At December 31, 2002 and 2001, the receivable sold totaled $325 million and $334 million, respectively. Accounts receivable and accrued revenue in the Consolidated Balance Sheets have been reduced to reflect receivables sold.

         UNCONDITIONAL PURCHASE OBLIGATIONS: Unconditional purchase obligations include natural gas, electricity, and coal purchase contracts and their associated cost of transportation. These obligations represent normal business operating contracts used to assure adequate supply and to minimize exposure to market price fluctuations.

         Included in unconditional purchase obligations are long-term power purchase agreements with various generating plants including the MCV Facility. These contracts require monthly capacity payments based on the plants' availability or deliverability. These payments are approximately $45 million per month for year 2003, including $33 million related to the MCV Facility. For the period that a plant is not available to deliver electricity to Consumers, Consumers is not obligated to make the capacity payments to the plant. See Electric Utility Results of Operations above and Note 2, Uncertainties, "Electric Rate Matters - Power Supply Costs" and "Other Electric Uncertainties - The Midland Cogeneration Venture" for further information concerning power supply costs.

Commercial Commitments                                                                         In Millions
----------------------------------------------------------------------------------------------------------
                                                              Commitment Expiration
                                               -----------------------------------------------------------
                                                                                                  2008 and
December 31                        Total       2003       2004       2005       2006     2007      beyond
----------------------------------------------------------------------------------------------------------
Off-balance sheet:
   Indemnities                      $11         $-          -          -          -        -         $11
   Letters of credit                  7          7          -          -          -        -           -
==========================================================================================================

         Indemnities are agreements by Consumers to reimburse other companies, such as an insurance company, if those companies have to complete Consumers' performance involving a third party contract. Letters of credit are issued by a bank on behalf of Consumers, guaranteeing payment to a third party. Letters of credit substitute the bank's credit for Consumers' and reduce credit risk for the third party beneficiary. The amount and time period for drawing on a letter of credit is limited.

OUTLOOK

LIQUIDITY AND CAPITAL RESOURCES

         Consumers' liquidity and capital requirements are generally a function of its results of operations, capital expenditures, contractual obligations, debt maturities, working capital needs and collateral requirements. Consumers has historically met its consolidated cash needs through its operating and financing activities and access to bank financing and the capital markets. As discussed above, during 2003, Consumers has contractual obligations and planned capital expenditures that would require substantial amounts of cash. Consumers also has approximately $727 million of publicly issued and credit facility debt maturing in 2003, including the Consumers' credit facilities described above. However, in March 2003, a $250 million revolving credit facility was replaced, as discussed below. In addition, Consumers may also become subject to liquidity demands pursuant to commercial commitments under guarantees, indemnities and letters of credit as indicated above.

         Consumers is partially addressing its near-to-mid-term liquidity and capital requirements through reduced capital expenditures and cost reduction. Consumers believes that its current level of cash and borrowing capacity, along with anticipated cash flows from operating and investing activities, will be sufficient to meet its liquidity needs through 2003, including debt maturities in 2003. Consumers expects to borrow approximately $1.1 billion in total in 2003, which includes an amount to refinance the majority of the maturing debt above.

         During the summer months, Consumers purchases natural gas and stores it for resale primarily during the winter heating season. Recently the market price for natural gas has increased. If continued, this price increase could impose liquidity needs beyond what is anticipated for 2003. Although Consumers' natural gas purchases are recoverable from its customers, the amount paid for natural gas stored as inventory could require additional liquidity due to the timing of the cost recoveries.

         In July 2002, the credit rating of the publicly traded securities of Consumers was downgraded by the major rating agencies. As a result of certain of these rating agency downgrades, certain commodity suppliers to Consumers have requested advance payments or other forms of assurances in connection with maintenance of ongoing deliveries of gas and electricity. Consumers is addressing these issues as required.

         As a result of the ratings downgrades and related changes in its financial situation, Consumers' access to bank financing and the capital markets and its ability to incur additional indebtedness may be restricted. Consumers continues to explore the full range of strategic measures to provide adequate liquidity. These measures include refinancing its bank credit facilities, entering into leasing arrangements, inventory financing, vendor financing, refinancing and issuing new capital markets debt, and preferred equity, and negotiating private placement debt, and preferred equity. Consumers believes that these measures will also supplement its cash balances in 2003.

         Consumers plans to meet its liquidity and capital requirements in 2003 through a combination of approximately $229 million from operations and approximately $513 million of new debt along with reduced capital expenditures, cost reductions and other measures. As of March 14, 2003, Consumers planned to refinance $727 million of debt in 2003. To that end, Consumers has initiated several transactions with various financial institutions, regulators, banks, lenders, and others that are designed to provide liquidity:

         - Consumers has obtained a replacement revolving credit facility in the amount of $250 million secured by first mortgage bonds. The cost of the facility is LIBOR plus 350 basis points. The new credit facility matures in March 2004 with two annual extensions at Consumers' option, which would extend the maturity to March 2006. The prior facility was due to expire in July 2003.

         - Consumers has entered into a $140 million term loan secured by first mortgage bonds with a private investor bank. This loan has a term of six years at a cost of LIBOR plus 475 basis points. Proceeds from this loan would be used to retire a debt or for general corporate purposes.

         - Consumers has entered into a $150 million term loan secured by first mortgage bonds. This term loan has a three-year maturity at a cost of LIBOR plus 450 basis points. Proceeds from this loan would be used to retire debt or for general corporate purposes.

         - Consumers filed a general rate case for its gas utility business on March 14, 2003. Consumers requested rate relief in the amount of approximately $156 million. In its filing, Consumers requested immediate interim relief. If interim relief of $156 million were granted, Consumers expects that the rate relief will be in place by the fourth quarter of 2003.

         - Consumers has filed an application with the MPSC seeking authorization to issue $1.084 billion of securitization bonds. These bonds would provide liquidity to Consumers at interest rates reflective of high quality credit. Consumers would utilize these proceeds to retire higher cost debt and in turn would realize significant interest expense savings over the life of the bonds. If the MPSC approves a financing in the amount requested, and there are no delays in the offering process, Consumers anticipates that bonds would be issued by year-end, 2003.

         If necessary for liquidity purposes, Consumers would also postpone the planned $158 million pension contribution expected to be made in September 2003.

         In the event Consumers is unable to access bank financing or the capital markets to incur or refinance indebtedness, there could be a material adverse effect on Consumers' liquidity and operations. There is no assurance that the pending securitization bond issuance transaction noted above will be completed. Further, there is no assurance that the MPSC will grant either interim or final gas utility rate relief.

SEC AND OTHER INVESTIGATIONS

         As a result of round-trip trading transactions at CMS MST, CMS Energy's Board of Directors established a Special Committee of independent directors to investigate matters surrounding the transactions and retained outside counsel to assist in the investigation. The Special Committee completed its investigation and reported its findings to the Board of Directors in October 2002. The Special Committee concluded, based on an extensive investigation, that the round-trip trades were undertaken to raise CMS MST's profile as an energy marketer with the goal of enhancing its ability to promote its services to new customers. The Special Committee found no apparent effort to manipulate the price of CMS Energy Common Stock or affect energy prices. The Special Committee also made recommendations designed to prevent any reoccurrence of this practice, most of which have already been implemented. Previously, CMS Energy terminated its speculative trading business and revised its risk management policy. The Board of Directors adopted, and CMS

Energy has begun implementing, the remaining recommendations of the Special Committee.

         CMS Energy is cooperating with other investigations concerning round-trip trading, including an investigation by the SEC regarding round-trip trades and CMS Energy's financial statements, accounting policies and controls, and investigations by the United States Department of Justice, the Commodity Futures Trading Commission and the FERC. CMS Energy has also received subpoenas from U.S. Attorneys Offices regarding investigations of those trades. CMS Energy is unable to predict the outcome of these matters, and Consumers is unable to predict what effect, if any, these investigations will have on its business.

        SECURITIES CLASS ACTION LAWSUITS: Beginning on May 17, 2002, a number of securities class action complaints have been filed against CMS Energy, Consumers, and certain officers and directors of CMS Energy and its affiliates. The complaints have been filed in the United States District Court for the Eastern District of Michigan as purported class actions by individuals who allege that they purchased CMS Energy's securities during a purported class period. At least two of the complaints contain purported class periods beginning on August 3, 2000 and running through May 10, 2002 or May 14, 2002. These complaints generally seek unspecified damages based on allegations that the defendants violated United States securities laws and regulations by making allegedly false and misleading statements about the company's business and financial condition. The cases have been consolidated into a single lawsuit and an amended and consolidated complaint is due to be filed by May 1, 2003. CMS Energy and Consumers intend to vigorously defend against this action. Consumers cannot predict the outcome of this litigation.

         ERISA CASES: Consumers is a named defendant, along with CMS Energy, CMS MST and certain named and unnamed officers and directors, in two lawsuits brought as purported class actions on behalf of participants and beneficiaries of the 401(k) plan. The two cases, filed in July 2002 in the United States District Court for the Eastern District of Michigan, were consolidated by the trial judge and an amended and consolidated complaint has been filed. Plaintiffs allege breaches of fiduciary duties under ERISA and seek restitution on behalf of the plan with respect to a decline in value of the shares of CMS Energy Common Stock held in the plan. Plaintiffs also seek other equitable relief and legal fees. These cases will be vigorously defended. Consumers cannot predict the outcome of this litigation.

CAPITAL EXPENDITURES OUTLOOK

         Consumers estimates the following capital expenditures, including new lease commitments, by expenditure type and by business segments during 2003 through 2005. Consumers prepares these estimates for planning purposes and may revise them.

                                                                                               In Millions
----------------------------------------------------------------------------------------------------------
    Years Ended December 31                                              2003            2004         2005
----------------------------------------------------------------------------------------------------------
Construction                                                             $424            $520         $585
Nuclear fuel                                                               33              32            -
Other capital leases                                                       28              23           25
                                                                         ---------------------------------

                                                                         $485            $575         $610
==========================================================================================================
Electric utility operations (a)(b)                                       $341            $408         $385
Gas utility operations (a)                                                144             167          225
                                                                         ---------------------------------

                                                                         $485            $575         $610
==========================================================================================================

(a) These amounts include an attributed portion of Consumers' anticipated capital expenditures for plant and equipment common to both the electric and gas utility businesses.

(b) These amounts include estimates for capital expenditures that may be required by recent revisions to the Clean Air Act's national air quality standards.

ELECTRIC BUSINESS OUTLOOK

         GROWTH: Over the next five years, Consumers expects electric kWh volume deliveries (including both full service sales and delivery service to customers who choose to buy generation service from an alternative electric supplier, but excluding transactions with other wholesale market participants including other electric utilities) to grow at an average rate of approximately two percent per year based primarily on a steadily growing customer base. This growth rate reflects a long-range expected trend of growth. Growth from year to year may vary from this trend due to customer response to abnormal weather conditions and changes in economic conditions including, utilization and expansion of manufacturing facilities. Consumers has experienced much stronger than expected growth in 2002 as a result of warmer than normal summer weather. Assuming that normal weather conditions will occur in 2003, electric deliveries are expected to grow less than one percent over the strong 2002 electric deliveries.

         COMPETITION AND REGULATORY RESTRUCTURING: The enactment in 2000 of Michigan's Customer Choice Act and other developments will continue to result in increased competition in the electric business. Generally, increased competition can reduce profitability and threatens Consumers' market share for generation services. The Customer Choice Act allowed all of the company's electric customers to buy electric generation service from Consumers or from an alternative electric supplier as of January 1, 2002. As a result, alternative electric suppliers for generation services have entered Consumers' market. As of mid-March 2003, alternative electric suppliers are providing 516 MW of generation supply to customers. To the extent Consumers experiences "net" Stranded Costs as determined by the MPSC, the Customer Choice Act allows for the company to recover such "net" Stranded Costs by collecting a transition surcharge from those customers who switch to an alternative electric supplier. Consumers cannot predict the total amount of electric supply load that may be lost to competitor suppliers, nor whether the stranded cost recovery method adopted by the MPSC will be applied in a manner that will fully offset any associated margin loss.

         Stranded and Implementation Costs: The Customer Choice Act allows electric utilities to recover the act's implementation costs and "net" Stranded Costs (without defining the term). The act directs the MPSC to establish a method of calculating "net" Stranded Costs and of conducting related true-up adjustments. In December 2001, the MPSC adopted a methodology which calculated "net" Stranded Costs as the shortfall between: (a) the revenue required to cover the costs associated with fixed generation assets, generation-related regulatory assets, and capacity payments associated with purchase power agreements, and (b) the revenues received from customers under existing rates available to cover the revenue requirement. The MPSC authorized Consumers to use deferred accounting to recognize the future recovery of costs determined to be stranded. Consumers has initiated an appeal at the Michigan Court of Appeals related to the MPSC's December 2001 "net" Stranded Cost order.

         According to the MPSC, "net" Stranded Costs were to be recovered from retail open access customers through a Stranded Cost transition charge. In April 2002, Consumers made "net" Stranded Cost filings with the MPSC for $22 million and $43 million for 2000 and 2001, respectively. In the same filing, Consumers estimated that it would experience "net" Stranded Costs of $126 million for 2002. Consumers, in its hearing brief, filed in August 2002, revised its request for "net" Stranded Costs to $7 million and $4 million for 2000 and 2001, respectively, and an estimated $73 million for 2002. The single largest reason for the difference was the exclusion, as ordered by the MPSC, of all costs associated with expenditures required by the Clean Air Act.

         In December 2002, the MPSC issued an order finding that Consumers experienced zero "net" Stranded Costs in 2000 and 2001, but declined to establish a defined methodology that would allow a reliable prediction of the level of Stranded Costs for 2002 and future years. In January 2003, Consumers filed a petition for rehearing of the December 2002 Stranded Cost order in which it asked the MPSC to grant rehearing and revise certain features of the order. Several other parties also filed rehearing petitions with the MPSC. As discussed below, Consumers has filed a request with the MPSC for authority to issue securitization bonds that would allow recovery of the Clean Air Act expenditures and post-2000 Palisades expenditures that were excluded from the Stranded Cost calculation.

         On March 4, 2003, Consumers filed an application with the MPSC seeking approval of "net" Stranded Costs incurred in 2002, and for approval of a "net" Stranded Cost recovery charge. In the application, Consumers indicated that if Consumers' proposal to securitize Clean Air Act expenditures and post-2000 Palisades expenditures were approved as proposed in its securitization case as discussed below, then Consumers' "net" Stranded Costs incurred in 2002 are approximately $35 million. If the proposal to securitize those costs is not approved, then Consumers indicated that the costs would be properly included in the 2002 "net" Stranded Cost calculation, which would increase Consumers' 2002 "net" Stranded Costs to approximately $103 million. Consumers cannot predict the recoverability of Stranded Costs, and therefore has not recorded any regulatory assets to recognize the future recovery of such costs.

         The MPSC staff has scheduled a collaborative process to discuss Stranded Costs and related issues and to identify and make recommendations to the MPSC. Consumers intends to participate in this collaborative process.

         Since 1997, Consumers has incurred significant electric utility restructuring implementation costs. The following table outlines the applications filed by Consumers with the MPSC and the status of recovery for these costs.

                                                                                               In Millions
----------------------------------------------------------------------------------------------------------
Year Filed          Year Incurred         Requested             Pending          Allowed        Disallowed
----------------------------------------------------------------------------------------------------------
1999                 1997 & 1998             $20                  $ -              $15             $5
2000                        1999              30                    -               25              5
2001                        2000              25                    -               20              5
2002                        2001               8                    8                -              -
2003                        2002               2                    2                -              -

         The MPSC disallowed certain costs based upon a conclusion that these amounts did not represent costs incremental to costs already reflected in electric rates. In the orders received for the years 1997 through 2000, the MPSC also reserved the right to review again the total implementation costs depending upon the progress and success of the retail open access program, and ruled that due to the rate freeze imposed by the Customer Choice Act, it was premature to establish a cost recovery method for the allowable implementation costs. In addition to the amounts shown above, as of December 2002, Consumers incurred and deferred as a regulatory asset, $1 million of additional implementation costs and has also recorded as a regulatory asset $13 million for the cost of money associated with total implementation costs. Consumers believes the implementation costs and the associated cost of money are fully recoverable in accordance with the Customer Choice Act. Cash recovery from customers will probably begin after the rate freeze or rate cap period has expired. Consumers cannot predict the amounts the MPSC will approve as allowable costs.

         Consumers is also pursuing authorization at the FERC for MISO to reimburse Consumers for approximately $8 million in certain electric utility restructuring implementation costs related to its former participation in the development of the Alliance RTO, a portion of which has been expensed. However, Consumers cannot predict the amount the FERC will ultimately order to be reimbursed by the MISO.

         Securitization: On March 4, 2003, Consumers filed an application with the MPSC seeking approval to issue Securitization bonds in the amount of approximately $1.084 billion. If approved, this would allow the recovery of costs associated with Clean Air Act expenditures, post-2000 Palisades expenditures, and retail open access implementation costs through December 31, 2003, and certain pension fund expenses, and expenses associated with the issuance of the bonds.

         Rate Caps: The Customer Choice Act imposes certain limitations on electric rates that could result in Consumers being unable to collect from electric customers its full cost of conducting business. Some of these costs are beyond Consumers' control. In particular, if Consumers needs to purchase power supply from wholesale suppliers while retail rates are frozen or capped, the rate restrictions may make it impossible for Consumers to fully recover purchased power and associated transmission costs from its customers. As a result, Consumers may be unable to maintain its profit margins in its electric utility business during the rate freeze or rate cap periods. The rate freeze is in effect through December 31, 2003. The rate caps are in effect through at least December 31, 2004 for small commercial and industrial customers, and at least through December 31, 2005 for residential customers.

         Industrial Contracts: In response to industry restructuring efforts, in 1995 and 1996, Consumers entered into multi-year electric supply contracts with certain large industrial customers to provide electricity at specially negotiated prices, usually at a discount from tariff prices. The MPSC approved these special contracts as part of its phased introduction to competition. Unless terminated or restructured, the majority of these contracts are in effect through 2005. As of December 2002, some contracts have expired, but outstanding contracts involve approximately 500 MW. Consumers cannot predict the ultimate financial impact of changes related to these power supply contracts, or whether additional contracts will be necessary or advisable.

         Code of Conduct: In December 2000, as a result of the passage of the Customer Choice Act, the MPSC issued a new code of conduct that applies to electric utilities and alternative electric suppliers. The code of conduct seeks to prevent cross-subsidization, information sharing, and preferential treatment between a utility's regulated and unregulated services. The new code of conduct is broadly written, and as a result, could affect Consumers' retail gas business, the marketing of unregulated services and equipment to Michigan customers, and internal transfer pricing between Consumers' departments and affiliates. In October 2001, the new code of conduct was reaffirmed by the MPSC without substantial modification. Consumers appealed the MPSC orders related to the code of conduct and sought a stay of the orders until the appeal was complete; however, the request for a stay was denied. Consumers filed a compliance plan in accordance with the code of conduct. It also sought waivers to the code of conduct in order to continue utility activities that provide approximately $50 million in annual revenues. In October 2002, the MPSC denied waivers for three programs that provide approximately $32 million in revenues in 2001, of which $30 million relates to the appliance service plan. The waivers denied included all waivers associated with the appliance service plan program that has been offered by

Consumers for many years. Consumers filed a renewed motion for a stay of the effectiveness of the code of conduct and an appeal of the waiver denials with the Michigan Court of Appeals. On November 8, 2002, the Michigan Court of Appeals denied Consumers' request for a stay. Consumers has filed an application for leave to appeal with the Michigan Supreme Court with respect to the Michigan Court of Appeals' November ruling denying the stay. In February 2003, the Michigan Supreme Court denied the application. In December 2002, Consumers filed a renewed request with the MPSC for a temporary waiver until April 2004 for the appliance service plan, which generated $33 million in revenues in 2002. In February 2003, the MPSC granted an extension of the temporary waiver until December 31, 2003. The full impact of the new code of conduct on Consumers' business will remain uncertain until the appellate courts issue definitive rulings. Recently, in an appeal involving affiliate pricing guidelines, the Michigan Court of Appeals struck the guidelines down because of a procedurally defective manner of enactment by the MPSC. A similar procedure was used by the MPSC in enacting the new code of conduct. Consumers is also exploring seeking legislative clarification of the scope of the code of conduct.

         Energy Policy: Uncertainty exists regarding the enactment of a national comprehensive energy policy, specifically federal electric industry restructuring legislation. A variety of bills introduced in the United States Congress in recent years aimed to change existing federal regulation of the industry. If the federal government enacts a comprehensive energy policy or electric restructuring legislation, then that legislation could potentially affect company operations and financial requirements.

         Transmission: In 1999, the FERC issued Order No. 2000, strongly encouraging electric utilities to transfer operating control of their electric transmission system to an RTO, or sell the facilities to an independent company. In addition, in June 2000, the Michigan legislature passed Michigan's Customer Choice Act, which also requires utilities to divest or transfer the operating authority of transmission facilities to an independent company. Consumers chose to offer its electric transmission system (METC) for sale rather than own and invest in an asset it could not control. In May 2002, Consumers sold its electric transmission system for approximately $290 million in cash to MTH, a non-affiliated limited partnership whose general partner is a subsidiary of Trans-Elect, Inc.

         Trans-Elect, Inc. submitted the winning bid through a competitive bidding process, and various federal agencies approved the transaction. Consumers did not provide any financial or credit support to Trans-Elect, Inc. Certain of Trans-Elect's officers and directors are former officers and directors of CMS Energy, Consumers and their subsidiaries. None of them were employed by CMS Energy, Consumers, or their affiliates when the transaction was discussed internally and negotiated with purchasers. As a result of the sale, Consumers experienced an after-tax earnings increase of approximately $17 million in 2002, due to the recognition of a $26 million gain on the sale of the electric transmission system. This gain from the sale is offset by a loss of revenue from wholesale and retail open access customers who will buy services directly from MTH, including the loss of a return on the sold electric transmission system. Consumers anticipates that the future impact of the loss of revenue from wholesale and retail open access customers who will buy services directly from MTH and the loss of a return on the sold electric transmission system on its after-tax earnings will be a decrease of $15 million in 2003, and a decrease of approximately $14 million annually for the next three years.

         Under the agreement with MTH, and subject to certain additional RTO surcharges, transmission rates charged to Consumers are fixed by contract at current levels through December 31, 2005, and subject to FERC ratemaking thereafter. MTH has completed the capital program to expand the transmission system's capability to import electricity into Michigan, as required by the Customer Choice Act, and Consumers will continue to maintain the system under a five-year contract with MTH. Effective April 30, 2002, Consumers and METC withdrew from the Alliance RTO, and MTH (METC) has joined the MISO RTO. For further information, see Note 2, Uncertainties, "Electric Rate Matters - Transmission."

         Consumers is a customer of AEP, holding 500 MW of long-term transmission service reservations through the AEP transmission system. AEP recently indicated its intent to turn control of its transmission system over to the PJM RTO and become part of the PJM market sometime after May 1, 2003, which requires approval by FERC. This will require current AEP customers to become members of, and resubmit reservation requests to, PJM. Consumers filed an intervention requesting clarification in January 2003. Upon FERC's approval of this transfer, Consumers will complete the application process to join PJM. Of the 500 MW of long-term transmission service reservations held, 200 MW will expire on April 1, 2003. Effective June 1, 2003, Consumers will have an additional 100 MW of long-term transmission, resulting in a total of 400 MW of long-term transmission for summer 2003.

         In July 2002, the FERC issued a 600-page notice of proposed rulemaking on standard market design for electric bulk power markets and transmission. Its stated purpose is to remedy undue discrimination in the use of the interstate transmission system and give the nation the benefits of a competitive bulk power system. The proposed rulemaking is primarily designed to correct perceived problems in the electric transmission industry. Consumers sold its electric transmission system in 2002, but is a transmission customer. The financial impact to Consumers is uncertain, but the final standard market design rules could significantly increase delivered power costs to Consumers and the retail electric customers it serves. Consumers has filed comments with the FERC in general opposition to the proposal.

         There are multiple proceedings pending before the FERC regarding transitional transmission pricing mechanisms intended to mitigate the revenue impact on transmission owners resulting from the elimination of "Rate Pancaking". "Rate Pancaking" represents the application of the transmission rate of each individual transmission owner whose system is utilized on the scheduled path of an energy delivery and its elimination has been alleged to result in "lost revenues" for transmission owners. It is unknown what mechanism(s) may result from the proceedings currently pending before the FERC, and as such, it is not possible at this time to identify the specific effect on Consumers. It should be noted, however, that Consumers believes the results of these proceedings could also significantly increase the delivered power costs to Consumers and the retail electric customers it serves.

         Similarly, other proceedings before the FERC involving rates of transmission providers of Consumers could increase Consumers' cost of transmitting power to its customers in Michigan. As RTOs develop and mature in Consumers' area of electrical operation, and those RTOs respond to FERC initiatives concerning the services they must provide and the systems they maintain, Consumers believes that there is likely to be an upward cost trend in transmission used by Consumers, ultimately increasing the delivered cost of power to Consumers and the retail electric customers it serves. The specific financial impact on Consumers of such proceedings and trends are not currently quantifiable.

         In addition to the potential cost impacts identified above, Consumers is evaluating whether or not there may be impacts on electric reliability associated with the outcomes of these various transmission related proceedings. Consumers cannot assure that all risks to reliability can be avoided.

         Consumers cannot predict the impact of these electric industry-restructuring issues on its financial position, liquidity, or results of operations.

         PERFORMANCE STANDARDS: In July 2001, the MPSC proposed electric distribution performance standards for Consumers and other Michigan electric distribution utilities. The proposal would establish standards related to restoration after an outage, safety, and customer relations. Failure to meet the standards would result in customer bill credits. Consumers submitted comments to the MPSC. In December 2001, the MPSC issued an order stating its intent to initiate a formal rulemaking proceeding to develop and adopt performance standards. In November 2002, the MPSC issued an order initiating the formal rulemaking proceeding. Consumers has filed comments on the proposed rules and will continue to participate in this process. Consumers cannot predict the nature of the proposed standards or the likely effect, if any, on Consumers.

         For further information and material changes relating to the rate matters and restructuring of the electric utility industry, see Note 1, Corporate Structure and Summary of Significant Accounting Policies, and Note 2, Uncertainties, "Electric Rate Matters - Electric Restructuring" and "Electric Rate Matters - Electric Proceedings."

         UNCERTAINTIES: Several electric business trends or uncertainties may affect Consumers' financial results and condition. These trends or uncertainties have, or Consumers reasonably expects could have, a material impact on net sales, revenues, or income from continuing electric operations. Such trends and uncertainties include: 1) pending litigation and government investigations; 2) the need to make additional capital expenditures and increase operating expenses for Clean Air Act compliance; 3) environmental liabilities arising from various federal, state and local environmental laws and regulations, including potential liability or expenses relating to the Michigan Natural Resources and Environmental Protection Acts and Superfund; 4) uncertainties relating to the storage and ultimate disposal of spent nuclear fuel and the successful operation of Palisades by NMC; 5) electric industry restructuring issues, including those described above; 6) Consumers' ability to meet peak electric demand requirements at a reasonable cost, without market disruption, and successfully implement initiatives to reduce exposure to purchased power price increases; 7) the recovery of electric restructuring implementation costs; 8) Consumers new status as an electric transmission customer and not as an electric transmission owner/operator; 9) sufficient reserves for OATT rate refunds; 10) the effects of derivative accounting and potential earnings volatility; 11) increased costs for safety and homeland security initiatives that are not recoverable on a timely basis from customers; 12) Consumers' continuing ability to raise funds at reasonable rates in order to meet the cash requirements of its electric business and to pay maturing debt in the short-term, and 13) potentially rising pension costs due to market losses. For further information about these trends or uncertainties, see Note 2, Uncertainties.

GAS BUSINESS OUTLOOK

         GROWTH: Over the next five years, Consumers expects gas bcf volume deliveries, including gas full service and customer choice deliveries (excluding transportation to the MCV Facility and off-system deliveries), to grow at an average rate of less than one percent per year based primarily on a steadily growing customer base. Actual gas deliveries in future periods may be affected by abnormal weather, use of gas by independent power producers, changes in competitive and economic conditions, and the level of natural gas consumption per customer.

         2001 GAS RATE CASE: In June 2001, Consumers filed an application with the MPSC seeking a distribution service rate increase. On November 7, 2002, the MPSC issued a final order approving a $56 million annual distribution service rate increase, which includes the $15 million interim increase, with an 11.4 percent authorized return on equity, for service effective November 8, 2002. As part of this order, the MPSC approved Consumers' proposal to absorb the assets and liabilities of Michigan Gas Storage Company into Consumers' rate base and rates. This has occurred through a statutory merger of Michigan Gas Storage Company into Consumers and this is not expected to have an impact on Consumers' consolidated financial statements. See Note 2,

Uncertainties, "Gas Rate Matters - 2001 Gas Rate Case" for further information.

         2003 GAS RATE CASE: On March 14, 2003, Consumers filed an application with the MPSC seeking a $156 million increase in its gas delivery and transportation rates, which includes a 13.5 percent authorized return on equity, based on a 2004 test year. If approved, the request would add about $6.40 per month, or about 9 percent, to the typical residential customer's average monthly distribution bill. Contemporaneously with this filing, Consumers has requested interim rate relief in the same amount.

         UNBUNDLING STUDY: In July 2001, the MPSC directed gas utilities under its jurisdiction to prepare and file an unbundled cost of service study. The purpose of the study is to allow parties to advocate or oppose the unbundling of the following services: metering, billing information, transmission, balancing, storage, backup and peaking, and customer turn-on and turn-off services. Unbundled services could be separately priced in the future and made subject to competition by other providers. The MPSC addressed Consumers' study in the November 2002 gas distribution rate case order and indicated that it makes little sense to set rates for unbundled services before the details of those services are known. Unbundled services may continue to be an issue in future proceedings.

         In September 2002, the FERC issued an order rejecting a filing by Consumers to assess certain rates for non-physical gas title tracking services offered by Consumers. Despite Consumers' arguments to the contrary, the FERC asserted jurisdiction over such activities and allowed Consumers to refile and justify a title transfer fee not based on volumes as Consumers proposed. Because the order was issued six years after Consumers made its original filing initiating the proceeding, over $3 million in non-title transfer tracking fees had been collected. No refunds have been ordered, and Consumers sought rehearing of the September order. If refunds were ordered they may include interest which would increase the refund liability to more than the $3 million collected. In December 2002, Consumers established a $3.6 million reserve related to this matter. Consumers is unable to say with certainty what the final outcome of this proceeding might be.

         UNCERTAINTIES: Several gas business trends or uncertainties may affect Consumers' financial results and conditions. These trends or uncertainties have, or Consumers reasonably expects could have, a material impact on net sales, revenues, or income from continuing gas operations. Such trends and uncertainties include: 1) pending litigation and government investigations; 2) potential environmental costs at a number of sites, including sites formerly housing manufactured gas plant facilities; 3) future gas industry restructuring initiatives; 4) any initiatives undertaken to protect customers against gas price increases; 5) an inadequate regulatory response to applications for requested rate increases; 6) market and regulatory responses to increases in gas costs, including a reduced average use per residential customer; 7) increased costs for pipeline integrity and safety and homeland security initiatives that are not recoverable on a timely basis from customers; 8) Consumers' continuing ability to raise funds at reasonable rates in order to meet the cash requirements of its gas business; and 9) potentially rising pension costs due to market losses. For further information about these uncertainties, see Note 2, Uncertainties.

OTHER OUTLOOK

         See Outlook, "Liquidity and Capital Resources," "SEC and Other Investigations," "Securities Class Action Lawsuits," and "ERISA Cases" above.

         TERRORIST ATTACKS: Since the September 11, 2001 terrorist attacks in the United States, Consumers has increased security at all critical facilities and over its critical infrastructure, and will continue to evaluate security on an ongoing basis. Consumers may be required to comply with federal and state regulatory security measures promulgated in the future. Through December 31, 2002, Consumers has incurred approximately $4 million in incremental security costs, including operating, capital, and decommissioning and removal costs. Consumers estimates it may incur additional incremental security costs in 2003 of approximately $6 million. Consumers will attempt to seek recovery of these costs from its customers. In December 2002, the Michigan legislature passed, and the governor signed, a bill that would allow Consumers to seek recovery of additional electric division security costs incurred during the rate freeze and cap periods imposed by the Customer Choice Act. On February 5, 2003, the MPSC adopted filing requirements for the recovery of enhanced security costs.

         ENERGY-RELATED SERVICES: Consumers offers a variety of energy-related services to retail customers that focus on appliance maintenance, home safety, commodity choice, and assistance to customers purchasing heating, ventilation and air conditioning equipment. Consumers continues to look for additional growth opportunities in providing energy-related services to its customers. The ability to offer all or some of these services and other utility related revenue-generating services, which provide approximately $50 million in annual revenues, may be restricted by the new code of conduct issued by the MPSC, as discussed above in Electric Business Outlook, "Competition and Regulatory Restructuring - Code of Conduct."

OTHER MATTERS

NEW ACCOUNTING STANDARDS

         SFAS NO. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS: Beginning January 1, 2003, companies must comply with SFAS No. 143. The standard requires companies to record the fair value of the legal obligations related to an asset retirement in the period in which it is incurred. Consumers has determined that it has legal asset retirement obligations, particularly in regard to its nuclear plants, but has not yet finalized its assessment of the obligation. However, upon initial adoption of the standard, Consumers expects to record a regulatory liability, as well as an asset retirement obligation, as required by SFAS No.71. The regulatory liability recognizes the difference between the cost of removal included in the reserve for accumulated depreciation for assets within the scope of SFAS No. 143 and the accretion expense of the asset retirement obligation and the depreciation expense of the asset retirement obligation asset from when the obligation was initially incurred through December 2002. When the asset retirement obligation liability is initially recorded, the company would capitalize an offsetting amount by increasing the carrying amount of the related long-lived asset. Over time, the initial liability would be accreted to its present value each period and the capitalized cost would be depreciated over the related asset's useful life.

         SFAS NO. 145, RESCISSION OF FASB STATEMENTS NO. 4, 44 AND 64, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS: Issued by the FASB in April 2002, this standard rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and SFAS No. 64, Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements. As a result, any gain or loss on extinguishment of debt should be classified as an extraordinary item only if it meets the criteria set forth in APB Opinion No. 30. The provisions of this section are applicable to fiscal years beginning 2003, but may be adopted early. Consumers has adopted this provision early, with no material affect to its income statement. SFAS No. 145 amends SFAS No. 13, to require sale-leaseback accounting for certain lease modifications that have similar economic impacts to sale-leaseback transactions. This provision is effective for transactions occurring after May 15, 2002. Finally, SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections and rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers. These provisions are effective for financial statements issued on or after May

15, 2002. Upon adoption of the standard, there was no impact on Consumers' financial statements.

         SFAS NO. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL
ACTIVITIES: Issued by the FASB in July 2002, this standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This standard is effective for exit or disposal activities initiated after December 31, 2002. Consumers does not expect the adoption of SFAS No. 146 to have a material impact on its financial position or results of operations.

         FASB INTERPRETATION NO. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENT FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF
OTHERS: This interpretation, effective January 1, 2003, elaborates on the disclosure to be made by a guarantor about its obligations under certain guarantees that it has issued. It requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. For contracts that are within the initial recognition and measurement provision of this interpretation, the provisions are to be applied to guarantees issued or modified after December 31, 2002; no cumulative effect adjustments are required. For further information see Note 1, Corporate Structure and Summary of Significant Accounting Policies, "New Accounting Standards To Be Adopted".

         FASB INTERPRETATION NO. 46, CONSOLIDATION OF VARIABLE INTEREST
ENTITIES: Issued by the FASB in January 2003, the interpretation expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. The consolidation requirements of the interpretation apply immediately to variable interest entities created after January 31, 2003. For Consumers, the consolidation requirements apply to pre-existing entities beginning July 1, 2003. Certain of the disclosure requirements apply to all financial statements initially issued after January 31, 2003. Consumers will be required to consolidate any entities that meet the requirements of the interpretation. Consumers is in the process of studying the interpretation, and has yet to determine the effects, if any, on its consolidated financial statements.

                                  OUR BUSINESS

GENERAL

CMS ENERGY

         CMS Energy, formed in Michigan in 1987, is an energy holding company operating, through subsidiaries, in the United States and in selected markets around the world. Its two principal subsidiaries are Consumers and Enterprises. Consumers is a public utility that provides natural gas and/or electricity to almost 6 million of Michigan's 10 million residents and serves customers in all 68 of the state's Lower Peninsula counties. Enterprises, through subsidiaries, is engaged in several energy businesses in the United States and in selected international markets.

         In 2002, CMS Energy's consolidated operating revenue was approximately $8.7 billion.

CONSUMERS

         Consumers, formed in Michigan in 1968, is the successor to a corporation organized in Maine in 1910 that conducted business in Michigan from 1915 to 1968. In 1997, Consumers, formerly named Consumers Power Company, changed its name to Consumers Energy Company to better reflect its integrated electricity and gas businesses.

         Consumers' service areas include automotive, metal, chemical, food and wood products and a diversified group of other industries. Consumers' consolidated operations account for a majority of CMS Energy's total assets and income, as well as a substantial portion of its operating revenue. At year-end 2002, Consumers' customer base and operating revenues were as follows:

                                                   Customers    Operating         2002 vs. 2001
                                                    Served       Revenue        Operating Revenue
                                                  (millions)    (millions)    % Increase/(Decrease)
                                                  ----------    ----------    ---------------------
Electric Utility Business....................        1.73         $2,648              0.57%
Gas Utility Business.........................        1.65          1,519             13.53
Other........................................         ---              2            (60.00)
Total........................................        3.38         $4,169              4.85%

         Consumers' rates and certain other aspects of its business are subject to the jurisdiction of the MPSC and FERC, as described in CONSUMERS REGULATION below.

         CONSUMERS PROPERTIES -- GENERAL: The principal properties of Consumers and its subsidiaries are owned in fee, except that most electric lines and gas mains are located, pursuant to easements and other rights, in public roads or on land owned by others. Substantially all of Consumers' properties are subject to the lien of its First Mortgage Bond Indenture. For additional information on Consumers' properties see BUSINESS SEGMENTS -- Consumers Electric Utility Operations -- Electric Utility Properties, and -- Consumers Gas Utility Operations -- Gas Utility Properties, below.

         For information on capital expenditures, see the 10-K MD&A -- Outlook and Note 10 of the Notes to the December 31, 2002 Financial Statements.

BUSINESS SEGMENTS

         For information with respect to the operating revenue, net operating income, identifiable assets and liabilities attributable to Consumers' business segments, see the December 31, 2002 Financial Statements and related Notes.

CONSUMERS' ELECTRIC UTILITY OPERATIONS

         Based on the average number of customers, Consumers' electric utility operations, if independent, would be the thirteenth largest electric utility company in the United States. Consumers' electric utility operations include the generation, purchase, distribution and sale of electricity. At year-end 2002, it served customers in 61 of the 68 counties of Michigan's lower peninsula. Principal cities served include Battle Creek, Flint, Grand Rapids, Jackson, Kalamazoo, Midland, Muskegon and Saginaw. Consumers' electric utility customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry. Consumers' electric utility operations are not dependent upon a single customer, or even a few customers, and the loss of any one or even a few of such customers is not reasonably likely to have a material adverse effect on its financial condition.

         Consumers' electric utility operations are seasonal. The summer months usually increase demand for electric energy, principally due to the use of air conditioners and other cooling equipment, thereby affecting revenues. In 2002 and 2001, total electric deliveries were 39 billion kWh and 40 billion kWh, respectively. In 2002, electric sales totaled 37 billion kWh and retail open access deliveries totaled 2 billion kWh. In 2001, electric sales totaled 39 billion kWh and retail open access deliveries totaled 1 billion kWh.

         Excluding retail open access loads, Consumers experienced 2002 and 2003 summer peak demand of 7,697 MW and 7,721 MW, respectively. In 2002, the winter peak demand was 5,573 MW for the winter 2001-02 period and 5,862 MW for the winter 2002-03 period. In 2002, based on the actual summer peak, Consumers' power reserve, also called a reserve margin, was 20.6 percent compared to 11.1 percent in 2001. Based on its summer 2003 forecast, Consumers carried an 11.0 percent reserve margin. The reserve margin provides additional power supply capability above Consumers' anticipated peak power supply demands. It also allows Consumers to provide reliable service to its electric service customers and to protect itself against unscheduled plant outages and unanticipated demand. As it did in 2003, Consumers is currently planning for a reserve margin of approximately 11 percent for summer 2004 or supply resources equal to 111 percent of projected summer peak load. Of the 111 percent, approximately 100 percent is expected to be met from owned options for physical deliveries and other agreements. The ultimate use of the reserve margin needed will depend primarily on summer weather conditions, the level of retail open access requirements being served by others during the summer, and any unscheduled plant outages.

         Including retail open access loads, Consumers experienced a 2002 summer peak demand of 7,984 MW. Winter peak demand for 2002, including retail open access loads, was 5,694 MW for the winter 2001-02 period and 6,140 MW for the winter 2002-03 period.

         ELECTRIC UTILITY PROPERTIES: At December 31, 2002, Consumers' electric generating system consists of the following:

                                                                                                        2002 Net
                                                                                 2002 Summer Net       Generation
                                                         Size and Year            Demonstrated         (Thousands
       Name and Location (Michigan)                    Entering Service         Capability (KWs)        of kWHs)
                                                     --------------------       ----------------       -----------
Coal Generation
  J H Campbell 1 & 2 - West Olive..............      2 Units, 1962-1967             615,000             4,406,940
  J H Campbell 3 - West Olive..................      1 Unit, 1980                   765,140(a)          4,511,713
  D E Karn - Essexville........................      2 Units, 1959-1961             515,000             3,824,249
  B C Cobb - Muskegon .........................      2 Units, 1956-1957             312,000             2,150,510
  J R Whiting - Erie...........................      3 Units, 1952-1953             326,000             2,262,509
  J C Weadock - Essexville.....................      2 Units, 1955-1958             310,000             2,205,575
                                                                                  ---------            ----------
Total coal generation..........................                                   2,843,140            19,361,496
                                                                                  ---------            ----------

Oil/Gas Generation
  B C Cobb - Muskegon..........................      3 Units, 1999-2000             183,000                38,035
  D E Karn - Essexville........................      2 Units, 1975-1977           1,276,000               650,008
                                                                                  ---------            ----------
Total oil/gas generation.......................                                   1,459,000               688,043
                                                                                  ---------            ----------

Hydroelectric
  Conventional Hydro Generation................      13 Plants, 1906-1949            73,540               386,691
  Ludington Pumped Storage.....................      6 Units, 1973                  954,700(b)           (486,322)
                                                                                  ---------            ----------
Total Hydroelectric............................                                   1,028,240               (99,631)
                                                                                  ---------            ----------

Nuclear Generation
  Palisades - South Haven......................      1 Unit, 1971                   767,000             6,357,962
                                                                                  ---------            ----------

Gas/Oil Combustion Turbine
  Generation...................................      7 Plants, 1966-1971            346,800(d)             12,743
                                                                                  ---------            ----------
Total owned generation.........................                                   6,444,180            26,320,613
                                                                                  ---------            ==========

Purchased and Interchange Power
  Capacity.....................................                                   1,766,180(e)
Total..........................................                                   8,210,360
                                                                                ===========

(a) Represents Consumers' share of the capacity of the J H Campbell 3, net of 6.69 percent (ownership interests of the Michigan Public Power Agency and Wolverine Power Supply Cooperative, Inc.).

(b) Represents Consumers' share of the capacity of Ludington. Consumers and Detroit Edison have 51 percent and 49 percent undivided ownership, respectively, in the plant.

(c) Represents Consumers' share of net pumped storage generation. This facility electrically pumps water during off-peak hours for storage to later generate electricity during peak-demand hours.

(d)      Includes 1.8 MW of distributed diesel generation.

(e)      Includes 1,240 MW of purchased contract capacity from the MCV Facility.

         In 2002, Consumers purchased, through long-term purchase contracts, options, spot market and other seasonal purchases, up to 2,683 MW of net capacity from other power producers, which amounted to 34.9 percent of Consumers' total system requirements, the largest of which was the MCV Partnership.

         A high voltage transmission system interconnects Consumers' electric generating plants at many locations with transmission facilities of unaffiliated systems including those of other utilities in Michigan and Indiana. The interconnections permit a sharing of the reserve capacity of the connected systems. This allows mutual assistance during emergencies and substantially reduces investment in utility plant facilities. Consumers owns: a) 338 miles of high voltage distribution radial lines operating at 120 kilovolts and above; b) 4,159 miles of high voltage distribution overhead lines operating at 23 kilovolts and 46 kilovolts; c) 16 subsurface miles of high voltage distribution underground lines operating at 23 kilovolts and 46 kilovolts; d) 54,681 miles of electric distribution overhead lines; e) 8,201 subsurface miles of underground distribution lines and f) substations having an aggregate transformer capacity of 20,596,240 kilovoltamperes.

         On April 1, 2001, Consumers transferred its investment in electric transmission lines and substations to a wholly owned subsidiary, Michigan Electric Transmission Company (METC). On May 1, 2002, Consumers transferred its interest in METC to a third party, Michigan Transco Holdings, LLC (MTH), and Consumers no longer owns or controls transmission facilities either directly or indirectly. MTH owns the former Consumers transmission assets through a new transmission company called Michigan Electric Transmission Company, LLC. For additional information on the sale of the transmission assets, see -- Note 2 of the Notes to the December 31, 2002 Financial Statements -- Electric Rate Matters -- Transmission.

         FUEL SUPPLY: Consumers has four generating plant sites that use coal as a fuel source and that constitute 73.6 percent of its baseload supply, the capacity used to serve a constant level of customer demand. In 2002, these plants produced a combined total of 19,361 million kWhs of electricity and required 9.7 million tons of coal. On December 31, 2002, Consumers' coal inventory amounted to approximately 30 days' supply. For additional information on future sources of coal, see Note 2 of the Notes to the December 31, 2002 Financial Statements - Other Electric Uncertainties --Coal Supply.

         Consumers owns two nuclear power plants, Big Rock, located near Charlevoix, Michigan and Palisades, located near South Haven, Michigan. In 1997, Consumers ceased operating Big Rock. In May 2001, with the approval of the NRC, Consumers transferred its authority to operate Palisades to the Nuclear Management Company (NMC). The Palisades nuclear fuel supply responsibilities are under the control of NMC acting as agent for Consumers. During 2002, Palisades' net generation was 6,358 million kWhs, constituting 24.2 percent of Consumers' baseload supply. New fuel contracts are being written as NMC Agreements. Consumers/NMC currently have sufficient contracts for uranium concentrates to provide up to 100 percent of its fuel supply requirements for the 2003 and 2004 period. Consumers/NMC also have contracts for conversion services and enrichment services with quantity flexibility ranging up to 100 percent. If spot market prices are below the contract price, NMC will purchase only the minimum amount of nuclear fuel required by the contracts. Conversely, if spot market prices are above the contract prices, Consumers will purchase the maximum amount of nuclear fuel allowed by the contracts to meet its requirements.

         NMC also has contracts for nuclear fuel services and for fabrication of nuclear fuel assemblies. The fabrication contract for Palisades remains in effect for the next two reloads with options to extend the contract for an additional two reloads. The fuel contracts are with major private industrial suppliers of nuclear fuel and related services and with uranium producers, converters and enrichers who participate in the world nuclear fuel marketplace.

         As shown below, Consumers generates electricity principally from coal and nuclear fuel.

                                                 Millions of kWhs
                              ----------------------------------------------------
   Power Generated               2002        2001       2000      1999      1998
---------------------         ----------  ----------  --------  --------  --------
Coal                           19,361      19,203      17,926    19,085    17,959
Nuclear                         6,358       2,326(a)    5,724     5,105     5,364
Oil                               347         331         645       809       520
Gas                               354         670         400       441       302
Hydro                             387         423         351       365       395
Net pumped storage               (486)       (553)       (541)     (476)     (480)
                              -------     -------     -------   -------   -------
Total net generation........   26,321      22,400      24,505    25,329    24,060
                              =======     =======     =======   =======   =======

(a) On June 20, 2001, the Palisades reactor was shut down so technicians could inspect a small steam leak on a control rod drive assembly. The defective components were replaced and the plant returned to service on January 21, 2002.

         The cost of all fuels consumed, shown below, fluctuates with the mix of fuel burned.

                                                           Cost per Million Btu
                                                 ------------------------------------------
      Fuel Consumed                               2002     2001     2000     1999     1998
-------------------------                        -----    -----    -----     -----    -----
Coal.........................................    $1.34    $1.38    $1.34     $1.38    $1.45
Oil..........................................     3.49     4.02     3.30      2.69     2.73
Gas..........................................     3.98     4.05     4.80      2.74     2.66
Nuclear .....................................     0.35     0.39     0.45      0.52     0.50
All Fuels(a).................................     1.19     1.44     1.27      1.28     1.28

(a) Weighted average fuel costs.

         Pursuant to the Nuclear Waste Policy Act of 1982, the federal government became responsible for the permanent disposal of spent nuclear fuel and high-level radioactive waste by 1998. To date, the DOE has been unable to arrange for storage facilities to meet this obligation and it does not expect that in 2003 it will be able to receive spent nuclear fuel for storage. For additional information on disposal of nuclear fuel see Note 2 of the Notes to the December 31, 2002 and the September 30, 2003 Financial Statements. The amount of spent nuclear fuel discharged from the reactor to date exceeds Palisades' temporary on-site storage pool capacity, and Consumers is currently storing spent nuclear fuel in NRC-approved steel and concrete vaults, known as "dry casks". Currently, three dry casks are available for future storage. For a discussion relating to the NRC approval of dry casks and Consumers' use of the dry casks, see Note 2 of the Notes to the December 31, 2002 and the September 30, 2003 Financial Statements - Uncertainties - Other Electric Uncertainties.

CONSUMERS' GAS UTILITY OPERATIONS

         Based on the average number of customers, Consumers' gas utility operations, if independent, would be the 6th largest gas utility company in the United States. Consumers' gas utility operations purchase, transport, store, distribute and sell natural gas. As of December 31, 2002, it was authorized to provide service in 54 of the 68 counties in Michigan's lower peninsula. Principal cities served include Bay City, Flint, Jackson, Kalamazoo, Lansing, Pontiac and Saginaw, as well as the suburban Detroit area, where nearly 900,000 of the gas customers are located. Consumers' gas utility operations are not dependent upon a single customer, or even a few customers, and the loss of any one or even a few of such customers is not reasonably likely to have a material adverse effect on its financial condition.

         Consumers' gas utility operations are seasonal. Consumers injects natural gas into storage during the summer months of the year for use during the winter months when the demand for natural gas is higher. Peak demand usually occurs in the winter due to colder temperatures and the resulting increased demand for heating fuels. In 2002, total deliveries of natural gas sold by Consumers and by other sellers who deliver natural gas through Consumers' pipeline and distribution network to ultimate customers, including the MCV Partnership, totaled 376.4 bcf.

         Consumers sells gas to retail customers under tariffs approved by the MPSC. These tariffs measure the gas delivered to customers based on the volume (ie. Mcf's) of gas delivered. However, Consumers purchases gas for resale on a Btu basis. The Btu content (Btu's per cubic foot) of the gas available for purchase has been increasing and may result in customers using less gas for the same heating requirement. Consumers fully recovers what it spends to purchase the gas through the approved GCR. However, since the customer is using less gas on a volumetric basis, the revenue from the distribution charge (the non-gas cost portion of the customer bill) would be reduced. This could adversely affect Consumers' earnings from its gas utility. The amount of the earning loss in future periods cannot be estimated at this time.

         Due to prolonged colder than normal weather during the winter months of 2002-2003, Consumers' gas storage fields were drawn down to unexpected and unusually low levels. This caused withdrawal of the entire amount of working storage gas from some fields. As a result, some salt water has entered Consumers' pipelines and distribution lines that may increase future maintenance problems and costs resulting from pipe corrosion.

         GAS UTILITY PROPERTIES: Consumers' gas distribution and transmission system consists of 25,218 miles of distribution mains and 1,624 miles of transmission lines throughout Michigan's lower peninsula. It owns and operates seven compressor stations with a total of 162,000 installed horsepower. Consumers has 14 gas storage fields located across Michigan with an aggregate storage capacity of 330.8 bcf.

         In February 2002, the FERC approved Michigan Gas Storage's application for a declaration of exemption from provisions of the National Gas Act. This allowed Consumers to file with the MPSC for approval to merge with Michigan Gas Storage. The merger was approved and completed in November 2002.

         GAS SUPPLY: Total 2002 purchases included 58 percent from United States producers outside Michigan, 22 percent from Canadian producers and 6 percent from Michigan producers. Authorized suppliers in the permanent gas customer choice pilot program, which started in April 2001, supplied the remaining 14 percent of gas delivered by Consumers.

         Consumers' firm transportation agreements are with ANR Pipeline Company, Great Lakes Gas Transmission, L.P., Trunkline and Panhandle Eastern Pipe Line. Consumers uses these agreements to deliver gas to Michigan for ultimate deliveries to market. In total, Consumers' firm transportation and city gate arrangements are capable of delivering over 95 percent of Consumers' total gas supply requirements. As of December 1, 2003, Consumers' portfolio of firm transportation from pipelines to Michigan is as follows:

                                                                 Volume
                                                             (dekatherms/day)          Expiration
                                                             ----------------     --------------------
ANR Pipeline Company....................................          84,054          March         2004
Great Lakes Gas Transmission, L.P.......................          85,092          April         2004
Great Lakes Gas Transmission, L.P.......................          90,000          March         2004
Trunkline...............................................         336,375          October       2005
Trunkline...............................................          40,106          March         2004

         Consumers purchases the balance of its required gas supply under firm city gate contracts and as needed, interruptible contracts. The amount of interruptible transportation service and its use varies primarily with the price for such service and the availability and price of the spot supplies being purchased and transported. Consumers' use of interruptible transportation is generally in off-peak summer months and after Consumers has fully utilized the services under the firm transportation agreements.

CONSUMERS REGULATION

         Consumers and its subsidiaries are subject to regulation by various federal, state and local governmental agencies, including those specifically described below.

MICHIGAN PUBLIC SERVICE COMMISSION

         Consumers is subject to the MPSC's jurisdiction, which regulates public utilities in Michigan with respect to retail utility rates, accounting, utility services, certain facilities and various other matters. The Attorney General, ABATE, and the MPSC staff typically intervene in MPSC electric and gas related proceedings concerning Consumers. For many years, almost every significant MPSC order affecting Consumers has been appealed. Certain appeals from the MPSC orders are pending in the Michigan Court of Appeals.

         RATE PROCEEDINGS: In 1996, the MPSC issued an order that established the electric authorized rate of return on common equity at 12.25 percent. In 2002, the MPSC issued an order that established the gas authorized rate of return on common equity at 11.4 percent.

         MPSC REGULATORY AND MICHIGAN LEGISLATIVE CHANGES: State regulation of the retail electric and gas utility businesses is in the process of undergoing significant changes. In 2000, the Michigan Legislature enacted the Customer Choice Act. Pursuant to the Customer Choice Act, as of January 2002, all electric customers have their choice of buying generation service from an alternative electric supplier. The Customer Choice Act also imposes rate reductions, rate freezes and rate caps. For a description and additional information regarding the Customer Choice Act, see Note 2 of the Notes to the December 31, 2002 and the September 30, 2003 Financial Statements.

         As a result of regulatory changes in the natural gas industry, Consumers transports the natural gas commodity that is sold to some customers by competitors like gas producers, marketers and others. From April 1, 1998, to March 31, 2001, Consumers' implemented a statewide experimental gas customer choice pilot program that allowed up to 300,000 residential, commercial and industrial retail gas sales customers to choose their gas supplier and froze the rates Consumers was permitted to charge for the service of distributing gas to its customers.

         Beginning April 1, 2001, Consumers established a permanent gas customer choice program that allows up to 600,000 of Consumers' gas customers to select an alternative gas commodity supplier. Currently, all of Consumers' gas customers are eligible to select an alternative gas commodity supplier. As of November 30, 2003, 134,361 of Consumers' gas customers had elected an alternate gas commodity supplier. Also on April 1, 2001, pursuant to the permanent gas customer choice program, Consumers returned to a GCR mechanism that allows it to recover from its customers all prudently incurred costs to purchase the natural gas commodity and transport it to Consumers' facilities. For additional information on gas customer choice programs see Note 2 of the Notes to the December 31, 2002 Financial Statements.

         Consumers has also recently filed requests with the MPSC for an increase in gas delivery and transportation rates as well as entered into a settlement with the MPSC regarding the GCR process. For additional information on these matters see Recent Developments- Gas Rate Case and Gas Cost Recovery.

FEDERAL ENERGY REGULATORY COMMISSION

         Some of Consumers' gas business is also subject to regulation by FERC, including a blanket transportation tariff pursuant to which Consumers can transport gas in interstate commerce. FERC also regulates certain aspects of Consumers' electric operations including: compliance with FERC accounting rules; wholesale rates; transfers of certain facilities; and corporate mergers and issuance of securities. For a discussion of the effect of certain FERC orders on Consumers, see the 10-K MD&A -- Outlook -- Electric Business Outlook.

NUCLEAR REGULATORY COMMISSION

         Under the Atomic Energy Act of 1954, as amended, and the Energy Reorganization Act of 1974, Consumers is subject to the jurisdiction of the NRC with respect to the design, construction, operation and decommissioning of its nuclear power plants. Consumers is also subject to NRC jurisdiction with respect to certain other uses of nuclear material. These and other matters concerning Consumers' nuclear plants are more fully discussed in Notes 1 and 2 of the Notes to the December 31, 2002 Financial Statements.

OTHER REGULATION

         The Secretary of Energy regulates the importation and exportation of natural gas and has delegated various aspects of this jurisdiction to FERC and the DOE's Office of Fossil Fuels. Consumers is also subject to the Hazardous Liquid Pipeline Safety Act of 1979, which regulates oil and petroleum pipelines. Consumers is also subject to the Pipeline Safety Improvement Act of 2002, which regulates gas pipeline safety requirements.

CONSUMERS ENVIRONMENTAL COMPLIANCE

         Consumers and its subsidiaries are subject to various federal, state and local regulations for environmental quality, including air and water quality, waste management, zoning and other matters. For additional information concerning environmental matters, see Note 2 of the Notes to the December 31, 2002 and the September 30, 2003 Financial Statements --Uncertainties -- Electric Contingencies.

         Consumers has installed and is currently installing modern emission controls at its electric generating plants and has converted and is converting electric generating units to burn cleaner fuels. Consumers expects that the cost of future environmental compliance, especially compliance with clean air laws, will be significant because of EPA regulations regarding nitrogen oxide and particulate-related emissions. These regulations will require Consumers to make significant capital expenditures. For the estimates of these capital expenditures to reduce nitrogen oxide-related emissions see Note 2 of the Notes to the December 31, 2002 and September 30, 2003 Financial Statements -- Uncertainties --electric Contingencies.

         Consumers is in the process of closing older ash disposal areas at two plants. Construction, operation, and closure of a modern solid waste disposal area for ash can be expensive, because of strict federal and state requirements. In order to significantly reduce ash field closure costs, Consumers has worked with others to use bottom ash and fly ash as part of temporary and final cover for ash disposal areas instead of native materials in cases where such use of bottom ash and fly ash is compatible with environmental standards. To reduce disposal volumes, Consumers sells coal ash for use as a filler for asphalt, for incorporation into concrete products and for other environmentally compatible uses. The EPA has announced its intention to develop new nationwide standards for ash disposal areas. Consumers intends to work through industry groups to help ensure that any such regulations require only the minimum cost necessary to adhere to standards that are consistent with protection of the environment.

         Consumers has PCB in some of its electrical equipment, as do most electric utilities. During routine maintenance activities, Consumers identified PCB as a component in certain paint, grout and sealant materials at the Ludington Pumped Storage facility. Consumers removed and replaced part of the PCB material. Consumers has proposed a plan to the EPA to deal with the remaining materials and is waiting on a response from the EPA.

         Certain environmental regulations affecting Consumers include, but are not limited to, the Clean Air Act Amendments of 1990 and Superfund. Superfund can require any individual or entity that may have owned or operated a disposal site, as well as transporters or generators of hazardous substances that were sent to such site, to share in remediation costs for the site.

         Consumers' current insurance coverage does not extend to certain environmental clean-up costs, such as claims for air pollution, some past PCB contamination and for some long-term storage or disposal of pollutants.

CONSUMERS COMPETITION

ELECTRIC COMPETITION

         Consumers' electric utility business experiences competition, actual and potential, from many sources, both in the wholesale and retail markets, and in electric generation, electric delivery, and retail services.

         In the wholesale electricity markets, Consumers competes with other wholesale suppliers, marketers and brokers. Electric competition in the wholesale markets increased significantly since 1996 due to FERC Order 888. Whereas Consumers is still active in wholesale electricity markets, wholesale for retail transactions by Consumers generated an immaterial amount of Consumers' 2002 revenues from electric utility operations. Consumers does not believe future loss of wholesale sales for retail sales to be significant.

         A significant increase in retail electric competition is now possible with the passage of the Customer Choice Act and the availability of retail open access. The Customer Choice Act of June 2000 required Consumers to open progressive tiers of its electric customer power supply requirement such that a total of 750 MW was open to competition in 2001. As of January 1, 2002, the Consumer Choice Act also gave all electric customers the right to buy generation service from an alternative electric supplier. As a result, alternative electric suppliers for generation services have entered Consumers' market. As of October 2003, alternative electric suppliers are providing 603 MW of generation supply to retail open access customers. The Michigan Public Service Commission has adopted a mechanism pursuant to the Customer Choice Act to provide for recovery of stranded costs. The company cannot predict the total amount of electric supply load that may be lost to competitor suppliers, nor whether the stranded cost recovery method adopted by the MPSC will be applied in a manner that will fully offset any associated margin loss.

         In addition to retail electric customer choice, Consumers also has competition or potential competition from: 1) the threat of customers relocating outside Consumers' service territory; 2) the possibility of municipalities owning or operating competing electric delivery systems; 3) customer self-generation; and 4) adjacent municipal utilities that extend lines to customers near service territory boundaries. Consumers addresses this competition primarily through offering rate discounts, providing additional services and insistence upon compliance with MPSC and FERC rules.

         Consumers offers non-commodity retail services to electric customers in an effort to offset costs. Consumers faces competition from many sources, including energy management services companies, other utilities, contractors, and retail merchandisers.

         For additional information concerning electric competition, see the 10-Q MD&A -- Outlook -- Electric Business Outlook -- Competition and Regulatory Resructuring.

GAS COMPETITION

         Competition has existed for the past decade, and is likely to increase, in various aspects of Consumers' gas utility business. Competition traditionally comes from alternate fuels and energy sources, such as propane, oil, and electricity. Competition has also been introduced through the gas customer choice program which allows residential, commercial and industrial retail gas sales customers to choose an alternative gas commodity supplier in direct competition with Consumers. Consumers would continue to transport and distribute gas to these customers.

         For additional information concerning gas competition, see the 10-K MD&A -- Outlook -- Gas Business Outlook.

INSURANCE

         Consumers maintains insurance coverage similar to other comparable companies in the same lines of business. The insurance policies are subject to terms, conditions, limitations and exclusions that might not fully compensate Consumers for all losses. Furthermore, as Consumers renews its policies it is possible that full insurance coverage may not be obtainable on commercially reasonable terms due to the recent increasingly restrictive insurance markets.

         For additional information regarding Insurance, see Note 2 of the Notes to the December 31, 2002 Financial Statements - Other Electric Uncertainties - Insurance.

EMPLOYEES

         As of December 1, 2003, Consumers and its subsidiaries had 8,548 full-time equivalent employees of whom 8,338 are full-time employees and 210 full-time equivalent employees associated with the part-time work force. Included in the total are 3,497 full-time operating, maintenance and construction employees of Consumers who are represented by the Utility Workers Union of America. Consumers and the Union negotiated a collective bargaining agreement that became effective as of June 1, 2000 and will continue in full force and effect until June 1, 2005. Effective April 1, 2003, Consumers entered into a collective bargaining agreement for its approximately 300 Call Center employees that will continue in full force and effect through August 1, 2005.

                                LEGAL PROCEEDINGS

         Consumers and some of its subsidiaries and affiliates are parties to certain routine lawsuits and administrative proceedings incidental to their businesses involving, for example, claims for personal injury and property damage, contractual matters, various taxes, and rates and licensing. Reference is made to-- Consumers Regulation, as well as the 10-Q MD&A and the Notes to the September 30, 2003 Financial Statements included herein for additional information regarding various pending administrative and judicial proceedings involving regulatory, operating and environmental matters.

EMPLOYMENT RETIREMENT INCOME SECURITY ACT CLASS ACTION LAWSUITS

         Consumers is a named defendant, along with CMS Energy, CMS MST and certain named and unnamed officers and directors, in two lawsuits brought as purported class actions on behalf of participants and beneficiaries of the CMS Employee's Savings and Incentive Plan (the "PLAN"). The two cases, filed in July 2002 in the U.S. District Court, were consolidated by the trial judge and an amended consolidated complaint has been filed. Plaintiffs allege breaches of fiduciary duties under ERISA and seek restitution on behalf of the Plan with respect to a decline in value of the shares of CMS Energy Common Stock held in the Plan. Plaintiffs also seek other equitable relief and legal fees. These cases will be vigorously defended. Consumers cannot predict the outcome of this litigation.

SECURITIES CLASS ACTION LAWSUITS

         Beginning on May 17, 2002, a number of securities class action complaints have been filed against CMS Energy, Consumers and certain officers and directors of CMS Energy and its affiliates. The complaints have been filed in the United States District Court for the Eastern District of Michigan as purported class actions by individuals who allege that they purchased CMS Energy's securities during a purported class period. The cases were consolidated into a single lawsuit and an amended and consolidated class action complaint was filed on May 1, 2003. The consolidated complaint contains a purported class period beginning on May 1, 2000 and running through March 31, 2003. It generally seek unspecified damages based on allegations that the defendants violated United States securities laws and regulations by making allegedly false and misleading statements about the company's business and financial condition, particularly with respect to revenues and expenses recorded with round-trip trading by CMS MST. The companies intend to vigorously defend against this action but cannot predict the outcome of this litigation.

SHAREHOLDER DERIVATIVE SUIT

         In May of 2002, the Board of Directors of CMS Energy received a demand from a shareholder to commence civil actions (i) to remedy alleged breaches of fiduciary duties by CMS Energy officers and directors in connection with round trip trading at CMS MST, and (ii) to recover damages sustained by CMS Energy as a result of alleged insider trades alleged to have been made by certain current and former officers of CMS Energy and its subsidiaries. In December 2002, two new directors were appointed to the CMS Energy Board of Directors. A special litigation committee was formed by the Board in January 2003 to determine whether it is in the best interest of CMS Energy to bring the action demanded by the shareholder. The disinterested members of the Board appointed the two new directors to serve on the committee.

     On December 2, 2003, during the continuing review by the special litigation committee, CMS

Energy was served with a derivative complaint filed by the shareholder in the Circuit Court of Jackson County, Michigan in furtherance of his demands. CMS Energy intends to seek an extension of time to answer or otherwise respond to the complaint in order for the special litigation committee to complete its review.

ENVIRONMENTAL MATTERS

         Consumers and its subsidiaries and affiliates are subject to various federal, state and local laws and regulations relating to the environment. Several of these companies have been named parties to various actions involving environmental issues. Based on their present knowledge and subject to future legal and factual developments, Consumers believes that it is unlikely that these actions, individually or in total, will have a material adverse effect on their financial condition. See the 10-K MD&A and the Notes to the December 31, 2002 Financial Statements.

                                 OUR MANAGEMENT

         The following table sets for the names, ages, positions and five-year employment history of our executive officers as of December 1, 2003.

EXECUTIVE OFFICERS

              NAME                   AGE                              POSITION                                       PERIOD
--------------------------------     ---   ---------------------------------------------------------------        ------------
Kenneth Whipple.................     69    Chairman of the Board, Chief Executive Officer of CMS Energy           2002-Present
                                           Chairman of the Board, Chief Executive Officer of Consumers            2002-Present
                                           Chairman of the Board of Enterprises                                   2002-Present
                                           Director of CMS Energy                                                 1993-Present
                                           Director of Consumers                                                  1993-Present
                                           Chairman and Chief Executive Officer of Ford Credit Company            1997-1999
                                           Executive Vice President and President of Ford Financial
                                           Services Group                                                         1989-1999

S. Kinnie Smith, Jr. ...........     72    Vice Chairman of the Board of CMS Enterprises                          2003-Present
                                           Vice Chairman of the Board and General Counsel of CMS Energy           2002-Present
                                           Vice Chairman of the Board of Consumers                                2002-Present
                                           Executive Vice President of Enterprises                                2002-Present
                                           Director of CMS Energy                                                 2002-Present
                                           Director of Consumers                                                  2002-Present
                                           Vice Chairman of Trans-Elect, Inc.                                     2002
                                           Senior Counsel at Skadden, Arps, Slate, Meagher & Flom LLP             1995-2002

David W. Joos...................     50    Chairman of the Board and Chief Executive Officer of CMS
                                           Enterprises                                                            2003-Present
                                           President and Chief Operating Officer of CMS Energy                    2001-Present
                                           President and Chief Operating Officer of Consumers                     2001-Present
                                           President and Chief Operating Officer of CMS Enterprises               2001-2003
                                           Director of CMS Energy                                                 2001-Present
                                           Director of Consumers                                                  2001-Present
                                           Executive Vice President and Chief Operating Officer-- Electric
                                           of Enterprises                                                         2000-2001
                                           Executive Vice President and Chief Operating Officer-- Electric
                                           of CMS Energy                                                          2000-2001
                                           Executive Vice President and President and Chief Executive
                                           Officer - Electric of Consumers                                        1997-2001

Thomas J. Webb..................     51    Executive Vice President and Chief Financial Officer of CMS
                                           Energy                                                                 2002-Present
                                           Executive Vice President and Chief Financial Officer of                2002-Present
                                           Consumers
                                           Executive Vice President and Chief Financial Officer of                2002-Present
                                           Enterprises
                                           Executive Vice President and Chief Financial Officer of
                                           Panhandle Eastern Pipe Line Company                                    2002-2003
                                           Executive Vice President and Chief Financial Officer of Kellogg
                                           Company                                                                1999-2002
                                           Vice President and Chief Financial Officer of Visteon , a
                                           division of Ford Motor Company                                         1996-1999

Thomas W. Elward................     55    President and Chief Operating Officer of CMS Enterprises               2003-Present
                                           President and Chief Executive Officer of CMS Generation Company        2002-Present
                                           Senior Vice President of CMS Enterprises                               2002
                                           Senior Vice President of CMS Generation Company                        1998

              NAME                   AGE                              POSITION                                       PERIOD
--------------------------------     ---   ---------------------------------------------------------------        ------------
Carl L. English.................     57    Executive Vice President and President and Chief Executive             1999-Present
                                           Officer-- Gas of Consumers
                                           Vice President of Consumers                                            1990-1999

John G. Russell**...............     45    Executive Vice President and President and Chief Executive
                                           Officer - Electric of Consumers                                        2001-Present
                                           Senior Vice President of Consumers                                     2000-2001
                                           Vice President of Consumers                                            1999-2000

John F. Drake...................     55    Senior Vice President of CMS Enterprises                               2003-Present
                                           Senior Vice President of CMS Energy                                    2002-Present
                                           Senior Vice President of Consumers                                     2002-Present
                                           Vice President of CMS Energy                                           1997-2002
                                           Vice President of Consumers                                            1998-2002

David G. Mengebier*.............     46    Senior Vice President of CMS Enterprises                               2003-Present
                                           Senior Vice President of CMS Energy                                    2001-Present
                                           Senior Vice President of Consumers                                     2001-Present
                                           Vice President of CMS Energy                                           1999-2001
                                           Vice President of Consumers                                            1999-2001

Robert A. Fenech................     56    Senior Vice President of Consumers                                     1997-Present
                                           Vice President of Consumers                                            1994-1997

Preston D. Hopper...............     52    Senior Vice President of CMS Enterprises                               2003-Present
                                           Senior Vice President of CMS Energy                                    2003-Present
                                           Senior Vice President of Consumers                                     2003-Present
                                           Senior Vice President and Chief Accounting Officer of                  1997-2003
                                           Enterprises
                                           Senior Vice President, Chief Accounting Officer and Controller
                                           of CMS Energy                                                          1996-2003
                                           Senior Vice President and Controller of Enterprises                    1996-1997

Frank Johnson...................     55    Senior Vice President of Consumers                                     2001-Present
                                           President and Chief Executive Officer of CMS Electric and Gas          2000-2002
                                           Vice President and Chief Operating Officer of CMS Electric and         2000
                                           Gas
                                           Vice President of CMS Electric and Gas                                 1996-2000

David A. Mikelonis..............     55    Senior Vice President and General Counsel of Consumers                 1988-Present

Paul N. Preketes................     53    Senior Vice President of Consumers                                     1999-Present
                                           Vice President of Consumers                                            1994-1999

Glenn P. Barba..................     38    Vice President and Chief Accounting Officer of CMS Enterprises         2003-Present
                                           Vice President,  Controller and Chief Accounting  Officer of CMS
                                           Energy                                                                 2003-Present
                                           Vice President, Controller and Chief Accounting Officer of
                                           Consumers                                                              2003-Present
                                           Vice President and Controller of Consumers                             2001-2003
                                           Controller of CMS Generation Company                                   1997-2001

* Mr. Mengebier has served as Senior Vice President of CMS Energy and Consumers since 2001, after receiving a promotion from his position in both companies as Vice President, which he had held since 1999. From 1997 to 1999, Mr. Mengebier served as Executive Director of Federal Governmental Affairs for CMS Enterprises.

** Mr. Russell has served as Executive Vice President and President and Chief Executive Officer - Electric of Consumers since October 2001. From December 2000 until October 2001, Mr. Russell served as Senior Vice President of Consumers. From October 1999 until December 2000, Mr. Russell served as Vice President of Consumers. From July 1997 until October 1999, Mr. Russell served as Manager - Electric Customer Operations of Consumers.

         There are no family relationships among executive officers and directors of Consumers.

DIRECTORS

         Set forth below is a certain biographical information regarding our directors which includes their names, ages, positions and five-year employment history as of December 1, 2003.

JAMES J. DUDERSTADT, 60, has been President Emeritus and University Professor of Science and Engineering at the University of Michigan, Ann Arbor, Michigan, since 1996. He served as the President of the University of Michigan from 1988 to 1996. He is a director of Unisys Corporation, chairs the Nuclear Energy Research Advisory Committee of the Department of Energy, and conducts numerous studies for the National Academy of Sciences. He has been a director of CMS and of Consumers since 1993.

KATHLEEN R. FLAHERTY, 52, served from 1999 to 2001 as President and Chief Operating Officer of WinStar International. Previously, she served from 1998 to 1999 as President and Chief Operating Officer of WinStar Communications, Europe, from 1997 to 1998 as Senior Vice President, Product Architecture for MCI Communications Corporation, and from 1995 to 1997 as National Business Marketing Director for British Telecom. She has been a director of CMS and of Consumers since 1995.

EARL D. HOLTON, 69, has served since 1999 as Vice Chairman of Meijer, Inc., a Grand Rapids, Michigan based operator of food and general merchandise centers. He is also Chairman of the Board of Steelcase, Inc. Previously, he served from 1980 to 1999 as President of Meijer, Inc. He is a director of Meijer, Inc. and Steelcase, Inc. He has been a director of CMS and of Consumers since 1989.

DAVID W. JOOS, 50, has served since 2001 as President and Chief Operating Officer of CMS and Consumers. Previously, he served from 2000 to 2001 as Executive Vice President and Chief Operating Officer -- Electric of CMS and from 1997 to 2000 as President and Chief Executive Officer -- Electric of Consumers. He is a director of Steelcase, Inc., Nuclear Management Co., the Michigan Colleges Foundation, Michigan Economic Development Corporation, and is a director and Vice Chairman of the Michigan Manufacturers Association. He has been a director of CMS and of Consumers since 2001.

MICHAEL T. MONAHAN, 64, has served since 1999 as President of Monahan Enterprises, LLC, a Bloomfield Hills, Michigan based consulting firm. Previously, he was Chairman of Munder Capital Management, an investment management company, from October 1999 to December 2000 and Chairman and Chief Executive Officer of Munder from October 1999 until January 2000. Prior to that, he was President and a director of Comerica Bank from 1992 to 1999 and President and a director of Comerica Inc., from 1993 to 1999. He is a director of The Munder Funds, Inc., Chairman of the Board of Guilford Mills, Inc., a member of the board of trustees of Henry Ford Health Systems, Inc., and a member of the board of trustees of the Community Foundation for Southeastern Michigan. He has been a director of CMS and Consumers since December 2002.

JOSEPH F. PAQUETTE, JR., 69, served from 1988 to 1995 as Chairman of the Board and Chief

Executive Officer and from 1995 until his retirement in 1997 as Chairman of the Board of PECO Energy, formerly the Philadelphia Electric Company, a major supplier of electric and gas energy. He is a director of USEC, Inc., AAA Mid-Atlantic, Inc., the Mid-Atlantic Insurance Company, and Mercy Health Systems. He has been a director of CMS and Consumers since December 2002. He had previously served as a director of CMS and Consumers and as President of CMS from 1987 to 1988.

WILLIAM U. PARFET, 57, has served since 1999 as Chairman and Chief Executive Officer of MPI Research, Inc., Mattawan, Michigan, a contract research laboratory conducting risk assessment toxicology studies. Previously, he served from 1995 to 1999 as Co-Chairman of MPI Research. He is a director of Pharmacia Corporation, Stryker Corporation, PAREXEL International Corporation, and Monsanto Company. He is also a commissioner of the Michigan Department of Natural Resources. He has been a director of CMS and of Consumers since 1991.

PERCY A. PIERRE, 64, has served since 1990 as Professor of Electrical Engineering, Michigan State University, East Lansing, Michigan. He also served as Vice President for Research and Graduate Studies at Michigan State University from 1990 to 1995. Dr. Pierre is a former Assistant Secretary of the Army for Research, Development and Acquisition. He is also a former President of Prairie View A&M University. He is a director of Fifth Third Bank (Western Michigan) and the Whitman Education Group. He also serves as a member of the Boards of Trustees for the University of Notre Dame and Hampshire College. He has been a director of CMS and of Consumers since 1990.

S. KINNIE SMITH, JR., 72, has served as Vice Chairman and General Counsel of CMS since June 2002. Previously, he served as Senior Counsel for the law firm Skadden, Arps, Slate, Meagher & Flom from 1996 to 2002. He has been a director of CMS and Consumers since August 2002. He had held the positions of Vice Chairman and President of CMS and Vice Chairman of Consumers and served as a director of CMS and Consumers from 1987 to 1996. In May and June of 2002, he served as Vice Chairman and as a director of Trans-Elect, Inc.

KENNETH L. WAY, 64, served from 1988 through 2002 as Chairman of the Board of Lear Corporation, a Southfield, Michigan based supplier of automotive interior systems to the automotive industry. In addition, he served from 1988 to 2000 as Chief Executive Officer of Lear Corporation. He is a director of Comerica, Inc. and WESCO International, Inc. He also serves as a member of the Boards of Trustees for Kettering University and the Henry Ford Health Systems. He has been a director of CMS and of Consumers since 1998.

KENNETH WHIPPLE, 69, has served since May of 2002 as Chairman of the Board and Chief Executive Officer of CMS and Consumers. Previously, he served from 1988 until his retirement in 1999 as Executive Vice President of Ford Motor Company, Dearborn, Michigan, a world-wide automotive manufacturer, and President of the Ford Financial Services Group. In addition, he served from 1997 to 1998 as Chairman and Chief Executive Officer of Ford Motor Credit Company. He had previously served as Chairman and Chief Executive Officer of Ford of Europe, Inc. from 1986 to 1988. He is a director of AB Volvo and a trustee of 13 J.P.Morgan Chase mutual funds. He has been a director of CMS and of Consumers since 1993.

JOHN B. YASINSKY, 64, served from 1999 until his retirement in 2000 as Chairman of the Board and Chief Executive Officer and continued as Chairman until February 2001 of OMNOVA Solutions Inc., Fairlawn, Ohio, a developer, manufacturer, and marketer of emulsion polymers, specialty chemicals, and building products. Previously, he served from 1995 to 1999 as Chairman, Chief Executive Officer and President of GenCorp. He is a director of A. Schulman, Inc. He has been a director of CMS and of Consumers since 1994.

MANAGEMENT SECURITY OWNERSHIP

         The following chart shows the ownership of CMS Common Stock by the directors and executive officers:

                                                 SHARES
                 NAME                      BENEFICIALLY OWNED*
James J. Duderstadt....................            7,801
Kathleen R. Flaherty...................            8,514
Earl D. Holton.........................           26,113
David W. Joos..........................          209,855
Michael T. Monahan.....................            3,943
Joseph F. Paquette, Jr.................           18,138
William U. Parfet......................           15,810
Percy A. Pierre........................            5,810
S. Kinnie Smith, Jr....................          156,818
Kenneth L. Way.........................           49,623
Kenneth Whipple........................          356,021
John B. Yasinsky.......................           16,495
David A. Mikelonis.....................           35,397
All Directors and Executive Officers...        1,404,040

* All shares shown above are as of December 5, 2003. In addition to the shares shown above, Mr. Smith, Mr. Joos, and Mr. Mikelonis, and all other executive officers own options to acquire 165,000; 473,000; 137,000; and 1,509,560 shares, respectively. Mr. Whipple does not own any options to acquire CMS Common Stock. All options identified in this footnote are as of December 5, 2003.

         Shares shown as beneficially owned include (1) shares to which a person has or shares voting power and/or investment power, and (2) the number of shares and share equivalents represented by interests in the Employee Savings Plan, the Deferred Salary Savings Plan, the Performance Incentive Stock Plan, the Directors' Deferred Compensation Plan, the Salaried Employee Merit Plan and employment agreements. Mr. Duderstadt, Ms. Flaherty, Mr. Holton, Mr. Parfet, Mr. Pierre, Mr. Smith, Mr. Way, Mr. Whipple and Mr. Yasinsky each own 10 shares of Preferred Stock of Consumers. The directors and executive officers together own less than 1% of the outstanding shares of CMS.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Federal securities laws require CMS directors and executive officers, and persons who own more than 10% of CMS Common Stock, to file with the SEC reports of ownership and changes in ownership of any securities or derivative securities of CMS. To CMS' knowledge, during the year ended December 31, 2002, CMS' officers and directors made all required Section 16(a) filings on a timely basis.

COMPENSATION OF DIRECTORS

         Directors who are not officers of CMS or Consumers received in 2002 an annual retainer fee of $30,000, $1,500 for attendance at each Board meeting and $750 for attendance at each committee meeting. Committee chairs received $1,000 for attendance at each committee meeting. These figures have remained unchanged for several years, and are relatively low by industry standards. The Board of Directors has set the same amounts for retainer and attendance fees to be paid in 2003. In 2002, all directors who were not officers of CMS or Consumers were granted 850 restricted shares of CMS Common Stock with a fair market value at time of grant of $15,563.

These restricted shares must be held for at least three years from the date of grant. In 2003, the number of restricted shares to be granted to each continuing outside director will again be 850 shares. Because of the decline in the CMS Common Stock price, this will be a significant reduction in the dollar value of shares granted to these directors from prior years. This reduction reflects CMS' and Consumers' 2002 financial performance. Mr. Monahan and Mr. Paquette, the two outside directors who joined the Boards in December 2002, will each receive a restricted stock grant with a market value at the time of grant of $30,000. These two new directors' stock grants reflect the fact that it is increasingly difficult to attract highly qualified directors in today's business environment, especially given the relatively low retainer and fees received by CMS directors compared to comparable companies' directors. Providing these two individuals with newly issued shares of restricted stock rather than with cash helped enable CMS to attract two exceptional new directors while conserving much needed cash. Directors are reimbursed for expenses incurred in attending Board or committee meetings. Directors who are officers of CMS or Consumers do not receive retainers or meeting fees for service on the Board or as a member of any Board committee. Pursuant to the Directors' Deferred Compensation Plan, a director of CMS or Consumers who is not an officer may, at any time prior to a calendar year in which a retainer and fees are to be earned, or at any time during the year prior to the month in which a retainer and fees are earned, irrevocably elect to defer payment for that year, or a portion thereof, through written notice to CMS or Consumers, of all or half of any of the retainer and fees which would otherwise be paid to the director, to a time following the director's retirement from the Board of Directors. Any amount deferred will either (a) accrue interest at either the prime rate or the rate for 10-year Treasury Notes (whichever is greater), (b) be treated as if it were invested as an optional cash payment in CMS' Stock Purchase Plan, or (c) be treated as if it were invested in a Standard & Poor's 500 stock index fund. Accrued amounts will be distributed in a lump sum or in five or ten annual installments in cash. Outside directors who retire with five years of service on the Board will receive retirement payments equal to the retainer. These payments will continue for a period of time equal to their years of service on the Board. All benefits will cease at the death of the retired director. Outside directors are offered optional life insurance coverage, business-related travel accident insurance, and optional health care insurance, and CMS and Consumers pay the premiums associated with participation by directors. The imputed income for the life insurance coverage in 2002 was:
Messrs. Duderstadt, $741; Holton, $2,553; Monahan, $62; Paquette, $200; Parfet, $633; Pierre, $744; Whipple, $2,394; Yasinsky, $756; Deutch, $744; and Ms. Flaherty, $369. The imputed income for health insurance coverage in 2002 was:
Ms. Flaherty, $5,267.

EXECUTIVE COMPENSATION

         The following charts contain information concerning annual and long-term compensation and awards of stock options and restricted stock under CMS' Performance Incentive Stock Plan. The charts include the Chairman of the Board and Chief Executive Officer, the next four most highly compensated executive officers in 2002, the former Chairman of the Board and Chief Executive Officer, the former Chief Financial Officer, and the former President and Chief Executive Officer of CMS Oil and Gas Company.

                           SUMMARY COMPENSATION TABLE

                                                                                 Long-Term
                                                                              Compensation(1)
                                                                   ---------------------------------------
                                                                          Awards                 Payouts
                                                Annual             -------------------------   -----------
                                            Compensation            Restricted    Securities    Long-Term
                                       -------------------------       Stock      Underlying    Incentive       All Other
Name and Principal Position     Year        Salary       Bonus       Awards(2)     Options      Payouts(2)    Compensation
---------------------------     ----   -------------   ---------   ------------   ----------   -----------   --------------
Current Officers
KENNETH WHIPPLE.............    2002   $  639,060(4)    $      0   $       0             0     $      0      $        0
Chairman and CEO, CMS           2001            0              0           0             0            0               0
and Consumers                   2000            0              0           0             0            0               0

DAVID W. JOOS...............    2002      750,000              0     406,000(5)    165,000            0          15,000(6)
President and COO,              2001      637,500              0           0       100,000       35,907          19,125(6)
CMS and Consumers               2000      508,333        326,510           0        32,000       98,233          15,250(6)

WILLIAM J. HAENER...........    2002      530,000              0     178,640(7)     82,500            0          10,600(6)
Executive Vice President        2001      509,167              0           0        40,000       26,930          15,275(6)
and COO-- Natural Gas, CMS      2000      406,667        322,459           0        22,000       83,977          12,200(6)

CHRISTOPHER A. HELMS........    2002      400,000              0      64,960(8)     34,000            0               0
President and CEO,              2001      386,042        134,300           0        16,000            0               0
CMS Panhandle Companies         2000      297,708        202,747           0        16,000            0               0

DAVID A. MIKELONIS..........    2002      355,000              0      56,840(9)     28,000            0           7,100(6)
Senior Vice President and       2001      355,000              0           0        14,000       17,978          10,650(6)
General Counsel, Consumers      2000      335,000        161,574           0        14,000       59,400          10,050(6)

Former Officers
WILLIAM T. MCCORMICK, JR.(10)   2002      462,500              0           0        90,000            0       1,557,700(11)
Former Chairman and CEO,        2001    1,110,000              0           0       100,000      112,271          33,300(6)
CMS and Consumers               2000    1,060,000        700,000           0       100,000      319,869          31,800(6)

ALAN M. WRIGHT(12)..........    2002      291,667              0           0        45,000            0       1,177,500(13)
Former Chief Financial
Officer,                        2001      500,000              0           0        45,000       35,907          15,000(6)
CMS and Consumers               2000      417,500        249,374           0        28,000       98,233          12,525(6)

BRADLEY W. FISCHER(14)......    2002      283,333        168,330           0        20,000            0       2,847,759(15)
Former President and CEO,       2001      383,333        257,400           0        41,000            0          11,500(6)
CMS Oil and Gas Company         2000      310,000        179,115           0        16,000            0           9,300(6)

(1) Aggregate non-performance based restricted stock granted prior to 2002 held as of December 31, 2002 by named officers was: Mr. Whipple, 1,900 shares, with year-end market value of $17,936, and Mr. Haener, 636 shares, with year-end market value of $6,004. Regular dividends were paid on such restricted stock.

(2) 2002 restricted stock awards granted July 31, 2002. These shares vest at a rate of 25% per year beginning July 31, 2004. The 2002 dollar values shown below are based on the July 31, 2002 grant date closing price of $8.12 per share.

(3) Market value of CMS Common Stock paid under CMS' Performance Incentive Stock Plan for three-year performance periods.

(4) Mr. Whipple's 2002 salary consisted of $2,125 in cash compensation and $636,935 in deferred compensation. The dollar value of the deferred compensation will be based on the future price of CMS Common Stock. Unless the stock price rises considerably from current (April 22, 2003) levels, the cash compensation eventually received by Mr. Whipple will be significantly below the $636,935 indicated above.

(5)      50,000 restricted shares awarded to Mr. Joos.

(6)      Employer matching contribution to defined contribution plans.

(7)      22,000 restricted shares awarded to Mr. Haener.

(8)      8,000 restricted shares awarded to Mr. Helms.

(9)      7,000 restricted shares awarded to Mr. Mikelonis.

(10)     Mr. McCormick resigned as Chairman and CEO on May 24, 2002.

(11) $22,200 employer matching contribution to defined contribution plans plus $1,535,500 in separation payments.

(12) Mr. Wright resigned as Executive Vice President, CFO and Chief Administrative Officer on August 16, 2002.

(13) $8,750 employer matching contributions to defined contribution plans plus $1,168,750 in separation payments.

(14) Mr. Fischer resigned as President and CEO, CMS Oil and Gas Company on September 16, 2002.

(15) $8,000 employer matching contribution to defined contributions plans plus $2,839,759 in incentive and change-of-control payments resulting from the sale for over $1.3 billion in cash of substantially all of CMS Oil and Gas Company.

EMPLOYMENT ARRANGEMENTS

    Agreements with the executive officers named above provide for payments equal to three times annual cash compensation if there is a change of control and adverse change of responsibilities, as well as payments equal to two times annual cash compensation if employment is terminated by the company, other than for cause, in the absence of a change of control. CMS and Consumers also provide long-term disability insurance policies for all executive officers which would provide payment of up to 60% of compensation in the event of disability. CMS does not have a "poison pill" plan and is not considering the adoption of such a plan.

                              OPTION GRANTS IN 2002

                                Number of Securities  Percentage of Total   Exercise               Grant Date
                                 Underlying Options   Options Granted to    Price Per  Expiration   Present
             Name                      Granted         Employees in 2002     Share       Date       Value(1)
---------------------------     -------------------   ------------------   ---------   ----------  ----------
Kenneth Whipple............                 0                   0                 --          --    $       0
David W. Joos..............            65,000                 4.4           $  22.20     3-21-12      249,600
David W. Joos..............           100,000                 6.7               8.12     8-30-12      144,000
William J. Haener..........            40,000                 2.7              22.20     3-21-12      153,600
William J. Haener..........            42,500                 2.8               8.12     8-30-12       61,200
Christopher A. Helms.......            18,000                 1.2              22.20     3-21-12       69,170
Christopher A. Helms.......            16,000                 1.1               8.12     8-30-12       23,040
David A. Mikelonis.........            14,000                 0.9              22.20     3-21-12       53,760
David A. Mikelonis.........            14,000                 0.9               8.12     8-30-12       20,160
William T. McCormick, Jr...            90,000                 6.0              22.20     3-21-12      345,600
Alan M. Wright.............            45,000                 3.0              22.20     3-21-12      172,800
Bradley W. Fischer.........            20,000                 1.3              22.20     3-21-12       76,800

(1) The present value is based on the Black-Scholes Model, a mathematical formula used to value options traded on securities exchanges. The model utilizes a number of assumptions, including the exercise price, the underlying CMS Common Stock's volatility using weekly closing prices for a four and one half year period prior to grant date, the dividend rate, the term of the option, and the level of interest rates equivalent to the yield of four-year Treasury Notes. However, the Model does not take into account a significant feature of options granted to employees under CMS' Plan, the non-transferability of options awarded. For those options above with an expiration date of 3-21-12 (granted 2-22-02), the volatility was 32.44%, the dividend rate at the time was $0.365 per quarter, and the interest rate was 3.95%. For those options above with an expiration date of 8-30-12 (granted 7-31-02), the volatility was 40.81%, the dividend rate at the time was $0.18 per quarter, and the interest rate was 3.16%.

         AGGREGATED OPTION EXERCISES IN 2002 AND YEAR-END OPTIONS VALUES

                                                                    Number of Securities      Value of Unexercised
                                 Shares Acquired        Value      Underlying Unexercised     In-the-Money Options
             Name                   On Exercise       Realized       Options at Year End       at Year End(1)(2)
-----------------------------   -----------------     ---------    ----------------------   ----------------------
Kenneth Whipple..............              0           $      0                 0                $         0
David W. Joos................              0                  0           373,000                    132,000
William J. Haener............              0                  0           234,500                     56,100
Christopher A. Helms.........              0                  0            73,500                     21,120
David A. Mikelonis...........              0                  0            78,000                     18,480
William T. McCormick, Jr.....         10,000             56,375           677,000                          0
Alan M. Wright...............              0                  0           161,000                          0
Bradley W. Fischer...........              0                  0            87,000                          0

(1) All options listed in this table are exercisable. The named officers have no unexercisable options.

(2) Based on the December 31, 2002 closing price of CMS Common Stock as shown in the report of the NYSE Composite Transactions ($9.44).

PENSION PLAN TABLE

         The following table shows the aggregate annual pension benefits at normal retirement date presented on a straight life annuity basis under CMS' qualified Pension Plan and non-qualified Supplemental Executive Retirement Plan (offset by a portion of Social Security benefits).

                                             Years of Service
                 -------------------------------------------------------------------------
Compensation          15              20             25              30             35
------------     -----------     ----------     ----------     -----------    ------------
$  500,000       $  157,500      $  210,000     $  247,500     $   285,000    $   322,500
   800,000          252,000         336,000        396,000         456,000        516,000
 1,100,000          346,500         462,000        544,500         627,000        709,500
 1,400,000          441,000         588,000        693,000         798,000        903,000
 1,700,000          535,500         714,000        891,500         969,000      1,096,500
 2,000,000          630,000         840,000        990,000       1,140,000      1,290,000

         "Compensation" in this table is the average of Salary plus Bonus, as shown in the Summary Compensation Table, for the five years of highest earnings. The estimated years of service for each named executive is: Mr. Whipple, 1.56 years; Mr. Joos, 31.33 years; Mr. Haener, 18.00 years; Mr. Helms, 16.99 years; Mr. Mikelonis, 35.00 years; Mr. McCormick, 27.20 years; Mr. Wright, 21.76 years; and Mr. Fischer, 10.40 years.

                    AFFILIATE RELATIONSHIPS AND TRANSACTIONS

         On May 1, 2002, Consumers sold its electric transmission system to Michigan Transmission Holdings, LLP, a non-affiliated limited partnership whose general partner is a subsidiary of Trans-Elect, Inc. A Trans-Elect, Inc. subsidiary provides interstate electric transmission service to Consumers pursuant to agreements entered into at the time of the sale. The rates and other terms of the service were approved by the Federal Energy Regulatory Commission prior to the sale and remain subject to the Commissions' jurisdiction. From May 15, 2002 until June 30, 2002, S. Kinnie Smith, Jr. served as Vice Chairman of Trans-Elect, Inc. Mr. Smith served as a director of Trans-Elect, Inc. since its organization in 1998. Mr. Smith resigned as Vice Chairman and director of Trans-Elect, Inc. upon becoming Vice Chairman, General Counsel, and a director of CMS. Mr. Smith owns 20,000 shares of Convertible Preferred A Stock of Trans-Elect, Inc., or approximately 10% of the outstanding voting securities of Trans-Elect, Inc. Mr. Smith also has an option to acquire an additional 250 shares of this security.

         The Consumers electric transmission system was sold in a competitive bidding process to Trans-Elect, Inc's subsidiary for approximately $290 million in cash. Consumers did not provide any financial or credit support for the sale to Trans-Elect, Inc. As a result of the sale, Consumers experienced an after-tax earnings increase of approximately $17 million in 2002 due to the recognition of a $26 million gain on the sale. For the period from May 1, 2002 to December 31, 2002, Consumers paid a total of $56 million to Trans-Elect, Inc's subsidiary for electric transmission services.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF OLD BONDS FOR NEW BONDS

         The following summary describes the principal United States federal income tax consequences to holders who exchange old bonds for new bonds pursuant to the Exchange Offer. This summary is intended to address the beneficial owners of old bonds that are citizens or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any State or the District of Columbia, or estates or trusts that are not foreign estates or trusts for United States federal income tax purposes, in each case, that hold the old bonds as capital assets.

         The exchange of old bonds for new bonds pursuant to the Exchange Offer will not constitute a taxable exchange for United States federal income tax purposes. As a result, a holder of an old bond whose old bond is accepted in the Exchange Offer will not recognize gain or loss on the exchange. A tendering holder's tax basis in the new bonds received pursuant to the Exchange Offer will be the same as such holder's tax basis in the old bonds surrendered therefor. A tendering holder's holding period for the new bonds received pursuant to the Exchange Offer-will include its holding period for the old bonds surrendered therefor.

         ALL HOLDERS OF OLD BONDS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE EXCHANGE OF OLD BONDS FOR NEW BONDS, AND OF THE OWNERSHIP AND DISPOSITION OF NEW BONDS RECEIVED IN THE EXCHANGE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NEW BONDS

         The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the old bonds or the new bonds by a United States Holder (as defined below). This summary deals only with the United States Holders that will hold the old bonds or the new bonds as capital assets. The discussion does not cover-all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of the old bonds or the new bonds by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the federal income tax laws (such as banks, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the old bonds or the new bonds as part of straddles, hedging transactions or conversion transactions for federal tax purposes or investors whose functional currency is not United States Dollars). Furthermore, the discussion below is based on provisions of the Internal Revenue Code of 1986, as amended (the "CODE"), and regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

         PERSONS CONSIDERING THE PURCHASE, OWNERSHIP, OR DISPOSITION OF NEW BONDS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR INTERNATIONAL TAXING JURISDICTION.

         As used herein, the term "UNITED STATES HOLDER" means a beneficial owner of the old bonds or the new bonds that is (i) a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation created or organized under the laws of the United States or any State thereof,
(iii) a person or entity that is otherwise subject to United States federal income tax on a net income basis in respect of income derived from the old bonds or the new bonds, or (iv) a partnership to the extent the interest therein is owned by a person who is described in clause (i), (ii) or (iii) of this paragraph.

INTEREST

         Interest paid on an old bond or a new bond will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

PURCHASE, SALE, EXCHANGE, RETIREMENT AND REDEMPTION OF THE NEW BONDS

         In general (with certain exceptions described below) a United States Holder's tax basis in a new bond will equal the price paid for the old bonds for which such new bond was exchanged pursuant to the Exchange Offer. A United States Holder generally will recognize gain or loss on the sale, exchange, retirement, redemption or other disposition of an old bond or a new bond (or portion thereof) equal to the difference between the amount realized on such disposition and the United States Holder's tax basis in the old bond or the new bond (or portion thereof). Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on such disposition of an old bond or a new bond will be capital gain or loss. Such capital gain or loss will generally be long-term capital gain or loss if the United States Holder held such bond (including in the holding period of the new bond, the period during which the United Stated Holder held the old bonds surrendered for it) for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for preferential rates of taxation, which have been reduced for long-term capital gains recognized on or after May 6, 2003 and before January 1, 2009. The deductibility of capital losses is subject to limitations.

BOND PREMIUM

         If a United States Holder acquires a new bond or has acquired an old bond, in each case, for an amount more than its redemption price, the Unites States Holder may elect to amortize such bond premium on a yield to maturity basis. Once made, such an election applies to all bonds (other than bonds the interest on which is excludable from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, unless the IRS consents to a revocation of the election. The basis of a new bond will be reduced by any amortizable bond premium taken as a deduction.

MARKET DISCOUNT

         The purchase of a new bond or the purchase of an old bond other than at original issue may be affected by the market discount provisions of the Code. These rules generally provide that, if a United States Holder purchases a new bond (or purchased an old bond) at a "market discount," as defined below, and thereafter recognizes gain upon a disposition of the new bond (including dispositions by gift or redemption), the lesser of such gain (or appreciation, in the case of a gift) or the portion of the market discount that has accrued ("ACCRUED MARKET DISCOUNT") while the new bond (and its predecessor old bond, if any) was held by such United States Holder will be treated as ordinary interest income at the time of disposition rather than as capital gain. For a new bond or an old bond, "MARKET DISCOUNT" is the excess of the stated redemption price at maturity over the tax basis immediately after its acquisition by a United States Holder. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the new bond, unless the United States Holder elects to accrue such discount on the basis of the constant yield method. Such an election applies only to the new bond with respect to which it is made and is irrevocable.

         In lieu of including the accrued market discount income at the time of disposition, a United States Holder of a new bond acquired at a market discount (or acquired in exchange for an old bond acquired at a market discount) may elect to include the accrued market discount in income currently either ratably or using the constant yield method. Once made, such an election applies to all other obligations that the United States Holder purchases at a market discount during the taxable year for which the election is made and in all subsequent taxable years of the United States Holder, unless the Internal Revenue Service consents to a revocation of the election. If an election is made to include accrued market discount in income currently, the basis of a new bond (or, where applicable, a predecessor old bond) in the hands of the United States Holder will be increased by the accrued market discount thereon as it is includible in income. A United States Holder of a market discount new bond who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such new bond, if any, in an amount not exceeding the accrued market discount on such new bond until the maturity or disposition of such new bond.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Payments of interest and principal on, and the proceeds of sale or other disposition of the old bonds or the new bonds payable to a United States Holder, may be subject to information reporting requirements and backup withholding at the applicable statutory rate will apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns. Certain United States Holders (including, among others, corporations) are not subject to backup withholding. United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives new bonds for its own account pursuant the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connections with resales of the new bonds received in exchange for the old bonds where such old bonds were acquired as a result of market-making activities or other trading activities. Consumers has agreed that, starting on the Expiration Date and ending on the close of business on the first anniversary of the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

         Consumers will not receive any proceeds from any sale of the new bonds by broker-dealers. The new bonds received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the new bonds or a combination of such methods of resale, at market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new bonds. Any broker-dealer that resells new bonds that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such new bonds may be deemed to be an "UNDERWRITER" within the meaning of the Securities Act and any profit of any such resale of new bonds and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "UNDERWRITER" within the meaning of the Securities Act.

         For a period of one year after the Expiration Date, Consumers will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Consumers has agreed to pay all expenses incident to the Exchange Offer and will indemnify the holders of the new bonds against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL OPINION

         Robert C. Shrosbree, Assistant General Counsel for CMS Energy Corporation, will render opinions as to the legality of the new bonds for Consumers.

                                     EXPERTS

         The consolidated financial statements and schedule of Consumers at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein which, are based in part on the reports of PricewaterhouseCoopers LLP for 2002 and Arthur Andersen LLP (who have ceased operations) for 2001 and 2000, independent auditors. The consolidated financial statements and schedule referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

         The audited consolidated financial statements of the MCV Partnership as of and for the year ended December 31, 2002, not separately presented or incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing in Consumers' Annual Report on Form 10-K for the year ended December 31, 2002. Such financial statements to the extent they have been included in the financial statements of Consumers, have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

                                    GLOSSARY

         Certain terms used in the text of "Our Business," the 10-K MD&A and the 10-Q MD&A and the December 31, 2002 Financial Statements and the September 30, 2003 Financial Statements are defined below.

ABATE...............................   Association of Business Advocating Tariff Equity
Accumulated Benefit Obligation......   The liabilities of a pension plan based on service and pay to date.  This differs from the Projected Benefit Obligation that is typically disclosed in that it does not reflect expected future salary increases.
AEP.................................   American Electric Power, a non-affiliated company
ALJ.................................   Administrative Law Judge
Alliance RTO........................   Alliance Regional Transmission Organization
AMT.................................   Alternative minimum tax
APB.................................   Accounting Principles Board
APB Opinion No. 25..................   APB Opinion No. 25, "Accounting for Stock Issued to Employees"
APB Opinion No. 30..................   APB Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of
                                       Disposal of a Segment of a Business"
ARO.................................   Asset retirement obligation
Attorney General....................   Michigan Attorney General

bcf.................................   Billion cubic feet
Big Rock............................   Big Rock Point nuclear power plant, owned by Consumers
Board of Directors..................   Board of Directors of CMS Energy
Btu.................................   British thermal unit
CEO.................................   Chief Executive Officer
CFO.................................   Chief Financial Officer
Clean Air Act.......................   Federal Clean Air Act, as amended
CMS Energy..........................   CMS Energy Corporation, the parent of Consumers and Enterprises
CMS Energy Common Stock.............   Common stock of CMS Energy, par value $.01 per share
CMS Gas Transmission................   CMS Gas Transmission Company, a subsidiary of Enterprises
CMS Holdings........................   CMS Midland Holdings Company, a subsidiary of Consumers
CMS Midland.........................   CMS Midland Inc., a subsidiary of Consumers
CMS MST.............................   CMS Marketing, Services and Trading Company, a subsidiary of Enterprises
CMS Oil and Gas.....................   CMS Oil and Gas Company, a subsidiary of Enterprises
Common Stock........................   All classes of Common Stock of CMS Energy and each of its subsidiaries, or any of them individually, at the time of an award or grant under the Performance
                                       Incentive Stock Plan
Consumers...........................   Consumers Energy Company, a subsidiary of CMS Energy
Consumers Campus Holdings...........   Consumers Campus Holdings, L.L.C., a wholly owned subsidiary of Consumers
Consumers Funding...................   Consumers Funding, L.L.C., a special consolidated subsidiary of Consumers

Consumers Receivables Funding.......   Consumers Receivables Funding, L.L.C., a wholly owned subsidiary of Consumers
Consumers Receivables Funding II....   Consumers Receivables Funding II LLC, a wholly-owned subsidiary of Consumers
Customer Choice Act.................   Customer Choice and Electricity Reliability Act, a Michigan statute enacted in June 2000 that allows all retail customers choice of alternative electric suppliers as of January 1, 2002, provides for full recovery of net stranded costs and implementation costs, establishes a five percent reduction in residential rates, establishes rate freeze and rate cap, and allows for
                                       Securitization

Detroit Edison......................   The Detroit Edison Company, a non-affiliated company
DOE.................................   U.S. Department of Energy
Dow.................................   The Dow Chemical Company, a non-affiliated company
DSM.................................   Demand-side management

EISP................................   Executive Incentive Separation Plan
EITF................................   Emerging Issues Task Force
EITF No. 97-4.......................   EITF 97-4, "Deregulation of the Pricing of Electricity"
Enterprises.........................   CMS Enterprises Company, a subsidiary of CMS Energy
EPA.................................   U. S. Environmental Protection Agency
ERISA...............................   Employee Retirement Income Security Act
Exchange Act........................   Securities Exchange Act of 1934, as amended

FASB................................   Financial Accounting Standards Board
FERC................................   Federal Energy Regulatory Commission
FMB.................................   First Mortgage Bonds
FMLP................................   First Midland Limited Partnership, a partnership that holds a lessor interest in the MCV facility

GCR.................................   Gas cost recovery

IPP.................................   Independent Power Production
ITC.................................   Investment tax credit

kWh.................................   Kilowatt-hour

LIBOR...............................   London Inter-Bank Offered Rate
Ludington...........................   Ludington pumped storage plant, jointly owned by Consumers and Detroit Edison

Massachusetts Formula...............   A widely used and FERC accepted method of allocating general and administrative expenses, based on three factors: property, sales and payroll.
mcf.................................   Thousand cubic feet
MCV Facility........................   A natural gas-fueled, combined-cycle cogeneration facility operated by the MCV
                                       Partnership
MCV Partnership.....................   Midland Cogeneration Venture Limited Partnership in which Consumers has a 49 percent interest through CMS Midland

METC................................   Michigan Electric Transmission Company, formerly a subsidiary of Consumers
                                       Energy and now an indirect subsidiary of Trans-Elect
Michigan Gas Storage Company........   Michigan Gas Storage Company, a former subsidiary of Consumers that merged into
                                       Consumers in November 2002
MISO................................   Midwest Independent System Operator
MPSC................................   Michigan Public Service Commission
MSBT................................   Michigan Single Business Tax
MTH.................................   Michigan Transco Holdings, Limited Partnership
MW..................................   Megawatts

NEIL................................   Nuclear Electric Insurance Limited, an industry mutual insurance company owned by member utility companies
NMC.................................   Nuclear Management Company, LLC, formed in 1999 by Northern States Power
                                       Company (now Xcel Energy Inc.), Alliant Energy, Wisconsin Electric Power
                                       Company, and Wisconsin Public Service Company to operate and manage nuclear generating facilities owned by the four utilities
NRC.................................   Nuclear Regulatory Commission
NYMEX...............................   New York Mercantile Exchange

OATT................................   Open Access Transmission Tariff
OPEB................................   Postretirement benefit plans other than pensions for retired employees

Palisades...........................   Palisades nuclear power plant, which is owned by Consumers
Panhandle...........................   Panhandle Eastern Pipe Line Company, including its subsidiaries Trunkline,
                                       Pan Gas Storage, Panhandle Storage, and Panhandle Holdings. Panhandle was a
                                       wholly owned subsidiary of CMS Gas Transmission. The sale of this subsidiary closed in June 2003.

Panhandle Eastern Pipe Line.........   PanhandleEastern Pipe Line Company, formerly a wholly owned subsidiary of CMS Gas
                                       Transmission.  The sale of this subsidiary closed in June 2003.
PCB.................................   Polychlorinated biphenyl
Pension Plan........................   The trusteed, non-contributory, defined benefit pension plan of Panhandle,
                                       Consumers and CMS Energy
PJM.................................   PJM Interconnection, a non-affiliated company.
PPA.................................   The Power Purchase Agreement between Consumers and the MCV Partnership with a
                                       35-year term commencing in March 1990
Price Anderson Act..................   Price Anderson Act, enacted in 1957 as an amendment to the Atomic Energy Act of
                                       1954, as revised and extended over the years.  This act stipulates between nuclear licensees and the U.S. government the insurance, financial responsibility, and legal liability for nuclear accidents.
PSCR................................   Power supply cost recovery
Public Act 141......................   Public Act 141, Customer Choice and Electricity Reliability Act

Public Act 142......................   Public Act 142, Securitization Act
PURPA...............................   Public Utility Regulatory Policies Act of 1978

RTO.................................   Regional Transmission Organization

SEC.................................   U.S. Securities and Exchange Commission
Securitization......................   A financing method authorized by statute and approved by the MPSC which allows a utility to set aside and pledge a portion of the rate payments received by its customers for the repayment of Securitization bonds issued by a special purpose entity affiliated with such utility
SERP................................   Supplemental Executive Retirement Plan
SFAS................................   Statement of Financial Accounting Standards
SFAS No. 5..........................   SFAS No. 5, "Accounting for Contingencies"
SFAS No. 13.........................   SFAS No. 13, "Accounting for Leases"
SFAS No. 71.........................   SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation"
SFAS No. 87.........................   SFAS No. 87, "Employers' Accounting for Pensions"
SFAS No. 106........................   SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than
                                       Pensions"
SFAS No. 109     ......................SFAS No. 109, " Accounting for Income Taxes"

SFAS No. 115........................   SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities"
SFAS No. 123........................   SFAS No. 123, "Accounting for Stock-Based Compensation"
SFAS No. 133........................   SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities, as
                                       amended and interpreted"
SFAS No. 142........................   SFAS No. 142, "Goodwill and Other Intangible Assets"
SFAS No. 143........................   SFAS No. 143, "Accounting for Asset Retirement Obligations"
SFAS No. 144........................   SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets"
SFAS No. 145........................   SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB
                                       Statement No. 13, and Technical Corrections"
SFAS No. 146........................   SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities"
SFAS No. 148........................   SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure"
SFAS No. 149........................   SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and
                                       Hedging Activities"
SFAS No. 150........................   SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity"
Special Committee...................   A special committee of independent directors, established by CMS Energy's Board of
                                       Directors, to investigate matters surrounding round-trip trading
Stranded Costs......................   Costs incurred by utilities in order to serve their customers in a regulated monopoly environment, which may not be recoverable in a competitive environment because of customers leaving their systems and ceasing to

                                       pay for their costs. These costs could include owned and purchased generation and regulatory assets.
Superfund...........................   Comprehensive Environmental Response, Compensation and Liability Act

Trunkline...........................   Trunkline Gas Company, LLC, formerly a subsidiary of CMS Panhandle Holdings, LLC
Trust Preferred Securities..........   Securities representing an undivided beneficial interest in the assets of statutory business trusts, the interests of which have a preference with respect to certain trust distributions over the interests of either CMS
                                       Energy or Consumers, as applicable, as owner of the common beneficial interests of the trusts

Union...............................   Utility Workers of America, AFL-CIO
VEBA Trusts.........................   VEBA (voluntary employees' beneficiary association) Trusts are tax-exempt accounts established to specifically set aside employer contributed assets to pay for future expenses of the OPEB plan


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2003 UNAUDITED FINANCIAL STATEMENTS

Consolidated Statements of Income................................................     F-2
Consolidated Statements of Cash Flows............................................     F-3
Consolidated Balance Sheets......................................................     F-4
Consolidated Statements of Common Stockholder's Equity...........................     F-5
Condensed Notes to Consolidated Financial Statements ............................     F-8

DECEMBER 31, 2002 FINANCIAL STATEMENTS

Consolidated Statements of Income...............................................     F-39
Consolidated Statements of Cash Flows...........................................     F-40
Consolidated Balance Sheets.....................................................     F-41
Consolidated Statements of Long-Term Debt.......................................     F-43
Consolidated Statements of Preferred Stock......................................     F-44
Consolidated Statements of Common Stockholder's Equity..........................     F-45
Notes to Consolidated Financial Statements......................................     F-47
Reports of Independent Auditors.................................................     F-89
Quarterly Financial Information.................................................     F-92

                            CONSUMERS ENERGY COMPANY
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                                      THREE MONTHS ENDED       NINE MONTHS ENDED
                        SEPTEMBER 30                                    2003       2002         2003        2002
-----------------------------------------------------------------------------------------------------------------
                                                                                                     In Millions
OPERATING REVENUE                                                       $879       $911        $3,223     $3,020

EARNINGS (LOSS) FROM EQUITY METHOD INVESTEES                              (3)         8            31         35

OPERATING EXPENSES
  Operation
    Fuel for electric generation                                          89         98           245        236
    Purchased power - related parties                                    131        143           383        416
    Purchased and interchange power                                      103        111           260        244
    Cost of gas sold                                                      90         20           793        528
    Cost of gas sold - related parties                                     2         34            27         96
    Other                                                                178        182           505        487
                                                                      ------------------------------------------
                                                                         593        588         2,213      2,007
                                                                      ------------------------------------------
  Maintenance                                                             41         43           149        141
  Depreciation, depletion and amortization                                80         77           275        256
  General taxes                                                           47         43           130        144
                                                                      ------------------------------------------
                                                                         761        751         2,767      2,548
----------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                         115        168           487        507

OTHER INCOME (DEDUCTIONS)
  Dividends and interest from affiliates                                   -          -             -          2
  Accretion expense                                                       (1)        (1)           (5)        (4)
  Other, net                                                               2          1            (3)        37
                                                                      ------------------------------------------
                                                                           1          -            (8)        35
----------------------------------------------------------------------------------------------------------------
INTEREST CHARGES
  Interest on long-term debt                                              51         41           144        111
  Other interest                                                           2          5            10         16
  Capitalized interest                                                    (2)        (3)           (7)        (8)
                                                                      ------------------------------------------
                                                                          51         43           147        119
----------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                                65        125           332        423
INCOME TAXES                                                              21         41           126        140
                                                                      ------------------------------------------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE         44         84           206        283

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR DERIVATIVE
  INSTRUMENTS, NET OF $1 AND $10 TAX EXPENSE IN 2002, RESPECTIVELY         -          1             -         18
                                                                      ------------------------------------------
NET INCOME                                                                44         85           206        301
PREFERRED STOCK DIVIDENDS                                                  -          -             1          1
PREFERRED SECURITIES DISTRIBUTIONS                                        11         11            33         33
                                                                      ------------------------------------------
NET INCOME AVAILABLE TO COMMON STOCKHOLDER                              $ 33       $ 74        $  172     $  267
================================================================================================================

THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                            CONSUMERS ENERGY COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (UNAUDITED)

                                                                                          NINE MONTHS ENDED
                         SEPTEMBER 30                                                   2003            2002
----------------------------------------------------------------------------------------------------------------
                                                                                                    In Millions
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                                            $  206        $    301
  Adjustments to reconcile net income to net cash provided by operating activities
   Depreciation, depletion and amortization (includes nuclear decommissioning
    of $4 and $5, respectively)                                                           275             256
   Gain on sale of METC and other assets                                                    -             (38)
   Deferred income taxes and investment tax credit                                         72             (18)
   Loss on CMS Energy stock                                                                12               -
   Capital lease and other amortization                                                    20              11
   Distributions from related parties in excess of (less than) earnings                    14             (20)
   Cumulative effect of accounting changes                                                  -             (18)
   Pension contribution                                                                  (172)            (47)
   Changes in other assets and liabilities:
     Increase in inventories                                                             (335)            (37)
     Decrease in accounts receivable and accrued revenue                                  156              98
     Decrease in accounts payable                                                         (39)            (79)
     Changes in other assets and liabilities                                              (79)             11
                                                                                       ----------------------
   Net cash provided by operating activities                                              130             420
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Capital expenditures (excludes assets placed under capital lease)                       (306)           (400)
 Cost to retire property, net                                                             (52)            (50)
 Investment in Electric Restructuring Implementation Plan                                  (5)             (6)
 Investments in nuclear decommissioning trust funds                                        (4)             (5)
 Proceeds from nuclear decommissioning trust funds                                         26              19
 Proceeds from sale of METC and other assets                                               15             298
                                                                                       ----------------------

   Net cash used in investing activities                                                 (326)           (144)
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from senior notes and bank loans, net                                         1,543             602
 Retirement of bonds and other long-term debt                                            (780)           (409)
 Decrease in notes payable, net                                                          (453)           (182)
 Payment of common stock dividends                                                       (162)           (154)
 Preferred securities distribution                                                        (33)            (33)
 Payment of capital lease obligations                                                     (10)            (11)
 Payment of preferred stock dividends                                                      (1)             (1)
 Restricted cash on hand                                                                   (1)            (14)
 Redemption of preferred securities                                                         -             (30)
 Stockholder's contribution, net                                                            -              50
                                                                                       ----------------------
   Net cash provided by (used in) financing activities                                    103            (182)
-------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS                            (93)             94

CASH AND TEMPORARY CASH INVESTMENTS, BEGINNING OF PERIOD                                  253              13
                                                                                       ----------------------
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD                                     $  160        $    107
=============================================================================================================

OTHER CASH FLOW ACTIVITIES AND NON-CASH INVESTING AND FINANCING ACTIVITIES WERE:
CASH TRANSACTIONS
 Interest paid (net of amounts capitalized)                                            $  156        $    116
 Income taxes paid (net of refunds)                                                        32              83
 Pension and OPEB cash contribution                                                       226             101
NON-CASH TRANSACTIONS
 Other assets placed under capital leases                                              $   11        $     50
=============================================================================================================

                            CONSUMERS ENERGY COMPANY
                           CONSOLIDATED BALANCE SHEETS

                                                                            SEPTEMBER 30                     SEPTEMBER 30
                                                                                2003        DECEMBER 31         2002
ASSETS                                                                      (UNAUDITED)        2002          (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------
                                                                                                              In Millions
PLANT (AT ORIGINAL COST)
 Electric                                                                   $   7,583        $  7,523        $    7,504
 Gas                                                                            2,841           2,719             2,692
 Other                                                                             15              23                22
                                                                            -------------------------------------------
                                                                               10,439          10,265            10,218
 Less accumulated depreciation, depletion and amortization                      5,365           5,900             5,856
                                                                            -------------------------------------------
                                                                                5,074           4,365             4,362
 Construction work-in-progress                                                    359             548               463
                                                                            -------------------------------------------
                                                                                5,433           4,913             4,825
-----------------------------------------------------------------------------------------------------------------------

INVESTMENTS
 Stock of affiliates                                                               17              22                19
 First Midland Limited Partnership                                                222             255               250
 Midland Cogeneration Venture Limited Partnership                                 404             388               370
 Consumers Nuclear Services, LLC                                                    2               2                 2
                                                                            -------------------------------------------
                                                                                  645             667               641
-----------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
 Cash and temporary cash investments at cost, which approximates market           160             253               107
 Restricted cash                                                                   19              18                18
 Accounts receivable, notes receivable and accrued revenue,
   less allowances of $7, $4 and $4 respectively                                   81             236                36
 Accounts receivable - related parties                                              7              13                18
 Inventories at average cost
  Gas in underground storage                                                      813             486               601
  Materials and supplies                                                           72              71                71
  Generating plant fuel stock                                                      44              37                49
 Deferred property taxes                                                           88             142                82
 Regulatory assets                                                                 19              19                19
 Other                                                                             94              38                27
                                                                            -------------------------------------------
                                                                                1,397           1,313             1,028
-----------------------------------------------------------------------------------------------------------------------

NON-CURRENT ASSETS
 Regulatory Assets
  Securitized costs                                                               659             689               699
  Postretirement benefits                                                         168             185               191
  Abandoned Midland Project                                                        10              11                11
  Other                                                                           257             168               173
 Nuclear decommissioning trust funds                                              553             536               530
 Other                                                                            147             218               108
                                                                            -------------------------------------------
                                                                                1,794           1,807             1,712
                                                                            -------------------------------------------
TOTAL ASSETS                                                                $   9,269        $  8,700        $    8,206
=======================================================================================================================

                      STOCKHOLDER'S EQUITY AND LIABILITIES

                                                                            SEPTEMBER 30                     SEPTEMBER 30
                                                                                2003        DECEMBER 31          2002
                                                                            (UNAUDITED)         2002         (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------
                                                                                                             In Millions
CAPITALIZATION
 Common stockholder's equity
 Common stock                                                               $     841       $     841        $      841
 Paid-in capital                                                                  682             682               682
 Accumulated other comprehensive loss                                            (191)           (179)               (8)
 Retained earnings since December 31, 1992                                        555             545               525
                                                                            -------------------------------------------
                                                                                1,887           1,889             2,040

 Preferred stock                                                                   44              44                44
 Company-obligated mandatorily redeemable preferred securities
  of subsidiaries                                                                 490             490               490

 Long-term debt                                                                 3,531           2,442             2,701
 Non-current portion of capital leases                                            116             116               110
                                                                            -------------------------------------------
                                                                                6,068           4,981             5,385
-----------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
 Current portion of long-term debt and capital leases                              39             318               224
 Notes payable                                                                      4             457               235
 Accounts payable                                                                 241             261               212
 Accrued taxes                                                                     84             214               152
 Accounts payable - related parties                                                65              84                85
 Deferred income taxes                                                             23              25                18
 Current portion of purchase power contract                                        26              26                29
 Other                                                                            168             200               226
                                                                            -------------------------------------------
                                                                                  650           1,585             1,181
-----------------------------------------------------------------------------------------------------------------------

NON-CURRENT LIABILITIES
 Deferred income taxes                                                          1,009             949               762
 Postretirement benefits                                                          431             563               244
 Regulatory liabilities for income taxes, net                                     309             297               282
 Asset retirement obligations                                                     362               -                 -
 Other regulatory liabilities                                                     152               4                 -
 Deferred investment tax credit                                                    86              91                92
 Power purchase agreement - MCV Partnerhsip                                         8              27                30
 Other                                                                            194             203               230
                                                                            -------------------------------------------
                                                                                2,551           2,134             1,640
-----------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Notes 1 and 2)

TOTAL STOCKHOLDER'S EQUITY AND LIABILITIES                                  $   9,269       $   8,700        $    8,206
=======================================================================================================================

THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                            CONSUMERS ENERGY COMPANY
             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDER'S EQUITY
                                   (UNAUDITED)

                                                                            THREE MONTHS ENDED          NINE MONTHS ENDED
                            SEPTEMBER 30                                      2003       2002            2003       2002
-------------------------------------------------------------------------------------------------------------------------
                                                                                                              In Millions
COMMON STOCK
 At beginning and end of period (a)                                         $   841    $  841           $  841    $  841
------------------------------------------------------------------------------------------------------------------------

OTHER PAID-IN CAPITAL
 At beginning of period                                                         682       682              682       632
 Stockholders' contribution                                                       -         -                -       150
 Return of Stockholders' contribution                                             -         -                -      (100)
                                                                            --------------------------------------------
 At end of period                                                               682       682              682       682
------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
 Minimum Pension Liability
  At beginning of period                                                       (202)        -             (185)        -
  Minimum liability pension adjust (b)                                            -         -              (17)        -
                                                                            --------------------------------------------
   At end of period                                                            (202)        -             (202)        -
                                                                            --------------------------------------------
Investments
  At beginning of period                                                          8        (5)               1        16
  Unrealized gain (loss) on investments (c)                                      (2)       (4)               5       (25)
                                                                            --------------------------------------------
  At end of period                                                                6        (9)               6        (9)
                                                                            --------------------------------------------
 Derivative Instruments
  At beginning of period (d)                                                     11        (3)               5       (12)
  Unrealized gain on derivative instruments (c)                                  (4)        1                9         6
  Reclassification adjustments included in consolidated
    net income (loss) (c)                                                        (2)        3               (9)        7
                                                                            --------------------------------------------
  At end of period                                                                5         1                5         1
------------------------------------------------------------------------------------------------------------------------

Total Accumulated Other Comprehensive Income (Loss)                            (191)       (8)            (191)       (8)
------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
 At beginning of period                                                         522       480              545       441
 Net income                                                                      44        85              206       301
 Cash dividends declared - Common Stock                                           -       (29)            (162)     (183)
 Cash dividends declared - Preferred Stock                                        -         -               (1)       (1)
 Preferred securities distributions                                             (11)      (11)             (33)      (33)
                                                                            --------------------------------------------
   At end of period                                                             555       525              555       525
------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCKHOLDER'S EQUITY                                           $ 1,887    $2,040           $1,887    $2,040
========================================================================================================================

                                                                                     THREE MONTHS ENDED       NINE MONTHS ENDED
                               SEPTEMBER 30                                            2003       2002         2003        2002
-------------------------------------------------------------------------------------------------------------------------------
(a) Number of shares of common stock outstanding was 84,108,789 for all periods presented.

(b) Because of the significant change in the makeup of the pension plan due to the sale of Panhandle, SFAS No. 87 required a remeasurement of the obligation at the date of sale. The remeasurement resulted in an additional charge to Accumulated Other Comprehensive Income (Loss) of approximately $27 million ($17 million after tax) as a result of the increase in the additional minimum pension liability.

(c) Disclosue of Comprehensive Income:
  Minimum pension liability adjustment (b)                                           $    -      $   -        $ (17)      $  -
  Investments
   Unrealized gain (loss) on investments, net of tax of
     $-, $3, $(3) and $14, respectively                                                  (2)        (4)           5        (25)
  Derivative Instruments
   Unrealized gain (loss) on derivative instruments, net of tax of
     $2, $(1), $(4) and $(4), respectively                                               (4)         1            9          6
   Reclassification adjustments included in net income, net of tax of
     $1, $(2), $5 and $(4), respectively                                                 (2)         3           (9)         7
  Net income                                                                             44         85          206        301
                                                                                     -----------------------------------------
  Total Comprehensive Income                                                         $   36      $  85        $ 194       $289
                                                                                     =========================================

(d) Included in these amounts is Consumers' proportionate share of the effects of derivative accounting related to its equity investment in the MCV Partnership as follows:
  At the beginning of the period                                                     $   13      $   1        $   8         (8)
  Unrealized gain (loss) on derivative instruments                                       (5)         1            8          7
  Reclassification adjustments included in net income                                    (2)         2          (10)         5
                                                                                     -----------------------------------------
  At the end of the period                                                           $    6      $   4        $   6       $  4
                                                                                     =========================================

THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                            CONSUMERS ENERGY COMPANY
              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

         These interim Consolidated Financial Statements have been prepared by Consumers in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. As such, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. Certain prior year amounts have been reclassified to conform to the presentation in the current year. In management's opinion, the unaudited information contained in this report reflects all adjustments of a normal recurring nature necessary to assure the fair presentation of financial position, results of operations and cash flows for the periods presented. The Condensed Notes to Consolidated Financial Statements and the related Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements contained in the Consumers' Form 10-K for the year ended December 31, 2002, which includes the Reports of Independent Auditors. Due to the seasonal nature of Consumers' operations, the results as presented for this interim period are not necessarily indicative of results to be achieved for the fiscal year.

1: CORPORATE STRUCTURE AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         CORPORATE STRUCTURE: Consumers, a subsidiary of CMS Energy, a holding company, is an electric and gas utility company that provides service to customers in Michigan's Lower Peninsula. Consumers' customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry.

         COLLECTIVE BARGAINING AGREEMENT: As of December 31, 2002, 44 percent of Consumers' workforce was represented by the Utility Workers Union of America. Consumers and the Union negotiated a collective bargaining agreement that became effective as of June 1, 2000, and will continue in full force and effect until June 1, 2005. On March 26, 2003, Consumers reached a tentative agreement with the Union for a collective bargaining agreement for its Call Center employees. The agreement was subsequently ratified by the membership and became effective April 1, 2003, and covers approximately 300 employees. The agreement will continue in full force and effect until August 1, 2005.

         BASIS OF PRESENTATION: The consolidated financial statements include Consumers and its wholly owned subsidiaries. Consumers uses the equity method of accounting for investments in companies and partnerships where it has more than a twenty percent but less than a majority ownership interest and includes these results in operating income. Consumers prepared the financial statements in conformity with accounting principles generally accepted in the United States that include the use of management's estimates.

         USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The principles in SFAS No. 5 guide the recording of estimated liabilities for contingencies within the financial statements. SFAS No. 5 requires a company to record estimated liabilities in the financial statements when it is probable that a loss will be paid in the future as a result of a current event, and when an amount can be reasonably estimated. Consumers has used this accounting principle to record estimated liabilities as discussed in
Note 2, Uncertainties.

         REPORTABLE SEGMENTS: Consumers has two reportable segments: electric and gas. The electric segment consists of activities associated with the generation and distribution of electricity. The gas segment consists of activities associated with the transportation, storage and distribution of natural gas. Consumers' reportable segments are domestic business units organized and managed by the nature of the product and service each provides. The accounting policies of the segments are the same as those described in Consumers' 2002 Form 10-K. Consumers' management has changed its evaluation of the performance of the electric and gas segments from operating income to net income available to common stockholder. Intersegment sales and transfers are accounted for at current market prices and are eliminated in consolidated net income available to common stockholder by segment. The other business unit includes Consumers' consolidated statutory business trusts, which were created to issue preferred securities and Consumers' consolidated special purpose entity for the sale of trade receivables. The operating revenue and net income (loss) available to common stockholder by reportable segment are as follows:

                                                                                                         In Millions
---------------------------------------------------------------------------------------------------------------------
                                                                       Three Months Ended          Nine Months Ended
September 30                                                         2003             2002         2003         2002
---------------------------------------------------------------------------------------------------------------------
Operating revenue
     Electric                                                        $714             $775        $1,970       $2,015
     Gas                                                              164              135         1,252        1,002
     Other                                                              1                1             1            3
---------------------------------------------------------------------------------------------------------------------

Total Operating Revenue                                              $879             $911        $3,223       $3,020
=====================================================================================================================

Net income available to common stockholder
     Electric                                                        $ 59             $ 88        $  145       $  222
     Gas                                                              (19)             (18)           40           13
     Other                                                             (7)               4           (13)          32
---------------------------------------------------------------------------------------------------------------------

Total Net Income                                                     $ 33             $ 74        $  172       $  267
=====================================================================================================================

         FINANCIAL INSTRUMENTS: Consumers accounts for its investments in debt and equity securities in accordance with SFAS No. 115. As such, debt and equity securities can be classified into one of three categories: held-to-maturity, trading, or available-for-sale securities. Consumers' investments in equity securities, including its investment in CMS Energy Common Stock, are classified as available-for-sale securities. They are reported at fair value, with any unrealized gains or losses from changes in fair value reported in equity as part of accumulated other comprehensive income and are excluded from earnings, unless such changes in fair value are other than temporary. Unrealized gains or losses from changes in the fair value of Consumers' nuclear decommissioning investments are reported as regulatory liabilities. The fair value of these investments is determined from quoted market prices. For further information regarding financial instruments, see Note 4, Financial and Derivative Instruments - Financial Instruments.

         UTILITY REGULATION: Consumers accounts for the effects of regulation based on the regulated utility accounting standard SFAS No. 71. As a result, the actions of regulators affect when Consumers recognizes revenues, expenses, assets and liabilities.

         In 1999, Consumers received MPSC electric restructuring orders, which, among other things, identified the terms and timing for implementing electric restructuring in Michigan. Consistent with these orders and EITF No. 97-4, Consumers discontinued the application of SFAS No. 71 for the energy supply portion of its business because Consumers expected to implement retail open access at competitive market based rates for its electric customers. However, since 1999, there has been a significant legislative and regulatory change in Michigan that has resulted in: 1) electric supply customers of utilities remaining on cost-based rates and 2) utilities being given the ability to recover Stranded Costs associated with electric restructuring, from customers who choose an alternative electric supplier. During 2002, Consumers re-evaluated the criteria used to determine if an entity or a segment of an entity meets the requirements to apply regulated utility accounting, and determined that the energy supply portion of its business could meet the criteria if certain regulatory events occurred. In December 2002, Consumers received a MPSC Stranded Cost order that allowed Consumers to re-apply regulatory accounting standard SFAS No. 71 to the energy supply portion of its business. Re-application of SFAS No. 71 had no effect on the prior discontinuation accounting, but allowed Consumers to apply regulatory accounting treatment to the energy supply portion of its business beginning in the fourth quarter of 2002, including regulatory accounting treatment of costs required to be recognized in accordance with SFAS No. 143. See Note 5, Implementation of New Accounting Standards, "SFAS No. 143, Accounting for Asset Retirement Obligations."

         SFAS No. 144 imposes strict criteria for retention of regulatory-created assets by requiring that such assets be probable of future recovery at each balance sheet date. Management believes these assets are probable of future recovery.

         RESTRICTED CASH: At September 30, 2003, Consumers' restricted cash on hand totaled $19 million. Restricted cash primarily consists of cash dedicated for repayment of securitization bonds. It is classified as a current asset as the payments on the related securitization bonds occur within one year.

         STOCK-BASED COMPENSATION: In December 2002, the FASB issued SFAS No.
148. This standard provides for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In the fourth quarter of 2002, Consumers adopted the fair value method of accounting for stock-based compensation under SFAS No. 123 as amended by SFAS No. 148, applying the prospective method. If compensation cost for stock option had been determined in accordance with SFAS No. 123 for the three and nine month periods ended September 30, 2002, consolidated net income as reported and pro forma would have been as follows:

                                                                                                          In Millions
---------------------------------------------------------------------------------------------------------------------
Three Months Ended September 30                                                                                  2002
---------------------------------------------------------------------------------------------------------------------
Net income, as reported                                                                                           $85
Add: Stock-based employee compensation expense included in reported net income, net of taxes                        -
Deduct: Total stock-based compensation expense determined under fair value based method for all awards,
net of tax                                                                                                          -
                                                                                                                  ---
Pro forma net income                                                                                              $85
=====================================================================================================================

                                                                                                          In Millions
----------------------------------------------------------------------------------------------------------------------
Nine Months Ended September 30                                                                                   2002
----------------------------------------------------------------------------------------------------------------------
Net income, as reported                                                                                          $301
Add: Stock-based employee compensation expense included in reported net income, net of taxes                        -
Deduct: Total stock-based compensation expense determined under fair value based method for all awards,
net of tax                                                                                                         (1)
                                                                                                                 ----
Pro forma net income                                                                                             $300
=====================================================================================================================

         In the third quarter of 2003, Consumers granted 500,000 stock options to employees. As a result, Consumers expensed approximately $3 million related to the fair value of those stock options. Fair value is estimated using the Black Scholes model, a mathematical formula used to value options traded on the securities exchange.

         2: UNCERTAINTIES

         Several business trends or uncertainties may affect Consumers' financial results and condition. These trends or uncertainties have, or Consumers reasonably expects could have, a material impact on net sales, revenues, or income from continuing electric and gas operations. Such trends and uncertainties are discussed in detail below and include: 1) pending litigation and government investigations; 2) the need to make additional capital expenditures and increase operating expenses for Clean Air Act compliance; 3) environmental liabilities arising from various federal, state and local environmental laws and regulations, including potential liability or expenses relating to the Michigan Natural Resources and Environmental Protection Acts and Superfund; 4) pending litigation regarding PURPA qualifying facilities; 5) electric industry restructuring issues; 6) Consumers' ability to meet peak electric demand requirements at a reasonable cost, without market disruption, and successfully implement initiatives to reduce exposure to purchased power price increases; 7) the recovery of electric restructuring implementation costs;
8) Consumers' status as an electric transmission customer and not as an electric transmission owner/operator; 9) sufficient reserves for transmission rate refunds; 10) uncertainties relating to the storage and ultimate disposal of spent nuclear fuel; 11) the effects of derivative accounting and potential earnings volatility; 12) potential environmental costs at a number of sites, including sites formerly housing manufactured gas plant facilities; 13) future gas industry restructuring initiatives; 14) an inadequate regulatory response to applications for requested rate increases; 15) market and regulatory responses to increases in gas costs, including a reduced average use per residential customer; 16) increased costs for pipeline integrity and safety and homeland security initiatives that are not recoverable on a timely basis from customers;
17) Consumers' ability to recover any of its net stranded costs under the regulatory policies being followed by the MPSC; 18) the effects of lost electric supply load from retail open access and the recovery of associated margin loss; and 19) the uncertain effects, including exposure to liability, increased regulatory requirement and new legislation, due to the future conclusions about the causes of the August 14, 2003 blackout.

         SEC AND OTHER INVESTIGATIONS: As a result of round-trip trading transactions by CMS MST, CMS Energy's Board of Directors established a Special Committee to investigate matters surrounding the transactions and retained outside counsel to assist in the investigation. The Special Committee completed its investigation and reported its findings to the Board of Directors in October 2002. The Special Committee concluded, based on an extensive investigation, that the round-trip trades were undertaken to raise CMS MST's profile as an energy marketer with the goal of enhancing its ability to promote its services to new customers. The Special Committee found no effort to manipulate the price of CMS Energy Common Stock or affect energy prices. The Special Committee also made recommendations designed to prevent any reoccurrence of this practice. Previously, CMS Energy terminated its speculative trading business and revised its risk management policy. The Board of Directors adopted, and CMS Energy has implemented the recommendations of the Special Committee.

         CMS Energy is cooperating with other investigations concerning round-trip trading, including an investigation by the SEC regarding round-trip trades and CMS Energy's financial statements, accounting policies and controls, and investigations by the United States Department of Justice, the Commodity Futures Trading Commission and the FERC. The FERC issued an order on April 30, 2003 directing eight companies, including CMS MST, to submit written demonstrations within 45 days that they have taken certain specified remedial measures with respect to the reporting of natural gas trading data to publications that compile and publish price indices. CMS MST made a written submission to the FERC on June 11, 2003 in compliance with the FERC's directives. On July 29, 2003, the FERC issued an order stating that CMS MST met the requirements of the FERC's April 30, 2003 order. Other than the FERC investigation, CMS Energy is unable to predict the outcome of these matters, and Consumers is unable to predict what effect, if any, these investigations will have on its business.

         SECURITIES CLASS ACTION LAWSUITS: Beginning on May 17, 2002, a number of securities class action complaints were filed against CMS Energy, Consumers, and certain officers and directors of CMS Energy and its affiliates. The complaints were filed as purported class actions in the United States District Court for the Eastern District of Michigan by shareholders who allege that they purchased CMS Energy's securities during a purported class period. The cases were consolidated into a single lawsuit and an amended and a consolidated class action complaint was filed on May 1, 2003. The consolidated complaint contains a purported class period beginning on May 1, 2000 and running through March 31, 2003. It generally seeks unspecified damages based on allegations that the defendants violated United States securities laws and regulations by making allegedly false and misleading statements about CMS Energy's business and financial condition, particularly with respect to revenues and expenses recorded in connection with round-trip trading by CMS MST. The companies intend to defend vigorously against this action but cannot predict the outcome of this litigation.

         ERISA LAWSUITS: CMS Energy is a named defendant, along with Consumers, CMS MST and certain named and unnamed officers and directors, in two lawsuits brought as purported class actions on behalf of participants and beneficiaries of the 401(k) Plan. The two cases, filed in July 2002 in the United States District Court for the Eastern District of Michigan, were consolidated by the trial judge, and an amended and consolidated complaint was filed. Plaintiffs allege breaches of fiduciary duties under ERISA and seek restitution on behalf of the plan with respect to a decline in value of the shares of CMS Energy Common Stock held in the plan. Plaintiffs also seek other equitable relief and legal fees. These cases will be defended vigorously. Consumers cannot predict the outcome of this litigation.

         ELECTRIC CONTINGENCIES

         ELECTRIC ENVIRONMENTAL MATTERS: Consumers is subject to costly and increasingly stringent environmental regulations. Consumers expects that the cost of future environmental compliance, especially compliance with clean air laws, will be significant.

         Clean Air - In 1998, the EPA issued regulations requiring the state of Michigan to further limit nitrogen oxide emissions. The Michigan Department of Environmental Quality finalized rules to comply with the EPA regulations in December 2002 and submitted these rules for approval to the EPA in the first quarter of 2003. The EPA has issued additional regulations regarding nitrogen oxide emissions that require certain generators, including some of Consumers' electric generating facilities, to achieve the same emissions rate as that required by the 1998 regulations. The EPA and the state regulations require Consumers to make significant capital expenditures estimated to be $770 million. As of September 30,

2003, Consumers has incurred $437 million in capital expenditures to comply with the EPA regulations and anticipates that the remaining capital expenditures will be incurred between 2003 and 2009. Based on the Customer Choice Act, beginning January 2004, an annual return of and on these types of capital expenditures, to the extent they are above depreciation levels, is expected to be recoverable from customers, subject to an MPSC prudency hearing.

         Consumers expects to supplement its environmental regulation compliance plan with the purchase of nitrogen oxide emissions credits for years 2005 through 2008. The cost of these credits based on the current market is estimated to average $6 million per year; however, the market for nitrogen oxide emissions credits and their price could change substantially.

         The EPA has proposed changes to the rules which govern generating plant cooling water intake systems. The proposed rules will require significant abatement of fish mortality. The proposed rules are scheduled to become final in the first quarter of 2004 and some of Consumers' facilities would be required to comply by 2006. Consumers is studying the proposed rules to determine the most cost-effective solutions for compliance. Until the method of compliance is determined, Consumers is unable to estimate the cost of compliance with the proposed rules.

         The EPA has alleged that some utilities have incorrectly classified plant modifications as "routine maintenance" rather than seek permits from the EPA. Consumers has received and responded to information requests from the EPA on this subject. Consumers believes that it has properly interpreted the requirements of "routine maintenance". If Consumers' interpretation is eventually found to be incorrect, it may be required to install additional pollution controls at some or all of its coal-fired plants and could call into question the viability of certain plants remaining in operation.

         Cleanup and Solid Waste - Under the Michigan Natural Resources and Environmental Protection Act, Consumers expects that it will ultimately incur investigation and remedial action costs at a number of sites. Consumers believes that these costs will be recoverable in rates under current ratemaking policies.

         Consumers is a potentially responsible party at several contaminated sites administered under Superfund. Superfund liability is joint and several. Along with Consumers, many other creditworthy, potentially responsible parties with substantial assets cooperate with respect to the individual sites. Based upon past negotiations, Consumers estimates that its share of the total liability for the known Superfund sites will be between $1 million and $9 million. As of September 30, 2003, Consumers had accrued the minimum amount of the range for its estimated Superfund liability.

         In October 1998, during routine maintenance activities, Consumers identified PCB as a component in certain paint, grout and sealant materials at the Ludington Pumped Storage facility. Consumers removed and replaced part of the PCB material. Consumers has proposed a plan to deal with the remaining materials and is awaiting a response from the EPA.

         LITIGATION: In October 2003, a group of eight PURPA qualifying facilities selling power to Consumers filed a lawsuit in Ingham County Circuit Court against Consumers. The lawsuit alleges that Consumers incorrectly calculated the energy charge payments made pursuant to power purchase agreements between the qualifying facilities and Consumers. More specifically, the lawsuit alleges that Consumers should be basing the energy charge calculation on the cost of more expensive eastern coal, rather than on the cost of the coal actually burned by Consumers for use in its coal-fired generating plants. Consumers believes it has been performing the calculation in the manner prescribed by the power purchase agreements, and has filed a request with the MPSC (as a supplement to the PSCR plan) that asks the MPSC to review this issue and to confirm that Consumers' method of performing the calculation is correct. Also, Consumers has filed a motion to dismiss the lawsuit in the Ingham County Circuit Court due to the pending request at the MPSC in regard to the PSCR plan case. Although only eight qualifying facilities have currently raised the issue, the same energy charge methodology is used in the PPA with the MCV Partnership and in approximately 20 additional power purchase agreements with Consumers, representing approximately 1,670 MW of electric capacity. Consumers cannot predict the outcome of this litigation.

         ELECTRIC RATE MATTERS

         ELECTRIC RESTRUCTURING: In June 2000, the Michigan legislature passed electric utility restructuring legislation known as the Customer Choice Act. This act: 1) permits all customers to choose their electric generation supplier beginning January 1, 2002; 2) cut residential electric rates by five percent; 3) freezes all electric rates through December 31, 2003, and establishes a rate cap for residential customers through at least December 31, 2005, and a rate cap for small commercial and industrial customers through at least December 31, 2004; 4) allows for the use of Securitization bonds to refinance qualified costs, as defined by the act; 5) establishes a market power supply test that if not met may require transferring control of generation resources in excess of that required to serve firm retail sales requirements (In September 2003, the MPSC issued an order finding that Consumers is in compliance with the market power test set forth in the Customer Choice Act.); 6) requires Michigan utilities to join a FERC-approved RTO or divest their interest in transmission facilities to an independent transmission owner (Consumers has sold its interest in its transmission facilities to an independent transmission owner, see "Transmission" below); 7) requires Consumers, Detroit Edison and American Electric Power to jointly expand their available transmission capability by at least 2,000 MW. (In July 2002, the MPSC issued an order approving the plan to achieve the increased transmission capacity. The MPSC found that once the planned projects were completed and verification was submitted, a utility was in technical compliance. Consumers has completed the transmission capacity projects identified in the plan and has submitted verification of this fact to the MPSC. Consumers believes it is in full compliance.); 8) allows deferred recovery of an annual return of and on capital expenditures in excess of depreciation levels incurred during and before the rate freeze/cap period; and 9) allows recovery of "net" Stranded Costs and implementation costs incurred as a result of the passage of the act.

         Under Public Act 141, Consumers currently offers standby generation services to certain retail open access customers. The obligation to offer this service does not extend beyond the later of December 31, 2001 or the date the MPSC finds that Consumers complies with the market power test set forth in the Customer Choice Act and has completed the projects necessary to meet Consumers', Detroit Edison's and American Electric Power's obligation to jointly expand their available transmission capability by at least 2,000 MW. As stated above, in September 2003, the MPSC issued an order finding that Consumers is in compliance with the market power test and in December 2002, Consumers filed verification with the MPSC indicating that Consumers met the transmission capability expansion requirements. As a result, Consumers filed a notice with the MPSC indicating that it was terminating retail open access standby service on December 31, 2003. Also, as a result of Consumers meeting the transmission capability expansion requirements and the market power test, Consumers has met the requirements under Public Act 141 to return to the PSCR process. For further discussion on the PSCR process see, "Power Supply Costs" in this Note.

         The rate-freeze imposed by Public Act 141 ends at December 31, 2003. After that date, the statute would allow customers to petition the MPSC for rate reductions below the cap. Consumers would have the opportunity to respond to such a petition before rates could be reduced.

         In 1998, Consumers submitted a plan for electric retail open access to the MPSC. In March 1999, the MPSC issued orders generally supporting the plan. The Customer Choice Act states that the MPSC orders issued before June 2000 are in compliance with this act and enforceable by the MPSC. Those MPSC orders: 1) allow electric customers to choose their supplier; 2) authorize recovery of "net" Stranded Costs and implementation costs; and 3) confirm any voluntary commitments of electric utilities. In September 2000, as required by the MPSC, Consumers once again filed tariffs governing its retail open access program and made revisions to comply with the Customer Choice Act. In December 2001, the MPSC approved revised retail open access tariffs. The revised tariffs establish the rates, terms, and conditions under which retail customers will be permitted to choose an alternative electric supplier. The tariffs, effective January 1, 2002, did not require significant modifications in the existing retail open access program. The tariff terms allow retail open access customers, upon as little as 30 days notice to Consumers, to return to Consumers' generation service at current tariff rates. If any class of customers' (residential, commercial, or industrial) retail open access load reaches 10 percent of Consumers' total load for that class of customers, then returning retail open access customers for that class must give 60 days notice to return to Consumers' generation service at current tariff rates. However, Consumers may not have sufficient, reasonably priced, capacity to meet the additional demand of returning retail open access customers, and may be forced to purchase electricity on the spot market at higher prices than it could recover from its customers. Consumers cannot predict the total amount of electric supply load that may be lost to competitor suppliers (as noted below in "Power Supply Costs" in this Note, 603 MW of load is currently being served by competitor suppliers), nor whether the stranded cost recovery method adopted by the MPSC will be applied in a manner that will fully offset any associated margin loss.

         SECURITIZATION: The Customer Choice Act allows for the use of Securitization bonds to refinance certain qualified costs, as defined by the act. Securitization typically involves issuing asset-backed bonds with a higher credit rating than conventional utility corporate financing. In 2000 and 2001, the MPSC issued orders authorizing Consumers to issue Securitization bonds. Consumers issued its first Securitization bonds in late 2001. Securitization resulted in lower interest costs and a longer amortization period for the securitized assets, and offset the impact of the required residential rate reduction. The Securitization orders directed Consumers to apply any cost savings in excess of the five percent residential rate reduction to rate reductions for non-residential customers and reductions in Stranded Costs for retail open access customers after the bonds are sold.

         Consumers and Consumers Funding will recover the repayment of principal, interest and other expenses relating to the bond issuance through a securitization charge and a tax charge that began in December 2001. These charges are subject to an annual true up until one year prior to the last expected bond maturity date, and no more than quarterly thereafter. The first true up occurred in November 2002, and prospectively modified the total securitization and related tax charges from 1.677 mills per kWh to 1.746 mills per kWh. Current electric rate design covers these charges, and there will be no rate impact for most Consumers electric customers until the Customer Choice Act rate freeze and cap period expire and an electric rate case is processed. Securitization charge collections, $37 million for the nine months ended September 30 2003, and $39 million for the nine months ended September 30, 2002, are remitted to a trustee for the Securitization bonds. Securitization charge collections are dedicated to the repayment of the principal and interest on the Securitization bonds and payment of the ongoing expenses of Consumers Funding and can only be used for those purposes. Consumers Funding is legally separate from Consumers. The assets and income of Consumers Funding, including without limitation, the securitized property, are not available to creditors of Consumers or CMS Energy.

         In March 2003, Consumers filed an application with the MPSC seeking approval to issue Securitization bonds in the amount of approximately $1.084 billion. The application sought recovery of costs associated with Clean Air Act expenditures, Palisades expenditures previously not securitized, retail open access implementation costs through December 31, 2003, certain pension fund costs, and expenses associated with the issuance of the bonds. In June 2003, the MPSC issued a financing order authorizing the issuance of Securitization bonds in the amount of approximately $554 million. This amount relates to

Clean Air Act expenditures and associated return on those expenditures through December 31, 2002, retail open access implementation costs and previously authorized return on those expenditures through December 31, 2000, and the "up front" other qualified costs related to issuance of the Securitization bonds. The MPSC rejected Palisades expenditures previously not securitized as eligible securitized costs. Therefore, Palisades expenditures previously not securitized should be included as a component of "net" Stranded Costs and will be included as a component of a future electric rate case proceeding with the MPSC.

         In the June 2003 financing order, the MPSC also adopted a rate design that would allow retail open access customers to pay a securitization charge (and related tax charge) that are a small fraction of the amounts paid by full service bundled sales customers and special contract customers of the utility. The financing order provides that the securitization charges (and related tax charges) for the full service and bundled sales customers are increased under the rate design in the financing order in order to be sufficient to repay the principal, interest and all other "ongoing" qualified costs related to servicing the Securitization bonds. The financing order also restricts the amount of common dividends payable by Consumers to its "earnings." In July 2003, Consumers filed for rehearing and clarification on a number of features in the financing order, including the rate design, accounting treatment of unsecuritized qualified costs and dividend restriction. Also in July 2003, the Attorney General filed a claim of appeal related to the financing order and the Attorney General indicated it would challenge the lawfulness of the rate design. In October 2003, the Court of Appeals dismissed the appeal and indicated that the Attorney General could resubmit the appeal after the MPSC acted on Consumers' rehearing request. Subsequently, the Attorney General filed a motion of rehearing asking for reconsideration of the Court of Appeals' dismissal. The financing order will become effective after rehearing, resolution of appeals and upon acceptance by Consumers.

         ELECTRIC PROCEEDINGS: Stranded Costs - The Customer Choice Act allows electric utilities to recover the act's implementation costs and "net" Stranded Costs (without defining the term). The act directs the MPSC to establish a method of calculating "net" Stranded Costs and of conducting related true-up adjustments. In December 2001, the MPSC adopted a methodology which calculated "net" Stranded Costs as the shortfall between: (a) the revenue required to cover the costs associated with fixed generation assets, generation-related regulatory assets, and capacity payments associated with purchase power agreements, and (b) the revenues received from customers under existing rates available to cover the revenue requirement. The MPSC authorized Consumers to use deferred accounting to recognize the future recovery of costs determined to be stranded. According to the MPSC, "net" Stranded Costs are to be recovered from retail open access customers through a Stranded Cost transition charge.

         In April 2002, Consumers made "net" Stranded Cost filings with the MPSC for $22 million for 2000 and $43 million for 2001. Consumers in its hearing brief, filed in August 2002, revised its request for Stranded Costs to $7 million for 2000 and $4 million for 2001. The single largest reason for the difference in the filing was the exclusion, as ordered by the MPSC, of all costs associated with expenditures required by the Clean Air Act. As discussed above in "Securitization", Consumers filed a request with the MPSC for authority to issue Securitization bonds that would allow recovery of the Clean Air Act expenditures that were excluded from the Stranded Cost calculation.

         In December 2002, the MPSC issued an order finding that Consumers experienced zero "net" Stranded Costs in 2000 and 2001, but declined to resolve numerous issues regarding the "net" Stranded Cost methodology in a way that would allow a reliable prediction of the level of Stranded Costs for 2002 and future years. In January 2003, Consumers filed a petition for rehearing of the December 2002 Stranded Cost order in which it asked the MPSC to grant a rehearing and revise certain features of the order. Several other parties have also filed rehearing petitions with the MPSC. Consumers has also initiated an appeal at the Michigan Court of Appeals related to the MPSC's December 2001 "net" Stranded Cost order.

         In March 2003, Consumers filed an application with the MPSC seeking approval of "net" Stranded Costs incurred in 2002, and for approval of a "net" Stranded Cost recovery charge. In the application, Consumers indicated that if Consumers' proposal to securitize Clean Air Act expenditures and Palisades expenditures, previously not securitized, were approved as proposed in its securitization case as discussed above in "Securitization", then Consumers' "net" Stranded Costs incurred in 2002 would be approximately $35 million. If the proposal to securitize those costs is not approved, then Consumers indicated that the costs would be properly included in the 2002 "net" Stranded Cost calculation, which would increase Consumers' 2002 "net" Stranded Costs to approximately $103 million.

         In June 2003, the MPSC issued a financing order in the securitization case, authorizing the issuance of Securitization bonds in the amount of approximately $554 million. Included in this amount were Clean Air Act expenditures. However, the MPSC rejected Palisades expenditures previously not securitized as eligible securitized costs. As a result, the Palisades expenditures previously not securitized should be included as a component of "net" Stranded Costs and will be included as a component of a future electric rate case proceeding with the MPSC. With the inclusion of the Palisades expenditures previously not securitized, Consumers' "net" Stranded Costs incurred in 2002 are estimated to be approximately $50 million.

         In July 2003, Consumers filed a petition for rehearing and clarification on a number of features in the MPSC's financing order on securitization. Once a final financing order by the MPSC on securitization is issued, the amount of Consumers' request for "net" Stranded Cost recovery for 2002 will be known. Consumers cannot predict how the MPSC will rule on its request for the recoverability of Stranded Costs, and therefore Consumers has not recorded any regulatory assets to recognize the future recovery of such costs.

         The MPSC staff has scheduled a collaborative process to discuss Stranded Costs and related issues and to identify and make recommendations to the MPSC. Consumers has participated in this collaborative process. In July 2003, the staff suspended formal discussion while it considers possible conclusions and recommendations.

         Implementation Costs - Since 1997, Consumers has incurred significant electric utility restructuring implementation costs. The following table outlines the applications filed by Consumers with the MPSC and the status of recovery for these costs.

                                                                                               In Millions
----------------------------------------------------------------------------------------------------------
Year Filed             Year Incurred        Requested           Pending          Allowed        Disallowed
----------------------------------------------------------------------------------------------------------
1999                    1997 & 1998           $ 20               $ -                 $15            $ 5
2000                           1999             30                 -                  25              5
2001                           2000             25                 -                  20              5
2002                           2001              8                 -                   8              -
2003                           2002              2                 2             Pending        Pending
==========================================================================================================

         The MPSC disallowed certain costs based upon a conclusion that these amounts did not represent costs incremental to costs already reflected in electric rates. In the order received for the year 2001, the MPSC also reserved the right to review again the implementation costs depending upon the progress and success of the retail open access program, and ruled that due to the rate freeze imposed by the Customer Choice Act, it was premature to establish a cost recovery method for the allowable implementation costs.

In addition to the amounts shown above, as of September 30, 2003, Consumers incurred and deferred as a regulatory asset, $2 million of additional implementation costs and has also recorded a regulatory asset of $16 million for the cost of money associated with total implementation costs. Consumers believes the implementation costs and the associated cost of money are fully recoverable in accordance with the Customer Choice Act. Cash recovery from customers is expected to begin after the rate freeze or rate cap period has expired. As discussed above, Consumers has asked to include implementation costs through December 31, 2000 in the pending securitization case. If approved, the sale of Securitization bonds will allow for the recovery of these costs. Consumers cannot predict the amounts the MPSC will approve as allowable costs.

         Also, Consumers is pursuing authorization at the FERC for MISO to reimburse Consumers for approximately $8 million in certain electric utility restructuring implementation costs related to its former participation in the development of the Alliance RTO, a portion of which has been expensed. In May 2003, the FERC issued an order denying MISO's request for authorization to reimburse Consumers. In June 2003, Consumers and MISO filed a joint petition for rehearing with the FERC. In September 2003, the FERC denied Consumers' and MISO's joint request. Consumers plans to appeal the FERC ruling at the United States Court of Appeals for the District of Columbia and pursue other potential means of recovery. In November 2003, in conjunction with Consumers' appeal of the September Order denying recovery, Consumers persuaded MISO to file a request with the FERC seeking authority to reimburse METC, the legal successor in interest to the Alliance RTO start-up costs. As part of the contract for sale of Consumers' former transmission system, should the Commission approve the new MISO filing, METC is contractually obligated to flow-through to Consumers the full amount of any Alliance RTO start-up costs that it is authorized to recover through FERC. Consumers cannot predict the outcome of the appeal process, the MISO request, or the amount of implementation costs, if any; the FERC ultimately will allow to be collected.

         Transmission Rates - In 1996, Consumers filed new OATT transmission rates with the FERC for approval. Interveners contested these rates, and hearings were held before an ALJ in 1998. In 1999, the ALJ made an initial decision that was largely upheld by the FERC in March 2002, which requires Consumers to refund, with interest, over-collections for past services as measured by the final FERC approved OATT rates. Since the initial decision, Consumers has been reserving a portion of revenues billed to customers under the filed 1996 OATT rates. Consumers submitted revised rates to comply with the FERC final order in June 2002. Those revised rates were accepted by the FERC in August 2002 and Consumers is in the process of computing refund amounts for individual customers. Consumers and Detroit Edison used the same rates for JOATT transmission rates. Approval of the JOATT transmission rates application is pending FERC approval. Consumers believes its reserve is sufficient to satisfy its refund obligation under current rate applications. As of October 2003, Consumers has paid $27 million in refunds. In October 2003, Consumers filed with FERC its formal notice of cancellation of its transmission tariffs since Consumers no longer has any transmission customers.

         TRANSMISSION: In May 2002, Consumers sold its electric transmission system for approximately $290 million to MTH, a non-affiliated limited partnership whose general partner is a subsidiary of Trans-Elect, Inc. The pretax gain was $31 million ($26 million, net of tax). Remaining open issues are not expected to materially impact the amount of the gain.

         As a result of the sale, Consumers anticipates its after-tax earnings will decrease by $15 million in 2003, and decrease by approximately $14 million annually for the next three years due to a loss of revenue from wholesale and retail open access customers who will buy services directly from MTH and the loss of a return on the sold electric transmission system.

         Under an agreement with MTH, and subject to certain additional RTO surcharges, transmission rates charged to Consumers are fixed by contract at current levels through December 31, 2005, and subject to FERC ratemaking thereafter. MTH has completed the capital program to expand the transmission system's capability to import electricity into Michigan, as required by the Customer Choice Act, and Consumers will continue to maintain the system until May 1, 2007 under a contract with MTH.

         AUGUST 14, 2003 BLACKOUT: On August 14, 2003, the electric transmission grid serving parts of the Midwest and the Northeast experienced a significant disturbance, which impacted electric service to millions of homes and businesses throughout a vast region. In Michigan, more than 2 million electric customers were without electricity. Consumers had five fossil-fueled generating unit outages and, of Consumers' 1.7 million electric customers, approximately 100,000 were without power for approximately 24 hours as a result of the disturbance. The impact was felt most heavily in the southeastern part of Consumers' service territory.

         As discussed above in "Transmission", Consumers sold its transmission system in May 2002 to MTH, with Consumers providing transmission system maintenance under a five-year contract with MTH. MTH now owns, controls, and plans for the transmission system that serves Consumers. Consumers incurred approximately $1 million of immediate financial impact as a result of the blackout. Consumers continues to cooperate with investigations of the blackout by several federal and state agencies. Consumers cannot predict the outcome of these investigations.

         In November 2003, the MPSC released its report on the August 14 blackout, which found no evidence to suggest that the events in Michigan or actions taken by the Michigan utilities or transmission operators were factors contributing to the cause of the blackout. As a result of its investigation, the MPSC is recommending that Congress pass legislation that would empower the FERC, where necessary, to order membership into a RTO and that Congress should provide the FERC with the authority to develop and enforce mandatory transmission reliability standards with penalties for noncompliance.

         POWER SUPPLY COSTS: During periods when electric demand is high, the cost of purchasing electricity on the spot market can be substantial. To reduce Consumers' exposure to the fluctuating cost of electricity, and to ensure adequate supply to meet demand, Consumers intends to maintain sufficient generation and to purchase electricity from others to create a power supply reserve, also called a reserve margin. The reserve margin provides additional power supply capability above Consumers' anticipated peak power supply demands. It also allows Consumers to provide reliable service to its electric service customers and to protect itself against unscheduled plant outages and unanticipated demand. As it did in 2003, Consumers is currently planning for a reserve margin of approximately 11 percent for summer 2004 or supply resources equal to 111 percent of projected summer peak load. Of the 111 percent, approximately 100 percent is expected to be met from owned electric generating plants and long-term power purchase contracts and 11 percent from short-term contracts and options for physical deliveries and other agreements. The ultimate use of the reserve margin will depend primarily on summer weather conditions, the level of retail open access requirements being served by others during the summer, and any unscheduled plant outages. As of October 2003, alternative electric suppliers are providing 603 MW of generation supply to ROA customers. Consumers' reserve margin does not include generation being supplied by other alternative electric suppliers under the ROA program.

         Currently, Consumers is required to provide backup service to ROA customers on a "best efforts" basis. In October 2003, Consumers provided notice to the MPSC that it would terminate the provision of backup service in accordance with Public Act 141, effective January 1, 2004.

         To reduce the risk of high electric prices during peak demand periods and to achieve its reserve margin target, Consumers employs a strategy of purchasing electric call option and capacity and energy contracts for the physical delivery of electricity primarily in the summer months and to a lesser degree in the winter months. As of September 30, 2003, Consumers purchased capacity and energy contracts partially covering the estimated reserve margin requirements for 2004 through 2007. As a result, Consumers has a recognized asset of $21 million for unexpired capacity and energy contracts. The total premium cost of electricity call option and capacity and energy contracts for 2003 is expected to be approximately $10 million.

         Prior to 1998, the PSCR process provided for the reconciliation of actual power supply costs with power supply revenues. This process assured recovery of all reasonable and prudent power supply costs actually incurred by Consumers, including the actual cost for fuel, and purchased and interchange power. In 1998, as part of the electric restructuring efforts, the MPSC suspended the PSCR process, effective through 2001. As a result of the rate freeze imposed by the Customer Choice Act, the current rates will remain in effect until at least December 31, 2003 and, therefore, the PSCR process remains suspended. Therefore, changes in power supply costs as a result of fluctuating electricity prices will not be reflected in rates charged to Consumers' customers during the rate freeze period.

         On September 30, 2003, Consumers submitted a PSCR filing to the MPSC that would reinstate the PSCR process for customers whose rates will no longer be frozen or capped as of January 1, 2004. The proposed PSCR charge allows Consumers to recover a portion of its increased power supply costs from large commercial and industrial customers effective January 1, 2004. This is the first customer class for which the rate freeze and cap expire. Consumers will, pursuant to its right under applicable law, self-implement the proposed PSCR charge on January 1, 2004, unless the MPSC issues an order before that date establishing a different charge. The charge is subject to subsequent change by the MPSC during the PSCR period (calendar-year 2004). The revenues received pursuant to the PSCR charge by statute are also subject to subsequent reconciliation when the year is finished and actual costs have been reviewed for reasonableness and prudence. Consumers cannot predict the outcome of this filing.

         OTHER ELECTRIC UNCERTAINTIES

         THE MIDLAND COGENERATION VENTURE: The MCV Partnership, which leases and operates the MCV Facility, contracted to sell electricity to Consumers for a 35-year period beginning in 1990 and to supply electricity and steam to Dow. Consumers, through two wholly owned subsidiaries, holds the following assets related to the MCV Partnership and MCV Facility: 1) CMS Midland owns a 49 percent general partnership interest in the MCV Partnership; and 2) CMS Holdings holds, through FMLP, a 35 percent lessor interest in the MCV Facility.

         Consumers' consolidated retained earnings include undistributed earnings from the MCV Partnership, which at September 30, 2003 and 2002 are $238 million and $217 million, respectively.

SUMMARIZED STATEMENTS OF INCOME FOR CMS MIDLAND AND CMS HOLDINGS

                                                                                                         In Millions
--------------------------------------------------------------------------------------------------------------------
                                                                          Three Months Ended       Nine Months Ended
September 30                                                              2003          2002       2003         2002
Earnings (loss) from equity method investees                              $(3)            $8         $31         $35
Operating taxes and other                                                  (1)             2          18          11
                                                                          ------------------------------------------
Income (loss) before cumulative effect of accounting change                (2)             6          13          24
Cumulative effect of change in method of accounting for
  derivatives, net of $1 and $10 million tax expense in 2002 (a)            -              1           -          18
                                                                          ------------------------------------------
Net income (loss)                                                         $(2)            $7         $13         $42
====================================================================================================================

SUMMARIZED STATEMENTS OF INCOME FOR THE MCV PARTNERSHIP

                                                                                                         In Millions
--------------------------------------------------------------------------------------------------------------------
                                                                          Three Months Ended       Nine Months Ended
September 30                                                                2003        2002        2003        2002
--------------------------------------------------------------------------------------------------------------------
Operating revenue                                                           $148         $156       $443        $451
Operating expenses                                                           138          120        322         318
                                                                            ----         ----       ----        ----

Operating income                                                              10           36        121         133
Other expense, net                                                            25           27         82          86
                                                                            ----         ----       ----        ----

Income (loss) before cumulative effect of accounting change                  (15)           9         39          47

Cumulative effect of change in method of accounting for
  derivative option contracts (a)                                              -            -          -          58
                                                                            ----         ----       ----        ----

Net income (loss)                                                           $(15)        $  9       $ 39        $105
====================================================================================================================

         (a) On April 1, 2002, the MCV Partnership implemented Derivative Implementation = Group Issue C-16, an interpretation of SFAS No. 133. The MCV Partnership began accounting for several natural gas contracts containing an option component at fair value. As a result, a cumulative effect adjustment for the change in accounting principle was recorded as an increase to earnings.

         Power Supply Purchases from the MCV Partnership - Consumers' annual obligation to purchase capacity from the MCV Partnership is 1,240 MW through the term of the PPA ending in 2025. The PPA requires Consumers to pay, based on the MCV Facility's availability, a levelized average capacity charge of 3.77 cents per kWh and a fixed energy charge, and also to pay a variable energy charge based primarily on Consumers' average cost of coal consumed for all kWh delivered. Since January 1, 1993, the MPSC has permitted Consumers to recover capacity charges averaging 3.62 cents per kWh for 915 MW, plus a substantial portion of the fixed and variable energy charges. Since January 1, 1996, the MPSC has also permitted Consumers to recover capacity charges for the remaining 325 MW of contract capacity with an initial average charge of 2.86 cents per kWh increasing periodically to an eventual 3.62 cents per kWh by 2004 and thereafter. However, due to the current freeze of Consumers' retail rates that the Customer Choice Act requires, the capacity charge for the 325 MW is now frozen at 3.17 cents per kWh. Recovery of both the 915 MW and 325 MW portions of the PPA are subject to certain limitations discussed below. After September 2007, the PPA's regulatory out terms obligate Consumers to pay the MCV Partnership only those capacity and energy charges that the MPSC has authorized for recovery from electric customers.

         In 1992, Consumers recognized a loss and established a PPA liability for the present value of the estimated future underrecoveries of power supply costs under the PPA based on MPSC cost recovery orders. Primarily as a result of the MCV Facility's actual availability being greater than management's original estimates, the PPA liability has been reduced at a faster rate than originally anticipated. The remaining estimated future PPA liability associated with the loss totaled $34 million at September 30, 2003 and $59 million at September 30, 2002. The PPA liability is expected to be depleted in late 2004. For further discussion on the impact of the frozen PSCR, see "Electric Rate Matters" in this Note.

         In March 1999, Consumers and the MCV Partnership reached a settlement agreement effective January 1, 1999, that addressed, among other things, the ability of the MCV Partnership to count modifications increasing the capacity of the existing MCV Facility for purposes of computing the availability of contract capacity under the PPA for billing purposes. That settlement agreement capped payments made on the basis of availability that may be billed by the MCV Partnership at a maximum 98.5 percent availability level.

         Under Michigan's electric restructuring law, Consumers will return to unfrozen rates for large industrial customers beginning January 1, 2004, including the resumption of the PSCR process. Under the process, Consumers will recover from customers capacity and fixed energy charges on the basis of availability, to the extent that availability does not exceed 88.7 percent availability established in previous MPSC orders. Recovery of capacity and fixed energy charges will be subject to certain rate caps as discussed in Note 2, Uncertainties, "Electric Rate Matters - Electric Restructuring." For capacity and energy payments billed by the MCV Partnership after September 15, 2007, and not recovered from customers, Consumers would expect to claim a regulatory out under the PPA. The regulatory out provision relieves Consumers of the obligation to pay more for capacity and energy payments than the MPSC allows Consumers to collect from its customers. Consumers estimates that 51 percent of the actual cash underrecoveries for the years 2003 and 2004 will be charged to the PPA liability, with the remaining portion charged to operating expense as a result of Consumers' 49 percent ownership in the MCV Partnership. All cash underrecoveries will be expensed directly to income once the PPA liability is depleted. If the MCV Facility's generating availability remains at the maximum
98.5 percent level, Consumers' cash underrecoveries associated with the PPA could be as follows:

                                                                                                          In Millions
----------------------------------------------------------------------------------------------------------------------
                                                                      2003       2004      2005       2006       2007
----------------------------------------------------------------------------------------------------------------------
Estimated cash underrecoveries at 98.5% (a)                            $57        $56       $56        $55        $39

Amount to be charged to operating expense                              $28        $27       $56        $55        $39
Amount to be charged to PPA liability                                  $29        $29       $ -        $ -        $ -
======================================================================================================================

         (a) For the nine months ended September 30, 2003, Consumers' cash underrecoveries associated with the PPA were $43 million.

         As previously noted, until September 2007, the PPA and settlement require Consumers to pay capacity costs based on the MCV Facility's actual availability up to the 98.5 percent cap. After September 2007, Consumers expects to exercise the "regulatory out" clause in the PPA, limiting its capacity payments to the MCV Partnership to the amount collected from its customers. Depending on the MPSC's future actions with respect to the capacity payments recoverable from its customers subsequent to September 2007, the earnings of the MCV Partnership and the value of Consumers' equity interest in the MCV Partnership, may be affected negatively.

         Further, under the PPA, energy payments to the MCV Partnership are based on the cost of coal burned at Consumers' coal plants and costs associated with fuel inventory, operations and maintenance, and administrative and general expenses associated with Consumers' coal plants. However, the MCV Partnership's costs of producing electricity are tied, in large part, to the cost of natural gas. Because natural gas prices have increased substantially in recent years, while energy charge payments to the MCV Partnership have not, the MCV Partnership's financial performance has been impacted negatively.

         As of January 1, 2004, Consumers intends to return to forced (uneconomic) dispatch of the MCV Facility in order to maximize recovery of its capacity payments. As such, if the spread between MCV Facility's variable electricity production costs and its energy payment revenues stays constant or widens, the negative impacts on MCV Partnership's financial performance, and on the value of Consumers' equity interest in the MCV Partnership, will be worse.

         Consumers cannot estimate, at this time, the impact of these issues on its future earnings or cash flow from its interest in the MCV Partnership. The forward price of natural gas for the next 22 years and the MPSC decision in 2007 or later related to Consumers' recovery of capacity payments are the two most significant variables in the analysis of MCV Partnership's future financial performance. Natural gas prices have historically been volatile and presently there is no consensus in the marketplace on the price or range of prices of natural gas beyond the next five years. Further, it is not presently possible for Consumers to predict the actions of the MPSC in 2007 or later. For these reasons, at this time Consumers cannot predict the impact of these issues on its future earnings, cash flows, or on the value of its $404 million equity interest in the MCV Partnership.

         Consumers is exploring possible alternatives for utilizing the MCV Facility without increasing costs to customers. Any changes regarding the recovery of MCV capacity costs would require MPSC approval. Consumers cannot predict the outcome of this matter.

         In February 1998, the MCV Partnership appealed the January 1998 and February 1998 MPSC orders related to electric utility restructuring. At the same time, MCV Partnership filed suit in the United States District Court in Grand Rapids seeking a declaration that the MPSC's failure to provide Consumers and MCV Partnership a certain source of recovery of capacity payments after 2007 deprived MCV Partnership of its rights under PURPA. In July 1999, the district court granted MCV Partnership's motion for summary judgment. The district court permanently prohibited enforcement of the restructuring orders in any manner that denies any utility the ability to recover amounts paid to qualifying facilities such as the MCV Facility or that precludes the MCV Partnership from recovering the avoided cost rate. The MPSC appealed the court's order to the 6th Circuit Court of Appeals in Cincinnati. In June 2001, the 6th Circuit overturned the lower court's order and dismissed the case against the MPSC. The appellate court determined that the case was premature and concluded that the qualifying facilities needed to wait until 2008 for an actual factual record to develop before bringing claims against the MPSC in federal court.

         NUCLEAR MATTERS: Significant progress continues to be made in the decommissioning of Big Rock. Following the successful loading of spent fuel into dry storage (see below under "Spent Nuclear Fuel Storage"), the spent fuel storage racks were removed and disposed of and the spent fuel pool cleaned and drained. The reactor vessel closure head was shipped for disposal in May 2003 and in August 2003, the reactor vessel was moved from the plant and sealed into a specially designed shipping container. In October 2003, the shipping container was transported to the licensed disposal facility in Barnwell, South Carolina. The License Termination Plan was submitted to the NRC staff for review in April 2003. System dismantlement and building demolition continue on a schedule to return the 560-acre site to a natural setting for unrestricted use in early 2006. The NRC and Michigan Department of Environmental Quality continue to find that all decommissioning activities at Big Rock are being performed in accordance with applicable regulatory and license requirements.

         In July 2003, the NRC completed its mid-cycle plant performance assessment of Palisades. The mid-cycle review for Palisades covered the period from January 1, 2003 through the end of July 2003. The NRC determined that Palisades was operated in a manner that preserved public health and safety and fully met all cornerstone objectives. Based on the plant's performance, only regularly scheduled inspections are planned through September 2004.

         Spent Nuclear Fuel Storage: During the fourth quarter of 2002, equipment fabrication, assembly and testing was completed at Big Rock on NRC-approved transportable steel and concrete canisters or vaults, commonly known as "dry casks." Spent fuel was then loaded into the dry casks from the fuel pool and transported to the temporary onsite storage pad. A total of seven dry casks have been loaded with spent fuel. An additional eighth cask, containing high-level radioactive waste material, was also loaded. This radioactive material was made up of reactor vessel components that could not be shipped or stored with the reactor vessel. These transportable dry casks will remain onsite until the DOE moves the material to a national fuel repository.

         At Palisades, the amount of spent nuclear fuel discharged from the reactor to date exceeds Palisades' temporary onsite storage pool capacity. Consequently, Consumers is using dry casks for temporary onsite storage. As of September 30, 2003, Consumers had loaded 18 dry casks with spent nuclear fuel at Palisades. Palisades will need to load additional dry casks by the fall of 2004 in order to continue operation. Palisades currently has three empty storage-only dry casks onsite, with storage pad capacity for up to seven additional loaded dry casks. Consumers anticipates that licensed transportable dry casks for additional storage, along with more storage pad capacity, will be available prior to 2004.

         As of September 30, 2003, Consumers has a recorded liability to the DOE of $139 million, including interest, which is payable upon the first delivery of spent nuclear fuel to the DOE. Consumers recovered through electric rates the amount of this liability, excluding a portion of the interest.

         In 1997, a U.S. Court of Appeals decision confirmed that the DOE was to begin accepting deliveries of spent nuclear fuel for disposal by January 31, 1998. Subsequent U.S. Court of Appeals litigation in which Consumers and certain other utilities participated has not been successful in producing more specific relief for the DOE's failure to comply.

         In July 2000, the DOE reached a settlement agreement with one utility to address the DOE's delay in accepting spent fuel. The DOE may use that settlement agreement as a framework that it could apply to other nuclear power plants. However, certain other utilities challenged the validity of the mechanism for funding the settlement in an appeal, and the reviewing court sustained their challenge. Additionally, there are two court decisions that support the right of utilities to pursue damage claims in the United States Court of Claims against the DOE for failure to take delivery of spent fuel. A number of utilities, including Consumers, which filed its complaint in December 2002, have commenced litigation in the Court of Claims. The Chief Judge of the Court of Claims identified six lead cases to be used as vehicles for resolving dispositive motions. Consumers' case is not a lead case. It is unclear what impact this decision by the Chief Judge will have on the outcome of Consumers' litigation. If the litigation that was commenced in the fourth quarter of 2002 against the DOE is successful, Consumers anticipates future recoveries from the DOE to defray the significant costs it will incur for the storage of spent fuel until the DOE takes possession as required by law. However, there is no assurance that the litigation against the DOE will be successful.

         In July 2002, Congress approved and the President signed a bill designating the site at Yucca Mountain, Nevada, for the development of a repository for the disposal of high-level radioactive waste and spent nuclear fuel. The next step will be for the DOE to submit an application to the NRC for a license to begin construction of the repository. The application and review process is estimated to take several years.

         In March 2003, the Michigan Environmental Council, the Public Interest Research Group in Michigan, and the Michigan Consumer Federation submitted a complaint to the MPSC, which was served on Consumers by the MPSC in April 2003. The complaint asks the MPSC to commence a generic investigation and contested case to review all facts and issues concerning costs associated with spent nuclear fuel storage and disposal. The complaint seeks a variety of relief with respect to Consumers, Detroit Edison, Indiana & Michigan Electric Company, Wisconsin Electric Power Company and Wisconsin Public Service Corporation, including establishing external trusts to which amounts collected in electric rates for spent nuclear fuel storage and disposal should be transferred, and the adoption of additional measures related to the storage and disposal of spent nuclear fuel. In May 2003, Consumers and the other named utilities each filed a motion to dismiss the complaint. Consumers is unable to predict the outcome of this matter.

         Palisades Plant Operations: In March 2002, corrosion problems were discovered in the reactor head at an unaffiliated nuclear power plant in Ohio. As a result, the NRC requested that all United States nuclear plants utilizing pressurized water reactors provide reports detailing their reactor head inspection histories, design capabilities and future inspection plans. In response to the issues identified at this and other nuclear plants worldwide, a bare metal visual inspection was completed on the Palisades reactor vessel head during the spring 2003 refueling outage. No indication of leakage was detected on any of the 54 penetrations of the reactor head. Consumers will continue to comply with the more aggressive reactor head inspection requirements in future planned outages at Palisades.

         Insurance: Consumers maintains primary and excess nuclear property insurance from NEIL, totaling $2.750 billion in recoverable limits for the Palisades nuclear plant. Consumers also procures coverage from NEIL that would partially cover the cost of replacement power during certain prolonged accidental outages at Palisades. NEIL's policies include coverage for acts of terrorism.

         Consumers retains the risk of loss to the extent of the insurance deductibles and to the extent that its loss exceeds its policy limits. Because NEIL is a mutual insurance company, Consumers could be subject to assessments from NEIL up to $26 million in any policy year if insured losses in excess of NEIL's maximum policyholders surplus occur at its, or any other member's, nuclear facility.

         Consumers maintains nuclear liability insurance for injuries and off-site property damage resulting from the nuclear hazard at Palisades for up to approximately $10.862 billion, the maximum insurance liability limits established by the Price-Anderson Act. Congress enacted the Price-Anderson Act to provide financial protection for persons who may be liable for a nuclear accident or incident and persons who may be injured by a nuclear incident. The Price-Anderson Act was extended to December 31, 2003. Part of the Price-Anderson Act's financial protection consists of a mandatory industry-wide program under which owners of nuclear generating facilities could be assessed if a nuclear incident occurs at any of such facilities. The maximum assessment against Consumers could be $101 million per occurrence, limited to maximum annual installment payments of $10 million. Consumers also maintains insurance under a master worker program that covers tort claims for bodily injury to workers caused by nuclear hazards. The policy contains a $300 million nuclear industry aggregate limit. Under a previous insurance program providing coverage for claims brought by nuclear workers, Consumers remains responsible for a maximum assessment of up to $6 million. The Big Rock plant remains insured for nuclear liability by a combination of insurance and United States government indemnity totaling $544 million.

         Insurance policy terms, limits and conditions are subject to change during the year as Consumers renews its policies.

         GAS CONTINGENCIES

         GAS ENVIRONMENTAL MATTERS: Under the Michigan Natural Resources and Environmental Protection Act, Consumers expects that it will ultimately incur investigation and remedial action costs at a number of sites. These include 23 former manufactured gas plant facilities, which were operated by Consumers for some part of their operating lives, including sites in which it has a partial or no current ownership interest. Consumers has completed initial investigations at the 23 sites. For sites where Consumers has received site-wide study plan approvals, it will continue to implement these plans. It will also work toward resolution of environmental issues at sites as studies are completed. Consumers has estimated its costs related to investigation and remedial action for all 23 sites using the Gas Research Institute-Manufactured

Gas Plant Probabilistic Cost Model. A revised cost estimate, completed in September 2003, estimated remaining costs to be between $37 million and $90 million. The range reflects multiple alternatives with various assumptions for resolving the environmental issues at each site. The estimates are based on discounted 2003 costs using a discount rate of three percent. The discount rate represents a ten-year average of U.S. Treasury bond rates reduced for increases in the consumer price index. Consumers expects to fund a significant portion of these costs through insurance proceeds and through MPSC approved rates charged to its customers. As of September 30, 2003, Consumers has an accrued liability of $47 million, net of $35 million of expenditures incurred to date, and a regulatory asset of $68 million. Any significant change in assumptions, such as an increase in the number of sites, different remediation techniques, nature and extent of contamination, and legal and regulatory requirements, could affect Consumers' estimate of remedial action costs.

         The MPSC, in its November 2002, gas distribution rate order, authorized Consumers to continue to recover approximately $1 million of manufactured gas plant facilities environmental clean-up costs annually. Consumers defers and amortizes, over a period of 10 years, manufactured gas plant facilities environmental clean-up costs above the amount currently being recovered in rates. Additional rate recognition of amortization expense cannot begin until after a prudency review in a gas rate case. The annual amount that the MPSC authorized Consumers to recover in rates will continue to be offset by $2 million to reflect amounts recovered from all other sources.

         GAS RATE MATTERS

         GAS COST RECOVERY: As part of the on-going GCR process, which includes an annual reconciliation case with the MPSC, Consumers expects to recover all of its gas costs. In June 2003, Consumers filed a reconciliation of GCR costs and revenues for the 12-months ended March 2003. Consumers proposes to recover from its customers a net under-recovery of approximately $6 million using a roll-in methodology. The roll-in methodology incorporates the under-recovery in the GCR factor charged in the next GCR year. The roll-in tariff provision was approved by the MPSC in a November 2002 order.

         In July 2003, the MPSC approved a settlement agreement authorizing Consumers to increase its gas cost recovery factor for the remainder of the current GCR plan year (August 2003 through March 2004) and to implement a quarterly ceiling price adjustment mechanism, based on a formula that tracks changes in NYMEX natural gas prices. Consistent with the terms of the settlement, the ceiling price is $6.11 per mcf. However, Consumers will utilize a GCR factor of $5.41 per mcf commencing in November 2003 bills. All recoveries pursuant to such factors are subject to final reconciliation by the MPSC.

         2003 GAS RATE CASE: In March 2003, Consumers filed an application with the MPSC seeking a $156 million increase in its gas delivery and transportation rates, which included a 13.5 percent return on equity, based on a 2004 test year. Contemporaneously with this filing, Consumers requested interim rate relief in the same amount. In August 2003, the MPSC Staff recommended interim rate relief of $80 million be granted in this proceeding, subject to Consumers voluntarily agreeing to limit its dividends to its parent, CMS Energy, to a maximum of $190 million in any calendar year.

         In September 2003, Consumers filed an update to its gas rate case that lowered the requested revenue increase from $156 million to $139 million and revised the return on common equity from 13.5 percent to 12.75 percent. The majority of the reduction is related to lower debt costs and changes in the projected capital structure. The MPSC Staff and ABATE filed their cases in early October. The Staff made no change to its interim position of $80 million and continued to propose the same dividend limitation. ABATE did not make a specific recommendation for a final rate increase, but did discuss the rate design used to recover any rate increase granted. A proposal for decision is expected from the administrative law judge in January 2004.

         OTHER UNCERTAINTIES

         SECURITY COSTS: Since the September 11, 2001 terrorist attacks in the United States, Consumers has increased security at all critical facilities and over its critical infrastructure, and will continue to evaluate security on an ongoing basis. Consumers may be required to comply with federal and state regulatory security measures promulgated in the future. Through September 30, 2003, Consumers has incurred approximately $7 million in incremental security costs, including operating, capital, and decommissioning and removal costs, mainly relating to its nuclear facilities. Consumers estimates it may incur additional incremental security costs for the last three months of 2003 of approximately $3 million, of which $2 million relates to nuclear security costs. Consumers will attempt to seek recovery of these costs from its customers. In December 2002, the Michigan legislature passed, and the governor signed, a bill that would allow Consumers to seek recovery of additional nuclear electric division security costs incurred during the rate freeze and cap periods imposed by the Customer Choice Act. In February 2003, the MPSC adopted filing requirements for the recovery of enhanced security costs.

         DERIVATIVE ACTIVITIES: Consumers may use a variety of contracts to protect against commodity price and interest rate risk. Some of these contracts may be subject to derivative accounting, which requires that the value of the contracts be adjusted to fair value through earnings or equity depending upon certain criteria. Such adjustments to fair value could cause earnings volatility. For further information about derivative activities, see Note 4, Financial and Derivative Instruments.

         OTHER: In addition to the matters disclosed in this note, Consumers and certain of its subsidiaries are parties to certain lawsuits and administrative proceedings before various courts and governmental agencies arising from the ordinary course of business. These lawsuits and proceedings may involve personal injury, property damage, contractual matters, environmental issues, federal and state taxes, rates, licensing and other matters.

         Consumers has accrued estimated losses for certain contingencies discussed in this note. Resolution of these contingencies is not expected to have a material adverse impact on Consumers' financial position, liquidity, or results of operations.

         3:       FINANCINGS AND CAPITALIZATION

         REGULATORY AUTHORIZATION FOR FINANCINGS: At September 30, 2003, Consumers had FERC authorization, through June 2004, to issue or guarantee up to $1.1 billion of short-term securities outstanding at any one time. As of September 30, 2003, Consumers had $400 million outstanding as collateral for the revolving credit facility (discussed below) and had an additional $700 million available for future issuances of short-term securities. At September 30, 2003, Consumers also had remaining FERC authorization, through June 2004, to issue up to $800 million of long-term securities for refinancing or refunding purposes, $560.3 million of long-term securities for general corporate purposes, and $2.06 billion of long-term first mortgage bonds to be issued solely as collateral for other long-term securities. Also, FERC has granted waivers of its competitive bid/negotiated placement requirements applicable to the long-term securities authorization indicated above.

         SHORT-TERM FINANCINGS: In March 2003, Consumers obtained a replacement revolving credit facility in the amount of $250 million secured by first mortgage bonds. In September 2003, this facility was amended and restated as a $400 million revolving credit facility. The interest rate of the facility was reduced from LIBOR plus 350 to LIBOR plus 175 basis points. The new credit facility matures in March 2004 with two annual extensions at Consumers' option, which would extend the maturity to March 2006. At September 30, 2003, all of the $400 million is available for general corporate purposes. At September 30, 2003, a total of $4 million was outstanding on all short-term financings at a weighted average interest rate of 2.79 percent, compared with $235 million outstanding at September 30, 2002 at a weighted average interest rate of 3.7 percent.

         LONG-TERM DEBT: The following is a summary of Consumers' Long-Term Debt as of September 30, 2003 and December 31, 2002:

                                                                                                In Millions
-----------------------------------------------------------------------------------------------------------
                                                                                 September 30   December 31
                                              Interest Rate(%)     Maturity          2003          2002
-----------------------------------------------------------------------------------------------------------
  Senior Notes                                     6.000             2005          $    300     $       300
                                                   6.250             2006               332             332
                                                   6.375             2008               159             159
                                                   6.200(a)          2008                 -             250
                                                   6.875             2018               180             180
                                                   6.500(b)          2018               141             141
                                                   6.500(c)          2028               142             142
                                                                                  -------------------------
                                                                                        1,254         1,504
                                                                                  -------------------------

  Securitization Bonds                             5.075(d)        2005-2015              434           453
  First Mortgage Bonds                             5.240(d)        2008-2023            1,482           208
  Long-Term Bank Debt                              Floating          2009                 140           328
  Nuclear Fuel Disposal Liability                                     (e)                 139           138
  Pollution Control Revenue Bonds                  Various         2010-2018              126           126
  Other                                                                                     6             8
                                                                                  -------------------------
                                                                                        2,327         1,261
                                                                                  -------------------------

  Principal Amount Outstanding                                                          3,581         2,765
  Current Amounts                                                                         (28)         (305)
  Net Unamortized Discount                                                                (22)          (18)
                                                                                  -------------------------
  Total Long-Term Debt                                                              $   3,531   $     2,442
===========================================================================================================

(a) These notes were subject to a call option by the callholder or a mandatory put on May 1, 2003.

(b) Senior remarketed notes subject to optional redemption by Consumers after June 15, 2005.

(c)  Callable at par on or after October 1, 2003.

(d)  Represents the weighted average interest rate at September 30, 2003.

(e)  Maturity date uncertain.

         FIRST MORTGAGE BONDS: In April 2003, Consumers sold $625 million principal amount of first mortgage bonds in a private offering to institutional investors; $250 million were issued at an interest rate of 4.25 percent, maturing in April 2008, and net proceeds were approximately $248 million; $375 million were issued at an interest rate 5.375 percent, maturing in April 2013, and net proceeds were approximately $371 million. Consumers used the net proceeds to replace a $250 million senior reset put bond that matured in May 2003, to pay an associated $32 million option call payment, and for general corporate purposes that included paying down additional debt. The $32 million option call payment was deferred and is being amortized to interest expense over the term of the replacement debt in accordance with SFAS No. 71. Consumers agreed to file a registration statement with the SEC by December 26, 2003 to permit holders of the first mortgage bonds to exchange the bonds for new bonds that will be registered under the Securities Act of 1933.

         In May 2003, Consumers sold $250 million principal amount of first mortgage bonds in a private offering to institutional investors; the bonds were issued at an interest rate of 4.00 percent, maturing May 2010, and net proceeds were approximately $247 million. Consumers used the net proceeds to pay down existing debt. Consumers agreed to file a registration statement with the SEC by December 26, 2003 to permit holders of the first mortgage bonds to exchange the bonds for new bonds that will be registered under the Securities Act of 1933.

         In August 2003, Consumers sold $400 million principal amount of first mortgage bonds in a private offering to institutional investors; $200 million were issued at an interest rate of 4.80 percent, maturing in February 2009, and net proceeds were approximately $198 million and $200 million were issued at an interest rate of 6.00 percent, maturing in February 2014, and net proceeds were approximately $198 million. Consumers used the net proceeds to pay down existing debt and for general corporate purposes. Consumers agreed to file a registration statement with the SEC by April 14, 2004 to permit holders of the first mortgage bonds to exchange the bonds for new bonds that will be registered under the Securities Act of 1933.

         SENIOR NOTES: In March 2003, Consumers entered into a $140 million term loan secured by first mortgage bonds with a private investor bank. This loan has a term of six years at a cost of LIBOR plus 475 basis points. Proceeds from this loan were used for general corporate purposes.

         In March 2003, Consumers entered into a $150 million term loan secured by first mortgage bonds. This term loan had a three-year maturity expiring in March 2006. This term loan was paid in full with the proceeds of first mortgage bonds issued in August 2003.

         COMPANY-OBLIGATED PREFERRED SECURITIES: Consumers has wholly-owned statutory business trusts that are consolidated within its financial statements. Consumers created these trusts for the sole purpose of issuing trust preferred securities. In each case, the primary asset of the trust is a note or debenture of Consumers. The terms of the trust preferred security parallel the terms of the related Consumers' note or debenture. The terms, rights and obligations of the trust preferred security and related note or debenture are also defined in the related indenture through which the note or debenture was issued, Consumers' guarantee of the related trust preferred security and the declaration of trust for the particular trust. All of these documents together with their related note or debenture and trust preferred security constitute a full and unconditional guarantee by Consumers of the trust's obligations under the trust preferred security. In addition to the similar provisions previously discussed, specific terms of the securities follow. For further information, see Note 5, Implementation of New Accounting Standards.

                                                                                    In Millions
------------------------------------------------------------------------------------------------
                                                            Amount                   Earliest
Trust and Securities                           Rate      Outstanding     Maturity   Redemption
------------------------------------------------------------------------------------------------
September 30                                              2003    2002
------------------------------------------------------------------------------------------------
Consumers Power Company Financing I,
  Trust Originated Preferred Securities (a)     8.36%  $   70   $   70     2015        2000
Consumers Energy Company Financing II,
  Trust Originated Preferred Securities (a)     8.20%     120      120     2027        2002
Consumers Energy Company Financing III,
  Trust Originated Preferred Securities (b)     9.25%     175      175     2029        2004
Consumers Energy Company Financing IV,
  Trust Preferred Securities (c)                9.00%     125      125     2031        2006
                                                       ---------------
Total Amount Outstanding                               $  490   $  490
================================================================================================

     (a)  Consumers can currently redeem these securities at par value.

     (b) Consumers cannot redeem these securities until 2004. If Consumers were to redeem these securities as of September 30, 2003, they would be required to pay market value, which is approximately $180 million.

     (c) Consumers cannot redeem these securities until 2006. If Consumers were to redeem these securities, as of September 30, 2003, they would be required to pay market value, which is approximately $128 million.

         REQUIRED RATIOS: The revolving credit facility has contractual restrictions that require Consumers to maintain, as of the last day of each fiscal quarter, the following:

                                                Limitation               Ratio at September 30, 2003
====================================================================================================
Debt to Capital Ratio (a)(b)             Not more than 0.65 to 1.00              0.58 to 1.00
Interest Coverage Ratio - Revolver (a)   Not less than 2.00 to 1.00              3.34 to 1.00

         (a) Violation of this ratio would constitute an event of default under the facility that provides the lender, among other remedies, the right to declare the principal and interest immediately due and payable.

         (b) The terms of the credit facility provide for the exclusion of securitization bonds in the calculation of the debt to capital ratio.

         Consumers is subject to covenants in its financing agreements that could limit its ability to incur additional indebtedness. Consumers has agreed in several of its financing agreements to maintain specified levels of cash coverage of its interest requirements and to not allow its indebtedness to exceed specified levels of its consolidated capitalization (the "Debt Percentage Tests"). Consumers is in compliance with these requirements as of the most recent measurement date, September 30, 2003. These covenants make use of both generally accepted accounting principles and defined contractual terms in specifying how the relevant calculations are made. Consumers sought and received amendments to certain of its relevant financing agreements to modify the terms of the Debt Percentage Tests in order to, among other things, remove the effect of the adoption of SFAS No. 150, portions of which have now been deferred indefinitely, regarding Trust Preferred Securities on the calculations.

         OTHER: Under a revolving accounts receivable sales program, Consumers currently sells certain accounts receivable to a wholly owned, consolidated, bankruptcy remote special purpose entity, Consumers Receivables Funding II. In turn, Consumers Receivables Funding II may sell an undivided interest in up to $325 million of the receivables to a bank-sponsored commercial paper conduit. The amount sold to the conduit was $254 million at September 30, 2003 and $325 million at September 30, 2002. These amounts are excluded from accounts receivable in Consumers' consolidated balance sheets. Consumers continues to service the receivables sold, however, the purchaser of the receivables has no recourse against Consumers' other assets for failure of a debtor to pay when due and the purchaser has no right to any receivables not sold. No gain or loss has been recorded on the receivables sold and Consumers retains no interest in the receivables sold.

         Certain cash flows received from and paid to Consumers under its accounts receivable sales program are shown below:

                                                                                            In Millions
--------------------------------------------------------------------------------------------------------
                                                                Three Months Ended    Nine Months Ended
September 30                                                     2003       2002       2003         2002
--------------------------------------------------------------------------------------------------------
Proceeds from sales (remittance of collections)
     under the program                                          $  204   $      14  $     (71)  $     (9)
Collections reinvested under the program                           920         918      3,379      3,141
========================================================================================================

         DIVIDEND RESTRICTIONS: Under the provisions of its articles of incorporation, Consumers had $412 million of unrestricted retained earnings available to pay common dividends at September 30, 2003. However, covenants in Consumers' debt facilities cap common stock dividend payments at $300 million in a calendar year. Through September 30, 2003, Consumers paid $162 million in common dividends. In October 2003, Consumers declared a $57 million common dividend payable in November 2003.

         For information on the potential cap on common dividends payable included in the MPSC Securitization order see Note 2, Uncertainties, Electric Rate Matters, "Securitization." Also, for information on the potential cap on common dividends payable included in the MPSC Staff's recommendation in Consumers' gas rate case see Note 2, Uncertainties, "Gas Rate Matters - 2003 Gas Rate Case."

         FASB INTERPRETATION NO. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENT FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF
OTHERS: Effective January 2003, this interpretation elaborates on the disclosure to be made by a guarantor about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provision of this interpretation does not apply to certain guarantee contracts, such as warranties, derivatives, or guarantees between either parent and subsidiaries or corporations under common control, although disclosure of such guarantees is required. For contracts that are within the initial recognition and measurement provision of this interpretation, the provisions are to be applied to guarantees issued or modified after December 31, 2002; no cumulative effect adjustments are required.

         Following is a general description of Consumers' guarantees as required by this Interpretation:

September 30, 2003                                                                                  In Millions
---------------------------------------------------------------------------------------------------------------
                                                          Expiration         Maximum    Carrying     Recourse
Guarantee Description                        Issue Date      Date          Obligation    Amount    Provision(a)
---------------------------------------------------------------------------------------------------------------
Standby letters of credit                     Various      Various         $        7   $      -    $         -
Surety bonds                                  Various      Various                  8          -              -
Nuclear insurance retrospective premiums      Various      Various                133          -              -
===============================================================================================================

         (a) Recourse provision indicates the approximate recovery from third parties including assets held as collateral.

         Following is additional information regarding Consumers' guarantees:

September 30, 2003
                                                                                 Events That Would Require
Guarantee Description                   How Guarantee Arose                      Performance
------------------------------------------------------------------------------------------------------------------
Standby letters of credit               Normal operations of coal power plants   Noncompliance with environmental
                                        Self-insurance requirement               regulations
                                                                                 Nonperformance
Surety bonds                            Normal operating activity, permits and   Nonperformance
                                        license
Nuclear insurance retrospective         Normal operations of nuclear plants      Call by NEIL and Price Anderson Act
premiums                                                                         for nuclear incident

4:       FINANCIAL AND DERIVATIVE INSTRUMENTS

         FINANCIAL INSTRUMENTS: The carrying amounts of cash, short-term investments and current liabilities approximate their fair values due to their short-term nature. Consumers estimates the fair values of long-term investments based on quoted market prices or, in the absence of specific market prices, on quoted market prices of similar investments or other valuation techniques. The carrying amounts of all long-term financial instruments, except as shown below, approximate fair value. For held-to-maturity securities and related-party financial instruments, see Note 1.

                                                                                                           In Millions
----------------------------------------------------------------------------------------------------------------------
September 30                                                 2003                                2002
----------------------------------------------------------------------------------------------------------------------
                                                             Fair     Unrealized                 Fair      Unrealized
                                                  Cost       Value    Gain (Loss)     Cost       Value     Gain (Loss)
---------------------------------------------------------------------------------------------------------------------
Long-Term Debt (a)                               $3,531     $3,633         $(102)    $2,701     $2,694       $      7
Trust Preferred Securities                          490        497            (7)       490        439             51
Preferred Stock                                      44         33            11         44         23             21
Available for sale securities:
Common stock of CMS Energy (b)                       10         17             7         35         19            (16)
SERP                                                 17         20             3         18         19              1
Nuclear decommissioning investments (c)             450        553           103        464        530             66
=====================================================================================================================

         (a) Settlement of long-term debt is generally not expected until maturity.

         (b) Consumers recognized a $12 million loss on this investment in 2002 and an additional $12 million loss in the first quarter of 2003 because the loss was other than temporary, as the fair value was below the cost basis for a period greater than six months. As of September 30, 2003, Consumers held 2.4 million shares of CMS Energy Common Stock.

         (c) On January 1, 2003, Consumers adopted SFAS No. 143 and began classifying its unrealized gains and losses on nuclear decommissioning investments as regulatory liabilities. Consumers previously classified these investments in accumulated depreciation.

         RISK MANAGEMENT ACTIVITIES AND DERIVATIVE TRANSACTIONS: Consumers is exposed to market risks including, but not limited to, changes in interest rates, commodity prices, and equity security prices. Consumers' market risk, and activities designed to minimize this risk, are subject to the direction of an executive oversight committee consisting of designated members of senior management and a risk committee, consisting of certain business unit managers. Established policies and procedures are used to manage the risks associated with market fluctuations.

         Consumers may use various contracts, including swaps, options, and forward contracts to manage its risks associated with the variability in expected future cash flows attributable to fluctuations in interest rates and commodity prices. When management uses these instruments, it intends that an opposite movement in the value of the at-risk item would offset any losses incurred on the contracts. Consumers enters into all risk management contracts for purposes other than trading.

         These instruments contain credit risk if the counterparties, including financial institutions and energy marketers, fail to perform under the agreements. Consumers minimizes such risk by performing financial credit reviews using, among other things, publicly available credit ratings of such counterparties.

         Contracts used to manage interest rate and commodity price risk may be considered derivative instruments that are subject to derivative and hedge accounting pursuant to SFAS No. 133. If a contract is accounted for as a derivative instrument, it is recorded in the financial statements as an asset or a liability, at the fair value of the contract. Any difference between the recorded book value and the fair value is reported either in earnings or accumulated other comprehensive income, depending on certain qualifying criteria. The recorded fair value of the contract is then adjusted quarterly to reflect any change in the market value of the contract.

         In order for derivative instruments to qualify for hedge accounting under SFAS No. 133, the hedging relationship must be formally documented at inception and be highly effective in achieving offsetting cash flows or offsetting changes in fair value attributable to the risk being hedged. If hedging a forecasted transaction, the forecasted transaction must be probable. If a derivative instrument, used as a cash flow hedge, is terminated early because it is probable that a forecasted transaction will not occur, any gain or loss as of such date is immediately recognized in earnings. If a derivative instrument, used as a cash flow hedge, is terminated early for other economic reasons, any gain or loss as of the termination date is deferred and recorded when the forecasted transaction affects earnings. Consumers uses a combination of quoted market prices and mathematical valuation models to determine fair value of those contracts requiring derivative accounting. The ineffective portion, if any, of all hedges is recognized in earnings.

         The majority of Consumers' contracts are not subject to derivative accounting because they qualify for the normal purchases and sales exception of SFAS No. 133. Derivative accounting is required, however, for certain contracts used to limit Consumers' exposure to electricity and gas commodity price risk and interest rate risk.

         The following table reflects the fair value of contracts requiring derivative accounting:

                                                                                             In Millions
--------------------------------------------------------------------------------------------------------
September 30                                                             2003                       2002
--------------------------------------------------------------------------------------------------------
                                                                          Fair                      Fair
Derivative Instruments                                 Cost               Value     Cost           Value
--------------------------------------------------------------------------------------------------------
Electric - related contracts                           $   -             $    -     $  8           $   1
Gas contracts                                              3                  -        -               1
Interest rate risk contracts                               -                  -        -              (2)
Derivative contracts associated with Consumers'
  equity investment in the MCV Partnership                 -                 10        -               7
========================================================================================================

         The fair value of all derivative contracts, except the fair value of derivative contracts associated with Consumers' equity investment in the MCV Partnership, is included in either Other Assets or Other Liabilities on the Balance Sheet. The fair value of derivative contracts associated with Consumers' equity investment in the MCV Partnership is included in Investments - Midland Cogeneration Venture Limited Partnership on the Balance Sheet. Effective April 1, 2002, the MCV Partnership changed its accounting for derivatives, see Note 2, Uncertainties, Other Electric Uncertainties, The Midland Cogeneration Venture.

         ELECTRIC CONTRACTS: Consumers' electric business uses purchased electric call option contracts to meet, in part, its regulatory obligation to serve. This obligation requires Consumers to provide a physical supply of electricity to customers, to manage electric costs and to ensure a reliable source of capacity during peak demand periods. As of September 30, 2003, Consumers did not have any unexpired purchased electric call option contracts subject to derivative accounting. All remaining purchased electric call option contracts subject to derivative accounting as of June 2003, expired in the third quarter of 2003. As of September 30, 2002, Consumers recorded on the balance sheet all of its unexpired purchased electric call option contracts subject to derivative accounting at a fair value of $1 million.

         Consumers believes that certain of its electric capacity and energy contracts are not derivatives due to the lack of an active energy market in the state of Michigan, as defined by SFAS No. 133, and the transportation cost to deliver the power under the contracts to the closest active energy market at the Cinergy hub in Ohio. If a market develops in the future, Consumers may be required to account for these contracts as derivatives. The mark-to-market impact in earnings related to these contracts, particularly related to the PPA could be material to the financial statements.

         Consumers' electric business also uses gas option and swap contracts to protect against price risk due to the fluctuations in the market price of gas used as fuel for generation of electricity. These contracts are financial contracts that are used to offset increases in the price of potential gas purchases. These contracts do not qualify for hedge accounting. Therefore, Consumers records any change in the fair value of these contracts directly in earnings as part of power supply costs. As of September 30, 2003, gas fuel for generation call option contracts entered into in the second quarter of 2003 had expired. As of September 30, 2002, gas fuel for generation swap contracts had a fair value of less than $1 million. These contracts expired in December 2002.

         For the three months ended September 30, 2003, Consumers recorded an unrealized loss in accumulated other comprehensive income related to its proportionate share of the effects of derivative accounting related to its equity investment in the MCV Partnership of $5 million, net of tax. For the nine months ended September 30, 2003, Consumers recorded an unrealized gain in accumulated other comprehensive income related to its proportionate share of the effects of derivative accounting related to its equity investment in the MCV Partnership of $8 million, net of tax. As of September 30, 2003, the cumulative total of unrealized gains recorded in other accumulated comprehensive income related to Consumers' proportionate share of the effects of derivative accounting related to its equity investment in the MCV Partnership is $6 million, net of tax. Consumers expects to reclassify this gain, if this value remains, as an increase to earnings from equity method investees during the next 12 months.

         GAS CONTRACTS: Consumers' gas business uses fixed price gas supply contracts, and fixed price weather-based gas supply call options and fixed price gas supply call and put options, and other types of contracts, to meet its regulatory obligation to provide gas to its customers at a reasonable and prudent cost. As of September 30, 2003, weather-based gas call options and gas call and put options requiring derivative accounting had a net fair value that was less than $1 million. The original cost of the options was a net $3 million. Consumers recorded an unrealized loss of $3 million associated with these options directly in earnings as part of other income, and then directly offset this loss and recorded it on the balance sheet as a regulatory asset. Any subsequent changes in fair value will be recorded in a similar manner.

         As of September 30, 2002, Consumers' gas supply contracts and weather-based gas call options and gas put options requiring derivative accounting had a fair value of $1 million, representing a fair value gain on the contracts since the date of inception. Changes in fair value were recorded in a similar manner as stated above for weather-based gas call options and gas call and put options.

         INTEREST RATE RISK CONTRACTS: Consumers uses interest rate swaps to hedge the risk associated with forecasted interest payments on variable-rate debt. These interest rate swaps are designated as cash flow hedges. As such, Consumers records any change in the fair value of these contracts in accumulated other comprehensive income unless the swaps are sold. As of September 30, 2003, Consumers did not have any interest rate swaps outstanding. As of September 30, 2002, Consumers had entered into a swap to fix the interest rate on $75 million of variable-rate debt. This swap expired in June 2003. As of September 30, 2002, this interest rate swap had a negative fair value of $2 million.

         Consumers was able to apply the shortcut method to all interest rate hedges; therefore, there was no ineffectiveness associated with these hedges.

5:       IMPLEMENTATION OF NEW ACCOUNTING STANDARDS

         SFAS NO. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS: Beginning January 2003, companies must comply with SFAS No. 143. The standard requires companies to record the fair value of the legal obligations related to an asset retirement in the period in which it is incurred. Consumers has determined that it has legal asset retirement obligations, particularly in regard to its nuclear plants.

         Prior to adoption of SFAS No. 143, Consumers classified the removal cost liability of assets included in the scope of SFAS No. 143 as part of the reserve for accumulated depreciation. For these assets, the removal cost of $448 million which was classified as part of the reserve at December 31, 2002, was reclassified in January 2003, in part, as: 1) a $364 million ARO liability; 2) a $134 million regulatory liability; 3) a $42 million regulatory asset; and 4) a $7 million net increase to property, plant, and equipment as prescribed by SFAS No. 143. As required by SFAS No. 71 for regulated entities, Consumers is reflecting a regulatory asset and liability instead of a cumulative effect of a change in accounting principle.

         The fair value of ARO liabilities has been calculated using an expected present value technique. This technique reflects assumptions, such as costs, inflation, and profit margin that third parties would consider in order to take on the settlement of the obligation. Fair value, to the extent possible, should include a market risk premium for unforeseeable circumstances. No market risk premium was included in Consumers' ARO fair value estimate since a reasonable estimate could not be made. If a five percent market risk premium were assumed, Consumers' ARO liability would be $381 million.

         If a reasonable estimate of fair value cannot be made in the period the asset retirement obligation is incurred, such as assets with an indeterminate life, the liability is to be recognized when a reasonable estimate of fair value can be made. Generally, transmission and distribution assets have an indeterminate life, retirement cash flows cannot be determined and there is a low probability of a retirement date, therefore no liability has been recorded for these assets. No liability has been recorded for assets that have an insignificant cumulative disposal cost, such as substation batteries. The initial measurement of the ARO liability for Consumers' Palisades Nuclear Plant and Big Rock Nuclear Plant is based on decommissioning studies, which are based largely on third party cost estimates.

         The following table is a general description of the AROs and their associated long-lived assets.

September 30, 2003                                                                                      In Millions
-------------------------------------------------------------------------------------------------------------------
                                                                            In Service                      Trust
            ARO Description                         Date                  Long Lived Assets                 Fund
-------------------------------------------------------------------------------------------------------------------
Palisades - decommission plant site                   1972        Palisades nuclear plant               $       462
Big Rock - decommission plant site                    1962        Big Rock nuclear plant                         90
JHCampbell intake/discharge water line                1980        Plant intake/discharge water line
Closure of coal ash disposal areas                 Various        Generating plants coal ash areas
Closure of wells at gas storage fields             Various        Gas storage fields
Indoor gas services equipment relocations          Various        Gas meters located inside structures

         The following table is a reconciliation of the carrying amount of the AROs.

September 30, 2003                                                                                      In Millions
-------------------------------------------------------------------------------------------------------------------
                                    pro forma           ARO Liability                                      ARO
                                  ARO liability----------------------------                  Cash flow   liability
              ARO                   1/1/02      1/1/03    Incurred   Settled    Accretion    Revisions    9/30/03
------------------------------------------------------------------------------------------------------------------
Palisades - decommission              $232       $249      $   -     $    -        $   14      $     -        $ 263
Big Rock - decommission                 94         61          -        (28)           10            -           43
JHCampbell intake line                   -          -          -          -             -            -            -
Coal ash disposal areas                 46         51          -         (2)            4            -           53
Wells at gas storage fields              2          2          -          -             -            -            2
Indoor gas services relocations          1          1          -          -             -            -            1
                                  ---------------------------------------------------------------------------------
Total                                 $375       $364      $   -      $(30)        $   28      $     -        $ 362
===================================================================================================================

         SFAS NO. 149, AMENDMENT OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES: Issued by the FASB in April 2003, this statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement is effective for contracts entered into or modified after June 30, 2003. Implementation of this statement has not had an impact on Consumers' Consolidated Financial Statements.

         SFAS NO. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY: Issued by the FASB in May 2003, this statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires an issuer to classify financial instruments within its scope as liabilities. Those instruments were previously classified as mezzanine equity. SFAS No. 150 became effective July 1, 2003.

         Consumers has four trust preferred securities outstanding as of September 30, 2003. The trust preferred securities are issued by consolidated subsidiaries of Consumers. Each trust holds a subordinated debenture from Consumers. The terms of the debentures are identical to those of the trust preferred securities, except that the debenture has an explicit maturity date. The trust documents, in turn, require that the trust be liquidated upon the repayment of the debenture. The trust preferred securities are redeemable upon the liquidation of the subsidiary; and therefore, are considered equity in the financial statements of the subsidiary.

         At their October 29, 2003 Board meeting, the FASB deferred the implementation of the portion of SFAS No. 150 relating to mandatorily redeemable noncontrolling interests in subsidiaries when the noncontrolling interests are classified as equity in the financial statements of the subsidiary. Consumers' trust preferred securities are included under the deferral. As such, the Consumers trust preferred securities continue to be accounted for under existing accounting guidance and are included in mezzanine equity. Consumers continues to study the FASB developments regarding the SFAS No. 150 deferral.

         EITF ISSUE NO. 01-08, DETERMINING WHETHER AN ARRANGEMENT CONTAINS A
LEASE: In May 2003, the EITF reached consensus in EITF Issue No. 01-08 to clarify the requirements of identifying whether an arrangement should be accounted for as a lease at its inception. The guidance in the consensus is designed to mandate reporting revenue as rental or leasing income that otherwise would be reported as part of product sales or service revenue. EITF Issue No. 01-08 requires both parties to an arrangement to determine whether a service contract or similar arrangement is or includes a lease within the scope of SFAS No. 13, Accounting for Leases.

         Historically, Consumers has entered into power purchase and similar service arrangements. Prospective accounting under EITF Issue No. 01-08, could affect the timing and classification of revenue and expense recognition. Certain product sales and services revenue and expenses may be required to be reported as rental or leasing income and/or expenses. The consensus is to be applied prospectively to arrangements agreed to, modified, or acquired in business combinations in fiscal periods beginning July 1, 2003. The adoption of EITF Issue No. 01-08 has not impacted Consumers' results of operations, cash flows, or financial position. Consumers will evaluate new or modified contracts under EITF Issue No. 01-08 prospectively.

NEW ACCOUNTING STANDARDS NOT YET EFFECTIVE

         FASB INTERPRETATION NO. 46, CONSOLIDATION OF VARIABLE INTEREST
ENTITIES: Issued by the FASB in January 2003, FIN 46 requires the primary beneficiary of a variable interest entity's activities to consolidate the variable interest entity. The primary beneficiary is the party that absorbs a majority of the expected losses and/or receives a majority of the expected residual returns of the variable interest entity's activities. The consolidation requirements of the interpretation apply immediately to variable interest entities created after January 31, 2003. Consumers has not created any variable interest entities in 2003. Therefore, this portion of the interpretation has no impact on its consolidated financial statements. Public companies, whose fiscal year is a calendar year, were originally required to implement the guidance in this interpretation by the third quarter of 2003. However, on October 9, 2003, the FASB issued FASB Staff Position No. 46-6, Effective Date of FASB Interpretation No. 46, which defers implementation of

FIN 46 until the fourth quarter of 2003 for variable interest entities and potential variable interest entities created before February 1, 2003.

         If the completed analysis were to require Consumers to disclose information about or consolidate in its financial statements, the assets, liabilities and activities of the MCV Partnership and the First Midland Limited Partnership, including the recognition of the debt of the MCV Partnership on its financial statements, this could impact negatively Consumers' various financial covenants under its financing agreements. As a result, Consumers may have to seek amendments to the relevant financing agreements to modify the terms of certain of these covenants in order to remove the effect of this potential consolidation or refinance the relevant debt. As of September 30, 2003, Consumers' investments in the MCV Partnership and in the FMLP were $404 million and $222 million, respectively. For further description of the nature, purpose, size and activities of the MCV Partnership, see Note 2, Uncertainties, Other Electric Uncertainties, "The Midland Cogeneration Venture." Consumers is continuing to study the implementation of this interpretation and has yet to determine the effects, if any, on its consolidated financial statements.

         EITF ISSUE 03-04, ACCOUNTING FOR CASH BALANCE PENSION PLANS: In May 2003, the EITF reached consensus in EITF Issue No. 03-04 to specifically address the accounting for certain cash balance pension plans. EITF Issue No. 03-04 concluded that certain cash balance plans be accounted for as defined benefit plans under SFAS No. 87, Employers' Accounting for Pensions. EITF No. 03-04 requires the use of the traditional unit credit method for the purposes of measuring the benefit obligation and annual cost of benefits earned as opposed to the projected unit credit method. The EITF concluded that the requirements of this Issue be applied as of the next plan measurement date, which is December 31, 2003 for Consumers. Consumers commenced a cash balance pension plan that covers employees hired after June 30, 2003. Consumers does account for this plan as a defined benefit plan under SFAS No. 87. Consumers continues to evaluate the impact, if any, this Issue will have upon adoption.

         STATEMENT OF POSITION, ACCOUNTING FOR CERTAIN COSTS AND ACTIVITIES RELATED TO PROPERTY, PLANT, AND EQUIPMENT: At its September 9, 2003 meeting, the Accounting Standards Executive Committee voted to approve the Statement of Position, Accounting for Certain Costs and Activities Related to Property, Plant, and Equipment. The Statement of Position is expected to be presented for FASB clearance late in the fourth quarter of 2003 and would be applicable for fiscal years beginning after December 15, 2004. The Accounting Standards Executive Committee concluded that at transition, a company would have the flexibility to adopt a property, plant and equipment component accounting policy for transition-date property, plant and equipment accounts. The property, plant and equipment component policy may differ from the componentization policy, if any, previously used by the enterprise. Selecting a policy that differs from the company's prior level of componentization at the date of adoption of the Statement of Position would not result in any cumulative effect difference for adopting such a policy. A company would not have to restate its pre-adoption assets to conform with its post-adoption componentization policy. The Accounting Standards Executive Committee concluded that companies would be required to disclose meaningful ranges with respect to property, plant and equipment depreciable lives. Consumers continues to evaluate the impact, if any, this Issue will have upon adoption.

CONSOLIDATED STATEMENTS OF INCOME                       CONSUMERS ENERGY COMPANY

                                                                                                        In Millions
Years Ended December 31                                                          2002         2001          2000
-------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE          Electric                                            $ 2,648      $ 2,633     $     2,676
                           Gas                                                   1,519        1,338           1,196
                           Other                                                     2            5               6
                                                                               ------------------------------------
                                                                                 4,169        3,976           3,878

EARNINGS FROM EQUITY METHOD INVESTEES                                               53           38              57

OPERATING EXPENSES         Operation
                             Fuel for electric generation                          320          330             324
                             Purchased power - related parties                     546          543             534
                             Purchased and interchange power                       314          476             402
                             Cost of gas sold                                      831          707             616
                             Cost of gas sold - related parties                    131          123             103
                             Other                                                 660          625             555
                                                                               ------------------------------------

                                                                                 2,802        2,804           2,534
                           Maintenance                                             190          203             172
                           Depreciation                                            300          309             322
                           Amortization                                             48           30             104
                           General taxes                                           193          187             197
                                                                               ------------------------------------
                                                                                 3,533        3,533           3,329
-------------------------------------------------------------------------------------------------------------------

OPERATING                  Electric                                                512          349             454
INCOME                     Gas                                                     127           97              96
                           Other                                                    50           35              56
                                                                               ------------------------------------

                                                                                   689          481             606
-------------------------------------------------------------------------------------------------------------------

OTHER INCOME               Dividends and interest from affiliates                    3            6              10
(DEDUCTIONS)               Accretion income (Note 1)                                 -            -               2
                           Accretion expense (Note 1)                               (6)         (11)             (9)
                           Other, net                                               25            6              (5)
                                                                               ------------------------------------

                                                                                    22            1              (2)
-------------------------------------------------------------------------------------------------------------------

INTEREST CHARGES           Interest on long-term debt                              153          151             141
                           Other interest                                           27           41              44
                           Capitalized interest                                    (12)          (6)             (2)
                                                                               ------------------------------------

                                                                                   168          186             183
-------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                                         543          296             421

INCOME TAXES                                                                       180           97             137
                                                                               ------------------------------------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                  363          199             284
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR DERIVATIVE INSTRUMENTS,
NET OF $10 TAX EXPENSE IN 2002 (NOTE 11) AND $6 TAX BENEFIT IN 2001 (NOTE 5)        18          (11)              -
                                                                               ------------------------------------
NET INCOME                                                                         381          188             284
PREFERRED STOCK DIVIDENDS                                                            2            2               2

PREFERRED SECURITIES DISTRIBUTIONS                                                  44           41              34
                                                                               ------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDER                                     $   335      $   145     $       248
===================================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS                  CONSUMERS ENERGY COMPANY

                                                                                                                In Millions
Years Ended December 31                                                                       2002      2001       2000
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM          Net income                                                         $   381   $   188   $       284
OPERATING ACTIVITIES       Adjustments to reconcile net income to net cash
                            provided by operating activities
                              Depreciation, depletion and amortization (includes nuclear
                               decommissioning of $6, $6 and $39, respectively)                 348       339           426
                              Deferred income taxes and investment tax credit                   280       136           (21)
                              Capital lease and other amortization                               15        20            32
                              Gain on sale of METC and other assets                             (38)        -             -
                              Loss on CMS Energy stock                                           12         -             -
                              Cumulative effect of accounting change                            (18)       11             -
                              Undistributed earnings of related parties (net
                                   of dividends, $15, $8 and $8, respectively)                  (38)      (30)          (49)
                              Changes in assets and liabilities
                                   Decrease (increase) in accounts receivable
                                     and accrued revenue                                        (98)      149          (178)
                                   Increase (decrease) in accounts payable                      (30)       53            19
                                   Decrease (increase) in inventories                            90      (307)          (59)
                                   Changes in other assets and liabilities                     (135)      (41)           61
                                                                                            -------------------------------

                                   Net cash provided by operating activities                    769       518           515
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM          Capital expenditures (excludes assets placed under capital
INVESTING ACTIVITIES        lease)                                                             (559)     (745)         (498)
                         Cost to retire property, net                                           (66)     (118)         (125)
                         Investment in Electric Restructuring Implementation Plan                (8)      (13)          (29)
                         Investments in nuclear decommissioning trust funds                      (6)       (6)          (39)
                         Associated company preferred stock redemption                            -        50            50
                         Proceeds from nuclear decommissioning trust funds                       30        29            37
                         Cash proceeds from sale of METC and other assets                       298         -             -
                                                                                            -------------------------------

                                   Net cash used in investing activities                       (311)     (803)         (604)
----------------------------------------------------------------------------------          -------------------------------

CASH FLOWS FROM          Retirement of bonds and other long-term debt                          (574)     (401)           (9)
FINANCING ACTIVITIES     Payment of common stock dividends                                     (231)     (190)         (245)
                         Preferred securities distributions                                     (44)      (41)          (34)
                         Redemption of preferred securities                                     (30)        -             -
                         Payment of capital lease obligations                                   (15)      (20)          (32)
                         Contribution from (return of equity to) stockholder, net                50       (14)            -
                         Payment of preferred stock dividends                                    (2)       (1)           (2)
                         Increase (decrease) in notes payable, net                               41        13           189
                         Proceeds from preferred securities, net                                  -       121             -
                         Restricted cash on hand                                                (14)       (4)            -
                         Proceeds from senior notes and bank loans                              601       355           225
                         Proceeds from securitization bonds, net                                  -       459             -
                                                                                            -------------------------------

                                   Net cash provided by (used in) financing activities         (218)      277            92
----------------------------------------------------------------------------------------    -------------------------------

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENT                                   240        (8)            3
                         Cash and temporary cash investments - Beginning of year                 13        21            18
                                                                                            -------------------------------
                                   End of year                                              $   253   $    13   $        21
===========================================================================================================================
OTHER CASH FLOW ACTIVITIES AND NON-CASH INVESTING AND FINANCING ACTIVITIES WERE:
CASH TRANSACTIONS
  Interest paid (net of amounts capitalized)                                                $   147   $   169   $       165
  Income taxes paid (net of refunds, $205, $53 and $15, respectively)                           (78)        3           133
  Pension and OPEB cash contribution                                                            120        96             -
NON-CASH TRANSACTIONS
  Nuclear fuel placed under capital lease                                                   $     -   $    13   $         4
  Other assets placed under capital lease                                                        62        37            15
===========================================================================================================================

All highly liquid investments with an original maturity of three months or less are considered cash equivalents.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED BALANCE SHEETS                             CONSUMERS ENERGY COMPANY

ASSETS                                                                                            In Millions

December 31                                                                               2002          2001
-------------------------------------------------------------------------------------------------------------
PLANT (AT ORIGINAL COST)   Electric                                                     $ 7,523       $ 7,661
                           Gas                                                            2,719         2,593
                           Other                                                             23            23
                                                                                         --------------------

                                                                                        $10,265       $10,277
                           Less accumulated depreciation, depletion
                            and amortization                                              5,900         5,934
                                                                                         --------------------

                                                                                          4,365         4,343
                           Construction work-in-progress                                    548           480
                                                                                        ---------------------

                                                                                          4,913         4,823
-------------------------------------------------------------------------------------------------------------

INVESTMENTS                Stock of affiliates                                               22            57
                           First Midland Limited Partnership                                255           253
                           Midland Cogeneration Venture Limited Partnership                 388           300
                           Consumers Nuclear Services, LLC                                    2             2
                                                                                        ---------------------

                                                                                            667           612
-------------------------------------------------------------------------------------------------------------

CURRENT ASSETS             Cash and temporary cash investments at cost, which
                             approximates market                                            253            13
                           Restricted cash                                                   18             4
                           Accounts receivable and accrued revenue, less allowances
                             of $5 in 2002 and $4 in 2001                                   236           125
                           Accounts receivable - related parties                             13            18
                           Inventories at average cost
                             Gas in underground storage                                     486           569
                             Materials and supplies                                          71            69
                             Generating plant fuel stock                                     37            52
                           Deferred property taxes                                          142           144
                           Regulatory assets                                                 19            19
                           Other                                                             38            14
                                                                                        ---------------------

                                                                                          1,313         1,027
-------------------------------------------------------------------------------------------------------------

NON-CURRENT ASSETS         Regulatory Assets
                             Securitized costs                                              689           717
                             Postretirement benefits                                        185           209
                             Abandoned Midland project                                       11            12
                             Other                                                          168           167
                           Nuclear decommissioning trust funds                              536           581
                           Other                                                            218           173
                                                                                        ---------------------

                                                                                          1,807         1,859
-------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                            $ 8,700       $ 8,321
=============================================================================================================

                                                        CONSUMERS ENERGY COMPANY

STOCKHOLDERS' INVESTMENT AND LIABILITIES

                                                                                                        In Millions

December 31                                                                              2002                  2001
-------------------------------------------------------------------------------------------------------------------
CAPITALIZATION (NOTE 3)    Common stockholder's equity
                             Common stock, authorized  - 125.0 shares;                $   841               $   841
                               outstanding 84.1 shares for all periods
                             Paid-in capital                                              682                   632
                             Other comprehensive income (loss)                           (179)                    4
                             Retained earnings since December 31, 1992                    545                   441
                                                                                      -----------------------------

                                                                                        1,889                 1,918
                           Preferred stock                                                 44                    44
                           Company-obligated mandatorily redeemable
                            preferred securities of subsidiaries (a)                      490                   520
                           Long-term debt                                               2,442                 2,472
                           Non-current portion of capital leases                          116                    72
                                                                                      -----------------------------

                                                                                        4,981                 5,026
-------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES        Current portion of long-term debt and capital leases           318                   257
                           Notes payable                                                  457                   416
                           Accounts payable                                               261                   282
                           Accrued taxes                                                  214                   214
                           Accounts payable - related parties                              84                    96
                           Current portion of purchase power contracts                     26                    24
                           Deferred income taxes                                           25                    12
                           Other                                                          200                   233
                                                                                      -----------------------------

                                                                                        1,585                 1,534
-------------------------------------------------------------------------------------------------------------------

NON-CURRENT LIABILITIES    Deferred income taxes                                          949                   784
                           Postretirement benefits                                        563                   290
                           Regulatory liabilities for income taxes, net                   297                   276
                           Power purchase agreement -  MCV Partnership                     27                    52
                           Deferred investment tax credit                                  91                   102
                           Other                                                          207                   257
                                                                                      -----------------------------

                                                                                        2,134                 1,761
-------------------------------------------------------------------------------------------------------------------

                           Commitments and Contingencies (Notes 1, 2, 8, and 11)

TOTAL STOCKHOLDERS' INVESTMENT AND LIABILITIES                                        $ 8,700               $ 8,321
===================================================================================================================

(a) See Note 3, Short-Term Financings and Capitalization

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED STATEMENTS OF LONG-TERM DEBT               CONSUMERS ENERGY COMPANY

                                                                            In Millions

December 31                          Series(%)     Due            2002         2001
---------------------------------------------------------------------------------------
FIRST MORTGAGE BONDS

                                         6-3/8      2003        $      -    $       300
                                         7-3/8      2023             208            208
                                                                -----------------------
                                                                     208            508

SENIOR NOTES                          Floating      2002               -            100
                                         6-3/8      2008             159            159
                                         6-7/8      2018             180            180
                                         6-1/5      2008 (a)         250            250
                                         6-1/2      2018 (b)         141            141
                                         6-1/2      2028             142            143
                                         6-1/4      2006             332            332
                                         6-0/0      2005             300              -
                                                                -----------------------
                                                                   1,504          1,305

LONG-TERM BANK DEBT                                                  328            184
POLLUTION CONTROL REVENUE BONDS                                      126            126
SECURITIZATION BONDS                                                 453            469
OTHER                                                                  8              8
NUCLEAR FUEL DISPOSAL (C)                                            138            135
                                                                -----------------------
                                                                   1,053            922

TOTAL PRINCIPAL AMOUNT OUTSTANDING                                 2,765          2,735
CURRENT AMOUNTS                                                     (305)          (244)
NET UNAMORTIZED DISCOUNT                                             (18)           (19)
                                                                -----------------------

TOTAL LONG-TERM DEBT                                            $  2,442    $     2,472
=======================================================================================

LONG-TERM DEBT MATURITIES

                                                                                     In Millions

               First Mortgage   Senior       Long-Term   Securitization
                    Bonds       Notes       Bank Debt        Bonds          Other      Total
------------------------------------------------------------------------------------------------
2003                   $    -   $  250(a)    $      28   $            27    $    -   $       305
2004                        -        -             300                28         -           328
2005                        -      441(b)            -                29         -           470
2006                        -      332               -                30         -           362
2007                        -        -               -                31         -            31
Thereafter                208      481               -               308       272         1,269
               ---------------------------------------------------------------------------------

Total                    $208   $1,504       $     328   $           453    $  272   $     2,765
================================================================================================

(a) These Notes are subject to a Call Option by the Callholder or a Mandatory Put on May 1, 2003

(b) Includes $141 Senior Remarketed Notes subject to optional redemption by Consumers after June 15, 2005

(c)  Due date uncertain (see Note 1)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED STATEMENTS OF PREFERRED STOCK              CONSUMERS ENERGY COMPANY


                                                          Optional
                                                         Redemption    Number of Shares     In Millions
December 31                                  Series        Price        2002       2001   2002     2001
-------------------------------------------------------------------------------------------------------
PREFERRED STOCK

     Cumulative, $100 par value,
       authorized 7,500,000 shares,
       with no mandatory redemption           $4.16        $ 103.25     68,451   68,451   $    7   $  7
                                               4.50          110.00    373,148  373,148       37     37
                                                                                          -------------

TOTAL PREFERRED STOCK                                                                     $   44   $ 44
=======================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDER'S EQUITY  CONSUMERS ENERGY COMPANY


                                                                                                           In Millions

Years Ended December 31                                                                  2002    2001          2000
----------------------------------------------------------------------------------------------------------------------
COMMON STOCK               At beginning and end of period (a)                         $   841   $   841    $       841
----------------------------------------------------------------------------------------------------------------------

OTHER PAID-IN CAPITAL      At beginning of period                                         632       646            645
                           Stockholder's contribution                                     150       150              -
                           Return of stockholder's contribution                          (100)     (164)             -
                           Miscellaneous                                                    -         -              1
                                                                                      --------------------------------
                             At end of period                                             682       632            646
----------------------------------------------------------------------------------------------------------------------

OTHER COMPREHENSIVE INCOME (LOSS)

                           Minimum Pension Liability
                             At beginning of period                                         -         -              -
                             Minimum pension liability adjustments (b)                   (185)        -              -
                                                                                      --------------------------------
                             At end of period                                            (185)        -              -

                           Investments
                             At beginning of period                                        16        33             37
                             Unrealized gain (loss) on investments (b)                    (16)      (16)            (4)
                             Reclassification adjustments included in net income (b)        1        (1)             -
                                                                                      --------------------------------
                               At end of period                                             1        16             33

                           Derivative Instruments (d)
                             At beginning of period (c)                                   (12)       18              -
                             Unrealized gain (loss) on derivative instruments (b)          10       (30)             -
                             Reclassification adjustments included in net income (b)        7         -              -
                                                                                      --------------------------------
                               At end of period                                             5       (12)             -
----------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS          At beginning of period                                         441       486            485
                           Net income (b)                                                 381       188            284
                           Cash dividends declared - Common Stock                        (231)     (190)          (247)
                           Cash dividends declared - Preferred Stock                       (2)       (2)            (2)
                           Preferred securities distributions                             (44)      (41)           (34)
                                                                                      --------------------------------
                             At end of period                                             545       441            486
----------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCKHOLDER'S EQUITY                                                     $ 1,889   $ 1,918    $     2,006
======================================================================================================================

(a) Number of shares of common stock outstanding was 84,108,789 for all periods presented

(b)  Disclosure of Comprehensive Income:
     Other comprehensive income

Minimum Pension Liability
   Minimum pension liability adjustments, net of tax of
     $100, $- and $-, respectively                                        $  (185)    $     -   $     -
Investments
   Unrealized loss on investments, net of tax of
     $9, $9 and $2, respectively                                              (16)        (16)       (4)
   Reclassification adjustments included in net income, net of tax of
     $1, $1 and $-, respectively                                                1          (1)        -
Derivative Instruments
   Unrealized gain (loss) on derivative instruments, net of tax of
     $6, $15 and $-, respectively                                              10         (30)        -
     Reclassification adjustments included in net income, net of tax of
     $4, $- and $-, respectively                                                7           -         -

Net income                                                                    381         188       284
                                                                          -----------------------------
Total Comprehensive Income                                                $   198     $   141   $   280
                                                                          =============================

(c) Cumulative effect of change in accounting principle, as of 1/1/01 and 7/1/01, net of $(9) tax (Note 5)

(d) Included in these amounts is Consumers' proportionate share of the effects of derivative accounting related to its equity investment in the MCV Partnership as follows:

At the beginning of the period                                     $    (8)    $     5     $     -
Unrealized gain (loss) on derivative instruments                        12         (15)          -
Reclassification adjustments included in net income                      4           2           -
                                                                   -------------------------------
At the end of period                                               $     8     $    (8)    $     -
                                                                   ===============================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                            CONSUMERS ENERGY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1: CORPORATE STRUCTURE AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CORPORATE STRUCTURE: Consumers, a subsidiary of CMS Energy, a holding company, is an electric and gas utility company that provides service to customers in Michigan's Lower Peninsula. Consumers' customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry.

BASIS OF PRESENTATION: The consolidated financial statements include Consumers and its wholly owned subsidiaries. Consumers uses the equity method of accounting for investments in companies and partnerships where it has more than a twenty percent but less than a majority ownership interest and includes these results in operating income. Consumers prepared the financial statements in conformity with accounting principles generally accepted in the United States that include the use of management's estimates.

USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. Estimates and assumptions are also used in the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The principles in SFAS No. 5 guide the recording of estimated liabilities for contingencies within the financial statements. SFAS No. 5 requires a company to record estimated liabilities in the financial statements when a current event has caused a probable future payment of an amount that can be reasonably estimated. Consumers has used this accounting principle to record estimated liabilities discussed in Note 2, Uncertainties.

REVENUE RECOGNITION POLICY: Revenues from deliveries of electricity and natural gas, and the storage of natural gas, are recognized as services are provided. Therefore, revenues include the accrual of electricity or gas consumed and/or delivered, but not billed at month-end.

ACCRETION INCOME AND EXPENSE: In 1991, the MPSC allowed Consumers to recover a portion of its abandoned Midland investment over a 10-year period, but did not allow Consumers to earn a return on that amount. Consumers reduced the recoverable investment to the present value of the future recoveries. During the recovery period, Consumers adjusts the unrecovered asset to its present value. It reflects this adjustment as accretion income. In 1992, Consumers recorded a loss for the present value of its estimated future underrecoveries of power supply costs resulting from purchases from the MCV Partnership (see Note 2). It now recognizes accretion expense annually to reflect the time value of money on the recorded loss. Accretion expense is also recognized for some non-interest bearing long-term electric option contracts for which Consumers has recorded a liability at the present value of the contracts.

GAS INVENTORY: Consumers uses the weighted average cost method for valuing working gas inventory. Beginning October 2000, gas inventory also includes recoverable cushion gas. Consumers records non-recoverable cushion gas in the appropriate gas utility plant account. Consumers stores gas inventory in its underground storage facilities.

Property, Plant and Equipment: Additions to property, plant and equipment are recorded at cost when first placed into service. When regulated assets are retired, or otherwise disposed of in the ordinary course of the business, the original cost and cost of removal, less salvage, is charged to accumulated depreciation. With respect to the retirement or disposal of non-regulated assets the resulting gains or losses are recognized as a component of income. Consumers is permitted to capitalize an allowance for funds used during construction on regulated construction projects and to include such amounts in plant in service.

Property, plant and equipment at December 31, 2002 and 2001, was as follows:

                                                                                                        In Millions
-------------------------------------------------------------------------------------------------------------------
                                                                             Estimated
                                                                            Depreciable
Years Ended December 31                                                    Life in Years        2002         2001
-------------------------------------------------------------------------------------------------------------------
Electric:

                           Generation                                              13-75       $3,489        $3,368
                           Transmission                                            40-75            -           450
                           Distribution                                            12-85        3,619         3,448
                           Other                                                    5-50          300           288
                           Capital Leases (b)                                                     115           107

Gas:

                           Underground storage facilities (a)                      25-55          217           210
                           Transmission                                            15-68          310           303
                           Distribution                                            35-70        1,899         1,807
                           Other                                                    5-45          237           220
                           Capital Leases (b)                                                      56            53

Other:

                           Non-utility property                                     7-71           23            23
                           Construction work-in-progress (c)                                      548           480

Less accumulated depreciation, depletion and amortization                                       5,900         5,934
-------------------------------------------------------------------------------------------------------------------

Net property, plant and equipment                                                              $4,913        $4,823
===================================================================================================================

(a) Includes unrecoverable base natural gas in underground storage of $23 million and $14 million at December 31, 2002 and 2001, respectively, which is not subject to depreciation.

(b) Capital leases presented in this chart are gross amounts. Amortization of capital leases in 2002 and 2001 was $96 million and $91 million, respectively. Capital leases are amortized over the lease term or the service life of the assets in accordance with SFAS No. 13.

(c) Amount includes construction costs at December 31, 2002 and 2001 of $54 million and $16 million, respectively, relating to the capital lease of Consumers main headquarters.

MAINTENANCE, DEPRECIATION, DEPLETION AND AMORTIZATION: Consumers charges property repairs and minor property replacements to maintenance expense. Depreciable property retired or sold, plus cost of removal (net of salvage credits), is charged to accumulated depreciation. Consumers bases depreciation provisions for utility property on straight-line and units-of-production rates approved by the MPSC. For 2002, 2001 and 2000, the composite depreciation rate for electric utility property was 3.1 percent annually. For 2002, 2001 and 2000, the composite rate for gas utility property was 4.5 percent, 4.4 percent and 4.4 percent, respectively. For 2002, 2001 and 2000, the composite rate for other property was 7.2 percent, 11.2 percent and 10.7 percent, respectively.

FINANCIAL INSTRUMENTS: Consumers accounts for its debt and equity investment securities in accordance with SFAS No. 115. As such, debt and equity securities can be classified into one of three categories: held-to-maturity, trading, or available-for-sale securities. Consumers' investments in equity securities, including its investment in CMS Energy Common Stock, are classified as available-for-sale securities. They are reported at fair value, with any unrealized gains or losses from changes in fair value reported in equity as part of other comprehensive income and excluded from earnings, unless such changes in fair value are other than temporary. In 2002, Consumers determined that the decline in value related to its investment in CMS Energy Common Stock was other than temporary as the fair value was below the cost basis for a period greater than six months. As a result, Consumers recognized a loss on its investment in CMS Energy Common Stock through earnings of $12 million in the fourth quarter of 2002. As of December 31, 2002, Consumers held 2.4 million shares of CMS Energy Common Stock with a fair value of $22 million; as of March 14, 2003 the value was $8 million. Unrealized gains or losses from changes in the fair value of Consumers' nuclear decommissioning investments are reported in accumulated depreciation. The fair value of these investments is determined from quoted market prices.

NUCLEAR FUEL COST: Consumers amortizes nuclear fuel cost to fuel expense based on the quantity of heat produced for electric generation. Through November 2001, Consumers expensed the interest on leased nuclear fuel as it was incurred. Effective December 2001, Consumers no longer leases its nuclear fuel.

For nuclear fuel used after April 6, 1983, Consumers charges disposal costs to nuclear fuel expense, recovers these costs through electric rates, and then remits them to the DOE quarterly. Consumers elected to defer payment for disposal of spent nuclear fuel burned before April 7, 1983. As of December 31, 2002, Consumers has a recorded liability to the DOE of $138 million, including interest, which is payable upon the first delivery of spent nuclear fuel to the DOE. Consumers recovered through electric rates the amount of this liability, excluding a portion of interest.

NUCLEAR PLANT DECOMMISSIONING: In 2002, Consumers collected $6 million from its electric customers for the decommissioning of its Palisades nuclear plant. Amounts collected from electric retail customers and deposited in trusts (including trust earnings) are credited to accumulated depreciation. In March 2001, Consumers filed updated decommissioning cost estimates for Big Rock and Palisades that were $349 million and $739 million in 2000 dollars, respectively. Using the inflation factors presented in the filing to the MPSC, the Palisades estimated decommissioning cost in 2002 dollars is $809 million. The Big Rock decommissioning cost in 2002 dollars is $327 million. Consumers' site-specific decommissioning cost estimates for Big Rock and Palisades assume that each plant site will eventually be restored to conform to the adjacent landscape, and all contaminated equipment will be disassembled and disposed of in a licensed burial facility. On December 31, 2000, Big Rock trusts were fully funded per the March 22, 1999 MPSC order and Consumers discontinued depositing funds in the trust. In December 2000, the NRC extended the Palisades operating license to March 2011 and the impact of this extension was included as part of Consumers' March 2001 filing with the MPSC. Consumers is required to file the next "Report on the Adequacy of the Existing Annual Provision for Nuclear Plant Decommissioning" (Report) with the MPSC by March 31, 2004.

In 1997, Big Rock closed permanently and plant decommissioning began. Consumers estimates that the Big Rock site will be returned to a natural state by the end of 2012 if the DOE begins removing the spent nuclear fuel by 2010. In 2002, Consumers incurred costs of $28 million that were charged to the accumulated depreciation reserve for decommissioning and withdrew $30 million from the Big Rock nuclear decommissioning trust fund. In total, Consumers has incurred costs of $218 million that have been charged to the accumulated depreciation reserve for decommissioning and withdrew $209 million from the Big Rock nuclear decommissioning trust fund. These activities had no material impact on net income. At December 31, 2002, Consumers is the beneficiary of the investment in nuclear decommissioning trust funds of $110 million for Big Rock.

After retirement of Palisades, Consumers plans to maintain the facility in protective storage if radioactive waste disposal facilities are not available. Consumers will incur most of the Palisades decommissioning costs after the plant's NRC operating license expires. Palisades' current NRC license will expire in 2011 and the trust funds were estimated to have accumulated $921 million by that time, assuming currently approved MPSC surcharge levels. Consumers estimates that at the time Palisades is fully decommissioned in the year 2049, the trust funds will have provided $2.5 billion, including trust earnings, to pay for the anticipated expenditures over the entire decommissioning period. At December 31, 2002, Consumers is the beneficiary of the investment in the MPSC nuclear decommissioning trust funds of $416 million for Palisades. In addition, at December 31, 2002, Consumers has a FERC decommissioning trust fund with a balance of approximately $9 million.

UNAMORTIZED DEBT PREMIUM, DISCOUNT AND EXPENSE: Consumers amortizes premiums, discounts and expenses incurred in connection with the issuance of presently outstanding long-term debt over the terms of the respective issues. For the regulated portions of our businesses, if debt is refinanced, Consumers amortizes any unamortized premiums, discounts and expenses over the term of the new debt, as allowed under regulated utility accounting.

RECLASSIFICATIONS: Consumers reclassified certain prior year amounts for comparative purposes. These reclassifications did not affect consolidated net income for the years presented.

RELATED-PARTY TRANSACTIONS: Consumers completed a five-year redemption of its investment of $250 million in ten shares of Enterprises' preferred stock in 2001. The balances as of December 31, 2002, 2001 and 2000 were $0, $0 and $50 million, respectively. Consumers has an investment in 2.4 million shares of CMS Energy Common Stock with a fair value totaling $22 million at December 31, 2002, see Note 5. In 2002, 2001 and 2000, Consumers received dividends from these two investments totaling $3 million, $6 million, and $10 million, respectively. In 2002, 2001, and 2000, Consumers paid parent company overhead costs to CMS Energy of $18 million, $11 million and $1 million, respectively. Such overhead costs were allocated to Consumers using the Massachusetts Formula.

In 2002, 2001 and 2000, Consumers paid $49 million, $55 million and $51 million, respectively, for electric generating capacity and energy from affiliates of Enterprises. From time to time, Consumers purchased a portion of its gas from CMS Oil and Gas and CMS MST. In both 2002 and 2001, Consumers did not make a purchase from CMS Oil and Gas. In 2000, Consumers purchased $3 million. In 2002, 2001 and 2000, Consumers' gas purchases from CMS MST were $127 million, $120 million and $95 million, respectively. Consumers pays a portion of its gas transportation costs to Panhandle and its subsidiary Trunkline. In 2002, 2001 and 2000 transportation fees paid were $22 million, $21 million and $38 million, respectively. In 2002, 2001, and 2000, Consumers paid $4 million, $4 million and $1 million, respectively, for gas transportation from CMS Bay Area Pipeline, L.L.C.. In 2002, 2001 and 2000, Consumers and its subsidiaries sold, stored and transported natural gas and provided other services to the MCV Partnership totaling $27 million, $27 million and $26 million, respectively. For additional discussion of related-party transactions with the MCV Partnership and the FMLP, see Notes 2 and 11. Other related-party transactions are immaterial.

UTILITY REGULATION: Consumers accounts for the effects of regulation based on the regulated utility accounting standard SFAS No. 71. As a result, the actions of regulators affect when Consumers recognizes revenues, expenses, assets and liabilities.

In March 1999, Consumers received MPSC electric restructuring orders, which, among other things, identified the terms and timing for implementing electric restructuring in Michigan. Consistent with these orders and EITF No. 97-4, Consumers discontinued the application of SFAS No. 71 for the energy supply portion of its business because Consumers expected to implement retail open access at competitive market based rates for its electric customers. Discontinuation of SFAS No. 71 for the energy supply portion of Consumers' business resulted in Consumers reducing the carrying value of its Palisades plant-related assets, in 1999, by approximately $535 million and establishing a regulatory asset for a corresponding amount. As of December 31, 2002, Consumers had a net investment in energy supply facilities of $1.475 billion included in electric plant and property.

Since 1999, there has been a significant legislative and regulatory change in Michigan that has resulted in: 1) electric supply customers of utilities remaining on cost-based rates and 2) utilities being given the ability to recover Stranded Costs associated with electric restructuring, from customers who choose an alternative electric supplier. During 2002, Consumers re-evaluated the criteria used to determine if an entity or a segment of an entity meets the requirements to apply regulated utility accounting, and determined that the energy supply portion of its business could meet the criteria if certain regulatory events occurred. In December 2002, Consumers received a MPSC Stranded Cost order that allowed Consumers to re-apply regulatory accounting standard SFAS No. 71 to the energy supply portion of its business. Re-application of SFAS No. 71 had no effect on the prior discontinuation accounting, but will allow Consumers to apply regulatory accounting treatment to the energy supply portion of its business on a prospective basis, including regulatory accounting treatment of costs required to be recognized in accordance with SFAS No. 143. See Note 2, Uncertainties, "Electric Rate Matters - Electric Restructuring."

SFAS No. 144 imposes strict criteria for retention of regulatory-created assets by requiring that such assets be probable of future recovery at each balance sheet date. Management believes these assets are probable of future recovery.

The following regulatory assets (liabilities), which include both current and non-current amounts, are reflected in the Consolidated Balance Sheets. These costs are expected to be recovered through rates over periods of up to 14 years. Consumers recognized an OPEB transition obligation in accordance with SFAS No. 106 and established a regulatory asset for this amount, which it expects to recover in rates over the next ten years.

                                                                                                     In Millions
----------------------------------------------------------------------------------------------------------------
December 31                                                                              2002               2001
----------------------------------------------------------------------------------------------------------------
Securitized costs (Note 2)                                                            $   689           $    717
Postretirement benefits (Note 7)                                                          204                228
Electric Restructuring Implementation Plan (Note 2)                                        83                 82
Manufactured gas plant sites (Note 2)                                                      69                 70
Abandoned Midland project                                                                  11                 12
Income taxes (Note 4)                                                                       -                  6
Other                                                                                      16                 15
                                                                                      --------------------------

Total regulatory assets                                                               $ 1,072           $  1,130
================================================================================================================

Income taxes (Note 4)                                                                 $  (297)          $   (282)
GCR over recovery                                                                         (11)                (9)
Other                                                                                      (5)                 -
                                                                                      --------------------------

Total regulatory liabilities                                                          $  (313)          $   (291)
================================================================================================================

In October 2000, Consumers received an MPSC order authorizing Consumers to securitize certain regulatory assets up to $469 million, net of tax, see Note 2, Uncertainties, "Electric Rate Matters -

Electric Restructuring". Accordingly, in December 2000, Consumers established a regulatory asset for securitized costs of $709 million, before tax, that had previously been recorded in other regulatory asset accounts. In order to prepare for the financing of the securitized assets and the subsequent retirement of debt with Securitization proceeds, issuance fees of $1 million, $10 million and $1 million were incurred in 2002, 2001 and 2000, respectively, and capitalized as a part of Securitization costs. These issuance costs are amortized each month for up to fourteen years. Amortization of the Securitized assets approximated $29 million and $2 million in 2002 and 2001, respectively, for accumulated securitized cost amortization of $31 million. The components of the unamortized securitized costs are illustrated below.

                                                                                                     In Millions
----------------------------------------------------------------------------------------------------------------
December 31                                                                            2002             2001
----------------------------------------------------------------------------------------------------------------
Unamortized nuclear costs                                                            $    405           $    405
Postretirement benefits                                                                    84                 84
Income taxes                                                                              203                203
Uranium enrichment facility                                                                16                 16
Accumulated Securitization cost amortization                                              (31)                (2)
Other                                                                                      12                 11
                                                                                     ---------------------------

Total unamortized securitized costs                                                  $    689           $    717
================================================================================================================

IMPLEMENTATION OF NEW ACCOUNTING STANDARDS

SFAS NO. 142, GOODWILL AND OTHER INTANGIBLE ASSETS: This standard issued in July 2001, requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. Effective January 1, 2002, the provisions of SFAS No. 142 had no impact on Consumers' consolidated results of operations or financial position.

SFAS NO. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS:
This new standard was issued by the FASB in October 2001, and supersedes SFAS No. 121, and APB Opinion No. 30. SFAS No. 144 requires long-lived assets to be measured at the lower of either the carrying amount or of the fair value less the cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The adoption of SFAS No. 144, effective January 1, 2002, results in Consumers accounting for any impairment or disposal of long-lived assets under the provisions of SFAS No. 144 subsequent to January 1, 2002, but will not change the accounting used for previous asset impairments or disposals.

SFAS NO. 145, RESCISSION OF FASB STATEMENTS NO. 4, 44, AND 64, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS: Issued by the FASB in April 2002, this standard rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and SFAS No. 64, Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements. As a result, any gain or loss on extinguishment of debt should be classified as an extraordinary item only if it meets the criteria set forth in APB Opinion No. 30. The provisions of this section are applicable to fiscal years beginning 2003, but may be adopted early. Consumers has adopted this provision early, with no material affect to its income statement. SFAS No. 145 amends SFAS No. 13, Accounting for Leases, to require sale-leaseback accounting for certain lease modifications that have similar economic impacts to sale-leaseback transactions. This provision is effective for transactions occurring after May 15, 2002. Finally, SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections and rescinds SFAS No. 44,

Accounting for Intangible Assets of Motor Carriers. These provisions are effective for financial statements issued on or after May 15, 2002. Upon adoption of the standard, there was no impact on Consumers' financial statements.

SFAS NO. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION - TRANSITION AND
DISCLOSURE: Issued by the FASB in December 2002, this standard provides for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of the statement are effective as of December 31, 2002 and interim disclosure provisions are effective for interim financial reports starting in 2003. Consumers decided to voluntarily adopt the fair value based method of accounting for stock-based employee compensation effective December 31, 2002, applying the prospective method of adoption which requires recognition of all employee awards granted, modified, or settled after the beginning of the year in which the recognition provisions are first applied. Therefore, Consumers recorded $1.7 million in expense for the fair value of stock options issued in 2002.

NEW ACCOUNTING STANDARDS TO BE ADOPTED

SFAS NO. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS: Beginning January 1, 2003, companies must comply with SFAS No. 143. The standard requires companies to record the fair value of the legal obligations related to an asset retirement in the period in which it is incurred. Consumers has determined that it has legal asset retirement obligations, particularly in regard to its nuclear plants, but has not yet finalized its assessment of the obligation. However, upon initial adoption of the standard, Consumers expects to record a regulatory liability, as well as an asset retirement obligation, as required by SFAS No.
71. The regulatory liability recognizes the difference between the cost of removal included in the reserve for accumulated depreciation for assets within the scope of SFAS No. 143 and the accretion expense of the asset retirement obligation and the depreciation expense of the asset retirement obligation asset from when the obligation was initially incurred through December 2002. When the asset retirement obligation liability is initially recorded, the company would capitalize an offsetting amount by increasing the carrying amount of the related long-lived asset. Over time, the initial liability would be accreted to its present value each period and the capitalized cost would be depreciated over the related asset's useful life.

SFAS NO. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES:
Issued by the FASB in July 2002, this standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This standard is effective for exit or disposal activities initiated after December 31, 2002. Consumers does not expect the adoption of SFAS No. 146 to have a material impact on its financial position or results of operations.

FASB INTERPRETATION NO. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENT FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS:
Effective January 2003, this interpretation elaborates on the disclosure to be made by a guarantor about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provision of this interpretation does not apply to certain guarantee contracts, such as warranties, derivatives, or guarantees between either parent and subsidiaries or corporations under common control, although disclosure of such guarantees is required. For contracts that are within the initial recognition and measurement provision of this interpretation, the provisions are to be applied to guarantees issued or modified after December 31, 2002; no cumulative effect adjustments are required.

Following is a general description of Consumers' guarantees as required by this
Interpretation:

December 31, 2002                                                                                       In Millions
-------------------------------------------------------------------------------------------------------------------
                                                  Issue      Expiration        Maximum     Carrying        Recourse
Guarantee Description                              Date            Date     Obligation      Amount     Provision(a)
Standby letters of credit                       Various         Various         $    7       $    -           $   -
Surety bonds                                    Various         Various              9            -               -
Nuclear insurance retrospective premiums        Various         Various            120            -               -
===================================================================================================================

(a) Recourse provision indicates the approximate recovery from third parties including assets held as collateral.

Following is additional information regarding Consumers' guarantees:

December 31, 2002
--------------------------------------------------------------------------------------------------------------------
                                                                                               Events That Would
Guarantee Description                                How Guarantee Arose                      Require Performance
--------------------------------------------------------------------------------------------------------------------
Standby letters of credit                            Normal operations of                        Non-compliance with
                                                        coal power plants                  environmental regulations
                                                     Self insurance requirement                      Non-performance
Surety bonds                                         Normal operating activity,                      Non-performance
                                                        permits and license
Nuclear insurance retrospective premiums             Normal operations of                           Call by NEIL and
                                                        nuclear plants                            Price-Anderson Act
                                                                                                for nuclear incident

FASB INTERPRETATION NO. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES: Issued by the FASB in January 2003, the interpretation expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. The consolidation requirements of the interpretation apply immediately to variable interest entities created after January 31, 2003. For Consumers, the consolidation requirements apply to pre-existing entities beginning July 1, 2003. Certain of the disclosure requirements apply to all financial statements initially issued after January 31, 2003. Consumers will be required to consolidate any entities that meet the requirements of the interpretation. Consumers is in the process of studying the interpretation, and has yet to determine the effects, if any, on its consolidated financial statements.

OTHER: For significant accounting policies regarding income taxes, see Note 4; for derivatives , see Note 5; for executive incentive compensation, see Note 6; for pensions and other postretirement benefits, see Note 7; and for leases, see
Note 8.

2: UNCERTAINTIES

Several business trends or uncertainties may affect Consumers' financial results and condition. These trends or uncertainties have, or Consumers reasonably expects could have, a material impact on net sales, revenues, or income from continuing electric operations. Such trends and uncertainties are discussed in detail below and include: 1) pending litigation and government investigations;
2) the need to make additional capital expenditures and increase operating expenses for Clean Air Act compliance; 3) environmental liabilities arising from various federal, state and local environmental laws and regulations, including potential liability or expenses relating to the Michigan Natural Resources and Environmental Protection Acts and Superfund; 4) electric industry restructuring issues; 5) Consumers' ability to meet peak electric demand requirements at a reasonable cost, without market disruption, and successfully implement initiatives to reduce exposure to purchased power price increases; 6) the recovery of electric restructuring implementation costs; 7) Consumers new status as an electric transmission customer and not as an electric transmission owner/operator; 8) sufficient reserves for OATT rate refunds; 9) uncertainties relating to the storage and ultimate disposal of spent nuclear fuel and the successful operation of Palisades by NMC; 10) the effects of derivative accounting and potential earnings volatility; 11) potential environmental costs at a number of sites, including sites formerly housing manufactured gas plant facilities; 12) future gas industry restructuring initiatives; 13) any initiatives undertaken to protect customers against gas price increases; 14) an inadequate regulatory response to applications for requested rate increases; 15) market and regulatory responses to increases in gas costs, including a reduced average use per residential customer; and 16) Consumers' continuing ability to raise funds at reasonable rates in order to meet the cash requirements of its electric and gas business.

SEC AND OTHER INVESTIGATIONS: As a result of the round-trip trading transactions at CMS MST, CMS Energy's Board of Directors established a Special Committee of independent directors to investigate matters surrounding the transactions and retained outside counsel to assist in the investigation. The Special Committee completed its investigation and reported its findings to the Board of Directors in October 2002. The Special Committee concluded, based on an extensive investigation, that the round-trip trades were undertaken to raise CMS MST's profile as an energy marketer with the goal of enhancing its ability to promote its services to new customers. The Special Committee found no apparent effort to manipulate the price of CMS Energy Common Stock or affect energy prices. The Special Committee also made recommendations designed to prevent any reoccurrence of this practice, most of which have already been implemented. Previously, CMS Energy terminated its speculative trading business and revised its risk management policy. The Board of Directors adopted, and CMS Energy has begun implementing, the remaining recommendations of the Special Committee.

CMS Energy is cooperating with other investigations concerning round-trip trading, including an investigation by the SEC regarding round-trip trades and CMS Energy's financial statements, accounting policies and controls, and investigations by the United States Department of Justice, the Commodity Futures Trading Commission and the FERC.CMS Energy has also received subpoenas from U.S. Attorneys Offices regarding investigations of those trades. CMS Energy is unable to predict the outcome of these matters, and Consumers is unable to predict what effect, if any, these investigations will have on its business.

SECURITIES CLASS ACTION LAWSUITS: Beginning on May 17, 2002, a number of securities class action complaints have been filed against CMS Energy, Consumers, and certain officers and directors of CMS Energy and its affiliates. The complaints have been filed in the United States District Court for the Eastern District of Michigan as purported class actions by individuals who allege that they purchased CMS Energy's securities during a purported class period. At least two of the complaints contain purported class periods beginning on August 3, 2000 and running through May 10, 2002 or May 14, 2002. These complaints generally seek unspecified damages based on allegations that the defendants violated United States securities laws and regulations by making allegedly false and misleading statements about the company's business and financial condition. The cases have been consolidated into a single lawsuit and an amended and consolidated complaint is due to be filed by May 1, 2003. CMS Energy and Consumers intend to vigorously defend against this action. Consumers cannot predict the outcome of this litigation.

ERISA CASES: Consumers is a named defendant, along with CMS Energy, CMS MST and certain named and unnamed officers and directors in two lawsuits brought as purported class actions on behalf of participants and beneficiaries of the 401(k) plan. The two cases, filed in July 2002 in the United States District Court for the Eastern District of Michigan, were consolidated by the trial judge and an amended and consolidated complaint has been filed. Plaintiffs allege breaches of fiduciary duties under ERISA and seek restitution on behalf of the plan with respect to a decline in value of the shares of CMS Energy Common Stock held in the plan. Plaintiffs also seek other equitable relief and legal fees. These cases will be vigorously defended. Consumers cannot predict the outcome of this litigation.

ELECTRIC CONTINGENCIES

ELECTRIC ENVIRONMENTAL MATTERS: Consumers is subject to costly and increasingly stringent environmental regulations. Consumers expects that the cost of future environmental compliance, especially compliance with clean air laws, will be significant.

Clean Air - In 1998, the EPA issued final regulations requiring the state of Michigan to further limit nitrogen oxide emissions. The Michigan Department of Environmental Quality finalized rules to comply with the EPA final regulations in December 2002 and submitted these rules for approval to the EPA in the first quarter of 2003. In addition, the EPA has also issued additional final regulations regarding nitrogen oxide emissions that require certain generators, including some of Consumers' electric generating facilities, to achieve the same emissions rate as that required by the 1998 regulations. The EPA and the state final regulations will require Consumers to make significant capital expenditures estimated to be $770 million. As of December 31, 2002, Consumers has incurred $405 million in capital expenditures to comply with the EPA final regulations and anticipates that the remaining capital expenditures will be incurred between 2003 and 2009. Additionally, Consumers currently expects to supplement its compliance plan with the purchase of nitrogen oxide emissions credits for years 2005 through 2008. The cost of these credits based on the current market is estimated to average $6 million per year, however, the market for nitrogen oxide emissions credits is volatile and the price could change significantly. At some point, if new environmental standards become effective, Consumers may need additional capital expenditures to comply with the future standards. Based on the Customer Choice Act, beginning January 2004, an annual return of and on these types of capital expenditures, to the extent they are above depreciation levels, is expected to be recoverable from customers, subject to an MPSC prudency hearing.

These and other required environmental expenditures, if not recovered from customers in Consumers' rates, may have a material adverse effect upon Consumers' financial condition and results of operations.

Cleanup and Solid Waste - Under the Michigan Natural Resources and Environmental Protection Act, Consumers expects that it will ultimately incur investigation and remedial action costs at a number of sites. Consumers believes that these costs will be recoverable in rates under current ratemaking policies.

Consumers is a potentially responsible party at several contaminated sites administered under Superfund. Superfund liability is joint and several. Along with Consumers, many other creditworthy, potentially responsible parties with substantial assets cooperate with respect to the individual sites. Based upon past negotiations, Consumers estimates that its share of the total liability for the known Superfund sites will be between $1 million and $9 million. As of December 31, 2002, Consumers had accrued the minimum amount of the range for its estimated Superfund liability.

During routine maintenance activities, Consumers identified PCB as a component in certain paint, grout and sealant materials at the Ludington Pumped Storage facility. Consumers removed and replaced part of the PCB material. Consumers has proposed a plan to deal with the remaining materials and is awaiting a response from the EPA.

ELECTRIC RATE MATTERS

ELECTRIC RESTRUCTURING: In June 2000, the Michigan legislature passed electric utility restructuring legislation known as the Customer Choice Act. This act: 1) permits all customers to choose their electric generation supplier beginning January 1, 2002; 2) cut residential electric rates by five percent; 3) freezes all electric rates through December 31, 2003, and establishes a rate cap for residential customers through at least December 31, 2005, and a rate cap for small commercial and industrial customers through at least December 31, 2004; 4) allows for the use of low-cost Securitization bonds to refinance qualified costs, as defined by the act; 5) establishes a market power supply test that may require transferring control of generation resources in excess of that required to serve firm retail sales requirements (a requirement Consumers believes itself to be in compliance with at this time); 6) requires Michigan utilities to join a FERC-approved RTO or divest their interest in transmission facilities to an independent transmission owner (Consumers has sold its interest in its transmission facilities to an independent transmission owner, see "Transmission" below); 7) requires Consumers, Detroit Edison and American Electric Power to jointly expand their available transmission capability by at least 2,000 MW; 8) allows deferred recovery of an annual return of and on capital expenditures in excess of depreciation levels incurred during and before the rate freeze/cap period; and 9) allows recovery of "net" Stranded Costs and implementation costs incurred as a result of the passage of the act. In July 2002, the MPSC issued an order approving the plan to achieve the increased transmission capacity. Consumers has completed the transmission capacity projects identified in the plan and has submitted verification of this fact to the MPSC. Consumers believes it is in full compliance with item 7 above. Consumers is also highly confident that it will meet the conditions contained in item 5 above, prior to the earliest rate cap termination dates specified in the act. Failure to do so, however, could result in an extension of the rate caps to as late as December 31, 2013.

In 1998, Consumers submitted a plan for electric retail open access to the MPSC. In March 1999, the MPSC issued orders generally supporting the plan. The Customer Choice Act states that the MPSC orders issued before June 2000 are in compliance with this act and enforceable by the MPSC. Those MPSC orders: 1) allow electric customers to choose their supplier; 2) authorize recovery of "net" Stranded Costs and implementation costs; and 3) confirm any voluntary commitments of electric utilities. In September 2000, as required by the MPSC, Consumers once again filed tariffs governing its retail open access program and made revisions to comply with the Customer Choice Act. In December 2001, the MPSC approved revised retail open access tariffs. The revised tariffs establish the rates, terms, and conditions under which retail customers will be permitted to choose an alternative electric supplier. The tariffs, effective January 1, 2002, did not require significant modifications in the existing retail open access program. The tariff terms allow retail open access customers, upon as little as 30 days notice to Consumers, to return to Consumers' generation service at current tariff rates. If any class of customers' (residential, commercial, or industrial) retail open access load reaches 10 percent of Consumers' total load for that class of customers, then returning retail open access customers for that class must give 60 days notice to return to Consumers' generation service at current tariff rates. However, Consumers may not have sufficient, reasonably priced, capacity to meet the additional demand of returning retail open access customers, and may be forced to purchase electricity on the spot market at higher prices than it could recover from its customers. Consumers cannot predict the total amount of electric supply load that may be lost to competitor suppliers, nor whether the stranded cost recovery method adopted by the MPSC will be applied in a manner that will fully offset any associated margin loss.

SECURITIZATION: In October 2000 and January 2001, the MPSC issued orders authorizing Consumers to issue Securitization bonds. Securitization typically involves issuing asset-backed bonds with a higher credit rating than conventional utility corporate financing. The orders authorized Consumers to securitize approximately $469 million in qualified costs, which were primarily regulatory assets plus recovery of the Securitization expenses. Securitization resulted in lower interest costs and a longer amortization period for the securitized assets, and offset the majority of the impact of the required residential rate reduction (approximately $22 million in 2000 and $49 million annually thereafter). The orders directed Consumers to apply any cost savings in excess of the five percent residential rate reduction to rate reductions for non-residential customers and reductions in Stranded Costs for retail open access customers after the bonds are sold. Excess savings are approximately $12 million annually.

In November 2001, Consumers Funding issued $469 million of Securitization bonds, Series 2001-1. The Securitization bonds mature at different times over a period of up to 14 years, with an average interest rate of 5.3 percent. The last expected maturity date is October 20, 2015. Net proceeds from the sale of the Securitization bonds, after issuance expenses, were approximately $460 million. Consumers used the net proceeds to retire $164 million of its common equity from its parent, CMS Energy. CMS Energy used the $164 million from Consumers to pay down its own short-term debt. From December 2001 through March 2002, the remainder of these proceeds were used to pay down Consumers' long-term debt and Trust Preferred Securities. CMS Energy used the $164 million from Consumers to pay down its own short-term debt.

Consumers and Consumers Funding will recover the repayment of principal, interest and other expenses relating to the bond issuance through a securitization charge and a tax charge that began in December 2001. These charges are subject to an annual true-up until one year prior to the last expected bond maturity date, and no more than quarterly thereafter. The first true-up occurred in November 2002, and prospectively modified the total securitization and related tax charges from 1.677 mills per kWh to 1.746 mills per kWh. Current electric rate design covers these charges, and there will be no rate impact for most Consumers electric customers until the Customer Choice Act rate freeze expires. Securitization charge collections, $52 million in 2002, are remitted to a trustee for the Securitization bonds. Securitization charge collections are dedicated for the repayment of the principle and interest on the Securitization bonds and payment of the ongoing expenses of Consumers Funding and can only be used for those purposes. Consumers Funding is legally separate from Consumers. The assets and income of Consumers Funding, including without limitation, the securitized property, are not available to creditors of Consumers or CMS Energy.

Regulatory assets are normally amortized over their period of regulated recovery. Beginning January 1, 2001, the amortization was deferred for the approved regulatory assets being securitized, which effectively offset the loss in revenue in 2001 resulting from the five percent residential rate reduction. In December 2001, after the Securitization bonds were sold, the amortization was re-established, based on a schedule that is the same as the recovery of the principal amounts of the securitized qualified costs. In 2002, the accumulated amortization amount was approximately $31 million and the securitized assets will be fully amortized by the end of 2015.

On March 4, 2003, Consumers filed an application with the MPSC seeking approval to issue Securitization bonds in the amount of approximately $1.084 billion. If approved, this would allow the recovery of costs associated with Clean Air Act expenditures, post-2000 Palisades expenditures, and retail open access implementation costs through December 31, 2003, and certain pension fund expenses, and expenses associated with the issuance of the bonds.

TRANSMISSION: In 1999, the FERC issued Order No. 2000, strongly encouraging electric utilities to transfer operating control of their electric transmission system to an RTO, or sell the facilities to an independent company. In addition, in June 2000, the Michigan legislature passed Michigan's Customer Choice Act, which also requires utilities to divest or transfer the operating authority of transmission facilities to an independent company. Consumers chose to offer its electric transmission system for sale rather than own and invest in an asset that it could not control. In May 2002, Consumers sold its electric transmission system (METC) for approximately $290 million in cash to MTH, a non-affiliated limited partnership whose general partner is a subsidiary of Trans-Elect Inc.

Trans-Elect, Inc. submitted the winning bid through a competitive bidding process, and various federal agencies approved the transaction. Consumers did not provide any financial or credit support to Trans-Elect, Inc. Certain of Trans-Elect's officers and directors are former officers and directors of CMS Energy, Consumers and their subsidiaries. None of them were employed by CMS Energy, Consumers, or their affiliates when the transaction was discussed internally and negotiated with purchasers. As a result of the sale, Consumers experienced an after-tax earnings increase of approximately $17 million in 2002, due to the recognition of a $26 million gain on the sale of the electric transmission system. This gain from the sale is offset by a loss of revenue from wholesale and retail open access customers who will buy services directly from MTH, including the loss of a return on the sold electric transmission system. Consumers anticipates that the future impact of the loss of revenue from wholesale and retail open access customers who will buy services directly from MTH and the loss of a return on the sold electric transmission system on its after-tax earnings will be a decrease of $15 million in 2003, and a decrease of approximately $14 million annually for the next three years.

Under the agreement with MTH, and subject to certain additional RTO surcharges, transmission rates charged to Consumers are fixed by contract at current levels through December 31, 2005, and subject to FERC ratemaking thereafter. MTH has completed the capital program to expand the transmission system's capability to import electricity into Michigan, as required by the Customer Choice Act, and Consumers will continue to maintain the system under a five-year contract with MTH. Effective April 30, 2002, Consumers and METC withdrew from the Alliance RTO, and MTH (METC) has joined the MISO RTO.

When IPPs connect to transmission systems, they pay transmission companies the capital costs incurred to connect the IPP to the transmission system and make system upgrades needed for the interconnection. It is the FERC's policy that the system upgrade portion of these IPP payments be credited against transmission service charges over time as transmission service is taken. METC recorded a $35 million liability for IPP credits. Subsequently, MTH assumed this liability as part of its purchase of the electric transmission system. Several months after METC started operation, the FERC changed its policy to provide for interest on IPP payments that are to be credited. The $35 million liability for IPP credits does not include interest since the associated interconnection agreements do not at this time provide for interest. MTH has asserted that Consumers may be liable for interest on the IPP payments to be credited if interest provisions are added to these agreements. Consumers believes that any potential liability would not have a material adverse affect on its financial condition.

POWER SUPPLY COSTS: During periods when electric demand is high, the cost of purchasing electricity on the spot market can be substantial. To reduce Consumers' exposure to the fluctuating cost of electricity, and to ensure adequate supply to meet demand, Consumers intends to maintain sufficient generation and to purchase electricity from others to create a power supply reserve, also called a reserve margin. The reserve margin provides additional power supply capability above Consumers' anticipated peak power supply demands. It also allows Consumers to provide reliable service to its electric service customers and to protect itself against unscheduled plant outages and unanticipated demand. In recent years, Consumers has planned for a reserve margin of approximately 15 percent from a combination of its owned electric generating plants and electricity purchase contracts or options, as well as other arrangements. However, in light of various factors, including the addition of new generating capacity in Michigan and throughout the Midwest region and additional transmission import capability, Consumers is continuing to evaluate the appropriate reserve margin for 2003 and beyond. Currently, Consumers has an estimated reserve margin of approximately 11 percent for summer 2003 or 111 percent of projected summer peak load. Of the 111 percent, approximately 101 percent is met from owned electric generating plants and long-term power purchase contracts and 10 percent from short-term contracts and options for physical deliveries and other agreements. The ultimate use of the reserve margin needed will depend primarily on summer weather conditions, the level of retail open access requirements being served by others during the summer, and any unscheduled plant outages. As of mid-March 2003, alternative electric suppliers are providing 516 MW of generation supply to ROA customers. Consumers' reserve margin does not include generation being supplied by other alternative electric suppliers under the ROA program.

To reduce the risk of high electric prices during peak demand periods and to achieve its reserve margin target, Consumers employs a strategy of purchasing electric call option and capacity contracts for the physical delivery of electricity primarily in the summer months and to a lesser degree in the winter months. As of December 31, 2002, Consumers had purchased or had commitments to purchase electric call option and capacity contracts partially covering the estimated reserve margin requirements for 2003 through 2007. As a result Consumers has a recognized asset of $30 million for unexpired call options and capacity contracts. The total cost of electricity call option and capacity contracts for 2002 was $13 million.

Prior to 1998, the PSCR process provided for the reconciliation of actual power supply costs with power supply revenues. This process assured recovery of all reasonable and prudent power supply costs actually incurred by Consumers, including the actual cost for fuel, and purchased and interchange power. In 1998, as part of the electric restructuring efforts, the MPSC suspended the PSCR process, and would not grant adjustment of customer rates through 2001. As a result of the rate freeze imposed by the Customer Choice Act, the current rates will remain in effect until at least December 31, 2003 and, therefore, the PSCR process remains suspended. Therefore, changes in power supply costs as a result of fluctuating electricity prices will not be reflected in rates charged to Consumers' customers during the rate freeze period.

ELECTRIC PROCEEDINGS: The Customer Choice Act allows electric utilities to recover the act's implementation costs and "net" Stranded Costs (without defining the term). The act directs the MPSC to establish a method of calculating "net" Stranded Costs and of conducting related true-up adjustments. In December 2001, the MPSC adopted a methodology which calculated "net" Stranded Costs as the shortfall between: (a) the revenue required to cover the costs associated with fixed generation assets, generation-related regulatory assets, and capacity payments associated with purchase power agreements, and (b) the revenues received from customers under existing rates available to cover the revenue requirement. The MPSC authorized Consumers to use deferred accounting to recognize the future recovery of costs determined to be stranded. Consumers has initiated an appeal at the Michigan Court of Appeals related to the MPSC's December 2001 "net" Stranded Cost order.

According to the MPSC, "net" Stranded Costs were to be recovered from retail open access customers through a Stranded Cost transition charge. In April 2002, Consumers made "net" Stranded Cost filings with the MPSC for $22 million and $43 million for 2000 and 2001, respectively. In the same filing, Consumers estimated that it would experience "net" Stranded Costs of $126 million for 2002. Consumers in its hearing brief, filed in August 2002, revised its request for Stranded Costs to $7 million and $4 million for 2000 and 2001, respectively, and an estimated $73 million for 2002. The single largest reason for the difference in the filing was the exclusion, as ordered by the MPSC, of all costs associated with expenditures required by the Clean Air Act.

In December 2002, the MPSC issued an order finding that Consumers experienced zero "net" Stranded Costs in 2000 and 2001, but declined to establish a defined methodology that would allow a reliable prediction of the level of Stranded Costs for 2002 and future years. In January 2003, Consumers filed a petition for rehearing of the December 2002 Stranded Cost order in which it asked the MPSC to grant a rehearing and revise certain features of the order. Several other parties also filed rehearing petitions with the MPSC. As noted above, Consumers has filed a request with the MPSC for authority to issue securitization bonds that would allow recovery of the Clean Air Act expenditures and post-2000 Palisades expenditures that were excluded from the Stranded Cost calculation.

On March 4, 2003, Consumers filed an application with the MPSC seeking approval of "net" Stranded Costs incurred in 2002, and for approval of a "net" Stranded Cost recovery charge. In the application, Consumers indicated that if Consumers' proposal to securitize Clean Air Act expenditures and post-2000 Palisades' expenditures were approved as proposed in its securitization case as discussed above, then Consumers' "net" Stranded Costs incurred in 2002 are approximately $35 million. If the proposal to securitize those costs is not approved, then Consumers indicated that the costs would be properly included in the 2002 "net" Stranded Cost calculation, which would increase Consumers' 2002 "net" Stranded Costs to approximately $103 million. Consumers cannot predict the recoverability of Stranded Costs, and therefore has not recorded any regulatory assets to recognize the future recovery of such costs.

The MPSC staff has scheduled a collaborative process to discuss Stranded Costs and related issues and to identify and make recommendations to the MPSC. Consumers intends to participate in this collaborative process.

Since 1997, Consumers has incurred significant electric utility restructuring implementation costs. The following table outlines the applications filed by Consumers with the MPSC and the status of recovery for these costs.

                                                                                                        In Millions
-------------------------------------------------------------------------------------------------------------------
Year Filed             Year Incurred        Requested         Pending              Allowed               Disallowed
-------------------------------------------------------------------------------------------------------------------
1999                     1997 & 1998             $ 20            $  -                 $ 15                      $ 5
2000                            1999               30               -                   25                        5
2001                            2000               25               -                   20                        5
2002                            2001                8               8                    -                        -
2003                            2002                2               2                    -                        -
===================================================================================================================

The MPSC disallowed certain costs based upon a conclusion that these amounts did not represent costs incremental to costs already reflected in electric rates. In the orders received for the years 1997 through 2000, the MPSC also reserved the right to review again the total implementation costs depending upon the progress and success of the retail open access program, and ruled that due to the rate freeze imposed by the Customer Choice Act, it was premature to establish a cost recovery method for the allowable implementation costs. In addition to the amounts shown above, as of December 2002, Consumers incurred and deferred as a regulatory asset, $1 million of additional implementation costs and has also recorded as a regulatory asset $13 million for the cost of money associated with total implementation costs. Consumers believes the implementation costs and the associated cost of money are fully recoverable in accordance with the Customer Choice Act. Cash recovery from customers will probably begin after the rate freeze or rate cap period has expired. Consumers cannot predict the amounts the MPSC will approve as allowable costs.

Consumers is also pursuing authorization at the FERC for MISO to reimburse Consumers for approximately $8 million in certain electric utility restructuring implementation costs related to its former participation in the development of the Alliance RTO, a portion of which has been expensed. However, Consumers cannot predict the amount the FERC will ultimately order to be reimbursed by the MISO.

In 1996, Consumers filed new OATT transmission rates with the FERC for approval. Interveners contested these rates, and hearings were held before an ALJ in 1998. In 1999, the ALJ made an initial decision that was largely upheld by the FERC in March 2002, which requires Consumers to refund, with interest, over-collections for past services as measured by the FERC's finally approved OATT rates. Since the initial decision, Consumers has been reserving a portion of revenues billed to customers under the filed 1996 OATT rates. Consumers submitted revised rates to comply with the FERC final order in June 2002. Those revised rates were accepted by the FERC in August 2002 and Consumers is in the process of computing refund amounts for individual customers. Consumers believes its reserve is sufficient to satisfy its refund obligation. As of December 2002, Consumers had paid $17 million in refunds.

In November 2002, the MPSC, upon its own motion, commenced a contested proceeding requiring each utility to give reason as to why its rates should not be reduced to reflect new personal property multiplier tables, and why it should not refund any amounts that it receives as refunds from local governments as they implement the new multiplier tables. Consumers responded to the MPSC that it believes that refunds would be inconsistent with the electric rate freeze that is currently in effect, and may otherwise be unlawful. Consumers is unable to predict the outcome of this matter.

OTHER ELECTRIC UNCERTAINTIES

THE MIDLAND COGENERATION VENTURE: The MCV Partnership, which leases and operates the MCV Facility, contracted to sell electricity to Consumers for a 35-year period beginning in 1990 and to supply electricity and steam to Dow. Consumers, through two wholly owned subsidiaries, holds the following assets related to the MCV Partnership and MCV Facility: 1) CMS Midland owns a 49 percent general partnership interest in the MCV Partnership; and 2) CMS Holdings holds, through FMLP, a 35 percent lessor interest in the MCV Facility.

Consumers' consolidated retained earnings include undistributed earnings from the MCV Partnership for the years 2002, 2001 and 2000 of $226 million, $184 million, and $168 million, respectively.

Summarized Statements of Income for CMS Midland and CMS Holdings

                                                                                                        In Millions
-------------------------------------------------------------------------------------------------------------------
Years Ended December 31                                               2002                2001                2000
-------------------------------------------------------------------------------------------------------------------
Earnings from Equity Method Investees                                   $52                 $38                $ 57
Operating taxes and other                                                18                  13                  19
Cumulative effect of a change in accounting for
  derivatives, net of $10 million tax expense (Note 11)                  18                   -                   -
-------------------------------------------------------------------------------------------------------------------

Net income                                                              $52                 $25                $ 38
===================================================================================================================

Power Supply Purchases from the MCV Partnership - Consumers' annual obligation to purchase capacity from the MCV Partnership is 1,240 MW through the termination of the PPA in 2025. The PPA requires Consumers to pay, based on the MCV Facility's availability, a levelized average capacity charge of 3.77 cents per kWh, a fixed energy charge, and a variable energy charge based primarily on Consumers' average cost of coal consumed for all kWh delivered. Since January 1, 1993, the MPSC has permitted Consumers to recover capacity charges averaging
3.62 cents per kWh for 915 MW, plus a substantial portion of the fixed and variable energy charges. Since January 1, 1996, the MPSC has also permitted Consumers to recover capacity charges for the remaining 325 MW of contract capacity with an initial average charge of 2.86 cents per kWh increasing periodically to an eventual 3.62 cents per kWh by 2004 and thereafter. However, due to the current freeze of Consumers' retail rates that the Customer Choice Act requires, the capacity charge for the 325 MW is now frozen at 3.17 cents per kWh. Recovery of both the 915 MW and 325 MW portions of the PPA are subject to certain limitations discussed below. After September 2007, the PPA's terms obligate Consumers to pay the MCV Partnership only those capacity and energy charges that the MPSC has authorized for recovery from electric customers.

In 1992, Consumers recognized a loss and established a PPA liability for the present value of the estimated future underrecoveries of power supply costs under the PPA based on MPSC cost recovery orders. Primarily as a result of the MCV Facility's actual availability being greater than management's original estimates, the PPA liability has been reduced at a faster rate than originally anticipated. At December 31, 2002, 2001 and 2000, the remaining after-tax present value of the estimated future PPA liability associated with the loss totaled $34 million, $50 million and $64 respectively. The PPA liability is expected to be depleted in late 2004. For further discussion on the impact of the frozen PSCR, see "Electric Rate Matters" in this Note.

In March 1999, Consumers and the MCV Partnership reached a settlement agreement effective January 1, 1999, that addressed, among other things, the ability of the MCV Partnership to count modifications increasing the capacity of the existing MCV Facility for purposes of computing the availability of contract capacity under the PPA for billing purposes. That settlement agreement capped availability payments that may be billed by the MCV Partnership at a 98.5 percent level.

When Consumers returns, as expected, to unfrozen rates beginning in 2004, Consumers will recover from customers, on-peak and off-peak capacity, so long as availability does not exceed an average 88.7 percent established in previous MPSC orders. For availability payments billed by the MCV Partnership after September 15, 2007, and not recovered from customers, Consumers would expect to claim a regulatory out under the PPA. If the MCV Facility's generating availability remains at the maximum 98.5 percent level during the next five years, Consumers' after-tax cash underrecoveries associated with the PPA could be as follows:

                                                                                                        In Millions
-------------------------------------------------------------------------------------------------------------------
                                                                      2003      2004     2005     2006        2007
-------------------------------------------------------------------------------------------------------------------
Estimated cash underrecoveries at 98.5%, net of tax                   $37       $36       $36      $36     $     25
===================================================================================================================

It is currently estimated that 51 percent of the actual cash underrecoveries for the years 2003 and 2004 will be charged to the PPA liability, with the remaining portion charged to operating expense as a result of Consumers' 49 percent ownership in the MCV Partnership. All cash underrecoveries will be expensed directly to income once the PPA liability is depleted.

In February 1998, the MCV Partnership appealed the January 1998 and February 1998 MPSC orders related to electric utility restructuring. At the same time, MCV Partnership filed suit in the United States District Court in Grand Rapids seeking a declaration that the MPSC's failure to provide Consumers and MCV Partnership a certain source of recovery of capacity payments after 2007 deprived MCV Partnership of its rights under the Public Utilities Regulatory Policies Act of 1978. In July 1999, the District Court granted MCV Partnership's motion for summary judgment. The Court permanently prohibited enforcement of the restructuring orders in any manner that denies any utility the ability to recover amounts paid to qualifying facilities such as the MCV Facility or that precludes the MCV Partnership from recovering the avoided cost rate. The MPSC appealed the Court's order to the 6th Circuit Court of Appeals in Cincinnati. In June 2001, the 6th Circuit overturned the lower court's order and dismissed the case against the MPSC. The appellate court determined that the case was premature and concluded that the qualifying facilities needed to wait until 2008 for an actual factual record to develop before bringing claims against the MPSC in federal court.

NUCLEAR MATTERS: Throughout 2002, Big Rock, currently in decommissioning, progressed on plan with building and equipment dismantlement to return the site to a natural setting free for any future use. Periodic NRC inspection reports continued to reflect positively on Big Rock project performance. The NRC found all decommissioning activities were performed in accordance with applicable regulatory and license conditions.

In February 2003, the NRC completed its end-of-cycle plant performance assessment of Palisades. The end-of-cycle review for Palisades covered the 2002 calendar year. The NRC determined that Palisades was operated in a manner that preserved public health and safety and fully met all cornerstone objectives. Based on the plant's performance, only regularly scheduled inspections are planned through March 2004. The NRC noted that they are planning inspections of the new independent spent fuel storage facility as needed during construction activities along with routine inspections for the new security requirements.

Spent Nuclear Fuel Storage: During the fourth quarter of 2002, equipment fabrication, assembly and testing was completed at Big Rock on NRC approved transportable steel and concrete canisters or vaults, commonly known as "dry-casks" for temporary onsite storage of spent fuel and movement of fuel from the fuel pool to dry casks began. As of March 2003, all of the seven dry casks had been loaded with spent fuel. These transportable dry casks will remain onsite until the DOE moves the material to a permanent national fuel repository.

At Palisades, the amount of spent nuclear fuel discharged from the reactor to date exceeds Palisades' temporary on-site storage pool capacity. Consequently, Consumers is using NRC-approved steel and concrete vaults, "dry casks", for temporary on-site storage. As of December 31, 2002, Consumers had loaded 18 dry casks with spent nuclear fuel at Palisades. Palisades will need to load additional dry casks by the fall of 2004 in order to continue operation. Palisades currently has three empty storage-only dry casks on-site, with storage pad capacity for up to seven additional loaded dry casks. Consumers anticipates that licensed transportable dry casks for additional storage, along with more storage pad capacity, will be available prior to 2004.

In 1997, a federal court decision has confirmed that the DOE was to begin accepting deliveries of spent nuclear fuel for disposal by January 31, 1998. Subsequent litigation in which Consumers and certain other utilities participated has not been successful in producing more specific relief for the DOE's failure to comply.

In July 2000, the DOE reached a settlement agreement with one utility to address the DOE's delay in accepting spent fuel. The DOE may use that settlement agreement as a framework that it could apply to other nuclear power plants. However, certain other utilities challenged the validity of the mechanism for funding the settlement in an appeal, and recently the reviewing court sustained their challenge. Additionally, there are two court decisions that support the right of utilities to pursue damage claims in the United States Court of Claims against the DOE for failure to take delivery of spent fuel. A number of utilities have commenced litigation in the Court of Claims. If the litigation that was commenced in the fourth quarter of 2002, against the DOE is successful, Consumers anticipates future recoveries from the DOE to defray the significant costs it will incur for the storage of spent fuel until the DOE takes possession as required by law.

On March 26, 2003, the Michigan Environmental Council, the Public Interest Research Group in Michigan, and the Michigan Consumer Federation filed a complaint with the MPSC that asks the MPSC to commence a generic investigation and contested case to review all facts and issues concerning the recovery of costs associated with spent nuclear fuel storage and disposal. The complaint alleges that the rates of Consumers Energy, The Detroit Edison Company, Indiana & Michigan Electric Company,

Wisconsin Electric Power Company and Wisconsin Public Service Corporation are unjust and unreasonable with respect to the recovery of costs associated with spent nuclear fuel storage and disposal. The complaint seeks a variety of relief, including the establishing of external trusts to which amounts collected in electric rates for spent nuclear fuel storage and disposal should be transferred, and the adoption of additional measures to assure that adequate funds are available for the storage and disposal of spent nuclear fuel. Consumers has not had an opportunity to review the complaint in detail.

In July 2002, Congress approved and the President signed a bill designating the site at Yucca Mountain, Nevada, for the development of a repository for the disposal of high-level radioactive waste and spent nuclear fuel. The next step will be for the DOE to submit an application to the NRC for a license to begin construction of the repository. The application and review process is estimated to take several years.

Palisades Plant Operations: In December 2000, the NRC issued an amendment revising the operating license for Palisades to extend its expiration date to March 2011, with no restrictions related to reactor vessel embrittlement.

In 2000, Consumers made an equity investment and entered into an operating agreement with NMC. NMC was formed in 1999 by four utilities to operate and manage the nuclear generating plants owned by these utilities. Consumers benefits by consolidating expertise, cost control and resources among all of the nuclear plants being operated on behalf of the NMC member companies.

In November 2000, Consumers requested approval from the NRC to transfer operating authority for Palisades to NMC and the request was granted in April 2001. The formal transfer of authority from Consumers to NMC took place in May 2001. Consumers retains ownership of Palisades, its 789 MW output, the current and future spent fuel on-site, and ultimate responsibility for the safe operation, maintenance and decommissioning of the plant. Under the agreement that transferred operating authority of the plant to NMC, salaried Palisades' employees became NMC employees on July 1, 2001. Union employees work under the supervision of NMC pursuant to their existing labor contract as Consumers' employees. NMC currently has responsibility for operating eight units with 4,500 MW of generating capacity in Wisconsin, Minnesota, Iowa and Michigan.

Following a refueling outage in April 2001, the Palisades reactor was shut down on June 20, 2001 so technicians could inspect a small steam leak on a control rod drive assembly. There was no risk to the public or workers. In August 2001, Consumers completed an expanded inspection that included all similar control rod drive assemblies and elected to completely replace all the components. Installation of the new components was completed in December 2001. The plant was returned to service on January 21, 2002 and has been in continuous operation with the exception of three days in December 2002 when there was a transmission line related outage. Consumers' capital expenditures for the components and their installation was approximately $31 million.

From the start of the June 20th outage through the end of 2001, the impact on net income of replacement power supply costs associated with the outage was approximately $59 million. Subsequently, in January 2002, the impact on 2002 net income was $5 million.

Insurance: Consumers maintains primary and excess nuclear property insurance from NEIL, totaling $2.7 billion in recoverable limits for the Palisades nuclear plant. Consumers also procures coverage from NEIL that would partially cover the cost of replacement power during certain prolonged accidental outages at Palisades. NEIL's policies include coverage for acts of terrorism.

Consumers retains the risk of loss to the extent of the insurance deductibles and to the extent that its loss exceeds its policy limits. Because NEIL is a mutual insurance company, Consumers could be subject to assessments from NEIL up to $25.8 million in any policy year if insured losses in excess of NEIL's maximum policyholders surplus occur at its, or any other member's nuclear facility.

Consumers maintains nuclear liability insurance for injuries and off-site property damage resulting from the nuclear hazard at Palisades for up to approximately $9.5 billion, the maximum insurance liability limits established by the Price-Anderson Act. Congress enacted the Price-Anderson Act to provide financial protection for persons who may be liable for a nuclear accident or incident and persons who may be injured by a nuclear incident. The Price-Anderson Act was recently extended to December 31, 2003. Part of the Price-Anderson Act's financial protection consists of a mandatory industry-wide program under which owners of nuclear generating facilities could be assessed if a nuclear incident occurs at any of such facilities. The maximum assessment against Consumers could be $88 million per occurrence, limited to maximum annual installment payments of $10 million. Consumers also maintains insurance under a master worker program that covers tort claims for bodily injury to workers caused by nuclear hazards. The policy contains a $300 million nuclear industry aggregate limit. Under a previous insurance program providing coverage for claims brought by nuclear workers, Consumers remains responsible for a maximum assessment of up to $6.3 million. The Big Rock plant remains insured for nuclear liability by a combination of insurance and United States government indemnity totaling $544 million.

Insurance policy terms, limits and conditions are subject to change during the year as Consumers renews its policies.

CAPITAL EXPENDITURES: In 2003, 2004, and 2005, Consumers estimates electric capital expenditures, including new lease commitments and environmental costs under the Clean Air Act, of $341 million, $408 million, and $385 million, respectively.

COMMITMENTS FOR FUTURE PURCHASES: Consumers enters into a number of unconditional purchase obligations that represent normal business operating contracts. These contracts are used to assure an adequate supply of goods and services necessary for the operation of its business and to minimize exposure to market price fluctuations. Consumers believes that these future costs are prudent and reasonably assured of recovery in future rates.

Coal Supply: Consumers has entered into coal supply contracts with various suppliers for its coal-fired generating stations. Under the terms of these agreements, Consumers is obligated to take physical delivery of the coal and make payment based upon the contract terms. Consumers' current contracts have expiration dates that range from 2003 to 2005, and total an estimated $276 million. Long-term coal supply contracts account for approximately 60 to 90 percent of Consumers annual coal requirements. In 2002, coal purchases totaled $247 million of which $224 million (88 percent of the tonnage requirement) was under long-term contract. Consumers supplements its long-term contracts with spot-market purchases.

Power Supply, Capacity and Transmission: As of December 31, 2001, Consumers had future unrecognized commitments to purchase power supply and transmission services under fixed price forward contracts for the years 2003 and 2004 totaling $15 million. Consumers also had commitments to purchase capacity and energy under long-term power purchase agreements with various generating plants including the MCV Facility. These contracts require monthly capacity payments based on the plants' availability or deliverability. These payments for the years 2003 through 2030 total an estimated $16 billion, undiscounted, which includes $12 billion related to the MCV Facility. This amount may vary depending upon plant availability and fuel costs. If a plant were not available to deliver electricity to Consumers, then Consumers would not be obligated to make the capacity payment until the plant could deliver. For further information, see
Note 2, Uncertainties, "The Midland Cogeneration Venture" for information concerning power purchases from the MCV Facility.

GAS CONTINGENCIES

GAS ENVIRONMENTAL MATTERS: Under the Michigan Natural Resources and Environmental Protection Act, Consumers expects that it will ultimately incur investigation and remedial action costs at a number of sites. These include 23 former manufactured gas plant facilities, which were operated by Consumers for some part of their operating lives, including sites in which it has a partial or no current ownership interest. Consumers has completed initial investigations at the 23 sites. For sites where Consumers has received site-wide study plan approvals, it will continue to implement these plans. It will also work toward closure of environmental issues at sites as studies are completed. Consumers has estimated its costs related to further investigation and remedial action for all 23 sites using the Gas Research Institute-Manufactured Gas Plant Probabilistic Cost Model. The estimated total costs are between $82 million and $113 million; these estimates are based on discounted 2001 costs and follow EPA recommended use of discount rates between 3 and 7 percent for this type of activity. Consumers expects to recover a significant portion of these costs through insurance proceeds and through MPSC approved rates charged to its customers. As of December 31, 2002, Consumers has an accrued liability of $51 million, net of $31 million of expenditures incurred to date, and a regulatory asset of $70 million. Any significant change in assumptions, such as an increase in the number of sites, different remediation techniques, nature and extent of contamination, and legal and regulatory requirements, could affect Consumers' estimate of remedial action costs.

The MPSC, in its November 7, 2002, gas distribution rate order, authorized Consumers to continue to recover approximately $1 million of manufactured gas plant facilities environmental clean-up costs annually. Consumers defers and amortizes, over a period of 10 years, manufactured gas plant facilities environmental clean-up costs above the amount currently being recovered in rates. Additional rate recognition of amortization expense cannot begin until after a prudency review in a gas rate case. The annual amount that the MPSC authorized Consumers to recover in rates will continue to be offset by $2 million to reflect amounts recovered from all other sources.

GAS RATE MATTERS

GAS RESTRUCTURING: From April 1, 1998 to March 31, 2001, Consumers conducted an experimental gas customer choice pilot program that froze gas distribution and GCR rates through the period. On April 1, 2001, a permanent gas customer choice program commenced under which Consumers returned to a GCR mechanism that allows it to recover from its bundled sales customers all prudently incurred costs to purchase the natural gas commodity and transport it to Consumers for ultimate distribution to customers.

GAS COST RECOVERY: As part of the on-going GCR process, which includes an annual reconciliation process with the MPSC, Consumers expects to collect all of its incurred gas costs. Under an order issued by the MPSC on March 12, 2003, Consumers is allowed to increase its maximum GCR factor in May 2003, based on a formula that tracks increases in NYMEX prices.

2001 GAS RATE CASE: In June 2001, Consumers filed an application with the MPSC seeking a distribution service rate increase. On November 7, 2002, the MPSC issued a final order approving a $56 million annual gas distribution service rate increase, which includes the $15 million interim increase, with an 11.4 percent authorized return on equity, effective for service November 8, 2002. As part of this order, the MPSC approved Consumers' proposal to absorb the assets and liabilities of Michigan Gas Storage Company into Consumers' rate base and rates. This has occurred through a statutory merger of Michigan Gas Storage Company into Consumers and this is not expected to have an impact on Consumers' consolidated financial statements.

2003 GAS RATE CASE: On March 14, 2003, Consumers filed an application with the MPSC seeking a $156 million increase in its gas delivery and transportation rates, which includes a 13.5 percent authorized return on equity, based on a 2004 test year. If approved, the request would add about $6.40 per month, or about 9 percent, to the typical residential customer's average monthly distribution bill. Contemporaneously with this filing, Consumers has requested interim rate relief in the same amount.

In September 2002, the FERC issued an order rejecting a filing by Consumers to assess certain rates for non-physical gas title tracking services offered by Consumers. Despite Consumers' arguments to the contrary, the FERC asserted jurisdiction over such activities and allowed Consumers to refile and justify a title transfer fee not based on volumes as Consumers proposed. Because the order was issued six years after Consumers made its original filing initiating the proceeding, over $3 million in non-title transfer tracking fees had been collected. No refunds have been ordered, and Consumers sought rehearing of the September order. If refunds were ordered they may include interest which would increase the refund liability to more than the $3 million collected. In December 2002, Consumers established a $3.6 million reserve related to this matter. Consumers is unable to say with certainty what the final outcome of this proceeding might be.

In November 2002, the MPSC upon its own motion commenced a contested proceeding requiring each utility to give reason as to why its rates should not be reduced to reflect new personal property multiplier tables, and why it should not refund any amounts that it receives as refunds from local governments as they implement the new multiplier tables. Consumers responded to the MPSC that it believes that refunds would be inconsistent with the November 7, 2002 gas rate order in case U-13000, with the Customer Choice Act, and may otherwise be unlawful. Consumers is unable to predict the outcome of this matter.

OTHER GAS UNCERTAINTIES

CAPITAL EXPENDITURES: In 2003, 2004, and 2005, Consumers estimates gas capital expenditures, including new lease commitments, of $144 million, $167 million, and $225 million, respectively.

COMMITMENTS FOR GAS SUPPLIES: Consumers contracts to purchase gas and transportation from various suppliers for its natural gas business. These contracts have expiration dates that range from 2003 to 2005. Consumers' 2002 gas requirements totaled 199 bcf at a cost of $727 million. As of the end of 2002, Consumers' expected gas requirements for 2003 are 231 bcf of which 38 percent is covered by existing contracts.

OTHER UNCERTAINTIES

COLLECTIVE BARGAINING AGREEMENT: As of December 31, 2002, 44 percent of Consumers workforce was represented by the Utility Workers Union of America. Consumers and the Union negotiated a collective bargaining agreement that became effective as of June 1, 2000, and will continue in full force and effect until June 1, 2005. Consumers is currently negotiating with the Union for a collective bargaining agreement for its Call Center employees.

DERIVATIVE ACTIVITIES: Consumers uses a variety of contracts to protect against commodity price and interest rate risk. Some of these contracts may be subject to derivative accounting, which requires that the value of the contracts to be adjusted fair value through earnings or equity depending upon certain criteria. Such adjustments to fair value could cause earnings volatility. For further information about derivative activities, see Note 5, Financial and Derivative Instruments.

In addition to the matters disclosed in this note, Consumers and certain of its subsidiaries are parties to certain lawsuits and administrative proceedings before various courts and governmental agencies arising from the ordinary course of business. These lawsuits and proceedings may involve personal injury, property damage, contractual matters, environmental issues, federal and state taxes, rates, licensing and other matters.

Consumers has accrued estimated losses for certain contingencies discussed in this note. Resolution of these contingencies is not expected to have a material adverse impact on Consumers' financial position, liquidity, or results of operations.

3: FINANCINGS AND CAPITALIZATION

REGULATORY AUTHORIZATION FOR FINANCINGS: At December 31, 2002, Consumers had FERC authorization to issue or guarantee through June 2004, up to $1.1 billion of short-term securities outstanding at any one time. Consumers also had remaining FERC authorization to issue through June 2004 up to $500 million of long-term securities for refinancing or refunding purposes, $677 million for general corporate purposes, and $900 million of first mortgage bonds to be issued solely as security for the long-term securities. On October 10, 2002, FERC granted a waiver of its competitive bid/negotiated placement requirements applicable to the remaining long-term securities authorization indicated above.

SHORT-TERM FINANCINGS: At December 31, 2002, a total of $457 million was outstanding at a weighted average interest rate of 4.5 percent, compared with $416 million outstanding on a revolving credit facility and unsecured lines of credit at December 31, 2001, at a weighted average interest rate of 2.7 percent.

On July 12, 2002, Consumers entered into two credit facilities as follows: a $250 million revolving credit facility maturing July 11, 2003 and a $300 million term loan maturing July 11, 2003. In September 2002, the term loan maturity was extended by one year at Consumers' option and now has a maturity date of July 11, 2004. These two facilities aggregating $550 million replace a $300 million revolving credit facility that matured July 14, 2002 as well as various credit lines aggregating $200 million. At December 31, 2002, a total of $550 million was outstanding under the revolver and term loan, of which $250 million was included in notes payable and $300 million was included in long-term debt maturing in 2004. The prior credit facilities and lines were unsecured. The two new credit facilities are secured with Consumers' first mortgage bonds and are available to finance seasonal working capital requirements and to pay for capital expenditures between long-term financings.

Consumers $250 million revolving credit facility had, as of December 31, 2002, an effective interest rate of 5.9 percent, although the rate may fluctuate depending on the rating of Consumers' first mortgage bonds or changes in the base LIBOR rate. The effective interest rate on the $300 million term loan was
8.9 percent as of December 31, 2002. The rate may fluctuate depending on the rating of Consumers' first mortgage bonds or changes in the base LIBOR rate. Consumers bank and legal fees associated with arranging the facilities in July 2002 was $6 million.

The two credit facilities have contractual restrictions that require Consumers to maintain, as of the last day of each fiscal quarter, the following:

                                                      Limitation                        Ratio at December 31, 2002
------------------------------------------------------------------------------------------------------------------
Debt to Capital Ratio (a)(b)                 Not more than 0.65 to 1.00                               0.55 to 1.00
Interest Coverage Ratio (a)(b)                 Not less than 2.0 to 1.0                                4.00 to 1.0
==================================================================================================================

(a) Violation of this ratio would constitute an event of default under the facility which provides the lender, among other remedies, the right to declare the principal and interest immediately due and payable.

(b) The terms of the credit facilities provide for the exclusion of securitization bonds in the calculation of the debt to capital ratio.

In March 2003, Consumers obtained a replacement revolving credit facility in the amount of $250 million, secured by first mortgage bonds. The cost of the facility is LIBOR plus 350 basis points. The new credit facility matures in March 2004 with two annual extensions at Consumers' option, which would extend the maturity to March 2006. The prior facility was due to expire in July 2003.

Under the provisions of its articles of incorporation, Consumers had $394 million of unrestricted retained earnings available to pay common dividends at December 31, 2002. However, pursuant to restrictive covenants in its facilities, Consumers is limited to common stock dividend payments that will not exceed $300 million in any calendar year. Consumers paid $231 million and $190 million in common stock dividends to CMS Energy in 2002 and 2001, respectively. In January 2003, Consumers declared and paid a $78 million common dividend.

In July 2002, the credit rating of the publicly traded securities of Consumers was downgraded by the major rating agencies. As a result of certain of these downgrades, certain commodity suppliers to Consumers have requested advance payments or other forms of assurances in connection with maintenance of ongoing deliveries of gas and electricity. Consumers is addressing these issues as required.

In October 2002, Consumers simultaneously entered into a new term loan agreement collateralized by first mortgage bonds and a new gas inventory term loan agreement collateralized by Consumers' natural gas in storage. These agreements contain complementary collateral packages that provide Consumers, as additional first mortgage bonds become available, borrowing capacity of up to $225 million, of which $207 million was outstanding at December 31, 2002 with an effective interest rate of 6.3 percent. The bank and legal fees associated with the agreements were $2 million. The first amortization payment under these agreements occurred in December 2002 with monthly amortization payments scheduled until full repayment is completed in mid-April of 2003. The loan amortization also reduces the bank's loan commitment to the amount of loan outstanding which was $207 million as of December 31, 2002.

LONG-TERM FINANCINGS: In March 2002, Consumers sold $300 million principal amount of 6 percent senior notes, maturing in March 2005. Net proceeds from the sale were $299 million. Consumers used the net proceeds to replace a first mortgage bond that was to mature in 2003.

In March 2003, Consumers entered into a $140 million term loan, secured by first mortgage bonds, with a private investor bank. This loan has a term of six years, at a cost of LIBOR plus 475 basis points. Also in March 2003, Consumers entered into a $150 million term loan, secured by first mortgage bonds. This term loan has a three-year maturity, at a cost of LIBOR plus 450 basis points.

FIRST MORTGAGE BONDS: Consumers secures its first mortgage bonds by a mortgage and lien on substantially all of its property. Consumers' ability to issue and sell securities is restricted by certain provisions in its first mortgage bond Indenture, its articles of incorporation and the need for regulatory approvals to meet appropriate federal law.

MANDATORILY REDEEMABLE PREFERRED SECURITIES: Consumers has wholly owned statutory business trusts that are consolidated within its financial statements. Consumers created these trusts for the sole purpose of issuing Trust Preferred Securities. The primary asset of the trusts is a note or debenture of Consumers. The terms of the Trust Preferred Security parallel the terms of the related Consumers' note or debenture. The term, rights and obligations of the Trust Preferred Security and related note or debenture are also defined in the related indenture through which the note or debenture was issued, Consumers' guarantee of the related Trust Preferred Security and the declaration of trust for the particular trust. All of these documents together with their related note or debenture and Trust Preferred Security constitute a full and unconditional guarantee by Consumers of the trust's obligations under the Trust Preferred Security. In addition to the similar provisions previously discussed, specific terms of the securities follow.

                                                                                                    In Millions
---------------------------------------------------------------------------------------------------------------
                                                                                                       Earliest
Trust and Securities                         Rate            Amount Outstanding       Maturity      Redemption
---------------------------------------------------------------------------------------------------------------
December 31                                                2002       2001    2000                       Year
---------------------------------------------------------------------------------------------------------------
Consumers Power Company Financing I,
  Trust Originated Preferred Securities      8.36%        $ 70       $100    $100       2015            2000
Consumers Energy Company Financing II,
  Trust Originated Preferred Securities      8.20%         120        120     120       2027            2002
Consumers Energy Company Financing III,
  Trust Originated Preferred Securities      9.25%         175        175     175       2029            2004
Consumers Energy Company Financing IV,
  Trust Preferred Securities                 9.00%         125        125       -       2031            2006
                                                         ------------------------

Total                                                     $490       $520    $395
===============================================================================================================

In March 2002, Consumers reduced its' outstanding debt to Consumers Power Company Financing I, Trust Originated Preferred Securities by $30 million.

OTHER: Consumers has a total of $126 million of long-term pollution control revenue bonds outstanding, secured by first mortgage bonds and insurance policies. These bonds had a weighted average interest rate of 2.7 percent at December 31, 2002.

On April 1, 2002, Consumers established a new subsidiary, Consumers Receivables Funding. This consolidated subsidiary was established as a special purpose entity to properly reflect the sale of trade receivables from Consumers to the purchaser, an unrelated third party under a trade receivables sale agreement. Prior to the establishment of Consumers Receivables Funding, Consumers sold its accounts receivable directly to the purchaser. At December 31, 2002 and 2001, the receivables sold under the program were $325 million and $334 million, respectively. Accounts receivable and accrued revenue in the Consolidated Balance Sheets have been reduced to reflect receivables sold.

Under the program discussed above, during 2002 and 2001, Consumers sold accounts receivable but retained servicing responsibility. Consumers is responsible for the collectability of the accounts receivable sold, however, the purchaser of sale of accounts receivable have no recourse to Consumers' other assets for failure of debtors to pay when due and there are no restrictions on accounts receivables not sold. No gain or loss has been recorded on the sale of accounts receivable and Consumers retains no interest in the receivables sold. The average annual discount rate was 2.05 percent and 4.37 percent for 2002 and 2001, respectively.

4: INCOME TAXES

Consumers and its subsidiaries file a consolidated federal income tax return with CMS Energy. Income taxes are generally allocated based on each company's separate taxable income. As of December 31, 2002, 2001 and 2000, Consumers had tax related receivables (payables) from CMS Energy of $44 million, $27 million and ($12) million, respectively.

The Job Creation and Worker Assistance Act of 2002 provided to corporate taxpayers a 5-year carryback of tax losses incurred in 2001 and 2002. As a result of this legislation, CMS Energy was able to carry back consolidated 2001 and 2002 tax losses to tax years 1996 through 1999 to obtain refunds of prior years tax payments totaling $250 million. The tax loss carryback, however, resulted in a reduction in AMT credit carryforwards that previously had been recorded by CMS Energy as deferred tax assets in the amount of $47 million. This non-cash reduction in AMT credit carryforwards has been reflected in the tax provisions of CMS Energy and allocated to each of its consolidated subsidiaries, according to their contributions to the consolidated CMS Energy tax loss, under the CMS Energy tax sharing agreement. Based on the final allocation, Consumers' allocable share, $25 million, has been reflected as a dividend paid by Consumers to CMS Energy.

Consumers practices deferred tax accounting for temporary differences in accordance with SFAS No. 109. Consumers uses ITC to reduce current income taxes payable, and defers and amortizes ITC over the life of the related property. AMT paid generally becomes a tax credit that Consumers can carry forward indefinitely to reduce regular tax liabilities in future periods when regular taxes paid exceed the tax calculated for AMT. At December 31, 2002, Consumers had tax loss carryforwards in the amount of $43 million that expire in 2021.

The significant components of income tax expense (benefit) consisted of:

                                                                                                        In Millions
-------------------------------------------------------------------------------------------------------------------
Years Ended December 31                                               2002                2001             2000
-------------------------------------------------------------------------------------------------------------------
Current federal income taxes                                           $(97)               $(39)               $149
Deferred income taxes                                                   283                 143                  (4)
Deferred ITC, net                                                        (6)                 (7)                 (8)
                                                                     -----------------------------------------------

                                                                       $180                 $97                $137
===================================================================================================================

The principal components of Consumers' deferred tax assets (liabilities) recognized in the balance sheet are as follows:

                                                                                                        In Millions
-------------------------------------------------------------------------------------------------------------------
December 31                                                                                2002             2001
-------------------------------------------------------------------------------------------------------------------
Property                                                                               $   (789)           $   (557)
Unconsolidated investments                                                                 (223)               (211)
Securitization costs (Note 2)                                                              (192)               (194)
Postretirement benefits (Note 7)                                                            (72)                (76)
Gas inventories                                                                             (74)                (57)
Employee benefit obligations, includes OPEB of $94 and $103
  and 2002 includes $100 for minimum pension liability (Note 7)                             208                 123
SFAS No.109 regulatory liability                                                            115                 117
Power purchases (Note 2)                                                                     18                  28
Tax loss carryforward                                                                        15                   -
AMT credit carryforward                                                                       7                  30
Other, net                                                                                   13                   1
                                                                                -----------------------------------

                                                                                       $   (974)           $   (796)
====================================================================================================================

Deferred tax liabilities                                                               $ (1,528)           $ (1,270)
Deferred tax assets                                                                         554                 474
                                                                                -----------------------------------

                                                                                       $   (974)           $   (796)
===================================================================================================================

The actual income tax expense differs from the amount computed by applying the statutory federal tax rate to income before income taxes as follows:

                                                                                                        In Millions
-------------------------------------------------------------------------------------------------------------------
Years Ended December 31                                              2002                  2001            2000
-------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change in
  accounting principle                                              $ 363                $  199               $ 284
Income taxes                                                          180                    97                 137
Preferred securities distributions                                    (44)                  (41)                (34)
                                                                    -----------------------------------------------

Pretax income                                                         499                   255                 387
Statutory federal income tax rate                                    x 35%                 x 35%               x 35%
                                                                    -----------------------------------------------

Expected income tax expense                                           174                    89                 136
Increase (decrease) in taxes from:
  Property differences not previously deferred                         14                    17                  16
  Loss on investment in CMS Energy Common Stock                         4                     -                   -
  Gain on sale of METC                                                 (5)                    -                   -
  ITC amortization/adjustments                                         (6)                   (7)                 (9)
  Affiliated companies' dividends                                      (1)                   (2)                 (3)
  Other, net                                                            -                     -                  (3)
                                                                    ------------------------------------------------

Actual income tax expense                                           $ 180                 $  97               $ 137
===================================================================================================================

Effective tax rate                                                   36.0%                 38.0%               35.4%
===================================================================================================================

5: FINANCIAL AND DERIVATIVE INSTRUMENTS

FINANCIAL INSTRUMENTS: The carrying amounts of cash, short-term investments and current liabilities approximate their fair values due to their short-term nature. Consumers estimates the fair values of long-term investments based on quoted market prices or, in the absence of specific market prices, on quoted market prices of similar investments or other valuation techniques. The carrying amounts of all long-term investments, except as shown below, approximate fair value.

                                                                                                        In Millions
-------------------------------------------------------------------------------------------------------------------
December 31                                               2002                                 2001
-------------------------------------------------------------------------------------------------------------------
                                                          Fair      Unrealized                 Fair      Unrealized
Available-for-sale securities                 Cost       Value         Gain         Cost      Value         Gain
-------------------------------------------------------------------------------------------------------------------
Common stock of CMS Energy (a)              $  22         $ 22         $  -        $  35       $ 57           $  22
SERP                                           18           19            1           22         24               2
Nuclear decommissioning
 investments (b)                              458          536           78          467        581             114
===================================================================================================================

Consumers recognized a $12 million loss on this investment in 2002 because the loss was other than temporary, as the fair value was below the cost basis for a period greater than six months. As of December 31, 2002, Consumers held 2.4 million shares of CMS Energy Common Stock with a fair value of $22 million; as of March 14, 2003 the fair value was $8 million.

(b) Consumers classifies its unrealized gains and losses on nuclear decommissioning investments in accumulated depreciation.

At December 31, 2002, the carrying amount of long-term debt was $2.4 billion and at December 31, 2001, $2.5 billion, and the fair values were $2.2 billion and $2.5 billion, respectively. For held-to-maturity securities and related-party financial instruments, see Note 1.

RISK MANAGEMENT ACTIVITIES AND DERIVATIVE TRANSACTIONS: Consumers is exposed to market risks including, but not limited to, changes in interest rates, commodity prices, and equity security prices. Consumers' market risk, and activities designed to minimize this risk, are subject to the direction of an executive oversight committee consisting of designated members of senior management and a risk committee, consisting of certain business unit managers. The role of the risk committee is to review the corporate commodity position and ensure that net corporate exposures are within the economic risk tolerance levels established by Consumers' Board of Directors. Established policies and procedures are used to manage the risks associated with market fluctuations.

Consumers uses various contracts, including swaps, options, and forward contracts to manage its risks associated with the variability in expected future cash flows attributable to fluctuations in interest rates and commodity prices. When management uses these instruments, it intends that an opposite movement in the value of the at-risk item would offset any losses incurred on the contracts. Consumers enters into all risk management contracts for purposes other than trading.

Contracts used to manage interest rate and commodity price risk may be considered derivative instruments that are subject to derivative and hedge accounting pursuant to SFAS No. 133. In order for derivative instruments to qualify for hedge accounting under SFAS No. 133, the hedging relationship must be formally documented at inception and be highly effective in achieving offsetting cash flows or offsetting changes in fair value attributable to the risk being hedged. If hedging a forecasted transaction, the forecasted transaction must be probable. If a derivative instrument, used as a cash flow hedge, is terminated early because it is probable that a forecasted transaction will not occur, any gain or loss as of such date is immediately recognized in earnings. If a derivative instrument, used as a cash flow hedge, is terminated early for other economic reasons, any gain or loss as of the termination date is deferred and recorded when the forecasted transaction affects earnings.

Consumers adopted SFAS No. 133 on January 1, 2001. This standard requires Consumers to recognize at fair value all contracts that meet the definition of a derivative instrument on the balance sheet as either assets or liabilities. The standard also requires Consumers to record all changes in fair value directly in earnings, or other comprehensive income if the derivative meets certain qualifying hedge criteria. Consumers determines fair value based upon quoted market prices and mathematical models using current and historical pricing data. Option models require various inputs, including forward prices, volatilities, interest rates and exercise periods. Changes in forward prices or volatilities could significantly change the calculated fair value of the call option contracts. At December 31, 2002, Consumers assumed a market-based interest rate of 4.5 percent and a volatility rate of 70 percent in calculating the fair value of its electric call options. The ineffective portion, if any, of all hedges is recognized in earnings.

The majority of Consumers' contracts are not subject to derivative accounting because they qualify for the normal purchases and sales exception of SFAS No.
133. Derivative accounting is required, however, for certain contracts used to limit Consumers' exposure to electricity and gas commodity price risk and interest rate risk.

On January 1, 2001, upon initial adoption of the standard, Consumers recorded a $21 million, net of tax, ($32 million, pretax) cumulative effect transition adjustment as an unrealized gain increasing accumulated other comprehensive income. Consumers then reclassified to earnings $12 million as a reduction to the cost of gas, $1 million as a reduction to the cost of power supply, $2 million as an increase in interest expense, and $8 million as an increase in other revenue for the twelve months ended December 31, 2001. The remaining $9 million difference between the initial transition adjustment and the amounts reclassified to earnings has been reduced to zero, decreasing other comprehensive income, and represents an unrealized loss in the fair value of the derivative instruments since January 1, 2001. As a result, as of December 31, 2001, there were no amounts remaining in accumulated other comprehensive income related to the initial transition adjustment.

On January 1, 2001, upon initial adoption of SFAS No. 133, derivative and hedge accounting for certain utility industry contracts, particularly electric call option contracts and option-like contracts, and contracts subject to Bookouts was uncertain. Consumers did not record these contracts on the balance sheet at fair value, but instead accounted for these types of contracts as derivatives that qualified for the normal purchase exception of SFAS No. 133. In June and December 2001, the FASB issued guidance that resolved the accounting for these contracts. As a result, on July 1, 2001, Consumers recorded a $3 million, net of tax, cumulative effect adjustment as an unrealized loss, decreasing accumulated other comprehensive income, and on December 31, 2001, recorded an $11 million, net of tax, cumulative effect adjustment as a decrease to earnings. These adjustments relate to the difference between the fair value and the recorded book value of certain electric call option contracts.

                                                                                                        In Millions
-------------------------------------------------------------------------------------------------------------------
December 31                                                            2002                                 2001
-------------------------------------------------------------------------------------------------------------------
                                                                       Fair                                 Fair
Derivative Instruments                                Cost            Value                  Cost           Value
-------------------------------------------------------------------------------------------------------------------
Electric contracts                                      $8              $ 1                   $21               $ 2
Gas contracts                                            -                1                     -                 -
Interest rate risk contracts                             -               (1)                    -                (3)
Derivative contracts associated with Consumers'
  equity investment in the MCV Partnership               -               13                     -               (12)
====================================================================================================================

The fair value of all derivative contracts, except the fair value of derivative contracts associated with Consumers' equity investment in the MCV Partnership, is included in either Other Assets or Other Liabilities on the Balance Sheet. The fair value of derivative contracts associated with Consumers' equity investment in the MCV Partnership is included in Investments - Midland Cogeneration Venture Limited Partnership on the Balance Sheet. April 1, 2002, the MCV Partnership changed its accounting for derivatives, see Note 11. Consumers' ownership share of the cumulative effect adjustment to earnings is reflected as a change in accounting principle on Consumers' Income Statement.

ELECTRIC CONTRACTS: Consumers' electric business uses purchased electric call option contracts to meet, in part, its regulatory obligation to serve. This obligation requires Consumers to provide a physical supply of electricity to customers, to manage electric costs and to ensure a reliable source of capacity during peak demand periods. On July 1, 2001, upon initial adoption of the standard for these contracts, Consumers recorded a $3 million, net of tax, cumulative effect adjustment as an unrealized loss, decreasing accumulated other comprehensive income. This adjustment relates to the difference between the fair value and the recorded book value of these electric call option contracts. The adjustment to accumulated other comprehensive income relates to electric call option contracts that qualified for cash flow hedge accounting prior to the initial adoption of SFAS No. 133. After July 1, 2001, these contracts did not qualify for hedge accounting under SFAS No. 133 and, therefore, Consumers records any change in fair value subsequent to July 1, 2001 directly in earnings, which can cause earnings volatility. The initial amount recorded in other comprehensive income was reclassified to earnings as the forecasted future transactions occurred or the call options expired. The majority of these contracts expired in the third quarter 2001 and the remaining contracts expired in the third quarter of 2002. As of December 31, 2001, Consumers reclassified from other comprehensive income to earnings, $2 million, net of tax, as part of the cost of power supply, and the remainder, $1 million, net of tax, was reclassified from other comprehensive income to earnings in the third quarter of 2002.

In December 2001, the FASB issued revised guidance regarding derivative accounting for electric call option contracts and option-like contracts. The revised guidance amended the criteria used to determine if derivative accounting is required. In light of the amended criteria, Consumers re-evaluated its electric call option and option-like contracts, and determined that additional contracts require derivative accounting. Therefore, as of December 31, 2001, upon initial adoption of the revised guidance for these contracts, Consumers recorded an $11 million, net of tax, cumulative effect adjustment as a decrease to earnings. This adjustment relates to the difference between the fair value and the recorded book value of these electric call option contracts. Consumers records any change in fair value subsequent to December 31, 2001, directly in earnings, which could cause earnings volatility. During 2002, Consumers recorded, as part of power costs, a $245 thousand unrecognized gain on its unexpired electric call options contracts. As of December 31, 2002, Consumers recorded on the balance sheet all of its unexpired purchased electric call option contracts subject to derivative accounting at a fair value of $1 million.

Consumers believes that certain of its electric capacity and energy contracts are not derivatives due to the lack of an active energy market, as defined by SFAS No. 133, in the state of Michigan and the transportation cost to deliver the power under the contracts to the closest active energy market at the Cinergy hub in Ohio. If a market develops in the future, Consumers may be required to account for these contracts as derivatives. The mark-to-market impact in earnings related to these contracts, particularly related to the PPA could be material to the financial statements.

During 2002, Consumers' electric business also used gas swap contracts to protect against price risk due to the fluctuations in the market price of gas used as fuel for generation of electricity. These gas swaps were financial contracts that were used to offset increases in the price of probable forecasted gas purchases. These contracts did not qualify for hedge accounting. Therefore, Consumers recorded any change in the fair value of these contracts directly in earnings as part of power supply costs. These contracts expired in December 2002.

As of December 31, 2002, Consumers recorded a total of $8 million, net of tax, as an unrealized gain in other comprehensive income related to its proportionate share of the effects of derivative accounting related to its equity investment in the MCV Partnership. Consumers expects to reclassify this gain, if this value remains, as an increase to other operating revenue during the next 12 months.

GAS CONTRACTS: Consumers' gas business uses fixed price gas supply contracts, and fixed price weather-based gas supply call options and fixed price gas supply put options, and other types of contracts, to meet its regulatory obligation to provide gas to its customers at a reasonable and prudent cost. During 2002, some of the fixed price gas supply contracts required derivative accounting because they contained embedded put options that disqualified the contracts from the normal purchase exception of SFAS No. 133. These contracts expired in October 2002.

As of December 31, 2002, weather-based gas call options and gas put options requiring derivative accounting had a net fair value of $1 million, of which $600,000, represents a fair value gain on the contracts since the date of inception. This gain was recorded directly in earnings as part of other income, and then directly offset and recorded on the balance sheet as a regulatory liability. Any subsequent changes in fair value will be recorded in a similar manner.

INTEREST RATE RISK CONTRACTS: Consumers uses interest rate swaps to hedge the risk associated with forecasted interest payments on variable-rate debt. These interest rate swaps are designated as cash flow hedges. As such, Consumers will record any change in the fair value of these contracts in other comprehensive income unless the swaps are sold. As of December 31, 2002, Consumers had entered into a swap to fix the interest rate on $75 million of variable-rate debt. This swap will expire in June 2003. As of December 31, 2002, this interest rate swap had a negative fair value of $1 million. This amount, if sustained, will be reclassified to earnings, increasing interest expense when the swap is settled on a monthly basis. As of December 31, 2001, this interest rate swap had a negative fair value of $3 million.

Consumers also uses interest rate swaps to hedge the risk associated with the fair value of its debt. These interest rate swaps are designated as fair value hedges. In March 2002, Consumers entered into a fair value hedge to hedge the risk associated with the fair value of $300 million of fixed-rate debt, issued in March 2002. In June 2002, this swap was terminated and resulted in a $7 million gain that is deferred and recorded as part of the debt. It is anticipated that this gain will be recognized over the remaining life of the debt.

In 2001, Consumers had entered into interest rate swaps to hedge the risk associated with the fair value of $400 million of fixed-rate debt, which expire in May 2003 and December 2006. In November 2001, these swaps were terminated and resulted in a $4 million gain that was deferred and recorded as part of the debt. This gain is being recognized over the remaining life of the debt.

In 2001, Consumers entered into fair value hedges to hedge the risk associated with the fair value of $250 million of debt. These swaps terminated in the third quarter 2001, and resulted in a $4 million gain that has been deferred and recorded as part of the debt. This gain is being recognized over the remaining life of the debt.

In September 2001, Consumers entered into a cash flow hedge to fix the interest rate on $100 million of debt to be issued. In September 2001, the swap terminated and resulted in a $2 million loss that was recorded in other comprehensive income and will be amortized to interest expense over the life of the debt using the effective interest method.

Consumers was able to apply the shortcut method to all interest rate hedges, therefore there was no ineffectiveness associated with these hedges.

6: EXECUTIVE INCENTIVE COMPENSATION

Consumers participates in CMS Energy's Performance Incentive Stock Plan. Under the plan, restricted shares of Common Stock of CMS Energy, stock options and stock appreciation rights related to Common Stock may be granted to key Consumers' employees based on their contributions to the successful management of Consumers. The plan reserves for award not more than five percent, as amended January 1, 1999, of CMS Energy's Common Stock outstanding on January 1 each year, less (1) the number of shares of restricted Common Stock awarded and (2) Common Stock subject to options granted under the plan during the immediately preceding four calendar years. The number of shares of restricted Common Stock awarded under this plan cannot exceed 20 percent of the aggregate number of shares reserved for award. Any forfeiture of shares previously awarded will increase the number of shares available to be awarded under the plan. As of December 31, 2002, under the plan, awards of up to 1,716,856 shares of CMS Energy Common Stock may be issued.

Restricted shares of Common Stock are outstanding shares with full voting and dividend rights. These awards vest over five years at the rate of 25 percent per year after two years. Some restricted shares are subject to achievement of specified levels of total shareholder return and are subject to forfeiture if employment terminates before vesting. If performance objectives are exceeded, the plan provides for additional awards. Restricted shares vest fully if control of CMS Energy changes, as defined by the plan. At December 31, 2002, 113,960 of the 320,720 shares of restricted CMS Energy Common Stock outstanding are subject to performance objectives.

The plan grants stock options and stock appreciation rights relating to Common Stock with an exercise price equal to the closing market price on each grant date. All options may be exercised upon grant. All options expire up to ten years and one month from date of grant. The status of the restricted stock and options granted to Consumers' key employees under the Performance Incentive Stock Plan follows.

                                                     Restricted
                                                       Stock                              Options
-------------------------------------------------------------------------------------------------------------------
                                                       Number                    Number             Weighted Average
     CMS ENERGY COMMON STOCK                         of Shares                 of Shares             Exercise Price
-------------------------------------------------------------------------------------------------------------------
Outstanding at January 1, 2000                         283,057                   693,670                     $34.37
  Granted                                               81,030                   221,900                     $17.00
  Exercised or Issued                                  (48,979)                  (43,368)                    $17.48
  Forfeited                                            (55,731)                        -
  Expired                                                    -                   (30,083)                    $31.87
                                                     --------------------------------------------------------------

Outstanding at December 31, 2000                       259,377                   842,119                     $30.75
  Granted                                               71,930                   294,150                     $30.04
  Exercised or Issued                                  (34,704)                  (35,317)                    $19.34
  Forfeited                                            (56,938)                        -
  Expired                                                    -                         -
                                                     --------------------------------------------------------------

Outstanding at December 31, 2001                       239,665                 1,100,952                     $30.93
  Granted                                              163,890                   490,600                     $14.32
  Exercised or Issued                                  (26,663)                   (6,083)                    $17.13
  Forfeited                                            (56,172)                        -
  Expired                                                    -                   (65,080)                    $32.03
                                                     --------------------------------------------------------------

Outstanding at December 31, 2002                       320,720                 1,520,389                     $25.58
                                                     ==============================================================

The following table summarizes information about CMS Energy Common Stock options outstanding at December 31, 2002:

                                                        Number                 Weighted                Weighted
    Range of                                           of Shares                Average                Average
Exercise Prices                                       Outstanding            Remaining Life         Exercise Price
-------------------------------------------------------------------------------------------------------------------
CMS Energy Common Stock:
$ 8.12 - $17.00                                       445,532                8.73 years                    $11.53
$20.00 - $30.63                                        419,426                6.47 years                    $24.05
$31.04 - $39.06                                        552,949                6.93 years                    $34.75
$43.38 - $43.38                                        102,482                5.57 years                    $43.38
------------------------------------------------------------------------------------------------------------------

  $8.12 - $43.38                                     1,520,389                7.24 years                    $25.58
===================================================================================================================

The weighted average fair value of options granted for CMS Energy Common Stock in February 2002 was $3.79, and in July 2002, $1.40. In 2001 and 2000, the weighted average fair value of options granted for CMS Energy Common Stock were $6.37 and $1.91, respectively. Fair value is estimated using the Black-Scholes model, a mathematical formula used to value options traded on securities exchanges, with the following assumptions. For 2002 the assumptions listed are for the February grant, followed by the July grant:

Years Ended December 31                                             2002                 2001               2000
------------------------------------------------------------------------------------------------------------------
CMS ENERGY COMMON STOCK OPTIONS
  Risk-free interest rate                                        4.02%,  3.28%             4.80%              6.56%
  Expected stock price volatility                               31.64%, 39.67%            29.48%             26.53%
  Expected dividend rate                                       $ .365, $.1825           $  .365             $ .365
  Expected option life (years)                                           4.5                4.6                4.4
==================================================================================================================

In December 2002, Consumers voluntarily adopted the fair value method of accounting for stock-based employee compensation, in accordance with SFAS No.
123. To adopt this change, Consumers, in accordance with SFAS No. 148, is applying the prospective method, which requires fair value treatment of all awards granted, modified, or settled after the beginning of the fiscal year in which the recognition provisions are first applied. As a result of these changes, $1.7 million was recorded as stock-based employee compensation cost for 2002. Previously, Consumers accounted for stock-based compensation under APB Opinion No. 25, and no stock-based employee compensation cost was reflected in net income. In 2002, 2001, and 2000, the compensation cost charged against income for restricted stock was less than $1 million, $3 million, and $1 million, respectively.

                                                                                                   In Millions
--------------------------------------------------------------------------------------------------------------
Years ended December 31                                             2002               2001              2000
--------------------------------------------------------------------------------------------------------------
Net income, as reported                                            $381               $ 188              $284
Add:  Stock-based employee
  compensation expense included in
  reported net income, net of related taxes                           1                   -                 -
Deduct:  Total stock-based employee
  compensation expense determined under
  fair value based method for all awards,
  net of related taxes                                               (1)                 (1)                -
                                                                   ------------------------------------------
Pro forma net income                                               $381               $ 187              $284
-------------------------------------------------------------------------------------------------------------

7: RETIREMENT BENEFITS

Consumers provides retirement benefits under a number of different plans, including certain health care and life insurance benefits under OPEB, benefits to certain management employees under SERP and EISP, and benefits to substantially all its employees under a trusteed, non-contributory, defined benefit Pension Plan, and a defined contribution 401(k) plan.

Weighted-Average Assumptions
-----------------------------------------------------------------------------------------------------------
                                                     Pension & SERP                         OPEB
Years Ended December 31                     2002         2001         2000       2002       2001       2000
------------------------------------------------------------------------------------------------------------
Discount rate                               6.75%        7.25%        7.75%      6.75%      7.25%      7.75%
Expected long-term
 rate of return on
 plan assets                                8.75%        9.75%        9.75%      7.60%      8.30%      7.00%
Rate of compensation increase:
  Pension - to age 45                       3.50%        5.25%        5.25%
          - age 45 to
                assumed retirement          3.50%        3.75%        3.75%
  SERP                                      5.50%        5.50%        5.50%
===========================================================================================================

Retiree health care costs at December 31, 2002 are based on the assumption that costs would increase at a slower rate from the 2002 trend rate of 8.5 percent to
5.5 percent in 2010 and thereafter.

Consumers Energy's Net Pension Plan, Consumers' SERP, Consumers' EISP, and OPEB benefit costs are shown below:

Amounts presented below for the Pension Plan include amounts for employees of CMS Energy and non-utility affiliates, which were not distinguishable from the plan's total assets.

                                                                                                              In Millions
-------------------------------------------------------------------------------------------------------------------------
                                                             Pension, SERP & EISP                      OPEB
Years Ended December 31                                     2002       2001     2000         2002     2001        2000
-------------------------------------------------------------------------------------------------------------------------
Service cost                                                $ 40       $ 37     $ 31         $ 16     $  13     $      11
Interest expense                                              86         84       79           63        57            52
Expected return on plan assets                              (103)       (99)     (92)         (40)      (40)          (34)
Amortization of unrecognized transition (asset)                -         (5)      (5)           -         -             -
Plan amendments                                                4          -        -            -         -             -
Amortization of:
 Net (gain) or loss                                            -          -        -            8         -            (1)
 Prior service cost                                            8          8        4           (1)       (1)            -
                                                         ----------------------------------------------------------------
Net periodic pension and
 postretirement benefit cost                                $ 35       $ 25     $ 17         $ 46     $  29     $      28
=========================================================================================================================

The health care cost trend rate assumption significantly affects the amounts reported. A one percentage point change in the assumed health care cost trend assumption would have the following effects:

                                                                                                       In Millions
-------------------------------------------------------------------------------------------------------------------
                                                                          One Percentage             One Percentage
                                                                          Point Increase             Point Decrease
-------------------------------------------------------------------------------------------------------------------
Effect on total service and interest cost component                                 $ 13                      $ (11)
Effect on postretirement benefit obligation                                         $121                      $(101)
===================================================================================================================

The funded status of the Consumers Energy Pension Plan, Consumers' SERP and OPEB is reconciled with the liability recorded at December 31 as follows:

                                                                                                       In Millions
-------------------------------------------------------------------------------------------------------------------
                                                        Pension Plan               SERP                  OPEB
                                                       2002      2001          2002     2001         2002     2001
-------------------------------------------------------------------------------------------------------------------
Benefit obligation January 1                          $1,195    $ 1,081        $  19     $ 18        $ 876    $ 754
Service cost                                              40         36            1        1           16       13
Interest cost                                             84         83            2        1           63       57
Plan amendment                                             3          -            -        -          (57)     (16)
Actuarial loss                                            72         96            -        -           31      102
Benefits paid                                           (138)      (101)          (1)      (1)         (39)     (34)
                                                      -------------------------------------------------------------
Benefit obligation December 31                         1,256      1,195           21       19          890      876
                                                      -------------------------------------------------------------
Plan assets at fair value at January 1                   845        994            -        -          475      450
Actual return on plan assets                            (164)      (113)           -        -          (44)     (23)
Company contribution                                      64         65            -        -           73       48
Actual benefits paid                                    (138)      (101)           -        -          (39)       -
                                                      -------------------------------------------------------------
Plan assets at fair
 value at December 31(a)                                 607        845            -        -          465      475
                                                      -------------------------------------------------------------
Benefit obligation less than
 (in excess of) plan assets                             (649)      (350)         (21)     (21)        (425)    (401)
Unrecognized net loss from
 experience different than assumed                       573        235            3        3          282      176
Unrecognized prior service cost                           60         68            -        1          (70)     (15)
Panhandle adjustment                                      (7)        (7)           -        -            -        -
                                                      -------------------------------------------------------------
Net Balance Sheet Liability                              (23)       (54)         (18)     (17)        (213)    (240)

Additional minimum liability adjustment (b)             (426)         -            -        -            -        -
                                                      -------------------------------------------------------------

Total Net Balance Sheet Liability                     $ (449)   $   (54)       $ (18)    $(17)       $(213)   $(240)
===================================================================================================================

(a) Primarily stocks and bonds, including 5,241,656 and 141,000 shares of CMS Energy Common Stock in the Pension Plan assets and OPEB plan assets, respectively, with fair values of $49 million and $1.3 million at December 31, 2002. Fair values at December 31, 2001 were $126 million and $3 million in the Pension Plan assets and OPEB plan assets, respectively.

(b) The Pension Plan's Accumulated Benefit Obligation of $1.055 billion exceeded the value of the Pension Plan assets and net balance sheet liability at December 31, 2002. As a result, an additional minimum liability was recorded. The adjustment includes $53 million of intangible asset, and $373 million of accumulated other comprehensive income, of which $40 million and $285 million ($185 million after-tax) were allocated to Consumers.

SERP benefits are paid from a trust established in 1988. SERP is not a qualified plan under the Internal Revenue Code, and as such, earnings of the trust are taxable and trust assets are included in consolidated assets. At December 31, 2002 and 2001, trust assets were $19 million and $24 million, respectively, and were classified as other non-current assets. In 2002 and 2001, the Accumulated Benefit Obligation for SERP was $17 million and $16 million, respectively.

The Executive Incentive Separation Plan (EISP) was established to provide flexibility in separation of employment by officers, a select group of management, or other highly compensated employees. Terms of the plan may include payment of a lump sum, payment of monthly benefits for life, payment of premium for continuation of health care, or any other legally permissible term deemed to be in the best interest of Consumers to offer. As of December 31, 2002, the Accumulated Benefit Obligation of the EISP was $1.7 million. Consumers portion of the EISP was approximately $250,000.

The Pension Plan includes amounts for employees of CMS Energy and non-utility affiliates, including Panhandle, which were not distinguishable from the Pension Plan's total assets. On December 21, 2002, a definitive agreement was executed to sell Panhandle. The sale is expected to close in 2003. No portion of the Pension Plan will be transferred with the sale of Panhandle. At the closing of the sale, none of the employees of Panhandle will be eligible to accrue additional benefits. The Pension Plan will retain pension payment obligations under the Pension Plan for Panhandle employees that are vested under the Pension Plan. Consumers does not expect the impact to be material.

Contributions to the 40l(k) plan are invested in CMS Energy Common Stock. Amounts charged to expense for this plan were $8 million in 2002, and $20 million in 2001. Effective September 1, 2002, the employer's match for the 401(k) plan was suspended until January 1, 2005.

In 1992, Consumers adopted the required accounting for postretirement benefits and recorded a liability of $466 million for the accumulated transition obligation and a corresponding regulatory asset for anticipated recovery in utility rates (see Note 1, Corporate Structure and Summary of Significant Accounting Policies, "Utility Regulation"). The MPSC authorized recovery of the electric utility portion of these costs in 1994 over 18 years and the gas utility portion in 1996 over 16 years.

8: LEASES

Consumers leases various assets, including vehicles, railcars, construction equipment, computer equipment, and buildings. Consumers has both full-service and net leases, the latter of which requires Consumers to pay for taxes, maintenance, operating costs, and insurance.

Minimum rental commitments under Consumers' non-cancelable leases at December 31, 2002, were:

                                                                                                     In Millions
----------------------------------------------------------------------------------------------------------------
                                                                  Capital Leases                Operating Leases
----------------------------------------------------------------------------------------------------------------
2003                                                                      $   21                            $ 13
2004                                                                          20                              10
2005                                                                          18                               8
2006                                                                          17                               7
2007                                                                          16                               6
2008 and thereafter                                                           71                              34
                                                                          --------------------------------------
Total minimum lease payments                                                 163                            $ 78
                                                                                                             ===
Less imputed interest                                                         28
                                                                          ------
Present value of net minimum lease payments                                  135
Less current portion                                                          13
Less non-current portion of off-balance sheet lease payments                   6
                                                                          ------
Non-current portion                                                       $  116
================================================================================================================

Consumers recovers lease charges from customers and accordingly charges payments for its capital and operating leases to operating expense. For the years ended December 31, 2002, 2001 and 2000, operating lease charges, including charges to clearing and other accounts, were $13 million, $15 million, and $16 million, respectively. In November 2001, Consumers' nuclear fuel capital leasing arrangement expired upon mutual agreement by the lessor and Consumers. At termination of the lease, Consumers paid the lessor $48 million, which was the lessor's remaining investment at that time.

For the years ended December 31, 2002, 2001 and 2000, capital lease expenses were $20 million, $26 million, and $41 million, respectively. Included in these amounts, for the years ended 2002, 2001 and 2000, are nuclear fuel lease expenses of $- million, $7 million and $22 million, respectively.

In April 2001, Consumers Campus Holdings entered into a lease agreement for the construction of an office building to be used as the main headquarters for Consumers in Jackson, Michigan. The new office-building lessor has committed to fund up to $65 million for construction of the building and has appointed Consumers the construction agent for the project. Consumers' balance sheet as of December 31, 2002, reflects a capital lease asset and an offsetting non-current liability equivalent to the cost of construction at that date of $54 million. The agreement is a seven-year lease term with payments commencing upon completion of construction, which occurred in March 2003. Total construction costs amounted to $60 million. Consumers Campus Holdings has the right to acquire the property at any time during the life of the agreement. At the end of the lease term, Consumers Campus Holdings has the option to renew the lease, purchase the property, or return the property and assist the lessor in the sale of the building. The return option obligates Consumers Campus Holdings to pay the lessor an amount equal to the outstanding debt associated with the building. The estimated annual lease payments, based on the total construction cost of $60 million and LIBOR rates ranging upwards to four percent, would be $4 million beginning on April 1, 2003 plus a termination payment of $54 million at the end of the lease term. Actual lease payments will depend on the LIBOR rates in effect for the period being paid.

9: JOINTLY OWNED UTILITY FACILITIES

Consumers is responsible for providing its share of financing for the jointly owned utility facilities. Consumers includes in operating expenses the direct expenses of the joint plants. The following table indicates the extent of Consumers' investment in jointly owned utility facilities:

                                                                                                        In Millions
-------------------------------------------------------------------------------------------------------------------
                                                     Net Investment                        Accumulated Depreciation
December 31                                      2002              2001                  2002                  2001
-------------------------------------------------------------------------------------------------------------------
Campbell Unit 3 - 93.3 percent                   $299              $279                  $312                  $312
Ludington - 51 percent                             75                76                    94                    88
Transmission facilities - various                   -                37                     -                    40
Distribution lines - various                       13                10                     1                     -
===================================================================================================================

10: REPORTABLE SEGMENTS

Consumers has two reportable segments: electric and gas. The electric segment consists of regulated activities associated with the generation and distribution of electricity. The gas segment consists of regulated activities associated with the transportation, storage and distribution of natural gas. Consumers' reportable segments are domestic business units organized and managed by the nature of the product and service each provides. The accounting policies of the segments are the same as those Consumers describes in the summary of significant accounting policies. Where appropriate, the financial statements reflect the assets, liabilities, revenues and expenses directly related to the electric and gas reportable segments. However, in instances where common accounts were not readily attributable to a single business segment, Consumers allocated the accounts between the electric and gas segment. The allocations are based on certain measures of business activities, such as revenue, labor dollars, customers, other operation and maintenance and construction expense, leased property, taxes, or functional surveys.

For example, customer receivables are allocated based on revenue; pension provisions are allocated based on labor dollars; and common property is allocated based on other operation and maintenance and construction expense.

Consumers' management has changed its evaluation of the performance of the electric and gas segments from pretax operating income to net income available to common stockholder. The Consolidated Statements of Income show operating revenue and pretax operating income by reportable segment. For 2002, 2001 and 2000, the amounts included in earnings from investments accounted for by the equity method of $53 million, $38 million and $57 million, respectively. For 2002, 2001 and 2000, Consumers had investments accounted for by the equity method of $645 million, $555 million and $535 million, respectively. Consumers accounts for intersegment sales and transfers at current market prices and eliminates them in consolidated net income available to common stockholder by segment. Consumers classifies its equity investments as a part of the other business unit. The other business unit also includes Consumers' consolidated statutory business trusts, which were created to issue preferred securities and Consumers' consolidated special purpose entity for the sale of trade receivables. Additional segment information follows:

                                                                                                        In Millions
-------------------------------------------------------------------------------------------------------------------
Years Ended December 31                                              2002                2001                2000
-------------------------------------------------------------------------------------------------------------------
Depreciation, depletion and amortization
  Electric                                                         $  228               $   219              $  311
  Gas                                                                 118                   118                 113
  Other                                                                 2                     2                   2
                                                                    -----------------------------------------------

Total Consolidated                                                 $  348               $   339              $  426
===================================================================================================================

Interest Charges
  Electric                                                         $  144               $   153              $  145
  Gas                                                                  47                    50                  48
  Other                                                                21                    21                  27
                                                                    -----------------------------------------------
  Subtotal                                                            212                   224                 220
  Eliminations                                                        (44)                  (38)                (37)
                                                                    -----------------------------------------------

Total Consolidated                                                 $  168               $   186              $  183
===================================================================================================================

Income Taxes
  Electric                                                         $  138               $    69              $  123
  Gas                                                                  33                    25                  24
  Other                                                                 9                     3                 (10)
                                                                    -----------------------------------------------

Total Consolidated (a)                                             $  180               $    97              $  137
===================================================================================================================

Net Income Available to Common Stockholder
  Electric                                                         $  264               $   109              $  199
  Gas                                                                  46                    21                  18
  Other                                                                25                    15                  31
                                                                    -----------------------------------------------

Total Consolidated                                                 $  335               $   145              $  248
===================================================================================================================

Total assets
  Electric (b)                                                     $5,744               $ 5,454              $5,230
  Gas (b)                                                           2,002                 2,194               1,776
  Other                                                             1,398                 1,142               1,124
                                                                   ------------------------------------------------
  Subtotal                                                          9,144                 8,790               8,130
  Eliminations                                                       (444)                 (469)               (354)
                                                                   ------------------------------------------------

Total Consolidated                                                 $8,700               $ 8,321              $7,776
===================================================================================================================

Capital expenditures (c)
  Electric                                                         $  437                $  623              $  430
  Gas                                                                 181                   145                 120
                                                                   ------------------------------------------------

Total                                                              $  618                $  768              $  550
===================================================================================================================

(a) In 2002 and 2001, amounts exclude the $10 million tax expense and $6 million tax benefit, respectively, due to the change in accounting for derivative instruments.

(b) Amounts include an attributed portion of Consumers' other common assets to both the electric and gas utility businesses.

(c) Includes electric restructuring implementation plan, capital leases for nuclear fuel, purchase of nuclear fuel and other assets and electric DSM costs. Amounts also include an attributed portion of Consumers' capital expenditures for plant and equipment common to both the electric and gas utility businesses.

11: SUMMARIZED FINANCIAL INFORMATION OF SIGNIFICANT RELATED ENERGY SUPPLIER

Under the PPA with the MCV Partnership discussed in Note 2, Consumers' 2002 obligation to purchase electric capacity from the MCV Partnership provided 15.1 percent of Consumers' owned and contracted electric generating capacity. Summarized financial information of the MCV Partnership follows:

STATEMENTS OF INCOME

                                                                                                        In Millions
-------------------------------------------------------------------------------------------------------------------
Years Ended December 31                                                       2002           2001          2000
-------------------------------------------------------------------------------------------------------------------
Operating revenue (a)                                                         $597           $611              $604
Operating expenses                                                             409            453               392
                                                                             --------------------------------------

Operating income                                                               188            158               212
Other expense, net                                                             114            110               122
                                                                              -------------------------------------
Net income before cumulative
  effect of accounting change                                                   74             48                90

Cumulative effect of change in method of
  accounting for derivative options contracts (April 1, 2002) (b)               58              -                 -
                                                                             --------------------------------------
Net income                                                                    $132           $ 48              $ 90
===================================================================================================================

BALANCE SHEETS

                                                                                                        In Millions
-------------------------------------------------------------------------------------------------------------------
December 31                     2002         2001                                                2002          2001
-------------------------------------------------------------------------------------------------------------------
ASSETS                                                        LIABILITIES AND EQUITY
  Current assets (c)          $  356      $   341              Current liabilities             $  209        $  320
  Plant, net                   1,550        1,610              Non-current liabilities (d)      1,155         1,245
  Other assets                   192          166              Partners' equity (e)               734           552
                              -------------------                                              --------------------

                              $2,098      $ 2,117                                              $2,098        $2,117
===================================================================================================================

(a) For 2002, 2001, and 2000, revenue from Consumers totaled $557 million, $550 million and $569 million, respectively.

(b) On April 1, 2002, the MCV Partnership implemented Derivative Implementation Group Issue C-16, an interpretation of SFAS No. 133. The MCV Partnership began accounting for several natural gas contracts containing an option component at fair value. As a result, a $58 million cumulative effect adjustment for the change in accounting principle was recorded as an increase to earnings. CMS Midland's 49 percent ownership share was $28 million ($18 million after-tax), which is reflected as a change in accounting principle on Consumers' Income Statement.

(c) At December 31, 2002 and 2001, receivables from Consumers totaled $44 million and $49 million, respectively.

(d) FMLP is the sole beneficiary of an owner trust that is the lessor in a long-term direct finance lease with the lessee, MCV Partnership. CMS Holdings holds a 46.4 percent ownership interest in FMLP. At December 31, 2002 and 2001, the MCV Partnership owed lease obligations of $975 million and $1.11 billion, respectively, to the owner trust. CMS Holdings' share of the interest and principal portion for the 2002 lease payments was $34 million and $65 million, respectively, and for the 2001 lease payments was $36 million and $54 million, respectively. As of December 31, 2002 and 2001, the lease payments service $449 million and $597 million in non-recourse debt outstanding, respectively, of the owner trust. The MCV Partnership's lease obligations, assets, and operating revenues secures FMLP's debt. For 2002 and 2001, the owner trust made debt payments (including interest) of $370 million and $217 million, respectively. FMLP's earnings for 2002, 2001, and 2000 were $38 million, $30 million, and $30 million, respectively.

(e) CMS Midland's recorded investment in the MCV Partnership includes capitalized interest, which Consumers is amortizing to expense over the life of its investment in the MCV Partnership. Covenants contained in financing agreements prohibit the MCV Partnership from paying distributions until it meets certain financial test requirements. Consumers does not anticipate receiving a cash distribution in the near future.

                         Report of Independent Auditors

The Board of Directors and Stockholders
Consumers Energy Company


We have audited the accompanying consolidated balance sheets and consolidated statements of long-term debt and preferred stock of Consumers Energy Company (a Michigan corporation and wholly-owned subsidiary of CMS Energy Corporation) and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, common stockholders' equity and cash flows for each of three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. The financial statements of Midland Cogeneration Venture Limited Partnership (a limited partnership in which Consumers Energy Company and subsidiaries has a 49% interest), have been audited by other auditors (the other auditors for 2001 and 2000 for Midland Cogeneration Venture Limited Partnership have ceased operations) whose reports have been furnished to us; insofar as our opinion on the consolidated financial statements relates to the amounts included for Midland Cogeneration Venture Limited Partnership, it is based solely on their report.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the 2002 and 2001 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Consumers Energy Company and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 5 to the consolidated financial statements, in 2001 Consumers Energy Company, and in 2002, Midland Cogeneration Venture Limited Partnership changed their method of accounting related to derivatives and hedging activities. Also, in 2002 as discussed in Note 1 to the consolidated financial statements, Consumers Energy Company changed its method of accounting for stock-based compensation.


                                                /s/ Ernst & Young LLP



Detroit, Michigan
March 14, 2003, except for Note 3
  as to which the date is March 28, 2003

                           PRICEWATERHOUSECOOPERS LLP


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners and the Management Committee of the Midland Cogeneration Venture Limited Partnership:

In our opinion, the accompanying consolidated balance sheet as of December 31, 2002 and the related consolidated statements of operations, partners' equity and cash flows present fairly, in all material respects, the financial position of the Midland Cogeneration Venture Limited Partnership (a Michigan limited partnership) and subsidiaries (MCV) at December 31, 2002 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of MCV's Management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of MCV as of December 31, 2001 and for each of the two years in the period ended December 31, 2001, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated January 18, 2002.

As explained in Note 2 to the financial statements, effective April 1, 2002, Midland Cogeneration Venture Limited Partnership changed its method of accounting for derivative and hedging activities in accordance with Derivative Implementation Group ("DIG") Issue C-16.


                                              /s/   PricewaterhouseCoopers LLP



    Detroit, Michigan,
    January 17, 2003

              THIS REPORT IS A COPY OF THE PREVIOUSLY ISSUED ARTHUR
             ANDERSEN REPORT AND THIS REPORT HAS NOT BEEN REISSUED
                             BY ARTHUR ANDERSEN LLP



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Partners and the Management Committee of the Midland Cogeneration Venture Limited Partnership:


We have audited the accompanying consolidated balance sheets of the MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP (a Michigan limited partnership) and subsidiaries (MCV) as of December 31, 2001 and 2000, and the related consolidated statements of operations, partners' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of MCV's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Midland Cogeneration Venture Limited Partnership and subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As explained in Note 2 to the financial statements, effective January 1, 2001, Midland Cogeneration Venture Limited Partnership changed its method of accounting related to derivatives and hedging activities.



/s/Arthur Andersen LLP




Detroit, Michigan,
January 18, 2002

                            CONSUMERS ENERGY COMPANY
                         QUARTERLY FINANCIAL INFORMATION

                                            2002 (UNAUDITED)                               2001 (UNAUDITED)
                                ----------------------------------------      ---------------------------------------
       QUARTERS ENDED           MARCH 31    JUNE 30   SEPT. 30   DEC. 31      MARCH 31   JUNE 30   SEPT. 30   DEC. 31
------------------------------------------------------------------------      ---------------------------------------
Operating revenue (a)           $  1,226    $   883   $     911  $ 1,149      $  1,206    $  864    $   890   $ 1,016

Earnings from equity method
  investees                     $     10    $    17   $       8  $    18      $     13    $   9     $    10   $     6

Operating income (a)            $    188    $   152   $     168  $   181      $    216    $  112    $    77   $    76

Income before cumulative
  effect of change in
  accounting principle (a)      $     92    $   107   $      84  $    80      $    108    $   45    $    23   $    23

Cumulative effect of change
  in accounting for derivative
  instruments, net of $10 tax
  expense in 2002 and $6 tax
  benefit in 2001 (a)                  -    $    17   $       1        -             -         -          -  ($    11)

Net income                      $     92    $   124   $      85  $    80      $    108     $  45    $    23   $    12

Preferred stock dividends              -          -           -  $     2             -     $   1          -   $     1

Preferred securities
  distributions                 $     11    $    11   $      11  $    11      $      9     $   9    $    12   $    11

Net income available to
  common stockholder            $     81    $   113   $      74  $    67      $     99     $  35    $    11   $     -

(a) Consumers reclassified $28 million ($18 million after taxes) reducing June and September 2002 operating amounts to reflect the MCV Partnership's change in accounting for derivative instruments as a separate item. See Note 11 in the Notes to the consolidated financial statements.

                            CONSUMERS ENERGY COMPANY
          Schedule II - Valuation and Qualifying Accounts and Reserves
                  Years Ended December 31, 2002, 2001 and 2000
                                  (In Millions)

                                          Balance at       Charged         Charged to                      Balance
                                           Beginning         to               other                        at End
    Description                            of Period       Expense          Accounts      Deductions      of Period
--------------------------------------------------------------------------------------------------------------------
Accumulated provision for
  uncollectible accounts:

  2002                                         $4            $17                -             $16(a)           $5

  2001                                         $3            $13                -             $12(a)           $4

  2000                                         $4            $10                -             $11(a)           $3
=================================================================================================================

(a) Accounts receivable written off including net uncollectible amounts of $14 in 2002, $10 in 2001 and $9 in 2000 charged directly to operating expense and credited to accounts receivable.

         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CONSUMERS, THE INITIAL PURCHASERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE NEW BONDS BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                    --------

                                TABLE OF CONTENTS

                                                       PAGE
                                                       ----
Important Notice about Information in this
    Prospectus ........................................   1
Where You Can Find More Information....................   1
Forward-Looking Statements and Information.............   2
Summary................................................   5
Risk Factors...........................................  17
Use of Proceeds........................................  25
Ratio of Earnings to Fixed Charges.....................  25
Description of the New Bonds...........................  26
Ratings................................................  34
The Exchange Offer ....................................  34
Managements Discussion and Analysis of
    Financial Condition and Results of Operations
    for the Nine Months Ended September 30, 2003 ......  45

Managements Discussion and Analysis of
    Financial Condition and Results of Operations
    for the Fiscal Year Ended December 31, 2002 .......  76

Our Business........................................... 104
Legal Proceedings...................................... 114
Our Management......................................... 116
Affiliate Relationships and Transactions............... 125
Certain United States Federal Income Tax
    Consequences ...................................... 125
Plan of Distribution................................... 128
Legal Opinions......................................... 128
Experts................................................ 128
Glossary............................................... 130
Index to Consolidated Financial Statements............. F-1

                                OFFER TO EXCHANGE

                  4.25% FIRST MORTGAGE BONDS DUE 2008, SERIES C
                 5.375% FIRST MORTGAGE BONDS DUE 2013, SERIES D
                  4.00% FIRST MORTGAGE BONDS DUE 2010, SERIES F
                  4.80% FIRST MORTGAGE BONDS DUE 2009, SERIES H 6.00% FIRST MORTGAGE BONDS DUE 2014, SERIES J

                           WHICH HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933,
                                   AS AMENDED

                       FOR ANY AND ALL OF THE OUTSTANDING

                  4.25% FIRST MORTGAGE BONDS DUE 2008, SERIES A
                 5.375% FIRST MORTGAGE BONDS DUE 2013, SERIES B
                  4.00% FIRST MORTGAGE BONDS DUE 2010, SERIES E
                  4.80% FIRST MORTGAGE BONDS DUE 2009, SERIES G 6.00% FIRST MORTGAGE BONDS DUE 2014, SERIES I

                             [CONSUMERS ENERGY LOGO]

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The following resolution was adopted by the Board of Directors of Consumers on May 6, 1987:

         RESOLVED: That effective March 1, 1987 the Company shall indemnify to the full extent permitted by law every person (including the estate, heirs and legal representatives of such person in the event of the decease, incompetency, insolvency or bankruptcy of such person) who is or was a director, officer, partner, trustee, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability, costs, expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon the person in connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature, arising from the person's service or capacity as, or by reason of the fact that the person is or was, a director, officer, partner, trustee, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such right of indemnification shall not be deemed exclusive of any other rights to which the person may be entitled under statute, bylaw, agreement, vote of shareholders or otherwise.

            Article XIII, Section 1 of Consumers Bylaws provides:

          The Company may purchase and maintain liability insurance, to the full extent permitted by law, on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity.

            Article V of Consumers Restated Articles of Incorporation, as amended reads:

          A director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty as a director except
     (i) for a breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of Section 551(1) of the Michigan Business Corporation Act, and (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article V, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

     Article VI of Consumers Restated Articles of Incorporation, as amended reads:

          Each director and each officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Company. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or thereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article VI by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

Sections 561 through 571 of the Michigan Business Corporation Act provides Consumers with the power to indemnify directors, officers, employees and agents against certain expenses and payments, and to purchase and maintain insurance on behalf of directors, officers, employees and agents.

     Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of Consumers or of Consumers' subsidiaries and Consumers' officers and directors are indemnified against such losses by reason of their being or having been directors of officers of another corporation, partnership, joint venture, trust or other enterprise at Consumers' request. In addition, Consumers has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in sections 561 through 571 of the Michigan Business Corporation Act cited above.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                                    EXHIBITS

                        PREVIOUSLY FILED
                  --------------------------
                   WITH FILE      AS EXHIBIT
EXHIBITS            NUMBER          NUMBER                                    DESCRIPTION
--------          -----------    ------------     ----------------------------------------------------------------
  (3)(a)               1-5611            3(c)     --   Restated Articles of Incorporation dated May 26, 2000, of
                                                       Consumers (2000 Form 10-K)
  (3)(b)               1-5611          (3)(d)     --   By-Laws of Consumers. (1st qtr. 2003 Form 10-Q)
  (4)(a)              2-65973       (b)(1)-4      --   Indenture dated as of September 1, 1945, between Consumers and Chemical Bank (successor to Manufacturers Hanover Trust
                                                       Company), as Trustee, including therein indentures
                                                       supplemental thereto through the Forty-third Supplemental
                                                       Indenture dated as of May 1, 1979.

                                                  --   Indentures Supplemental thereto:

                     33-41126          (4)(c)     --   68th dated as of 06/15/93
                       1-5611             (4)     --   69th dated as of 09/15/93 (Form 8-K dated Sep. 21, 1993)
                       1-5611          (4)(a)     --   70th dated as of 02/01/98 (1997 Form 10-K)
                       1-5611          (4)(a)     --   71st dated as of 03/06/98 (1997 Form 10-K)
                       1-5611          (4)(b)     --   72nd dated as of 05/01/98 (1st qtr. 1998 Form 10-Q)
                    333-58943          (4)(d)     --   73rd dated as of 06/15/98 (Form S-4 dated July 13, 1998)
                       1-5611          (4)(b)     --   74th dated as of 10/29/98 (3rd Qtr. 1998 Form 10-Q)
                       1-5611          (4)(b)     --   75th dated as of 10/1/99 (1999 Form 10-K)
                       1-5611          (4)(d)     --   77th dated as of 10/1/99 (1999 Form 10-K)
                       1-5611            4(b)     --   79th dated as of 9/26/01 (3rd qtr 2001 10-Q)
                       1-5611         4(a)(i)     --   80th dated as of 3/22/02 (2001 Form 10-K)
                       1-5611            4.6      --   81tst dated as of 7/12//02 (Form 8-K dated July 30, 2002)
                       1-5611            4.7      --   82nd dated as of 7/12//02 (Form 8-K dated July 30, 2002)
                       1-5611       (4)(a)(i)     --   83rd dated as of 9/26/02 (2002 Form 10-K)
                       1-5611      (4)(a)(ii)     --   84th dated as of 12/11/02 (2002 Form 10-K)
                       1-5611     (4)(a)(iii)     --   85th dated as of 10/17/02 (2002 Form 10-K)
                       1-5611      (4)(a)(iv)     --   86th dated as of 11/25/02 (2002 Form 10-K)
                       1-5611          (4)(a)     --   87th dated as of 3/26/03 (1st qtr. 2003 Form 10-Q)

                        PREVIOUSLY FILED
                  --------------------------
                  WITH FILE      AS EXHIBIT
EXHIBITS           NUMBER          NUMBER                                      DESCRIPTION
--------          ------------   -----------                                   -----------
                       1-5611         (4)(b)      --   88th dated as of 3/27/03 (1st qtr. 2003 Form 10-Q)
                       1-5611         (4)(c)      --   89th dated as of 3/28/03 (1st qtr. 2003 Form 10-Q)
                       1-5611         (4)(d)      --   90th dated as of 3/30/03 (1st qtr. 2003 Form 10-Q)
                       1-5611         (4)(a)      --   91st dated as of 5/23/03 (3rd qtr. 2003 Form 10-Q)
                       1-5611         (4)(b)      --   92nd dated as of 8/26/03 (3rd qtr. 2003 Form 10-Q)
                       1-5611         (4)(c)      --   93rd dated as of 9/17/03 (3rd qtr. 2003 Form 10-Q)
(4)(a)(i)                                         --   94th dated as of 11/7/03
  (4)(b)               1-5611         (4)(b)      --   Indenture dated as of January 1, 1996 between Consumers and
                                                       The Bank of New York, as Trustee. (1995 Form 10-K)
                                                  --   Indentures Supplemental thereto:
                       1-5611         (4)(b)      --   1st dated as of 01/18/96 (1995 Form 10-K)
                       1-5611         (4)(a)      --   2nd dated as of 09/04/97 (3rd qtr 1997 Form 10-Q)
                       1-9513         (4)(a)      --   3rd 11/04/99 (3rd qtr 1999 Form 10-Q)
  (4)(c)               1-5611         (4)(c)      --   Indenture dated as of February 1, 1998 between Consumers
                                                       and JPMorgan Chase (formerly "The Chase Manhattan Bank), as
                                                       Trustee. (1997 Form 10-K)
                       1-5611         (4)(a)      --   1st dated as of 05/01/98 (1st Qtr. 1998 Form 10-Q)
                    333-58943         (4)(b)      --   2nd dated as of 06/15/98
                       1-5611         (4)(a)      --   3rd 10/29/98 (3rd qtr. 1998 Form 10-Q)
4(d)                   1-5611         (4)(e)      --   $140 million Term Loan Agreement dated March 26, 2003
                                                       between Consumers Energy Company and the Bank/Agent, as
                                                       defined therein (1st qtr. 2003 Form 10-Q)
(4)(e)                                            --   Form of Series C Bonds
(4)(f)                                            --   Form of Series D Bonds
(4)(g)                                            --   Form of Series F Bonds
(4)(h)                                            --   Form of Series H Bonds
(4)(i)                                            --   Form of Series J Bonds
(4)(j)                 1-5611         (4)(c)      --   Registration Rights Agreement dated as of April 30, 2003
                                                       between Consumers and the Initial Purchasers, all as
                                                       defined therein (3rd qtr. 2003 Form 10-Q)
(4)(k)                 1-5611         (4)(d)      --   Registration Rights Agreement dated as of May 23, 2003
                                                       between Consumers and the Initial Purchasers, all as
                                                       defined therein (3rd qtr. 2003 Form 10-Q)
(4)(l)                 1-5611         (4)(e)      --   Registration Rights Agreement dated as of August 26, 2003
                                                       between Consumers and the Initial Purchasers, all as
                                                       defined therein (3rd qtr. 2003 Form 10-Q)
(5)                                               --   Opinion of Robert C. Shrosbree, Assistant General Counsel
                                                       for CMS Energy
(8)                                               --   Opinion of Jay M. Silverman, Tax Counsel for CMS Energy
                                                       regarding tax matters
(10)(a)                1-9513        (10)(b)      --   Form of Employment Agreement entered into by CMS Energy's
                                                       and Consumers' executive officers. (1999 Form 10-K)
(10)(b)                1-9513        (10)(a)      --   Acknowledgement of Resignation between Tamela W. Pallas and
                                                       CMS Energy Corporation (3rd qtr 2002 Form 10-Q)
(10)(c)                1-5611        (10)(g)      --   Consumers' Executive Stock Option and Stock Appreciation
                                                       Rights Plan effective December 1, 1989. (1990 Form 10-K)
(10)(d)                1-9513        (10)(b)      --   Employment, Separation and General Release Agreement
                                                       between William T. McCormick and CMS Energy Corporation
                                                       (3rd qtr 2002 Form 10-Q)
(10)(e)                1-9513        (10)(d)      --   CMS Energy's Performance Incentive Stock Plan effective
                                                       February 3, 1988, as amended December 3, 1999. (1999 Form
                                                       10-K)
(10)(f)                1-9513        (10)(c)      --   Employment, Separation and General Release Agreement
                                                       between Alan M. Wright and CMS Energy Corporation (3rd qtr
                                                       2002 Form 10-Q)
(10(g)                 1-9513        (10)(g)      --   Employment Agreement dated as of June 1, 2002 between
                                                       Kenneth Whipple and CMS Energy Corporation (2002 Form 10-K)
(10)(h)                1-9513        (10)(m)      --   CMS Deferred Salary Savings Plan effective January 1, 1994.
                                                       (1993 Form 10-K)

                        PREVIOUSLY FILED
                  --------------------------
                  WITH FILE      AS EXHIBIT
EXHIBITS           NUMBER          NUMBER                                      DESCRIPTION
--------           ------          ------                                      -----------
 (10)(i)               1-9513        (10)(n)      --   CMS Energy and Consumers Annual Executive Incentive
                                                       Compensation Plan effective January 1, 1986, as amended
                                                       January 1995. (1995 Form 10-K)
 (10)(j)               1-9513        (10)(h)      --   Supplemental Executive Retirement Plan for Employees of CMS
                                                       Energy/Consumers Energy Company effective January 1, 1982, as amended December 3, 1999. (1999 Form 10-K)
 (10)(k)             33-37977           4.1       --   Senior Trust Indenture, Leasehold Mortgage and Security
                                                       Agreement dated as of June 1, 1990 between The Connecticut
                                                       National Bank and United States Trust Company of New York.
                                                       (MCV Partnership)
                                                       Indenture Supplemental thereto:
                     33-37977           4.2       --   Supplement No. 1 dated as of June 1, 1990. (MCV Partnership)
 (10)(l)               1-9513        (28)(b)      --   Collateral Trust Indenture dated as of June 1, 1990 among
                                                       Midland Funding Corporation I, MCV Partnership and United
                                                       States Trust Company of New York, Trustee. (3rd qtr 1990
                                                       Form 10-Q)
                                                       Indenture Supplemental thereto:
                     33-37977           4.4       --   Supplement No. 1 dated as of June 1, 1990. (MCV Partnership)
 (10)(m)               1-9513        (10)(v)      --   Amended and Restated Investor Partner Tax Indemnification
                                                       Agreement dated as of June 1, 1990 among Investor Partners,
                                                       CMS Midland as Indemnitor and CMS Energy as Guarantor. (1990
                                                       Form 10-K)
 (10)(n)               1-9513        (19)(d)*     --   Environmental Agreement dated as of June 1, 1990 made by CMS
                                                       Energy to The Connecticut National Bank and Others. (1990
                                                       Form 10-K)
 (10)(o)               1-9513        (10)(z)*     --   Indemnity Agreement dated as of June 1, 1990 made by CMS
                                                       Energy to Midland Cogeneration Venture Limited Partnership.
                                                       (1990 Form 10-K)
 (10)(p)               1-9513       (10)(aa)*     --   Environmental Agreement dated as of June 1, 1990 made by CMS
                                                       Energy to United States Trust Company of New York, Meridian
                                                       Trust Company, each Subordinated Collateral Trust Trustee
                                                       and Holders from time to time of Senior Bonds and
                                                       Subordinated Bonds and Participants from time to time in
                                                       Senior Bonds and Subordinated Bonds. (1990 Form 10-K)
 (10)(q)             33-37977          10.4       --   Amended and Restated Participation Agreement dated as of
                                                       June 1, 1990 among MCV Partnership, Owner Participant, The
                                                       Connecticut National Bank, United States Trust Company,
                                                       Meridian Trust Company, Midland Funding Corporation I,
                                                       Midland Funding Corporation II, MEC Development Corporation
                                                       and Institutional Senior Bond Purchasers. (MCV Partnership)
 (10)(r)              33-3797          10.4       --   Power Purchase Agreement dated as of July 17, 1986 between
                                                       MCV Partnership and Consumers. (MCV Partnership)
                                                       Amendments thereto:
                     33-37977          10.5       --   Amendment No. 1 dated September 10, 1987. (MCV Partnership)
                     33-37977          10.6       --   Amendment No. 2 dated March 18, 1988. (MCV Partnership)
                     33-37977          10.7       --   Amendment No. 3 dated August 28, 1989. (MCV Partnership)
                     33-37977          10.8       --   Amendment No. 4A dated May 25, 1989. (MCV Partnership)
 (10)(s)               1-5611        (10)(y)      --   Unwind Agreement dated as of December 10, 1991 by and among
                                                       CMS Energy, Midland Group, Ltd., Consumers, CMS Midland,
                                                       Inc., MEC Development Corp. and CMS Midland Holdings
                                                       Company. (1991 Form 10-K)
 (10)(t)               1-5611        (10)(z)      --   Stipulated AGE Release Amount Payment Agreement dated as of
                                                       June 1, 1990, among CMS Energy, Consumers and The Dow
                                                       Chemical Company. (1991 Form 10-K)
 (10)(u)               1-5611       (10)(aa)*     --   Parent Guaranty dated as of June 14, 1990 from CMS Energy to

                        PREVIOUSLY FILED
                  --------------------------
                  WITH FILE      AS EXHIBIT
EXHIBITS           NUMBER          NUMBER                                      DESCRIPTION
--------           ------          ------                                      -----------
                                                       MCV, each of the Owner Trustees, the Indenture Trustees,
                                                       the Owner Participants and the Initial Purchasers of
                                                       Senior Bonds in the MCV Sale Leaseback transaction, and
                                                       MEC Development. (1991 Form 10-K)
(10)(v)                1-8157         10.41       --   Contract for Firm Transportation of Natural Gas between
                                                       Consumers Power Company and Trunkline Gas Company, dated
                                                       November 1, 1989, and Amendment, dated November 1, 1989.
                                                       (1989 Form 10-K of PanEnergy Corp.)
(10)(w)                1-8157         10.41       --   Contract for Firm Transportation of Natural Gas between
                                                       Consumers Power Company and Trunkline Gas Company, dated
                                                       November 1, 1989. (1991 Form 10-K of PanEnergy Corp.)
(10)(x)                1-2921         10.03       --   Contract for Firm Transportation of Natural Gas between
                                                       Consumers Power Company and Trunkline Gas Company, dated
                                                       September 1, 1993. (1993 Form 10-K)
(10)(y)                1-5611        (10)(a)      --   Purchase Agreement dated April 23, 2003 between Consumers
                                                       and the Initial Purchasers, as defined therein. (3rd qtr.
                                                       2003 10-Q)
(10)(z)                1-5611        (10)(b)      --   Purchase Agreement dated May 20, 2003 between Consumers and the Initial Purchasers, as defined therein. (3rd qtr. 2003
                                                       10-Q)
(10)(aa)               1-5611        (10)(c)      --   Purchase Agreement dated August 19, 2003 between Consumers and the Initial Purchasers, as defined therein. (3rd qtr.
                                                       2003 10-Q)
(10)(bb)               1-5611            10       --   First Amended and Restated Employment Agreement between
                                                       Kenneth Whipple and CMS Energy Corporation effective as of
                                                       September 1, 2003.(8-K dated October 24, 2003)
(12)                                              --   Statement regarding computation of Consumers Ratio of
                                                       Earnings to Fixed Charges
(16)                   1-5611          16.1       --   Letter from Arthur Andersen LLP to the Securities and
                                                       Exchange Commission dated April 29, 2002 regarding change
                                                       in certifying accountant  (Form 8-K filed April 29, 2002)
(21)                                              --   Subsidiaries of Consumers. (Form U-3A-2 filed February 25,
                                                       2003).
(23(a)                                            --   Consent of Robert C. Shrosbree, Assistant General Counsel
                                                       for CMS Energy (included in Exhibit 5 above).
(23)(b)                                           --   Consent of Jay M. Silverman, Tax Counsel for CMS Energy
                                                       (included in Exhibit 8 above).
(23)(c)                                           --   Consent of Ernst & Young LLP
(23)(d)                                           --   Consent of PricewaterhouseCoopers LLP
(24)                                              --   Power of Attorney for Consumers
(25)                                              --   Statement of Eligibility and Qualification of JPMorgan
                                                       Chase Bank.
(99)(a)                                           --   Form of Letter of Transmittal.
(99)(b)                                           --   Certification of Taxpayer Identification Number on
                                                       Substitute Form W-9.
(99)(c)                                           --   Form of Notice of Guaranteed Delivery.

----------

* Obligations of only CMS Holdings and CMS Midland, second tier subsidiaries of Consumers, and of CMS Energy but not of Consumers.

     Exhibits listed above which have heretofore been filed with the Securities and Exchange Commission pursuant to various acts administered by the Commission, and which were designated as noted above, are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.

     Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this Registration Statement.

ITEM 22. UNDERTAKINGS.

     The undersigned registrants hereby undertake:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and be governed by the final adjudication of such issue.

     (3) To respond to requests for information that is incorporated by reference in to the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Jackson, and State of Michigan, on the 15th day of December, 2003.

                                           CONSUMERS ENERGY COMPANY

                                           By: /s/ Thomas J. Webb
                                               -------------------------------
                                               Thomas J. Webb
                                               Senior Vice President and
                                               Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 15th, 2003.

    NAME                                                          TITLE
    ----                                                          -----

(I)   PRINCIPAL EXECUTIVE OFFICER:

      /s/  DAVID W. JOOS                           President
----------------------------------                 and Chief Operating Officer
           David W. Joos

(II)  PRINCIPAL FINANCIAL OFFICER:

      /s/  THOMAS J. WEBB                          Senior Vice President and
---------------------------------                  Chief  Financial Officer
           Thomas J. Webb

(III) CONTROLLER OR PRINCIPAL ACCOUNTING OFFICER

      /s/  GLENN P. BARBA                          Vice President and Controller
------------------------------------
           Glenn P. Barba

                  *
------------------------------------
       (James J. Duderstadt)                       Director

                  *
------------------------------------
      (Kathleen R. Flaherty)                       Director

                  *
------------------------------------
          (David W. Joos)                          Director

                      *
--------------------------------------------
           (Earl D. Holton)                        Director

                      *
--------------------------------------------
      (Michael T. Monahan)                         Director

                      *
--------------------------------------------
      (Joseph F. Paquette, Jr.)                    Director

--------------------------------------------
        (William U. Parfet)                        Director

                      *
--------------------------------------------
            (Percy A. Pierre)                      Director

                      *
--------------------------------------------
        (S. Kinnie Smith, Jr.)                     Director

                      *
--------------------------------------------
         (Kenneth L. Way)                          Director

                      *
-------------------------------------------
           (Kenneth Whipple)                       Director

                      *
-------------------------------------------
         (John B. Yasinsky)                        Director

*By: /s/ THOMAS J. WEBB
     ------------------------
     Thomas J. Webb
     Attorney in-fact

                                  EXHIBIT INDEX

                 PREVIOUSLY FILED
            -------------------------
              WITH FILE    AS EXHIBIT
EXHIBITS       NUMBER        NUMBER                               DESCRIPTION
-----------------------------------------------------------------------------------------------------------------
  (3)(a)          1-5611          3(c)         --       Restated Articles of Incorporation dated May 26, 2000, of
                                                        Consumers (2000 Form 10-K)
  (3)(b)          1-5611        (3)(d)         --       By-Laws of Consumers. (1st qtr. 2003 Form 10-Q)
  (4)(a)         2-65973     (b)(1)-4          --       Indenture dated as of September 1, 1945, between Consumers
                                                        And Chemical Bank (successor to Manufacturers Hanover
                                                        Trust Company), as Trustee, including therein indentures
                                                        supplemental thereto through the Forty-third Supplemental
                                                        Indenture dated as of May 1, 1979.
                                               --       Indentures Supplemental thereto:
                33-41126        (4)(c)         --       68th dated as of 06/15/93
                  1-5611        (4)            --       69th dated as of 09/15/93 (Form 8-K dated Sep. 21, 1993)
                  1-5611        (4)(a)         --       70th dated as of 02/01/98 (1997 Form 10-K)
                  1-5611        (4)(a)         --       71st dated as of 03/06/98 (1997 Form 10-K)
                  1-5611        (4)(b)         --       72nd dated as of 05/01/98 (1st qtr. 1998 Form 10-Q)
               333-58943        (4)(d)         --       73rd dated as of 06/15/98 (Form S-4 dated July 13, 1998)
                  1-5611        (4)(b)         --       74th dated as of 10/29/98 (3rd Qtr. 1998 Form 10-Q)
                  1-5611        (4)(b)         --       75th dated as of 10/1/99 (1999 Form 10-K)
                  1-5611        (4)(d)         --       77th dated as of 10/1/99 (1999 Form 10-K)
                  1-5611          4(b)         --       79th dated as of 9/26/01 (3rd qtr 2001 10-Q)
                  1-5611       4(a)(i)         --       80th dated as of 3/22/02 (2001 Form 10-K)
                  1-5611          4.6          --       81tst dated as of 7/12//02 (Form 8-K dated July 30, 2002)
                  1-5611          4.7          --       82nd dated as of 7/12//02 (Form 8-K dated July 30, 2002)
                  1-5611        (4)(a)(i)      --       83rd dated as of 9/26/02 (2002 Form 10-K)
                  1-5611        (4)(a)(ii)     --       84th dated as of 12/11/02 (2002 Form 10-K)
                  1-5611        (4)(a)(iii)    --       85th dated as of 10/17/02 (2002 Form 10-K)
                  1-5611        (4)(a)(iv)     --       86th dated as of 11/25/02 (2002 Form 10-K)
                  1-5611        (4)(a)         --       87th dated as of 3/26/03 (1st qtr. 2003 Form 10-Q)
                  1-5611        (4)(b)         --       88th dated as of 3/27/03 (1st qtr. 2003 Form 10-Q)
                  1-5611        (4)(c)         --       89th dated as of 3/28/03 (1st qtr. 2003 Form 10-Q)
                  1-5611        (4)(d)         --       90th dated as of 3/30/03 (1st qtr. 2003 Form 10-Q)
                  1-5611        (4)(a)         --       91st dated as of 5/23/03 (3rd qtr. 2003 Form 10-Q)
                  1-5611        (4)(b)         --       92nd dated as of 8/26/03 (3rd qtr. 2003 Form 10-Q)
                  1-5611        (4)(c)         --       93rd dated as of 9/17/03 (3rd qtr. 2003 Form 10-Q)
(4)(a)(i)                                      --       94th dated as of 11/7/03
  (4)(b)          1-5611        (4)(b)         --       Indenture dated as of January 1, 1996 between Consumers and
                                                        The Bank of New York, as Trustee. (1995 Form 10-K)
                                               --       Indentures Supplemental thereto:

                  1-5611        (4)(b)         --       1st dated as of 01/18/96 (1995 Form 10-K)
                  1-5611        (4)(a)         --       2nd dated as of 09/04/97 (3rd qtr 1997 Form 10-Q)
                  1-9513        (4)(a)         --       3rd 11/04/99 (3rd qtr 1999 Form 10-Q)
  (4)(c)          1-5611        (4)(c)         --       Indenture dated as of February 1, 1998 between Consumers
                                                        and JPMorgan Chase (formerly "The Chase Manhattan Bank), as
                                                        Trustee. (1997 Form 10-K)
                  1-5611        (4)(a)         --       1st dated as of 05/01/98 (1st Qtr. 1998 Form 10-Q)
               333-58943        (4)(b)         --       2nd dated as of 06/15/98
                  1-5611        (4)(a)         --       3rd 10/29/98 (3rd qtr. 1998 Form 10-Q)
4(d)              1-5611        (4)(e)         --       $140 million Term Loan Agreement dated March 26, 2003
                                                        between Consumers Energy Company and the Bank/Agent, as
                                                        defined therein (1st qtr. 2003 Form 10-Q)
(4)(e)                                         --       Form of Series C Bonds
(4)(f)                                         --       Form of Series D Bonds
(4)(g)                                         --       Form of Series F Bonds
(4)(h)                                         --       Form of Series H Bonds

                 PREVIOUSLY FILED
            -------------------------
              WITH FILE    AS EXHIBIT
EXHIBITS       NUMBER        NUMBER                               DESCRIPTION
-----------------------------------------------------------------------------------------------------------------
(4)(i)                                         --       Form of Series J Bonds
(4)(j)            1-5611        (4)(c)         --       Registration Rights Agreement dated as of April 30, 2003
                                                        between Consumers and the Initial Purchasers, all as
                                                        defined therein. (3rd qtr. 2003 Form 10-Q)
(4)(k)            1-5611        (4)(d)         --       Registration Rights Agreement dated as of May 23, 2003
                                                        between Consumers and the Initial Purchasers, all as
                                                        defined therein. (3rd qtr. 2003 Form 10-Q)
(4)(l)            1-5611        (4)(e)         --       Registration Rights Agreement dated as of August 26, 2003
                                                        between Consumers and the Initial Purchasers, all as
                                                        defined therein. (3rd qtr. 2003 Form 10-Q)
(5)                                            --       Opinion of Robert C. Shrosbree, Assistant General Counsel
                                                        for CMS Energy
(8)                                            --       Opinion of Jay M. Silverman, Tax Counsel for CMS Energy
                                                        regarding tax matters
(10)(a)           1-9513       (10)(b)         --       Form of Employment Agreement entered into by CMS Energy's
                                                        and Consumers' executive officers. (1999 Form 10-K)
(10)(b)           1-9513       (10)(a)         --       Acknowledgement of Resignation between Tamela W. Pallas and
                                                        CMS Energy Corporation (3rd qtr 2002 Form 10-Q)
 (10)(c)          1-5611       (10)(g)         --       Consumers' Executive Stock Option and Stock Appreciation
                                                        Rights Plan effective December 1, 1989. (1990 Form 10-K)
(10)(d)           1-9513       (10)(b)         --       Employment, Separation and General Release Agreement
                                                        between William T. McCormick and CMS Energy Corporation
                                                        (3rd qtr 2002 Form 10-Q)
(10)(e)           1-9513       (10)(d)         --       CMS Energy's Performance Incentive Stock Plan effective
                                                        February 3, 1988, as amended December 3, 1999. (1999 Form
                                                        10-K)
(10)(f)           1-9513       (10)(c)         --       Employment, Separation and General Release Agreement
                                                        between Alan M. Wright and CMS Energy Corporation (3rd qtr
                                                        2002 Form 10-Q)
(10(g)            1-9513       (10)(g)         --       Employment Agreement dated as of June 1, 2002 between
                                                        Kenneth Whipple and CMS Energy Corporation (2002 Form 10-K)
(10)(h)           1-9513       (10)(m)         --       CMS Deferred Salary Savings Plan effective January 1, 1994.
                                                        (1993 Form 10-K)
(10)(i)           1-9513       (10)(n)         --       CMS Energy and Consumers Annual Executive Incentive
                                                        Compensation Plan effective January 1, 1986, as amended
                                                        January 1995. (1995 Form 10-K)
(10)(j)           1-9513       (10)(h)         --       Supplemental Executive Retirement Plan for Employees of CMS
                                                        Energy/Consumers Energy Company effective January 1, 1982, as amended December 3, 1999. (1999 Form 10-K)
(10)(k)         33-37977          4.1          --       Senior Trust Indenture, Leasehold Mortgage and Security
                                                        Agreement dated as of June 1, 1990 between The Connecticut
                                                        National Bank and United States Trust Company of New York.
                                                        (MCV Partnership)
                                                        Indenture Supplemental thereto:
                33-37977          4.2          --       Supplement No. 1 dated as of June 1, 1990. (MCV Partnership)
(10)(l)           1-9513         (28)(b)       --       Collateral Trust Indenture dated as of June 1, 1990 among
                                                        Midland Funding Corporation I, MCV Partnership and United
                                                        States Trust Company of New York, Trustee. (3rd qtr 1990
                                                        Form 10-Q)
                                                        Indenture Supplemental thereto:
                33-37977          4.4          --       Supplement No. 1 dated as of June 1, 1990. (MCV Partnership)
(10)(m)           1-9513         (10)(v)       --       Amended and Restated Investor Partner Tax Indemnification
                                                        Agreement dated as of June 1, 1990 among Investor Partners,
                                                        CMS Midland as Indemnitor and CMS Energy as Guarantor. (1990
                                                        Form 10-K)
(10)(n)           1-9513         (19)(d)*      --       Environmental Agreement dated as of June 1, 1990 made by CMS
                                                        Energy to The Connecticut National Bank and Others. (1990
                                                        Form 10-K)
(10)(o)           1-9513          (10)(z)*     --       Indemnity Agreement dated as of June 1, 1990 made by CMS

                 PREVIOUSLY FILED
            -------------------------
              WITH FILE    AS EXHIBIT
EXHIBITS       NUMBER        NUMBER                               DESCRIPTION
-----------------------------------------------------------------------------------------------------------------
                                                        Energy to Midland Cogeneration Venture Limited Partnership.
                                                        (1990 Form 10-K)
(10)(p)           1-9513          (10)(aa)*    --       Environmental Agreement dated as of June 1, 1990 made by CMS
                                                        Energy to United States Trust Company of New York, Meridian
                                                        Trust Company, each Subordinated Collateral Trust Trustee
                                                        and Holders from time to time of Senior Bonds and
                                                        Subordinated Bonds and Participants from time to time in
                                                        Senior Bonds and Subordinated Bonds. (1990 Form 10-K)
(10)(q)         33-37977         10.4          --       Amended and Restated Participation Agreement dated as of
                                                        June 1, 1990 among MCV Partnership, Owner Participant, The
                                                        Connecticut National Bank, United States Trust Company,
                                                        Meridian Trust Company, Midland Funding Corporation I,
                                                        Midland Funding Corporation II, MEC Development Corporation
                                                        and Institutional Senior Bond Purchasers. (MCV Partnership)
(10)(r)          33-3797         10.4          --       Power Purchase Agreement dated as of July 17, 1986 between
                                                        MCV Partnership and Consumers. (MCV Partnership)
                                                        Amendments thereto:
                33-37977         10.5          --       Amendment No. 1 dated September 10, 1987. (MCV Partnership)
                33-37977         10.6          --       Amendment No. 2 dated March 18, 1988. (MCV Partnership)
                33-37977         10.7          --       Amendment No. 3 dated August 28, 1989. (MCV Partnership)
                33-37977         10.8          --       Amendment No. 4A dated May 25, 1989. (MCV Partnership)
(10)(s)           1-5611          (10)(y)      --       Unwind Agreement dated as of December 10, 1991 by and among
                                                        CMS Energy, Midland Group, Ltd., Consumers, CMS Midland,
                                                        Inc., MEC Development Corp. and CMS Midland Holdings
                                                        Company. (1991 Form 10-K)
(10)(t)           1-5611          (10)(z)      --       Stipulated AGE Release Amount Payment Agreement dated as of
                                                        June 1, 1990, among CMS Energy, Consumers and The Dow
                                                        Chemical Company. (1991 Form 10-K)
(10)(u)           1-5611          (10)(aa)*    --       Parent Guaranty dated as of June 14, 1990 from CMS Energy to
                                                        MCV, each of the Owner Trustees, the Indenture Trustees, the
                                                        Owner Participants and the Initial Purchasers of Senior Bonds
                                                        in the MCV Sale Leaseback transaction, and MEC Development.
                                                        (1991 Form 10-K)

(10)(v)           1-8157        10.41          --       Contract for Firm Transportation of Natural Gas between
                                                        Consumers Power Company and Trunkline Gas Company, dated
                                                        November 1, 1989, and Amendment, dated November 1, 1989.
                                                        (1989 Form 10-K of PanEnergy Corp.)
(10)(w)           1-8157        10.41          --       Contract for Firm Transportation of Natural Gas between
                                                        Consumers Power Company and Trunkline Gas Company, dated
                                                        November 1, 1989. (1991 Form 10-K of PanEnergy Corp.)
(10)(x)           1-2921        10.03          --       Contract for Firm Transportation of Natural Gas between
                                                        Consumers Power Company and Trunkline Gas Company, dated
                                                        September 1, 1993. (1993 Form 10-K)
(10)(y)           1-5611          (10)(a)      --       Purchase Agreement dated April 23, 2003 between Consumers
                                                        and the Initial Purchasers, as defined therein. (3rd qtr.
                                                        2003 10-Q)
(10)(z)           1-5611          (10)(b)      --       Purchase Agreement dated May 20, 2003 between Consumers and the Initial Purchasers, as defined therein. (3rd qtr. 2003
                                                        10-Q)
(10)(aa)          1-5611          (10)(c)      --       Purchase Agreement dated August 19, 2003 between Consumers and the Initial Purchasers, as defined therein. (3rd qtr.
                                                        2003 10-Q)
(10)(bb)          1-5611           10          --       First Amended and Restated Employment Agreement between
                                                        Kenneth Whipple and CMS Energy Corporation effective as of
                                                        September 1, 2003.(8-K dated October 24, 2003)
(12)                                            --      Statement regarding computation of Consumers Ratio of
                                                        Earnings to Fixed Charges
(16)              1-5611         16.1           --      Letter from Arthur Andersen LLP to the Securities and
                                                        Exchange Commission dated April 29, 2002 regarding change
                                                        in certifying

                 PREVIOUSLY FILED
            -------------------------
              WITH FILE    AS EXHIBIT
EXHIBITS       NUMBER        NUMBER                               DESCRIPTION
-----------------------------------------------------------------------------------------------------------------
                                                        accountant  (Form 8-K filed April 29, 2002)
(21)                                           --       Subsidiaries of Consumers. (Form U-3A-2 filed February 25,
                                                        2003).
(23)(a)                                        --       Consent of Robert C. Shrosbree, Assistant General Counsel
                                                        for CMS Energy (included in Exhibit 5 above).
(23)(b)                                        --       Consent of Jay M. Silverman, Tax Counsel for CMS Energy
                                                        (included in Exhibit 8 above).
(23)(c)                                        --       Consent of Ernst & Young LLP
(23)(d)                                        --       Consent of PricewaterhouseCoopers LLP
(24)                                           --       Power of Attorney for Consumers
(25)                                           --       Statement of Eligibility and Qualification of JPMorgan
                                                        Chase Bank.
(99)(a)                                        --       Form of Letter of Transmittal.
(99)(b)                                        --       Certification of Taxpayer Identification Number on
                                                        Substitute Form W-9.
(99)(c)                                        --       Form of Notice of Guaranteed Delivery.

----------

* Obligations of only CMS Holdings and CMS Midland, second tier subsidiaries of Consumers, and of CMS Energy but not of Consumers.

     Exhibits listed above which have heretofore been filed with the Securities and Exchange Commission pursuant to various acts administered by the Commission, and which were designated as noted above, are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.

     Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this Registration Statement.